As filed with the Securities and Exchange Commission on March 4, 1997

                                                 Registration No. 333-20465

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                           ___________________________

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               __________________

                         SYKES ENTERPRISES, INCORPORATED
             (Exact name of registrant as specified in its charter)

         Florida                       737                    56-1383460
     (State or other            (Primary Standard          (I.R.S. Employer
     jurisdiction of        Industrial Classification     Identification No.)
     incorporation or             Code Number)
      organization)

                       100 North Tampa Street, Suite 3900
                              Tampa, Florida  33602
                                 (813) 274-1000
       (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)


                                Scott J. Bendert
                        Vice President-Finance, Treasurer
                           and Chief Financial Officer
                         Sykes Enterprises, Incorporated
                               100 N. Tampa Street
                                   Suite 3900
                              Tampa, Florida  33602
                                 (813) 274-1000
    (Name, address, including Zip Code, and telephone number, including area code, of agent for service)

                                   Copies to:

         Martin A. Traber, Esq.                  Kent J. McCready, Esq.
         Todd B. Pfister, Esq.             Robinson, Bradshaw & Hinson, P.A.
            Foley & Lardner                      101 North Tryon Street
          100 N. Tampa Street                          Suite 1900
                 Suite 2700                 Charlotte, North Carolina 28246
         Tampa, Florida  33602                       (704) 377-8312
             (813) 229-2300

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

             If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                           __________________________


                         CALCULATION OF REGISTRATION FEE


                                   Proposed Maximum
              Title of                 Aggregate
            Each Class of              Offering           Amount of
     Securities to be Registered         Price        Registration Fee

    Common Stock, $.01 par value    $23,000,000(1)       $345.54(2)


   (1) Constitutes the dollar value of shares of common stock of Sykes Enterprises, Incorporated ("Sykes Common Stock") to be issued pursuant to the merger of ISNC Acquisition Co. with and into Info Systems of North Carolina, Inc. with the shares of Sykes Common Stock being valued at the lesser of (a) the average of the closing prices for Sykes Common Stock on the Nasdaq National Market for the ten consecutive trading days prior to the effective time of the merger or (ii) the closing price for Sykes Common Stock on the Nasdaq National Market on the last trading day prior to the effective time of the Merger, provided that cash will be paid in lieu of fractional shares of Sykes Common Stock.

   (2) In accordance with Rule 457(f)(2), the registration fee is based upon the book value of the securities to be received by registrant or canceled in the exchange or transaction.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      INFO SYSTEMS OF NORTH CAROLINA, INC.
                        7500 East Independence Boulevard
                        Charlotte, North Carolina  28227




                                                             __________, 1997


   Dear Shareholder:

            You are cordially invited to attend a Special Meeting of Shareholders of Info Systems of North Carolina, Inc. ("Info Systems") to be held at _______ a.m. on __________, 1997 at ________________________
   ______________, Charlotte, North Carolina.

            At this important meeting, holders of Info Systems common stock will be asked to consider and vote upon the merger of your company with a subsidiary of Sykes Enterprises, Incorporated ("Sykes"). As a result of the merger, Info Systems will become a wholly-owned subsidiary of Sykes. The enclosed documents describe the merger in detail and contain extensive information regarding Sykes.

            As discussed in detail in the enclosed documents, pursuant to the merger, each share of Info Systems Common Stock will be converted into the right to receive approximately $6.858 of Sykes Common Stock, with cash being paid in lieu of fractional shares of Sykes Common Stock. For these purposes, Sykes Common Stock will be valued at the lesser of (i) the average closing prices of Sykes Common Stock (as reported on the NASDAQ National Market) for the ten consecutive trading days prior to the consummation of the merger and (ii) the closing price of Sykes Common Stock on the last trading day prior to the Merger. Consequently, the actual number of shares of Sykes Common Stock to be received by Info Systems shareholders participating in the merger will depend on this valuation of Sykes Common Stock.

            After careful consideration, your Board of Directors has unanimously approved the merger and unanimously recommends that you vote FOR the merger.

            The vote of each holder of Info Systems common stock is important! Whether or not you expect to attend this meeting in person, please complete, sign and return the enclosed proxy card. Your vote is important no matter how many shares of common stock you own.

            On behalf of the Board of Directors and the Management of Info Systems, we thank you for your support.

                                        Sincerely,



                                        William J. Gaughan
                                        Chairman and Chief Executive Officer



                      INFO SYSTEMS OF NORTH CAROLINA, INC.

                            NOTICE OF SPECIAL MEETING
                                 OF SHAREHOLDERS

                          To Be Held ___________, 1997


   To Shareholders of Info Systems of North Carolina, Inc.:

            NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Info Systems of North Carolina, Inc., a North Carolina corporation ("Info Systems"), will be held on ______________, 1997, at _____ a.m., at
   ________________________________________,
   ________________________________, for the following purposes:

            1. To consider and vote upon a proposal to approve the Merger Agreement, including the Plan of Merger attached as part of Exhibit A thereto (collectively, the "Merger Agreement"), dated as of January 10, 1997, by and among Sykes Enterprises Incorporated, a Florida corporation ("Sykes"), ISNC Acquisition Co., a North Carolina corporation and a wholly-owned subsidiary of Sykes, and Info Systems, the terms and conditions of which are described in the enclosed Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Appendix A to the Proxy Statement/Prospectus.

            2. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

            The close of business on January 31, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. The terms of the Merger Agreement are summarized in the Proxy Statement/ Prospectus. As described in greater detail herein, Info Systems shareholders are entitled under the North Carolina Business Corporation Act to dissenter's rights in connection with the transactions contemplated by the Merger Agreement.

            A proxy card for the meeting and the Proxy Statement/Prospectus are enclosed herewith.

                                        By Order of the Board of Directors


                                        __________________________________
                                        Secretary
                                        Charlotte, North Carolina
                                        ________, 1997

   YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF INFO SYSTEMS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.


                                  ____________

                      INFO SYSTEMS OF NORTH CAROLINA, INC.
                                 PROXY STATEMENT
                                  ____________

                         SYKES ENTERPRISES, INCORPORATED
                                   PROSPECTUS
                                  ____________

            This Proxy Statement/Prospectus is being furnished to holders of common stock, $.01 par value ("Info Systems Common Stock"), of Info Systems of North Carolina, Inc., a North Carolina corporation ("Info Systems"), in connection with the solicitation of proxies by the Board of Directors of Info Systems for use at a special meeting of shareholders of Info Systems (the "Special Meeting") to be held on _______________, ___________, 1997, at ____________________________________,
   ____________________________, commencing at ________ A.M., and at any adjournment or postponement thereof.

            This Proxy Statement/Prospectus also constitutes a prospectus of Sykes Enterprises, Incorporated, a Florida corporation ("Sykes"), with respect to the shares of common stock of Sykes, $.01 par value (the "Sykes Common Stock"), to be issued in the Merger (as defined herein) in exchange for outstanding shares of Info Systems Common Stock. Info Systems shareholders should read this Proxy Statement/Prospectus carefully prior to voting on the Merger. For a discussion of the number of shares of Sykes Common Stock issuable in the Merger, see "The Merger Agreement- -Manner and Basis of Converting Shares."

            See "Risk Factors" beginning on page 13 of this Proxy Statement/ Prospectus for information Info Systems shareholders should consider prior to voting on the Merger.
                    ________________________________________

            THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY
   STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                       ___________________________________

            This Proxy Statement/Prospectus and the form of proxy included herewith are first being mailed to shareholders of Info Systems on or about ________, 1997.


         The date of this Proxy Statement/Prospectus is _________, 1997.


                              AVAILABLE INFORMATION

            Sykes is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith it files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Sykes with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York, 10048. Copies of such material also may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, Sykes Common Stock is quoted on the Nasdaq National Market of The Nasdaq Stock Market (the "Nasdaq National Market") and reports, proxy statements and other information filed by Sykes with the Nasdaq National Market may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

            In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such web site is http://www.sec.gov.

            Sykes has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the Merger Agreement (as defined herein). This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C.

            No persons have been authorized to give any information or to make any representation other than those contained in this Proxy Statement/Prospectus in connection with the solicitations of proxies or the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by Sykes, Info Systems or any other person. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Sykes or Info Systems since the date hereof or that the information herein is correct as of any time subsequent to its date.


                                TABLE OF CONTENTS

                                                                         Page

   SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1
        Introduction . . . . . . . . . . . . . . . . . . . . . . .          1
        The Parties  . . . . . . . . . . . . . . . . . . . . . . .          2
        The Special Meeting  . . . . . . . . . . . . . . . . . . .          3
        The Merger . . . . . . . . . . . . . . . . . . . . . . . .          4
        The Securities . . . . . . . . . . . . . . . . . . . . . .          6
        Markets and Market Prices  . . . . . . . . . . . . . . . .          7
        Comparative Per Share Data . . . . . . . . . . . . . . . .          8
        Summary Selected Financial Data  . . . . . . . . . . . . .          9

   RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . .           13

   CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . .           17

   COMPARATIVE MARKET PRICE DATA . . . . . . . . . . . . . . . .           18
        Sykes Common Stock . . . . . . . . . . . . . . . . . . .           18
        Info Systems Common Stock  . . . . . . . . . . . . . . .           18

   THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . .           19
        Time, Date, Place and Purpose of Special Meeting . . . .           19
        Voting at Special Meeting; Record Date . . . . . . . . .           19
        Proxies  . . . . . . . . . . . . . . . . . . . . . . . .           19
        Solicitation of Proxies  . . . . . . . . . . . . . . . .           20
        Voting of ESOP Shares  . . . . . . . . . . . . . . . . .           20

   SPECIAL FACTORS . . . . . . . . . . . . . . . . . . . . . . .           20
        Background of the Merger . . . . . . . . . . . . . . . .           20
        Financial Advisor to Info Systems and the
          ESOP Trustees  . . . . . . . . . . . . . . . . . . . .           21
        Reasons for the Merger-Info Systems; Recommendation of the
          Info Systems Board of Directors  . . . . . . . . . . .           23
        Reasons for the Merger-Sykes . . . . . . . . . . . . . .           24
        Info Systems Business After the Merger . . . . . . . . .           24
        Effects of the Merger  . . . . . . . . . . . . . . . . .           25
        Interests of Certain Persons in the Merger . . . . . . .           25
        Accounting Treatment . . . . . . . . . . . . . . . . . .           27
        Certain Federal Income Tax Consequences  . . . . . . . .           27
        Federal Securities Law Consequences  . . . . . . . . . .           28
        Quotation on the Nasdaq National Market  . . . . . . . .           28
        Rights of Info Systems Dissenting Shareholders . . . . .           28
        Effect of Failure of Shareholders to Approve Merger  . .           31

   THE MERGER AGREEMENT  . . . . . . . . . . . . . . . . . . . .           32
        Effective Time of the Merger . . . . . . . . . . . . . .           32
        Manner and Basis of Converting Shares  . . . . . . . . .           32
        Representations and Warranties . . . . . . . . . . . . .           33
        No Solicitation of Acquisition Proposals . . . . . . . .           35
        Certain Covenants  . . . . . . . . . . . . . . . . . . .           35
        Conditions . . . . . . . . . . . . . . . . . . . . . . .           36
        Termination  . . . . . . . . . . . . . . . . . . . . . .           37
        Expenses and Termination Fees  . . . . . . . . . . . . .           37
        Amendment and Waiver . . . . . . . . . . . . . . . . . .           38

   SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . .           39
        Sykes  . . . . . . . . . . . . . . . . . . . . . . . . .           39
        Info Systems . . . . . . . . . . . . . . . . . . . . . .           39
        Sykes and Info Systems Combined  . . . . . . . . . . . .           39

   PRO FORMA COMBINED FINANCIAL INFORMATION  . . . . . . . . . .           43

   NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION . . . . . .           46

   ADDITIONAL CONSOLIDATED FINANCIAL INFORMATION . . . . . . . .           47

   SYKES--MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION AND RESULTS OF OPERATIONS  . . . . .           48

   INFO SYSTEMS--MANAGEMENT'S DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . .           55

   INFORMATION ABOUT SYKES . . . . . . . . . . . . . . . . . . .           59
        General  . . . . . . . . . . . . . . . . . . . . . . . .           59
        Industry Background  . . . . . . . . . . . . . . . . . .           59
        Strategy . . . . . . . . . . . . . . . . . . . . . . . .           61
        Services . . . . . . . . . . . . . . . . . . . . . . . .           62
        Customers  . . . . . . . . . . . . . . . . . . . . . . .           63
        Sales and Marketing  . . . . . . . . . . . . . . . . . .           63
        Quality Assurance  . . . . . . . . . . . . . . . . . . .           64
        Operations . . . . . . . . . . . . . . . . . . . . . . .           65
        Competition  . . . . . . . . . . . . . . . . . . . . . .           66
        Employees  . . . . . . . . . . . . . . . . . . . . . . .           67
        Intellectual Property  . . . . . . . . . . . . . . . . .           67
        Facilities . . . . . . . . . . . . . . . . . . . . . . .           67
        Legal Proceedings  . . . . . . . . . . . . . . . . . . .           68
        Management . . . . . . . . . . . . . . . . . . . . . . .           68
        Principal Shareholders . . . . . . . . . . . . . . . . .           75

   INFORMATION ABOUT INFO SYSTEMS  . . . . . . . . . . . . . . . . .       77
        General  . . . . . . . . . . . . . . . . . . . . . . . . . .       77
        Info Systems Products  . . . . . . . . . . . . . . . . . . .       77
        Marketing and Distribution . . . . . . . . . . . . . . . . .       77
        Intellectual Property  . . . . . . . . . . . . . . . . . . .       77
        Employees  . . . . . . . . . . . . . . . . . . . . . . . . .       77
        Backlog  . . . . . . . . . . . . . . . . . . . . . . . . . .       78
        Competition  . . . . . . . . . . . . . . . . . . . . . . . .       78
        Research and New Product Development . . . . . . . . . . . .       78
        Facilities . . . . . . . . . . . . . . . . . . . . . . . . .       78
        Management . . . . . . . . . . . . . . . . . . . . . . . . .       78
        Aggregate Option Exercises in Last Fiscal Year and
             Fiscal Year End Option Values . . . . . . . . . . . . .       80
        Employment Contracts . . . . . . . . . . . . . . . . . . . .       80
        Litigation . . . . . . . . . . . . . . . . . . . . . . . . .       80
        Export Sales . . . . . . . . . . . . . . . . . . . . . . . .       80
        Stock Ownership  . . . . . . . . . . . . . . . . . . . . . .       80

   DESCRIPTION OF SYKES CAPITAL STOCK  . . . . . . . . . . . . . . .       81
        Sykes Common Stock . . . . . . . . . . . . . . . . . . . . .       82
        Sykes Preferred Stock  . . . . . . . . . . . . . . . . . . .       82
        Certain Statutory and Other Provisions . . . . . . . . . . .       82

   COMPARISON OF SHAREHOLDER RIGHTS  . . . . . . . . . . . . . . . .       82
        Authorized Stock . . . . . . . . . . . . . . . . . . . . . .       82
        Cumulative Voting  . . . . . . . . . . . . . . . . . . . . .       83
        Removal of Directors . . . . . . . . . . . . . . . . . . . .       83
        Special Meetings of Shareholders; Shareholders
             Action by Written Consent . . . . . . . . . . . . . . .       84
        Vacancies on the Board of Directors  . . . . . . . . . . . .       84
        Amendments to Articles of Incorporation  . . . . . . . . . .       84
        Amendment to By-laws . . . . . . . . . . . . . . . . . . . .       85
        Dissenter's Rights . . . . . . . . . . . . . . . . . . . . .       86
        Dividends  . . . . . . . . . . . . . . . . . . . . . . . . .       87
        Liability of Directors; Indemnification  . . . . . . . . . .       88
        Takeover Statutes and Related Provisions . . . . . . . . . .       89
        Other Defensive Measures . . . . . . . . . . . . . . . . . .       89
        Inspection of Stockholder List . . . . . . . . . . . . . . .       90
        Loans to Directors, Officers and Employees . . . . . . . . .       90
        Dissolution  . . . . . . . . . . . . . . . . . . . . . . . .       90

   INDEPENDENT AUDITORS  . . . . . . . . . . . . . . . . . . . . . .       90

   LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . .       90

   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       91

   INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . .    F-1

   APPENDIX A -- Merger Agreement  . . . . . . . . . . . . . . . . .      A-1

   APPENDIX B -- Article 13 of the North Carolina Business Corporation
     Act -- Text of Chapter 55, Article 13 of the General Statutes of
     North Carolina Concerning Rights of Dissenting Stockholders . .      B-1


                                     SUMMARY

     The following is only a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement/Prospectus. As used in this Proxy Statement/Prospectus, the terms "Sykes" and "Info Systems" refer to such corporations, respectively, and, except where the context otherwise requires, such entities and their respective subsidiaries. All information concerning Sykes included in this Proxy Statement/Prospectus has been furnished by Sykes, and all information concerning Info Systems included in this Proxy Statement/Prospectus has been furnished by Info Systems. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. Shareholders of Info Systems are urged to read this Proxy Statement/Prospectus in its entirety.

   Introduction

   Merger Agreement  . . . . . .   Pursuant to the Merger Agreement (the
                                   "Merger Agreement"), dated as of January
                                   10, 1997, by and among Sykes Enterprises,
                                   Incorporated ("Sykes" or the "Company"),
                                   ISNC Acquisition Co., a North Carolina
                                   corporation and wholly-owned subsidiary of
                                   Sykes ("Acquisition Corp."), and Info Systems of North Carolina, Inc. ("Info Systems"),
                                   Acquisition Corp. will, subject to
                                   certain conditions, be merged with and
                                   into Info Systems (the "Merger").

   Merger Consideration  . . . .   In the Merger, each outstanding share of
                                   the common stock of Info Systems (the
                                   "Info Systems Common Stock") (other than shares for which holders have preserved dissenter's rights) will be converted into the right to receive $23,000,000 of the common stock of Sykes (the "Sykes
                                   Common Stock"). The actual number of shares of Sykes Common Stock to be received by Info
                                   Systems Shareholders participating in the
                                   Merger will be calculated by dividing (i) the quotient arrived at by dividing (A)
                                   $23,000,000 by (B) the lesser of (I) the average closing prices of Sykes Common
                                   Stock reported on the Nasdaq National
                                   Market for the ten consecutive trading
                                   days prior to the consummation of the
                                   Merger (the "Effective Time") or (II) the closing price of Sykes Common Stock reported on the Nasdaq National Market on the last trading day prior to the Effective
                                   Time by (ii) the aggregate number of issued and outstanding shares of Info Systems
                                   Common Stock at the Effective Time.
                                   However, cash will be paid in lieu of
                                   fractional shares of Sykes Common
                                   Stock.  Assuming the $39.50 per share
                                   closing price of Sykes Common Stock on
                                   January 24, 1997 (the last full trading
                                   day prior to printing this Proxy Statement/
                                   Prospectus) was used to calculate the
                                   foregoing conversion formula, each
                                   share of Info Systems Common Stock
                                   participating in the Merger would be
                                   converted into a right to receive
                                   approximately .174 shares of Sykes Common
                                   Stock (with cash being paid in lieu of
                                   fractional shares of Sykes Common Stock).
                                   Based on the preceding example, Info
                                   Systems' shareholders would be issued
                                   582,278 shares of Sykes Common Stock.
                                   See "The Merger Agreement--Manner and
                                   Basis for Converting Shares."

   The Parties

   Sykes   . . . . . . . . . . .   Sykes provides a wide array of
                                   information technology outsourcing
                                   services, including information
                                   technology support services and
                                   information technology development
                                   services and solutions.  The Company's
                                   services are provided at various stages
                                   during the life cycle of computer
                                   hardware and software products. Through its state-of-the-art technical support call centers ("IT call centers"), the Company provides information technology support services (i) to leading computer hardware and software companies by providing technical product support services to end users of their products and (ii) to major companies by providing help desk services to their employees.
                                   Through its staff of technical
                                   professionals, the Company also provides information technology development services and solutions to large corporations, on a contract or temporary staffing basis, including software design, development, integration and implementation; system support and maintenance; and documentation, foreign language translation and software localization. The integration of these services provides Sykes' customers the opportunity to outsource a broad range of their information technology services needs to the Company. Current customers of Sykes include Apple, CompuServe,
                                   Digital Equipment, Disney, Hewlett
                                   Packard, IBM, Monsanto and NationsBank.
                                   The principal executive offices of Sykes are located at 100 North Tampa Street,
                                   Suite 3900, Tampa, Florida  33602, and
                                   its telephone number is (813) 274-1000.

                                   For additional information concerning
                                   Sykes, see "Information About Sykes."

   Acquisition Corp. . . . . . .   Acquisition Corp. is a newly-formed North
                                   Carolina corporation and a wholly-owned
                                   subsidiary of Sykes.  Acquisition Corp.
                                   was organized for the sole purpose of
                                   merging into Info Systems.

   Info Systems  . . . . . . . .   Info Systems is in the business of
                                   selling, installing, customizing and
                                   supporting computer hardware and software products, including its own proprietary software and software products developed by others. Info Systems also provides technical services, including programming, consulting, training, systems design and systems integration.
                                   It markets its products and services to
                                   customers in three primary industries:
                                   retail, manufacturing and distribution.
                                   The principal executive offices of Info
                                   Systems are located at 7500 East
                                   Independence Boulevard, Charlotte, North
                                   Carolina 28227, and its telephone number is (704) 567-6089.

                                   For additional information concerning
                                   Info Systems, see "Information About Info
                                   Systems."

   The Special Meeting

   Time, Date and Place  . . . .   The Special Meeting will be held on
                                   _________, ___________, 1997, at
                                   _______________________, _______________
                                   _________, commencing at _______ A.M.

   Record Date; Shares Entitled
   to Vote . . . . . . . . . . .   Holders of record of shares of Info
                                   Systems Common Stock at the close of
                                   business on January 31, 1997 are entitled to notice of the Special Meeting. On such date, it is anticipated that there will be approximately 3,353,741 shares of Info Systems Common Stock outstanding, each of which will be entitled to one vote on the Merger and any other matters which may properly come before the Special Meeting.

   Purpose of the Special
   Meeting . . . . . . . . . . .   The purpose of the Special Meeting is to
                                   consider and vote upon (a) a proposal to approve the Merger and (b) such other matters as may properly come before the Special Meeting.

   Vote Required . . . . . . . .   Pursuant to the Merger Agreement and the
                                   NCBCA, the affirmative vote of the
                                   holders of a majority of the outstanding shares of Info Systems Common Stock will be required to approve the consummation of the Merger. Certain executive officers of Info Systems beneficially owning 16.28% of the outstanding shares of Info Systems Common Stock have granted irrevocable proxies to Sykes to vote such shares in favor of the Merger. Certain affiliates of Info Systems who control the vote of approximately 48.76% of the outstanding shares of Info Systems Common
                                   Stock have agreed with Sykes to refrain
                                   from exercising their respective
                                   dissenter's rights.  Furthermore, the
                                   trustees of the Info Systems of North
                                   Carolina, Inc. Employee Stock Ownership
                                   Plan and Trust (the "ESOP") have agreed
                                   with Sykes to vote in favor of the Merger all shares of Info Systems Common Stock held by the ESOP subject to the ESOP loan and all shares held by the ESOP for which voting directions are not received from participants, subject only to the receipt of a fairness opinion from
                                   Interstate/Johnson Lane Corporation.
                                   Approximately 31.57% of the outstanding
                                   shares of Info Systems Common Stock is
                                   held by the ESOP.  Approximately 7.74%
                                   of the outstanding shares of Info Systems
                                   Common Stock is pledged to secure repay-ment of loans payable by the ESOP. See
                                   "The Special Meeting--Voting at Special
                                   Meeting; Record Date."

   Security Ownership of Management
   and Certain Other Persons . .   As of January 24, 1997, directors and
                                   executive officers of Info Systems and
                                   its affiliates beneficially owned
                                   approximately 26.53% of the outstanding
                                   shares of Info Systems Common Stock
                                   entitled to vote on the approval of the
                                   Merger including shares allocated to them as ESOP participants. See "The Special
                                   Meeting--Vote at Special Meeting; Record
                                   Date."

   The Merger

   Exchange Procedure  . . . . .   For a discussion of the procedures to
                                   follow in surrendering shares of Info
                                   Systems Common Stock in exchange for
                                   certificates representing shares of Sykes
                                   Common Stock, see "The Merger Agreement--
                                   Manner and Basis of Converting Shares."

   Conditions to the Merger  . .   Consummation of the Merger is subject to
                                   the satisfaction of a number of
                                   conditions, including (i) obtaining
                                   approval of the Merger by the affirmative vote of a majority of the outstanding shares of Info Systems Common Stock, with holders of no more than 9.5% of outstanding shares of Info Systems Common
                                   Stock having (A) failed to vote in favor of the Merger and (B) delivered to Info
                                   Systems written notice of such holders'
                                   intent to exercise dissenter's rights,
                                   (ii) receipt by both Info Systems and
                                   Sykes of legal opinions as to the tax-
                                   free nature of the Merger and accounting opinions as to the treatment of the Merger as a pooling-of-interests, and
                                   (iii) receipt by the trustees of the ESOP of a "fairness opinion" from
                                   Interstate/Johnson Lane Corporation.  See
                                   "The Merger Agreement - Conditions."
                                   Consummation of the Merger is not subject to a condition that Info Systems receive a "fairness opinion" for its shareholders.
                                   Based on the collective business experience of the Info Systems directors, as well as the substantial cost required to obtain such an opinion, the Board of Directors of Info
                                   Systems chose not to obtain an independent
                                   "fairness opinion" for the Info Systems
                                   shareholders.  Other than the filing of
                                   appropriate Articles of Merger under the North Carolina Business Corporation Act
                                   ("NCBCA") and compliance with applicable federal and state securities laws, no other federal or state regulatory requirements must be complied with or approval must be obtained in connection with the Merger.

   Reasons for the Merger  . . .   For a discussion of the reasons for the
                                   Merger and other factors considered by
                                   the Boards of Directors of Info Systems
                                   and Sykes, see "Special Factors-- Reasons for the Merger-Info Systems; Recommenda-tion of the Info Systems Board of Directors," and "--Reasons for the
                                   Merger--Sykes."

   Effective Time of the Merger    It is anticipated that the Merger will
                                   become effective as promptly as
                                   practicable (within 5 days) after
                                   the requisite approval of Info Systems
                                   shareholders has been obtained and
                                   all other conditions to the Merger have
                                   been satisfied or waived (the
                                   "Effective Time").

   Termination of the Merger
   Agreement . . . . . . . . . .   The Merger Agreement is subject to
                                   termination at the option of either Sykes or Info Systems if the Merger is not consummated on or before March 31, 1997, and prior to such time upon the occurrence of certain events. See "The
                                   Merger Agreement--Termination."

   Amendments to the Merger
   Agreement and Waivers . . . .   The Merger Agreement may be amended or
                                   supplemented by the parties thereto at
                                   any time.  Subject to applicable
                                   provisions of the NCBCA, any provision of the Merger Agreement may be waived at any time by the party which is entitled to the benefits thereof. In the event of any such amendment, supplement or waiver by Info Systems, the Board of Directors of Info Systems will make a determination whether the approval of Info Systems shareholders should be resolicited.

   Accounting Treatment  . . . .   The Merger will be accounted for as a
                                   pooling-of-interests by Sykes in
                                   accordance with generally accepted
                                   accounting principles.

   Certain Federal Income
   Tax Consequences  . . . . . .   The Merger is intended to qualify as a
                                   reorganization under Section 368(a) of
                                   the Internal Revenue Code of 1986, as
                                   amended (the "Code"), and therefore,
                                   should constitute a non-taxable
                                   transaction for holders of Info Systems
                                   Common Stock that do not exercise their
                                   dissenter's rights, except to the extent that cash received, if any, in lieu of fractional shares of Sykes Common Stock exceeds the tax basis allocated to such fractional shares. For a discussion of these and other federal income tax considerations in connection with the
                                   Merger, see "Special Factors--Certain
                                   Federal Income Tax Consequences."

   Rights of Dissenting
   Shareholders  . . . . . . . .   Holders of Info Systems Common Stock are
                                   entitled to dissenter's rights under the NCBCA. See "Special Factors--Rights of
                                   Dissenting Shareholders."

   Failure to Approve Merger
   Agreement . . . . . . . . . .   In the event the shareholders of Info
                                   Systems do not approve the Merger
                                   Agreement, it is the intention of the
                                   Board of Directors and the management of Info Systems to continue to manage and operate Info Systems as described herein.
                                   See "Special Factors--Effect of Failure
                                   of Shareholders to Approve Merger
                                   Agreement."

   Expenses and Termination Fees   Under certain circumstances, Info Systems
                                   is required to reimburse Sykes for its
                                   expenses incurred in connection with the Merger. Under other circumstances, Info
                                   Systems is required to pay to Sykes a
                                   termination fee as liquidated damages.
                                   See "The Merger Agreement--Expenses and
                                   Termination Fees."

   The Securities

   Sykes Common Stock  . . . . .   In connection with the Merger, Sykes will
                                   issue shares of Sykes Common Stock in
                                   exchange for outstanding shares of Info
                                   Systems Common Stock. For a description of the terms and relative rights of the Sykes Common Stock, see "Description of
                                   Sykes Capital Stock--Sykes Common Stock."


   Markets and Market Prices

        Sykes Common Stock is quoted on the Nasdaq National Market of The Nasdaq Stock Market ("Nasdaq National Market"). Info Systems Common Stock is not listed for trading on any securities exchange or quoted on The Nasdaq Stock Market, and shares of Info Systems have only traded sporadically. Due to the lack of trading activity of Info Systems Common Stock, the amount used for the market values of Info Systems Common Stock on December 18, 1996 and all subsequent dates in the following table is the book value of Info Systems Common Stock as of September 30, 1996. Market prices or quotations for Info Systems Common Stock are unavailable. The book value per share of Info Systems Common Stock may bear little or no relation to the actual market value of such shares on such date or any subsequent date. The information presented in the table below represents the last sale price per share on the Nasdaq National Market for Sykes Common Stock on December 18, 1996, the last full trading day prior to the public announcement that an agreement in principle with respect to the Merger had been reached by the parties; on January 9, 1997, the last full trading day prior to the execution of the Merger Agreement; and on January 24, 1997, the last full trading day for which quotations were available at the time of printing of this Proxy Statement/Prospectus.

                                             Info Systems    Info Systems
                              Sykes Common      Common      Equivalent Per
             Date:               Stock          Stock        Share Price*

    December 18, 1996 . . .      $40.25         $0.34           $7.08
    January 9, 1997 . . . .      $33.88         $0.34           $5.96
    January 24, 1997  . . .      $39.50         $0.34           $6.86

        *Assuming no change in the number of shares of Info Systems Common Stock outstanding at the Effective Time, each outstanding share of Info Systems Common Stock participating in the Merger would be converted into a right to receive $6.858 of Sykes Common Stock (with cash being paid in lieu of fractional shares of Sykes Common Stock). The actual number of shares of Sykes Common Stock to be received by Info Systems shareholders participating in the Merger will depend upon the application of the conversion formula set forth in the Merger Agreement at the Effective Time. Assuming the closing price per share of Sykes Common Stock on the dates set forth in the foregoing table were used to calculate the conversion formula, each share of Info Systems Common Stock participating in the Merger would be converted into a right to receive approximately (i) .170 shares of Sykes Common Stock valued at $40.25 per share; (ii) .202 shares of Sykes Common Stock valued at $33.88 per share; or (iii) .174 shares of Sykes Common Stock valued at $39.50 per share. See "The Merger Agreement--Manner and Basis for Converting Shares."

        For information relating to market prices of Sykes Common Stock, see "Comparative Market Price Data--Sykes Common Stock." SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR SYKES COMMON STOCK.

   Comparative Per Share Data

        The following table sets forth selected unaudited comparative per share data for Sykes Common Stock and Info Systems Common Stock on an historical and pro forma combined basis and for Info Systems Common Stock on a pro forma equivalent basis after giving effect to the Merger as a pooling-of-interests in accordance with generally accepted accounting principles and assuming that the exchange ratio in the Merger is 5.75969 shares of Info Systems Common Stock for one (1) share of Sykes Common Stock. See "The Merger Agreement--Manner and Basis of Converting Shares." The information is derived from the consolidated historical financial statements of Sykes and of Info Systems, including the related notes thereto, and the unaudited pro forma financial statements, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. This information should be read in conjunction with such historical and pro forma financial statements and the related notes thereto. See "Index to Financial Statements" and "Unaudited Pro Forma Consolidated Financial Information." Neither Sykes nor Info Systems paid any dividends on shares of its respective Common Stock during the periods presented.

        The information is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated.


                       Sykes Common Stock         Info Systems Common Stock
                   December 31,   September 29,    June 30,    September 30,
                        1995           1996         1996            1996
    Book value
       per share
      Historical        $0.77          $2.79        $0.37           $0.34
      Pro forma         $0.80          $2.76          --               --
      Equivalent pro
        forma (a)          --             --        $0.14           $0.48


                                                         Five Months
                                                            Ended        Year Ended      Nine Months Ended
                               Years Ended July 31,      December 31,   December 31,   October 1,   September 29,
                              1993          1994             1994           1995         1995           1996

    Sykes
    Net income (loss) per
      common share
    Historical              $0.04         $0.04            $(0.01)          $0.13         $0.10         $0.32
    Pro forma               $0.03         $0.07            $ 0.02           $0.11         $0.08         $0.30


                                                   Three Months Ended
                           Years Ended June 30,       September 30,
    Info Systems           1994     1995     1996      1995       1996
    Net income (loss)
     per common share
    Historical           $0.20    $0.03    $0.07     $0.05      $(0.05)
    Equivalent pro
     forma (a)           $0.01    $0.01    $0.02     $0.01       $0.05

   __________________

   (a) The equivalent pro forma per share amounts for Info Systems Common Stock are calculated by multiplying the Sykes pro forma amounts per share by the exchange ratio (determined for the respective periods presented by dividing the Sykes Common Stock assumed to be issued in the Merger by the number of shares of Info Systems Common Stock outstanding).


   Summary Selected Financial Data

   Sykes

        The following historical financial data for the periods indicated have been derived from the Consolidated Financial Statements of Sykes.
   The Balance Sheet Data as of December 31, 1994 and 1995, and the Statement of Operations Data for each of the years in the three year period ended July 31, 1994, the five months ended December 31, 1994 and the year ended December 31, 1995, have been derived from the Company's consolidated financial statements for such years, which have been audited by Coopers & Lybrand L.L.P., independent public accountants, and are included elsewhere in this Proxy Statement/Prospectus. The Balance Sheet Data as of July 31, 1991, 1992, 1993 and 1994, and the Statement of Operations Data for the years ended July 31, 1991 and 1992, have been derived from the Company's consolidated financial statements, which are not included in this Proxy Statement/Prospectus. The selected financial data for the nine months ended September 30, 1995 and 1996 have been derived from unaudited consolidated financial statements included elsewhere herein and, in the opinion of management of Sykes, such data for these periods include all adjustments, consisting of only normal recurring adjustments, to present fairly the financial statements for such periods. Interim results are not necessarily indicative of results which may be expected for any other period or the full fiscal year. The information below should be read in conjunction with "Sykes--Management's Discussion and Analysis of Financial Condition and Results of Operations," and Sykes Consolidated Financial Statements and related notes appearing elsewhere in this Proxy Statement/Prospectus. See "Index to Financial Statements."

   Info Systems

        The following historical financial data for the periods indicated have been derived from the Financial Statements of Info Systems. The Balance Sheet Data as of June 30, 1995 and 1996, and the Statement of Operations Data for each of the years in the three year period ended June 30, 1996 have been derived from Info Systems financial statements for such years, which have been audited by KPMG Peat Marwick, L.L.P., independent certified public accountants, and are included elsewhere in this Proxy Statement/Prospectus. The Balance Sheet Data as of June 30, 1994, has been derived from Info Systems financial statements, which have been audited by KPMG Peat Marwick, L.L.P., independent certified public accountants, and which are not included in this Proxy Statement/Prospectus. The Balance Sheet Data as of June 30, 1992 and 1993, and the Statement of Operations Data for each of the two years ended June 30, 1993 have been derived from Info Systems' financial statements, which have been audited by another accounting firm, and which are not included in this Proxy Statement/Prospectus. The selected financial data for the three months ended September 30, 1995 and 1996 have been derived from unaudited financial statements included elsewhere herein and, in the opinion of management of Info Systems, such data for these periods include all adjustments, consisting of only normal recurring adjustments, to present fairly the financial statements for such periods. Interim results are not necessarily indicative of results which may be expected for any other period or the full fiscal year. The information below should be read in conjunction with "Info Systems--Management's Discussion and Analysis of Financial Condition and Results of Operations," and Info Systems Financial Statements and related notes appearing elsewhere in this Proxy Statement/Prospectus. See "Index to Financial Statements."

   Sykes and Info Systems Combined

        The following pro forma financial data for the periods indicated have been derived from the Consolidated Financial Statements of Sykes and the financial statements of Info Systems which have been recasted to correspond to Sykes' accounting periods, and reflect the consummation of the Merger. The information below should be read in conjunction with "Pro Forma Combined Financial Information," appearing elsewhere in this Proxy Statement/Prospectus.

                                                                SYKES
                                            Summary Selected Consolidated Financial Data
                                                (In thousands, except per share data)
                                                                      Five Months
                                   Years Ended July 31,                  Ended          Year Ended        Nine Months Ended
                                                                      December 31,     December 31,    October 1,  September 29,
                             1991      1992      1993      1994           1994             1995            1995          1996

    Statement of
     Operations Data:
    Revenues  . . . . .     $45,375  $ 47,189  $56,912    $55,589         $21,613           $74,595      $51,315        $81,008
    Direct salaries and
     related costs  . .      26,763    27,345   36,487     35,362          14,157            44,592       31,036         45,536
    General and
     administrative(1)       15,773    17,434   18,553     18,786           7,243            25,232       16,683         25,413
                           --------  --------  -------   --------        --------          --------     --------       --------
      Income from
       operations . . .       2,839     2,410    1,872      1,441             213             4,771        3,596         10,059
    Interest and other
      expense (income)          278       205      164        250             276               728          509            (90)
                           --------  --------  -------   --------        --------          --------     --------       --------
      Income (loss)
       before income
       taxes  . . . . .       2,561     2,205    1,708      1,191             (63)            4,043        3,087         10,149
    Provision for income
     taxes(2) . . . . .       1,053       876      988        597             116             1,819        1,319          4,061
                           --------  --------  -------   --------        --------          --------     --------       --------
      Income (loss)
       before cumulative
       effect of account
       change . . . . .       1,508     1,329      720        594            (179)            2,224        1,768          6,088
    Cumulative effect
     of change in
     accounting for
     income taxes . . .          --        49       --         --              --                --           --             --
                           --------  --------  -------   --------        --------          --------     --------       --------
      Net income
       (loss)(2)  . . .    $  1,508  $  1,378   $  720   $    594         $  (179)        $   2,224     $  1,768       $  6,088
                           ========  ========  =======   ========        =========         ========     ========       ========
    Net income (loss)
     per share(2) . . .    $   0.09  $   0.08   $ 0.04   $   0.04         $ (0.01)        $    0.13     $   0.10       $   0.32
                           ========  ========  =======   ========        =========         ========     ========       ========
    Weighted average
     shares outstanding      16,627    16,874   16,874     16,874          16,874            16,874       16,874         19,180



                                         July 31,                               December 31,           October 1,  September 29,
                             1991       1992     1993      1994             1994             1995         1995           1996

    Balance Sheet Data:
    Working capital . .     $ 4,944  $  6,269  $ 4,463    $ 4,482         $  5,022         $  1,050      $  6,762      $  35,527
    Total assets  . . .      13,624    17,773   16,624     21,960           28,287           46,151        27,838         84,000
    Total long-term
     debt, less current
     installments . . .       1,535     2,172      276      3,245            6,987            8,590         6,572            292
    Total shareholders'
     equity . . . . . .       6,231     7,787    8,678      9,297            8,277           10,864        10,230         55,892

   __________________________
     (1)  Includes non-cash compensation expense of $949,960 related to the grant of stock options to an executive officer in
          1995.  See "Information About Sykes--Management--Executive Compensation."  Excluding the effect of such expense, income from operations, income before income taxes and net income in 1995 would have been $5.7 million, $5.0 million, and $2.8 million, respectively, and net income per share would have been $0.17.

     (2)  Adjusted as if an affiliate of the Company included in the consolidated financial statements, which was an S corporation for federal income tax purposes, were subject to income taxes for all periods presented, based on the tax laws in effect during the respective periods.  See Note 13 of Notes to the Company's Consolidated Financial Statements.


                                                            INFO SYSTEMS
                                                   Summary Selected Financial Data
                                                (In thousands, except per share data)

                                                                                                     Three Months Ended
                                                     Years Ended June 30,                      September 30,     September 30,
                                    1992        1993         1994        1995         1996          1995             1996

    Statement of Operations
    Data:
    Revenues  . . . . . . . . .    $ 13,292   $ 14,527  $ 17,139        $ 28,219    $ 24,455        $   6,013      $  7,879
    Cost of hardware and
     certain software sales . .         692      2,034     5,654          13,865       8,078            1,678         3,796
    Salaries, commissions and
     related benefits . . . . .       8,650      9,613     8,406          10,244      11,441            3,158         3,040
    Selling, general and
     administrative . . . . . .       2,700      2,481     2,413           2,966       3,830              765         1,132
                                   --------   --------  --------        --------    --------          -------     ---------
      Income (loss) from
       operations . . . . . . .       1,250        399       666           1,144       1,106              412           (89)
    Interest and other expense
     (income) . . . . . . . . .       1,013        621      (221)(1)         945         687              153           187
                                   --------     ------   -------        --------    --------         --------      --------
      Income (loss) before
       income taxes and
       cumulative effect of
       accounting change  . . .         237       (222)      887             199         419              259          (276)

    Provision for (benefit of)
     income taxes . . . . . . .         103         77       343              90         192              104          (110)
                                   --------    -------   -------        --------     -------         --------     ---------
      Income (loss) before
       cumulative effect of
       accounting change  . . .         134       (145)      544             109         227              155          (166)

    Cumulative effect of change
     in accounting for income
     taxes  . . . . . . . . . .          --         --       105              --          --               --            --
                                    -------    -------  --------        --------    --------         --------     ---------
      Net income (loss) . . . .     $   134   $   (145) $    649        $    109    $    227        $     155     $    (166)
                                    =======    =======  ========        ========    ========         ========     =========
    Net income (loss) per share     $  0.04   $  (0.05) $   0.20        $   0.03    $   0.07        $    0.05     $   (0.05)
                                    =======    =======  ========        ========    ========         ========     =========
    Weighted average shares
     outstanding  . . . . . . .       3,045     3,190      3,190           3,214       3,176            3,180         3,165
                                    =======    =======  ========        ========    ========         ========     =========

                                                           June 30,                                         September 30,
                                       1992       1993      1994             1995        1996            1995           1996

    Balance Sheet Data:
    Working capital (deficit) .      $  878     $    6   $   662        $    308    $   (309)        $    371     $    (277)
    Total assets  . . . . . . .       4,692      4,280     4,998           7,313       8,351            6,198         8,850
    Total long-term debt, less
     current installments . . .         291      2,474     2,218           1,308       1,113            1,188           889
    Total stockholders' equity        1,138     (1,735)     (623)            417       1,179              757         1,084
                                    =======    =======  ========        ========    ========         ========     =========

     (1)  Includes a $1,000,000 gain for the year ended June 30, 1994 as a result of the asset purchase agreement entered into in
          April 1993 with Worldwide Chain Store Systems, a subsidiary of IBM, whereby Info Systems sold certain equipment and rights related to its automated warehouse business.



                          SYKES & INFO SYSTEMS COMBINED
               Pro Forma Summary Selected Combined Financial Data
                        (In thousands, except share data)
                                                                         Five Months
                                       Years Ended July 31,                 Ended        Year Ended        Nine Months Ended
                                                                         December 31,   December 31,   October 1,  September 29,
                               1991       1992       1993       1994          1994          1995          1995           1996

    Statement of Income
     Data:
    Revenues  . . . . . .     $55,499    $60,508    $71,817   $74,252      $  37,864       $  97,902    $  67,293      $ 100,040
    Direct salaries and
     related costs  . . .      32,238     34,959     46,603    47,766         26,520          61,451       42,693         59,736
    General and
     administrative(1)  .      19,861     22,998     23,299    23,909         10,090          31,935       21,408         30,256
                             --------   --------    -------  --------        -------         -------      -------        -------
      Income from
       operations . . . .       3,400      2,551      1,915     2,577          1,254           4,516        3,192         10,048
    Interest and other
     expense  . . . . . .         310        206        431       531            355             857          598            123
                             --------   --------   --------  --------        -------         -------      -------        -------
      Income before
       income taxes . . .       3,090      2,345      1,484     2,046            899           3,659        2,594          9,925
    Provision for income
     taxes(2) . . . . . .       1,260        964        925       921            501           1,666        1,133          4,006
                             --------   --------    -------  --------        --------       --------      -------       --------
      Income before
       cumulative effect
       of accounting
       change(2). . . . .       1,830      1,381        559     1,125            398           1,993        1,461          5,919
                             ========    =======    =======  ========        =======       =========     ========      =========
    Income per share
     before cumulative
     effect of accounting
     change . . . . . . .    $   0.11   $   0.08   $   0.03   $  0.06       $   0.02       $    0.11     $   0.08     $     0.30
                             ========    =======    =======  ========        =======       =========     ========      =========
    Weighted average
     shares outstanding .      17,211     17,456     17,456    17,456         17,456          17,456       17,456         19,763


                                             July 31,                           December 31,           October 1,  September 29,
                                 1991       1992       1993       1994           1994           1995       1995         1996

    Balance Sheet Data:
    Working capital . . .    $  5,812   $  7,172   $  4,733   $  5,202      $  6,086       $     987      $ 7,133      $  35,343
    Total assets  . . . .      16,557     22,310     20,978     28,182        36,148          52,971       34,036         92,850
    Total long-term debt,
     less current
     installments . . . .       1,834      2,463      2,940      5,545         8,919           9,584        7,760          1,248
    Total shareholders'
     equity . . . . . . .       7,174      8,948      6,984      8,977         8,740          11,774       10,987         56,976

   __________________________
     (1)  Includes non-cash compensation expense of $949,960 related to the grant of stock options to an executive officer in
          1995.  See "Information About Sykes--Management--Executive Compensation."  Excluding the effect of such expense, income from operations, income before income taxes and net income in 1995 would have been $4.0 million, $4.6 million and $2.6 million, respectively, and net income per share would have been $0.15.

     (2)  Adjusted as if an affiliate of the Company included in the consolidated financial statements, which was an S corporation for federal income tax purposes, were subject to income taxes for all periods presented, based on the tax laws in effect during the respective periods.  See Note 13 of Notes to the Company's Consolidated Financial Statements.



                                  RISK FACTORS


     In addition to the other information contained in this Proxy Statement/Prospectus, holders of Info Systems Common Stock should consider carefully the following risk factors in evaluating the Merger. This Proxy Statement/Prospectus contains certain forward-looking statements that involve risks and uncertainties. Future events and actual results could differ materially from the results reflected in these forward-looking statements, as a result of the factors set forth below and elsewhere in this Proxy Statement/Prospectus.

   Dependence on Key Customers

     Approximately 34%, 29%, 16% and 12% of Sykes' revenues in 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively, were attributable to IBM. During the first quarter of 1996, IBM instituted a policy that certain information technology services be provided through designated national vendors. Sykes has entered into an agreement with such a vendor, Decision Consultants, Inc., under which certain services, previously provided directly to IBM, are being provided indirectly to IBM through this vendor. Although Sykes believes its relationship with IBM will not be affected by the change in the method of providing its services to IBM, there can be no assurance that Sykes will continue to provide such services. In addition, 17% of Sykes' revenues in 1995 and 14% in the first nine months of 1996 were attributable to Apple, which became a customer during 1994. Sykes' largest ten customers accounted for approximately 70% and 68% of Sykes' revenues in 1995 and the nine months ended September 30, 1996, respectively. Generally, Sykes' contracts are cancelable by each customer at any time or on short-term notice, and customers may unilaterally reduce their use of Sykes' services under such contracts without penalty. Sykes' loss of (or the failure to retain a significant amount of business with) any of its key customers could have a material adverse effect on it. See "Information About Sykes--Customers".

   Ability to Manage Growth

     Sykes has rapidly expanded its operations since it began providing information technology support services through its IT call centers in 1993 and anticipates continued growth to be driven by industry trends toward outsourcing of such services. This expansion has placed significant demands on its operational, administrative and financial resources. The continued growth of Sykes' customer base and expansion of the scope of services offered by it can be expected to continue to place a significant strain on its resources. These resources could be further strained from the opening of new IT call centers and the necessity to successfully attract and retain qualified management personnel to manage the growth and operations of Sykes' business. There can be no assurance that Sykes will have sufficient resources or otherwise be able to maintain its historic rate of growth or to maintain the quality of its services. See "Sykes--Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Information About Sykes--Management".

   Recent Acquisitions and Implementation of Acquisition Strategy

     Sykes has recently completed two acquisitions (excluding the proposed
   Merger) and intends to pursue other acquisitions.   There can be no
   assurance that it will be able to successfully integrate the operations and management of recent acquisitions. Similarly, there can be no assurance that it will be able to consummate or, if consummated, successfully integrate, the operations and management acquired in the acquisition of Info Systems and future acquisitions. Acquisitions involve significant risks which could have a material adverse effect on Sykes, including: (i) the diversion of management's attention to the assimilation of the businesses to be acquired; (ii) the risk that the acquired businesses will fail to maintain the quality of services that Sykes has historically provided; (iii) the need to implement financial and other systems and add management resources; (iv) the risk that key employees of the acquired business will leave after the acquisition; (v) potential liabilities of the acquired business; (vi) unforeseen difficulties in the acquired operations; (vii) adverse short-term effects on Sykes' operating results; (viii) lack of success in assimilating or integrating the operations of acquired businesses with those of Sykes; (ix) the dilutive effect of the issuance of additional equity securities; (x) the incurrence of additional debt; and (xi) the amortization of goodwill and other intangible assets involved in any acquisitions that are accounted for using the purchase method of accounting. There can be no assurance that Sykes will successfully implement its acquisition strategy. Furthermore, there can be no assurance any acquisition will achieve levels of revenue and profitability or otherwise perform as expected, or be consummated on acceptable terms to enhance shareholder value. Currently, Sykes has no arrangements or understandings with any party with respect to any material future acquisition. Sykes, however, continues to monitor acquisition opportunities. See "Information About Sykes."

   Rapid Technological Change

     The market for information technology services is characterized by rapid technological advances, frequent new product introductions and enhancements, and changes in customer requirements. Sykes' future success will depend in large part on its ability to service new products, platforms and rapidly changing technology. These factors will require Sykes to provide adequately trained personnel to address the increasingly sophisticated, complex and evolving needs of its customers. Its ability to capitalize on its acquisition of Info Systems will depend on its ability to (i) continually enhance Info Systems' software and services and
   (ii) adapt such software to new hardware and operating system requirements. Any failure by Sykes to anticipate or respond rapidly to technological advances, new products and enhancements, or changes in customer requirements could have a material adverse effect on it. See "Information About Sykes--Industry Background" and "--Operations."

   Dependence on Qualified Personnel

     Sykes' business is labor intensive and places significant importance on its ability to recruit and retain qualified technical and professional personnel. It generally experiences high turnover of its personnel and is continuously required to recruit and train replacement personnel as a result of a changing and expanding work force. Additionally, demand for qualified professionals conversant with certain technologies is intense and may outstrip supply as new and additional skills are required to keep pace with evolving computer technology. There can be no assurance that Sykes will be successful in attracting and retaining the personnel it requires to conduct its operations successfully. Failure to attract and retain such personnel could have a material adverse effect on Sykes. See "Information About Sykes--Employees."

   Reliance on Technology and Computer Systems

     Sykes has invested significantly in sophisticated and specialized telecommunications and computer technology, and has focused on the application of this technology to meet its clients' needs. It anticipates that it will be necessary to continue to invest in and develop new and enhanced technology on a timely basis to maintain its competitiveness. Significant capital expenditures may be required to keep its technology up-to-date. Investments in technology, including Info Systems software and future investments in upgrades and enhancements to such software, may not necessarily maintain Sykes' competitiveness. Sykes' future success will also depend in part on its ability to anticipate and develop information technology solutions which keep pace with evolving industry standards and changing client demands. In addition, Sykes' business is highly dependent on its computer and telephone equipment and software systems, and the temporary or permanent loss of such equipment or systems, through casualty, operating malfunction or otherwise, could have a material adverse effect on it. See "Information About Sykes--Operations" and "Sykes--Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Dependence on Trend Toward Outsourcing

     Sykes' business and growth depend in large part on the industry trend toward outsourcing information technology services. There can be no assurance that this trend will continue, as organizations may elect to perform such services in-house. A significant change in the direction of this trend could have a material adverse effect on Sykes. See "Information About Sykes--Industry Background."

   Risk of Emergency Interruption of IT Call Center Operations

     Sykes' operations are dependent upon its ability to protect its IT call centers and its information databases against damages that may be caused by fire, power failure, telecommunications failures, unauthorized intrusion, computer viruses and other emergencies. Sykes has taken precautions to protect itself and its customers from events that could interrupt delivery of its services. These precautions include off-site storage of backup data, fire protection and physical security systems, rerouting of telephone calls to one or more of its other IT call centers in the event of an emergency, backup power generators and a disaster recovery plan. Sykes also maintains business interruption insurance in amounts it considers adequate. Notwithstanding such precautions, there can be no assurance that a fire, natural disaster, human error, equipment malfunction or inadequacy, or other event would not result in a prolonged interruption in Sykes' ability to provide support services to its customers. Such an event could have a material adverse effect on Sykes. See "Information About Sykes--Operations."

   Risk Associated with International Operations and Expansion

     Sykes' acquisition of Datasvar Support AB, Sweden, has substantially increased its European operations. Sykes now has two IT call centers in Sweden in addition to its IT call center in Amsterdam and has customers in a majority of European countries. Revenues from foreign operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 were 10.9% and 9.0% of consolidated revenues, respectively. Sykes intends to continue its international expansion. There are a number of risks inherent in conducting international business, including exposure to currency fluctuations, longer payment cycles, political uncertainties, foreign exchange restrictions that could limit the repatriation of earnings, possible greater difficulties in accounts receivable collection and potentially adverse tax consequences. There can be no assurance that one or more of such factors or other factors relating to international operations will not have a material adverse effect on Sykes' business, results of operations or financial condition. See Note 11 to Sykes Consolidated Financial Statements.

   Competition

     The industry in which Sykes competes is extremely competitive and highly fragmented. While many companies provide information technology services, Sykes believes no one company is dominant. There are numerous and varied providers of such services, including firms specializing in call center operations, temporary staffing and personnel placement companies, general management consulting firms, divisions of large hardware and software companies and niche providers of information technology services, many of whom compete in only certain markets. Sykes' competitors include many companies who may possess substantially greater resources, greater name recognition and a more established customer base than it does. In addition, the services offered by Sykes historically have been provided by in-house personnel. There can be no assurance that Sykes will be able to compete successfully against existing or potential new competitors as the industry continues to evolve.

     Many of Sykes' large customers purchase information technology services primarily from a limited number of preferred vendors. Sykes has experienced and continues to anticipate significant pricing pressure from these customers in order to remain a preferred vendor. These companies also require vendors to be able to provide services in multiple locations. Although Sykes believes it can effectively meet its customers' demands, there can be no assurance that it will be able to compete effectively with other information technology service companies. See "Information About Sykes--Competition."

   Dependence on Senior Management

     The success of Sykes is largely dependent upon the efforts, direction and guidance of its senior management. Although it has entered into employment and noncompetition agreements with its executive officers, its continued growth and success also depends in part on its ability to attract and retain qualified managers, and on the ability of its executive officers and key employees to manage its operations successfully. The loss of any of Sykes' senior management or key personnel, and in particular John H. Sykes, Chairman of the Board, President and Chief Executive Officer, or its inability to attract and retain key management personnel in the future, could have a material adverse effect on it. See "Information About Sykes--Management."

   Control by Principal Shareholder; Anti-Takeover Considerations

     John H. Sykes beneficially owns approximately 57.1% of the outstanding Sykes Common Stock. After the merger, Mr. Sykes will beneficially own 55.6% of the outstanding Sykes Common Stock. As a result, Mr. Sykes will be able to elect Sykes' directors and determine the outcome of other matters requiring shareholder approval. The voting power of Mr. Sykes, together with the staggered Board of Directors and the anti-takeover effects of certain provisions contained in both the Florida Business Corporation Act and in Sykes' Articles of Incorporation and Bylaws (including, without limitation, the ability of the Board of Directors to issue shares of Preferred Stock and to fix the rights and preferences thereof), may have the effect of delaying, deferring or preventing an unsolicited change in the control of Sykes, which may adversely affect the market price of the Common Stock or the ability of shareholders to participate in a transaction in which they might otherwise receive a premium for their shares. See "Information About Sykes--Management," and "--Principal Shareholders," and "Description of Sykes Capital Stock."

   Volatility of Stock Price

     The Sykes Common Stock has experienced significant volatility, as well as a significant increase in market price, since the Company's initial public offering in April 1996. The market for securities of technology companies historically has been more volatile than the market for stocks in general. The trading of the Sykes Common Stock may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcement of recent developments or new products by Sykes or its competitors and other events or factors. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price for many high technology companies and that often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Sykes Common Stock. See "Comparative Market Data."

   Restrictions on Transfer Associated with Pooling-of-Interests Method of Accounting

     The Merger of Info Systems into Acquisition Corp. will be accounted for as a pooling-of-interests. Use of this accounting treatment is dependent, among other factors, upon the absence of certain transfers or dispositions of Sykes Common Stock for periods prior to and after consummation of the Merger. No Director, Officer, Affiliate (10% or more stockholder) of either Info Systems or Sykes may transfer Sykes Common Stock (or reduce the risk of holding the same) for a period commencing thirty (30) days prior to the consummation of the Merger and ending on the date of publication of the thirty (30) day period of combined operations subsequent to the Merger.

     Similarly, although Directors, Officers and Affiliates (10% or more shareholders) of both Info Systems and Sykes have agreed not to effect any transfers which would jeopardize the availability of pooling-of-interests accounting treatment, there can be no assurance that the agreement will not be breached.

     Sykes has undertaken not to close the Merger without an opinion from Coopers & Lybrand L.L.P. and KPMG Peat Marwick, L.L.P. that the Merger qualifies for the pooling-of-interest accounting method.

     While both Info Systems and Sykes believe that the combination qualifies for pooling-of-interests method of accounting treatment, there can be no assurance that such treatment will be available. If, notwithstanding the receipt of such opinions, the pooling-of-interests method is not available with respect to the Merger, the information contained herein regarding the financial profile of the combined Company would be materially adversely affected.

   Dividend Policy

     Sykes has never declared or paid any cash dividends on its Common Stock. Sykes currently anticipates that all of its earnings will be retained for development and expansion of the Company's business and does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Sykes and Info Systems as of September 29, 1996, and September 30, 1996, respectively, on a pro forma basis to give effect to the Merger, and pro forma as adjusted to reflect (i) the issuance and sale of Sykes Common Stock pursuant to a public offering in November 1996, (ii) the exercise of options to acquire 254,000 shares of Sykes Common Stock immediately prior to such public offering, (iii) a final contribution to the Info Systems ESOP in December 1996, and (iv) the exercise of options to acquire 200,048 shares of Info Systems Common Stock and repurchases of 4,266 shares of Info Systems Common Stock subsequent to September 30, 1996.

                                           Historical                                  Pro Forma

                                      Sykes        Info Systems
                                  September 29,   September 30,       Merger           After
                                      1996             1996         Adjustments       Merger           As Adjusted
                                                                   (In thousands)

   Notes payable . . . . . . .        $      315      $    3,737     $        --      $   4,052      $     4,052

   Current portion of long-term
    obligations  . . . . . . .                23           2,781              --          2,804            2,804
                                       ---------       ----------      ----------      ---------      -----------
                                      $      292      $      956     $        --      $   1,248      $     1,248
                                       =========       ==========      ==========      =========      ===========

   Long-term obligations, less
    current portion  . . . . .         $     292       $     956      $       --       $  1,248      $     1,248

   Shareholders' equity:
   Info Systems Common Stock,
    $.01 par value, authorized
    10,000,000 shares, 3,257,488
    issued, and 3,157,959
    outstanding before the
    Merger at September 30,
    1996(a)  . . . . . . . . .               --               32             (32)            --               --

   Sykes Common Stock, $.01 par
    value, authorized
    50,000,000 shares,
    20,026,498 issued and
    outstanding before the
    Merger at September 29,
    1996(a)(c) . . . . . . . .               200              --               6            206              225

   Additional paid-in capital             45,965             827              26         46,818          119,089

   Retained earnings . . . . .             9,660           1,230              --         10,890           10,337

   Unearned ESOP contribution
    (b)  . . . . . . . . . . .                --          (1,005)             --         (1,005)              --

   Accumulated foreign currency
    translation adjustments  .                67               --             --             67               67
                                       ---------        ---------       --------       --------        ---------
     Total shareholders' equity           55,892           1,084              --         56,976          129,718
                                       ---------       ----------      ---------       --------        ---------

   Total capitalization  . . .       $    56,184      $    2,040      $       --     $   58,224      $   130,966
                                       =========       ==========       =========       ========        ========

   (a) The capitalization table assumes an applicable conversion price of $39.50 for Sykes Common Stock that, at the Effective Time, each share of Info Systems Common Stock will be canceled and retired and will be converted into the right to receive approximately .174 shares of Sykes Common Stock. See "The Merger Agreement--Manner and Basis of Converting Shares."
   (b) The unearned ESOP contribution represents the amount of Info Systems' contributions not yet made to repay the ESOP loans. The total contribution will be made prior to the Merger.
   (c) The capitalization table further assumes the issuance and sale of 1,613,320 shares of Sykes Common Stock at $46 per share pursuant to a public offering in November 1996 and also assumes both the exercise of options to acquire 254,000 shares of Sykes Common Stock at $4.53 per share immediately prior to such public offering and the charge against income of Info Systems of approximately $2.6 million.

                          COMPARATIVE SHARE VALUE DATA

   Sykes Common Stock

     Sykes Common Stock has been quoted on the Nasdaq National Market under the symbol SYKE since Sykes' initial public offering in April 1996. The following table sets forth certain information as to the high and low sale prices per share of Sykes Common Stock as quoted on the Nasdaq National Market. Sykes' fiscal year ends on December 31st of each year. On December 18, 1996, the last full trading day prior to the public announcement that an agreement in principle with respect to the Merger had been reached by the parties, the closing sale price per share of Sykes Common Stock, as quoted on the Nasdaq National Market, was $40.25. On January 9, 1997, the last full trading day prior to the execution of the Merger Agreement, the closing price per share of Sykes Common Stock, as quoted on the Nasdaq National Market, was $33.88. On January 24, 1997, the last full trading day for which quotations were available prior to the date of this Proxy Statement/Prospectus, the closing price per share of Sykes Common Stock, as quoted on the Nasdaq National Market, was $39.50. Sykes has not paid any dividends on shares of its Common Stock and does not anticipate paying any dividends in the foreseeable future. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT PRICE QUOTATIONS FOR SYKES COMMON STOCK.



                  Year Ending                      Sales Price
                  December 31                    High       Low

    1996
     First Quarter                              N/A         N/A
     Second Quarter*                          $36 1/8     $20 1/2
     (commencing April 30)
     Third Quarter                             48 3/4      25 1/8
     Fourth Quarter                            53 1/8      35 1/2

    1997
     First Quarter (through January 24,
     1997)                                   $ 41 1/2    $ 33 1/2


        * as adjusted for a 3-for-2 stock split effected on July 28, 1996

   Info Systems Common Stock

        Due to the lack of trading activity of Info Systems Common Stock, the amount used for the market values of Info Systems Common Stock on December 18, 1996 and all subsequent dates in the following table is the book value of Info Systems Common Stock as of September 30, 1996. Market prices or quotations for Info Systems Common Stock are unavailable. Book value may not bear any relation to the actual market value on such date or any subsequent date.

                 Date:                    Book Value Per Share
          December 18, 1996                      $0.34
          January 9, 1997                        $0.34
          January 24, 1997                       $0.34



                               THE SPECIAL MEETING

   Time, Date, Place and Purpose of Special Meeting

        This Proxy Statement/Prospectus is first being mailed to the holders of Info Systems Common Stock on or about _________, 1997 in connection with the solicitation of proxies by the Board of Directors of Info Systems for use at the Info Systems Special Meeting to be held on _________________, 1997 at __________________________________________,
   Charlotte, North Carolina, commencing at ________, A.M., and at any adjournments or postponements thereof, for the purpose of approving and adopting the Merger as required under the NCBCA.

        Board of Directors Recommendation. The directors of Info Systems have unanimously approved the Merger and have unanimously recommended a vote FOR approval of the Merger by the holders of Info Systems Common Stock.

   Voting at Special Meeting; Record Date

        The Board of Directors of Info Systems has fixed January 31, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only holders of record of Info Systems Common Stock at the close of business on such date are entitled to vote at the Special Meeting. On January 31, 1997, Info Systems had outstanding and entitled to vote 3,353,741 shares of Info Systems Common Stock, each of which is entitled to one vote per share. On such date, there were approximately 134 holders, of record, including the ESOP, of Info Systems Common Stock.

        The approval by Info Systems shareholders of the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of Info Systems Common Stock. Any shares of Info Systems Common Stock not voted at the Special Meeting, whether due to abstentions, broker non-votes or otherwise, will have the effect of a vote against the Merger.

        As of January 24, 1997, directors and executive officers of Info Systems and their affiliates beneficially owned approximately 18.16% of the outstanding shares of Info Systems Common Stock (including shares allocated to them as ESOP participants with respect to which they may direct the vote on the Merger). Each of such directors and executive officers has advised Info Systems that he intends to vote or direct the vote of all shares of Info Systems Common Stock over which he has voting control for approval of the Merger. Executive officers William J. Gaughan and James J. Kenney have each granted Sykes an irrevocable proxy to vote their shares of Info Systems Common Stock, which total approximately 16.28% of the outstanding shares of Info Systems (including shares allocated to them as ESOP participants with respect to which they may direct the vote on the Merger), in favor of the Merger.

        As of the date hereof, Sykes owns no shares of Info Systems Common
   Stock.

   Proxies

        Shares of Info Systems Common Stock represented by proxies received by Info Systems prior to or at the Special Meeting will be voted in accordance with the instructions contained therein. Shares of Info Systems Common Stock represented by proxies for which no instruction is given will be voted FOR approval of the Merger.

        To insure that their shares are voted, holders of Info Systems Common Stock are requested to complete, sign, date and return promptly the enclosed proxy card in the postage paid envelope provided for this purpose. A proxy may be revoked at any time prior to the exercise of the authority granted thereunder. Revocation may be accomplished by the granting of a later proxy with respect to the same shares or by giving notice thereof to Info Systems in writing or at an open meeting. Presence at the Special Meeting of a shareholder who signed a proxy does not in itself revoke the proxy.

        The Board of Directors of Info Systems knows of no matters to be presented at the Special Meeting other than that described in this Proxy Statement/Prospectus. If other matters are properly brought before the Special Meeting, it is the intention of the persons named in the proxies to vote the shares to which such proxies relate in accordance with their best judgment.

   Solicitation of Proxies

        Info Systems will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, officers and regular employees of Info Systems, who will receive no compensation in excess of their regular salaries for their services, may solicit proxies from Info Systems shareholders by telephone, telegram or otherwise. Info Systems will also reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Info Systems Common Stock.

   Voting of ESOP Shares

        With respect to the Merger, the ESOP permits participants to direct the ESOP trustees as to the manner in which to vote the shares of Info Systems' Common Stock attributable to the participants' accounts. With respect to shares for which no direction from participants is received and with respect to shares still subject to the ESOP loans, the trustees have agreed to vote in favor of the Merger, subject only to receipt of a fairness opinion.


                                 SPECIAL FACTORS

   Background of the Merger

        In the latter half of 1992, a member of Info Systems' outside accounting firm introduced John Sykes, Chairman of the Board of Directors of Sykes, to William Gaughan, Chairman of the Board of Directors of Info Systems. The purpose of this introduction was to allow Mr. Sykes, on behalf of Sykes, to explore the possibility of purchasing Info Systems. Mr. Gaughan permitted representatives of Sykes to examine Info Systems' business, and Sykes eventually offered to purchase Info Systems for approximately $3 million. Mr. Gaughan believed that this offer did not reflect Info Systems' full value and rejected the offer. Mr. Gaughan and Mr. Sykes remained in contact with each other after the initial purchase proposal and became personal friends. In early 1995, at Mr. Gaughan's invitation, Mr. Sykes agreed to serve on Info Systems' Board of Directors.

        At an Info Systems' Board of Directors meeting in the summer of 1995, the Board discussed long-range strategic options for the company and concluded that Info Systems should begin to position itself to undertake an initial public offering of its capital stock. Mr. Sykes privately asked Mr. Gaughan to keep Sykes in mind as a potential purchaser as long as Info Systems was considering its long-range options. Over the next twelve months, the Board discussed long-range strategic options on a number of occasions. In March 1996, Info Systems contacted a number of investment banking firms to explore the possibility of obtaining financing. At that time, Mr. Sykes reiterated Sykes' interest in acquiring Info Systems. The possibility of a business combination with Sykes was discussed at Info Systems' Board of Director meetings held on May 4, 1996, and July 26, 1996. Although Mr. Sykes was present during the foregoing meetings in which the potential of a business combination was discussed, Mr. Sykes did not participate in such discussions.

        With the approval of the Info Systems' Board of Directors, Info Systems obtained an appraisal of the value of Info Systems from an investment banking firm in September 1996. The valuation received by Info Systems from its investment banking firm, Interstate/Johnson Lane Corpora-tion ("Interstate/Johnson Lane"), which reported the value of Info Systems to be between $20 million and $25 million, was considered acceptable to the Board. In September 1996, Mr. Gaughan, James Kenney, Info Systems' Chief Financial Officer, and representatives from Interstate/Johnson Lane traveled to Sykes headquarters in Tampa, Florida to discuss with Sykes' officers and investment banking representatives the possible acquisition of Info Systems by Sykes. During the course of those discussions, Mr. Gaughan suggested that the purchase price would have to be at least $23 million, plus the assumption of debt, and Mr. Sykes indicated that a deal might be possible on those terms if Info Systems could meet certain net profit levels.

        After making what they understood to be the profit calculations Sykes had requested, Messrs. Gaughan and Kenney concluded that Info Systems could not meet those net profit numbers in the near term. Mr. Gaughan thus informed the Info Systems Board of Directors, by letter dated September 20, 1996, that no transaction between Info Systems and Sykes could be concluded at that time. This conclusion was reiterated in a second letter from Mr. Gaughan to the Info Systems Board of Directors dated October 25, 1996.

        Shortly thereafter, in late October or early November 1996, Mr. Sykes contacted Messrs. Gaughan and Kenney to explain that they had misunderstood Sykes' net profit requirement. Mr. Sykes and Sykes' Chief Financial Officer, Scott Bendert, then traveled to Info Systems' offices in Charlotte to review the calculations with Messrs. Gaughan and Kenney. After a day-long meeting on November 22, the four concluded that Info Systems could in fact meet Sykes' stated net profit requirement. Mr. Sykes then advanced a proposal, on behalf of Sykes, to purchase Info Systems for $23 million. Mr. Sykes also sent to Info Systems his letter of resignation as a member of the Board of Directors of Info Systems.

        On December 4, 1996, Sykes forwarded to Info Systems a proposed letter of intent outlining the proposed transaction. On December 10, 1996, Mr. Gaughan and Mr. Sykes negotiated and signed the letter of intent at a meeting in Charlotte, North Carolina. At a special meeting of the Info Systems Board of Directors held on December 11, 1996, the Board reviewed the terms of the proposed transaction and ratified the execution by Info Systems of the letter of intent. Following execution of the letter of intent, the parties proceeded to complete their due diligence and negotiate a definitive agreement.

        The Board of Directors of Sykes authorized the execution and delivery of the Merger Agreement by Sykes and Acquisition Corp. on December 19, 1996. The Info Systems Board of Directors then met on January 7, 1997 to consider the approval of the Merger Agreement that had been negotiated by the parties. At the conclusion of the meeting on January 7, 1997, the Info Systems Board unanimously authorized the execution and delivery of the Merger Agreement and the consummation of the Merger. Trustees of the ESOP were not involved, in their capacity as Trustees, in the negotiation of the Merger. However, Messrs. Gaughan, Kenney, Ruff and McMillan, who serve both as ESOP Trustees and as directors of Info Systems, participated in the consideration of the Merger Agreement by the Info Systems Board.
   In addition, Messrs. Gaughan and Kenney negotiated the Merger Agreement on behalf of the Company. The Merger Agreement was executed by Info Systems and Sykes on January 10, 1997.

   Financial Advisor to Info Systems and the ESOP Trustees

        Interstate/Johnson was retained by Info Systems on July 16, 1996 to act as its financial advisor for the purpose of valuing Info Systems in connection with the negotiation of a possible business combination with Sykes. Pursuant to that engagement, after completing its analysis of the company, Interstate/Johnson Lane advised Info Systems in September 1996 that the value of Info Systems was between approximately $20 and $25 million. At a meeting of the Info Systems Board of Directors on January 7, 1997, Interstate/Johnson Lane presented its analysis of the value of Info Systems to the Board.

        Interstate/Johnson Lane was also retained by the Trustees of the Info Systems' ESOP to act as the Trustee's financial advisor in connection with the proposed Merger. In particular, the Trustees retained Interstate/Johnson Lane to determine whether the $23 million in stock offered by Sykes as consideration in the Merger is fair, from a financial point of view, to the ESOP participants. It is anticipated that Interstate/Johnson Lane will deliver, just prior to the mailing of the proxy materials to the ESOP participants, a written opinion that the consideration is fair, from a financial point of view, to the ESOP participants.

        Info Systems did not retain an independent financial advisor to provide an opinion that the consideration to be received in the Merger is fair, from a financial point of view, to its shareholders. Based on the collective business experience of the Info Systems directors, as well as the substantial cost required to obtain such an opinion, the Board of Directors of Info Systems chose not to obtain an independent "fairness opinion" for the Info Systems shareholders. Furthermore, the Info Systems shareholders were not represented by an independent financial advisor in connection with the negotiation of the Merger Agreement.

        Interstate/Johnson Lane is a nationally recognized investment banking firm selected by Info Systems and the ESOP Trustees to advise them because of the firm's reputation and experience in investment banking in general. Info Systems reviewed the credentials of various investment banking candidates and interviewed over a lengthy period of time some of those candidates. Based on the results of their review of the credentials and the interviews, Info Systems selected Interstate/Johnson Lane as its financial advisor. Interstate/Johnson Lane, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, and private placements and valuations for estate, corporate and other purposes.

        Interstate/Johnson Lane does not have a material financial interest in Info Systems or Sykes. Mr. Edward Ruff, who is Senior Managing Director, Chief Financial Officer and a Director of Interstate/Johnson Lane, has been a director of Info Systems since September 1989 and has been an ESOP Trustee since June 1992. Mr. Ruff receives $6,000 for each year he serves as a director of Info Systems, $500 for each directors' meeting, and options to purchase 10,000 shares of Info Systems Common Stock pursuant to Info Systems' Director Stock Option Plan for each fiscal year he serves as a director. As of the date of this Proxy Statement/Prospectus, Mr. Ruff owned 30,000 shares of Info Systems
   Common Stock. Mr. Ruff holds no options to acquire additional shares of Info Systems Common Stock. In addition to the relationships described above, Interstate/Johnson Lane was retained by Info Systems in September 1996 (when the Info Systems Board did not believe a transaction with Sykes was possible) to act as its exclusive financial advisor in evaluating and consummating the possible sale of Info Systems. Interstate/Johnson Lane has not had any other relationship with Info Systems or Sykes within the last two years. No instructions were given to, or limitations imposed upon, Interstate/Johnson Lane by the Info Systems' Board of Directors or the ESOP Trustees regarding the scope of its investigations or the procedures to be followed.

        In connection with its appraisal of the value of Info Systems, Interstate/Johnson Lane has done the following, among other things: (i) met with officers and certain members of the management of Info Systems to discuss Info Systems' business, financial condition, operating results and future prospects; (ii) reviewed annual audited financial statements and interim unaudited financial statements of Info Systems; (iii) performed an analysis of public companies comparable in business to Info Systems; (iv) performed an analysis of completed merger and acquisition transactions including companies comparable in business to Info Systems; (v) reviewed projected financial statements through 2001 for Info Systems as prepared by Info Systems' management and performed a discounted cash flow analysis based on these projections; and (vi) made such other financial studies, analyses, and investigations with respect to Info Systems as it deemed appropriate. In connection with rendering its fairness opinion to the ESOP Trustees, it is anticipated that Interstate/Johnson Lane will consider the same matters and will also review the executed Merger Agreement.

        In performing the comparable company analysis with respect to Info Systems, Interstate/Johnson Lane identified nine publicly-held companies similar to Info Systems in terms of business description and analyzed, among other things, the operating results, growth rates, margin analysis, capitalization, stock performance, and earnings estimates of those companies in an attempt to determine how the public equity market would value Info Systems. Interstate/Johnson Lane based its evaluation on a multiple analysis in which it determined the average estimated price/earnings multiples for the comparable companies over their next two fiscal years and applied them to Info Systems' estimated earnings for the fiscal years ending June 30, 1997 and June 30, 1998. They also adjusted the valuation to reflect a 10% private company discount.

        Interstate/Johnson Lane identified 17 acquisitions of companies comparable to Info Systems in terms of business description and determined the average multiples on these acquisitions on a latest 12 month price-to-sales, price-to-EBIT, and price-to-net income multiple basis. Interstate/ Johnson Lane applied these multiples to Info Systems corresponding latest 12 month operating results in an attempt to value Info Systems on an acquisition basis. Interstate/Johnson Lane also performed a discounted cash flow analysis using Info Systems' five-year projected operating cash flows. They applied terminal value multiples (based on the acquisition multiples described above) to the last year of cash flow and discounted the series of cash flows at various discount rates.

        It is also anticipated that Interstate/Johnson Lane, in connection with the delivery of its fairness opinion, will have done the following with respect to Sykes, among other things: (i) met with officers and certain members of the management of Sykes to discuss Sykes' business, financial condition, operating results and future prospects; (ii) reviewed annual audited financial statements and interim unaudited financial statements for Sykes; (iii) reviewed various published research reports for Sykes; (iv) reviewed publicly available information including recent Securities and Exchange Commission filings for Sykes; (v) performed an analysis of public companies comparable in business to Sykes; (vi) analyzed the effect on estimated earnings to Sykes' shareholders resulting from completion of the Merger; (vii) reviewed historical market price and volume data for the common stock of Sykes on a stand-alone basis and in comparison to both stock market indices and public companies comparable in business to Sykes; and (viii) made such other financial studies, analyses, and investigations with respect to Sykes as it deemed appropriate.

        In performing the comparable company analysis with respect to Sykes, Interstate/Johnson Lane identified eight publicly-held companies similar to Sykes in terms of business description and analyzed, among other things, the operating results, growth rates, margin analysis, capitalization, stock performance, earnings estimates, and stock price multiples of those companies in an attempt to determine a relative valuation. The most significant aspect of this analysis was the comparison of Sykes' stock price multiples to the stock price multiples of the comparable companies. In addition, Interstate/Johnson Lane analyzed the projected operating results of Sykes combined with the projected operating results for Info Systems for the 12 month period ended June 30, 1997, to estimate the potential accretive nature of the Merger on a pooling-of-interest basis.

        In connection with the valuation of Info Systems and its fairness opinion to the ESOP Trustees, Interstate/Johnson Lane has and will rely without independent verification upon the accuracy and completeness of all the financial and other information furnished or conveyed to it by or on behalf of Info Systems and Sykes. Interstate/Johnson Lane has assumed and will assume that all projections and financial forecasts were reasonable and prepared in accordance with accepted practice on bases reflecting the best currently available estimates and good faith judgment of Info Systems' and Sykes' management. In addition, Interstate/Johnson Lane has not and will not have made or obtained any independent evaluations or appraisals of the assets or liabilities (contingent or otherwise) of Info Systems, or been furnished with any such evaluation or appraisal.
   Further, Interstate/Johnson Lane has not and will not express any opinion about the range of prices in which Sykes' Common Stock will trade after the Merger.

        Interstate/Johnson Lane's opinion to the ESOP Trustees that the consideration to be received in the Merger is fair from a financial point of view will be distributed to the ESOP participants with Info Systems' proxy materials relating to the Merger. The opinion is for the benefit of the ESOP Trustees and the ESOP participants only, and may not be relied upon by any other person or entity for any reason.

   Reasons for the Merger-Info Systems; Recommendation of the Info Systems Board of Directors

        The Board of Directors of Info Systems has unanimously approved the Merger Agreement and the transactions contemplated thereby and has determined that such transactions are in the best interests of Info Systems shareholders. The Board of Directors of Info Systems unanimously recommends that shareholders vote FOR approval of the Merger.

        In approving the Merger, the Info Systems Board of Directors considered Info Systems' need for a strong financial partner to permit Info Systems to maintain its competitive presence in the industries in which it competes. Further, as others in the industry have considerably greater financial resources than Info Systems, it is possible that one or more of its competitors could impinge on Info Systems's existing customer base.

        In addition to the factors discussed above, the Info Systems Board of Directors considered in connection with the Merger, among other matters, the factors listed below:

             (a) Although Info Systems has been considering a business partner, a strategic acquisition and/or other merger possibilities over the last several years, the synergy presented by a transaction with Sykes and the terms thereof represented an offer fair from a financial point of view to the shareholders of Info Systems and consistent with the business and growth strategies of Info Systems;

             (b) The ability to expand the market served by gaining access to additional technology;

             (c) The financial condition, results of operations, capital needs and availability, the quality of the business operations, products and services and the future prospects of both Info Systems and Sykes, standing alone and on a combined basis;

             (d) The anticipated costs savings which might be effected by reason of consolidations in certain areas of administration and operations following the Merger;

             (e) The general structure of the transaction, the apparent similar cultures of both corporations, the apparent compatibility of the senior management personnel of Info Systems and Sykes and the business philosophy of both corporations;

             (f) The ability of Sykes IT call centers to support Info Systems' software products;

             (g) The ability to utilize the established infrastructure of Sykes to expand geographic operations in the United States and internationally;

             (h)  The tax-free nature of the Merger;

             (i) The advice of Info Systems' financial advisor, Interstate/Johnson Lane, with respect to the value of Info Systems;

             (j) The opportunity for holders of Info Systems Common Stock to receive, in exchange for their shares, shares of Sykes Common Stock that will permit holders of Info Systems Common Stock to continue their ownership in the combined and larger entity;

             (k) The opportunity of holders of Info Systems Common Stock to receive, in exchange for shares for which there is no public market, shares that are traded on the Nasdaq National Market;

             (l) The volatility of the market price of Sykes Common Stock and the risk that the market price will decline following the Merger;

             (m) The possibility that, by valuing Info Systems for purposes of the Merger at an early stage of its growth cycle, the value of Info Systems had been underestimated; and

             (n) The consequence that consummation of the Merger would preclude Info Systems from pursuing growth as an independent company or conducting an initial public offering of Info Systems Common Stock.

        In reaching its decision, the Board of Directors of Info Systems did not assign any relative weight to the various factors identified above, but instead considered them in their totality.

   Reasons for the Merger-Sykes

        The Board of Directors of Sykes believes that consummation of the Merger is in the best interests of Sykes and its shareholders. The Sykes Board of Directors believes that the acquisition of Info Systems will enable Sykes (i) to enter additional markets, specifically the retail and manufacturing segments, (ii) to capture market share from the continually expanding market for information technology services, and (iii) to increase the technical expertise that Sykes provides and additionally will be able to provide in the future pursuant to the Merger. The Board of Directors of Sykes believes that a number of market sectors will experience a significant increase in the levels of information technology services required on a going forward basis due to, among other things, rapid changes in technology. Organizations in these sectors will be unable to provide the expertise necessary with their in-house personnel. As a matter of necessity, they will either choose or be forced to outsource these requirements to firms like Sykes that have technological proficiency across numerous service lines. In addition, the Board of Directors believes the Merger positions Sykes to capitalize within the sectors that Info Systems has a presence that heretofore, Sykes did not. In addition, the Sykes Board considered the technological synergistic fit of the organizations, the opportunity to augment the Sykes service lines, the ability to integrate the Sykes IT call centers to support Info Systems software and leverage the information technology expertise of Info Systems personnel across Sykes service lines, to obtain additional industry proven management capabilities, to capitalize on the anticipated cost savings of consolidating the organizations, and to differentiate Sykes and increase its competitive edge. There is no guarantee that Sykes will realize any of such benefits.

        In addition to the factors discussed above, the Sykes Board considered in connection with the Merger, among other matters, the following potential negative factors: (i) the risk that Sykes will be unsuccessful in integrating the business and operations of Info Systems; (ii) the risk that Info Systems will fail to achieve an adequate level of profitability so as to provide Sykes with an acceptable return on its investment; and (iii) the possibility that Sykes will be unable to utilize its management system and economies of scale to increase the profitability of Info Systems.

        Management of Sykes does not believe that the acquisition of Info Systems will have a material impact on its liquidity or results of operations. See "Unaudited Pro Forma Consolidated Financial Information."

   Info Systems' Directors and Officers Following the Merger

        Currently, Scott J. Bendert is the sole director of Acquisition Corp., and the officers of Acquisition Corp. are Scott J. Bendert, President and John L. Crites, Jr., Secretary. Messrs. Bendert and Crites are both executive officers of Sykes. See "Information about Sykes-- Management." Immediately following the Merger, it is contemplated that
   (i) Messrs. Scott J. Bendert, John J. Crites, Jr., H. Parks Elms, James Kenny and William J. Gaughan, will constitute the Board of Directors of Acquisition Corp., and (ii) the following officers of Acquisition Corp. will be elected: Wiliam J. Gaughan, President; James J. Kenney, Senior Vice President; Karen H. Elms, Secretary; and Melba S. Tarlton, Treasurer.

   Effects of the Merger

        Pursuant to the Merger Agreement, among other things, Acquisition Corp. will be merged with and into Info Systems, which will be the surviving corporation in the Merger. Thus, in effect, Info Systems will become a wholly-owned subsidiary of Sykes. In the Merger, each outstanding share of Info Systems Common Stock (other than shares for which holders have preserved dissenter's rights) will be converted into the right to receive that number of shares of Sykes Common Stock calculated by dividing (i) the quotient arrived at by dividing (A) $23,000,000 by (B) the lesser of (I) the average closing prices of Sykes Common Stock reported on the Nasdaq National Market for the ten consecutive trading days prior to the consummation of the Merger (the "Effective Time") or (II) the closing price of Sykes Common Stock reported on the Nasdaq National Market on the last trading day prior to the Effective Time by (ii) the aggregate number of issued and outstanding shares of Info Systems Common Stock at the Effective Time. Assuming no change in the number of shares of Info Systems Common Stock outstanding at the Effective Time, each share of Info Systems Common Stock participating in the Merger would be converted into a right to receive $6.858 of Sykes Common Stock (with cash being paid in lieu of fractional shares of Sykes Common Stock). The actual number of shares of Sykes Common Stock to be received by Info Systems' shareholders participating in the Merger will depend upon the application of the foregoing conversion formula at the Effective Time. Assuming the $39.50 per share closing price of Sykes Common Stock on January 24, 1997 (the last full trading day prior to printing this Proxy Statement/Prospectus) was used to calculate the foregoing conversion formula, each share of Info Systems Common Stock participating in the Merger would be converted into a right to receive approximately .174 shares of Sykes Common Stock. See "The Merger Agreement--Manner and Basis of Converting Shares."

        Based on the preceding example, and assuming the Merger was consummated on January 24, 1997 and 582,278 shares of Sykes Common Stock were issued in the Merger, former Info System shareholders would own, based upon 22,476,096 shares of Sykes Common Stock then outstanding, approxi-mately 2.59% of the issued and outstanding shares of Sykes Common Stock.

        The Info Systems Board of Directors has approved the termination upon the consummation of the Merger of all agreements between Info Systems and its various shareholders entered into pursuant to its stock option plans. Consequently, shareholders will no longer be subject to the transfer restrictions imposed upon them by those agreements. See "Special Factors- -Interests of Certain Persons in the Merger."

        Info Systems' ESOP will be "frozen" at the time of the Merger, meaning all participant accounts will be vested, no additional employees of Info Systems will become eligible to participate in the ESOP and no additional contributions will be made to the ESOP (other than contributions which have been accrued so that the ESOP may pay off its loans). Immediately following the receipt of a favorable determination letter from the Internal Revenue Service, the ESOP will be terminated and the Trustees will distribute the ESOP's assets to participants. The receipt of such a letter is expected to take anywhere from six to eighteen months following the Merger.

   Interests of Certain Persons in the Merger

        In considering the recommendation of the Info Systems Board of Directors with respect to the Merger, shareholders should be aware that members of the Board and certain members of management of Info Systems at the time of the Merger Agreement had, and currently have, certain interests which may present them with potential conflicts of interest in connection with the Merger. The members of the Board were aware of these potential conflicts and considered them as part of the Board's decision on whether to recommend the Merger.

   Employment Agreements. In connection with to the Merger, Info Systems has entered into Employment Agreements with six executive and management employees of Info Systems. In addition, Info Systems intends to enter into Employment Agreements with seven other executive and management employees of Info Systems on or prior to the Effective Time. The effectiveness of each of these employment agreements is subject to the consummation of the Merger. All of these employees will also enter into Stock Options Agreements with Sykes.

        The employment agreements signed by Messrs. Gaughan and Kenney provide for three-year terms of employment with annual base salaries equal to their current annual salaries. In addition, if Info Systems achieves certain performance goals, Messrs. Gaughan and Kenney will be entitled to receive annual performance bonuses in amounts up to approximately 138% of their annual salaries. Each employee is prohibited, during the term of employment and for a two-year period following the termination of employment, from directly or indirectly competing with Info Systems in any area in which Info Systems' business is conducted. Each agreement provides that if the employee is terminated by Info Systems without cause (as defined in the employment agreement), the employee is entitled to receive (i) liquidated damages from Info Systems equal to the employee's initial weekly base salary multiplied by the number of weeks remaining from the date of termination to the end of the employee's term of employment and (ii) non-compete payments equal to the employee's annual base salary continuing for a period of two years or until the date Info Systems elects to release the employee from his non-compete covenant, in each case paid on a biweekly basis.

        In addition, at the Effective Time, Mr. Gaughan will be granted stock options under Sykes' employee stock option plan to purchase 15,000 shares of Sykes Common Stock and Mr. Kenney will be granted options to purchase 5,000 shares of Sykes Common Stock, and each will be entitled to receive options to purchase an additional 10,000 shares if Info Systems achieves certain performance goals. The exercise price per share for such options will be the fair market value of a share (as defined in the Plan) of Sykes Common Stock as of the day of the closing of the Merger.

        Messrs. Gaughan and Kenney also will be entitled to participate in such bonus programs and other benefit plans as are generally made available to Info Systems' executive officers.

   Founders' health insurance. Info Systems had committed to provide continuing health insurance coverage for its three founders (William J. Gaughan, Eustace T. Little and Melba S. Tarlton) upon the termination of their employment with the company and through age 65. In lieu of such continuing coverage, the founders will receive from Info Systems lump sum payments upon the consummation of the Merger in the following amounts:
   William J. Gaughan, $68,100; Eustace T. Little, $30,600; and Melba S. Tarlton, $77,400.

   Consulting fees. Edward C. Ruff, a non-employee director of Info Systems and a trustee of the ESOP, is the Chief Financial Officer, a Senior Managing Director and member of the Board of Interstate/Johnson Lane Corp., which has received or will receive fees for the following services provided in connection with the Merger: the initial appraisal of Info Systems, advice to Info Systems with respect to the Merger and a fairness opinion to be rendered to the trustees of the ESOP.

   Distribution of life insurance policies. Info Systems maintains life insurance policies with respect to certain of its employees, including management employees. Under the terms of the Merger Agreement, Info Systems will transfer each such policy to the insured upon his or her request in exchange for payment to Info Systems of the policy's cash surrender value.

   Loan repayments. On August 20, 1992, the ESOP executed a promissory notes in the amount of $335,029 and $639,941, guaranteed by Info Systems, in favor of Mr. Kenney and James Elder, respectively, in exchange for loans to the ESOP. Pursuant to the Merger Agreement, Sykes shall cause each of these loans to be repaid.

   Releases. William Gaughan and Melba Tarlton, the Treasurer of Info Systems, pledged personal property as collateral for certain promissory notes executed by Info Systems in favor of First Union National Bank of North Carolina on August 20, 1992 and November 21, 1996. In exchange for the use of the collateral securing the November 21, 1996 note, Info Systems pays $1,500 per month to each of Gaughan and Tarlton. The Merger Agreement provides that Gaughan's and Tarlton's collateral will be released at or prior to closing the Merger.

   Accounting Treatment

        The Merger will be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles. Use of this accounting treatment is dependent, among other factors, upon the absence of certain transfers or dispositions of Sykes Common Stock for periods prior to and after consummation of the Merger. No Director, Officer, Affiliate (10% or more stockholder) of either Info Systems or Sykes may transfer Sykes Common Stock (or reduce the risk of holding the same) for a period commencing thirty (30) days prior to the consummation of the Merger and ending on the date of publication of at least a thirty (30) day period of combined operations subsequent to the Merger.

   Certain Federal Income Tax Consequences

        The following discussion is intended only as a general summary of the federal income tax consequences of the Merger and does not purport to be a complete analysis or description of all potential tax consequences relevant to a decision whether to vote in favor of the approval of the Merger Agreement. The discussion contained herein assumes that the holders of Info Systems Common Stock hold their shares as capital assets, and does not address the federal income tax consequences that may be relevant to particular holders that may be subject to special tax rules, such as dealers in securities, foreign persons, mutual funds, insurance companies, other financial institutions and tax-exempt entities.
   Moreover, this discussion does not address any tax consequences of the Merger arising under state, local or foreign income or other tax laws.

        The following discussion, which includes a summary of the tax opinions to be provided by counsel for Sykes and Info Systems, is based on the existing provisions of the Code, the Treasury Regulations promulgated and proposed thereunder, judicial decisions and published administrative rulings and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date of this Proxy Statement/Prospectus. Changes in such rules or new interpretations thereof may be applied retroactively and could significantly affect the tax consequences described below.

   INFO SYSTEMS SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS.

        Other than the determination letter that will be requested with respect to the ESOP, no ruling from the IRS has been or will be requested in connection with the Merger. It is anticipated that Sykes will receive from its counsel, Parker, Poe, Adams & Bernstein L.L.P., an opinion dated the closing date to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Sykes, Acquisition Corp. and Info Systems will not recognize any gain or loss as a result of the Merger. It is anticipated that Info Systems will receive from its counsel, Robinson, Bradshaw & Hinson, P.A., an opinion dated the closing date to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that shareholders of Info Systems will not recognize any gain or loss as a result of the exchange of their Info Systems stock in the Merger, except to the extent that the cash received in lieu of fractional shares of Sykes Common Stock exceeds the tax basis allocated to such fractional shares, as set forth in paragraph (c) below. The tax opinions are subject to certain assumptions and are based on certain representations of Sykes, Acquisition Corp., Info Systems and the shareholders of Info Systems. Shareholders of Info Systems should be aware that such opinions are not binding on the IRS, and no assurance can be given that the IRS will not adopt a contrary position or that the IRS position would not be sustained by a court.

        It is anticipated that Parker, Poe, Adams & Bernstein, L.L.P. will render an opinion dated the closing date that, with respect to the tax consequences to Sykes, and Robinson, Bradshaw & Hinson, P.A. will render an opinion dated the closing date that, with respect to the tax consequences to Info Systems and its shareholders, that the following federal income tax consequences will result from the Merger:

        (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Sykes and Info Systems will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

        (b) no gain or loss will be recognized by Sykes or Info Systems in the Merger;

        (c) no gain or loss will be recognized by the shareholders of Info Systems upon their receipt of Sykes Common Stock in exchange for their Info Systems Common Stock, except that shareholders who receive cash proceeds from the sale of fractional interests in Sykes Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interest, and such gain or loss will constitute capital gain or loss if their Info Systems Common Stock is held as a capital asset at the Effective Time;

        (d) the aggregate tax basis of the shares of Sykes Common Stock received by the shareholders of Info Systems will be the same as the aggregate tax basis of their Info Systems Common Stock exchanged therefor; and

        (e) the holding period of the Sykes Common Stock in the hands of the Info Systems shareholders will include the holding period of their Info Systems Common Stock exchanged therefor, provided such Info Systems Common Stock is held as a capital asset at the Effective Time.

   Federal Securities Law Consequences

         All Shares of Sykes Common Stock received by shareholders of Info Systems in connection with the Merger will be freely transferable under the Federal securities laws, except that shares of Sykes Common Stock received or held by persons who are deemed to be "Affiliates" (as such term is defined under the Securities Act) of Info Systems prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Info Systems generally include individuals or entities that are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. DUE TO THE AFOREMENTIONED RESTRICTIONS ON TRANSFER, EACH HOLDER OF INFO SYSTEMS COMMON STOCK SHOULD CONSULT HIS OR HER OWN FINANCIAL, LEGAL AND TAX ADVISORS PRIOR TO VOTING ON THE MERGER.

   Quotation on the Nasdaq National Market

         Sykes Common Stock is currently traded on the Nasdaq National Market, and it is anticipated that such stock will continue to be traded thereon following consummation of the Merger.

   Rights of Info Systems Dissenting Shareholders

         Shareholders of Info Systems who (i) object to the Merger, and (ii) follow the procedures specified in Article 13 of the NCBCA ("Article 13") (each such shareholder is referred to as a "Dissenting Shareholder") will be entitled to receive payment of the "fair value" of their shares of Info Systems Common Stock, as estimated by Info Systems, plus interest accrued from the Effective Time to the date of payment. If a Dissenting Shareholder is not satisfied with the offer made by Info Systems and no agreement as to the "fair value" of his or her shares of Info Systems Common Stock can be reached, the Dissenting Shareholder may petition a North Carolina court to determine the fair value of such shares. The procedures set forth in Article 13 must be strictly complied with in order to preserve applicable dissenter's rights. Failure to follow any of such procedures will result in a termination or waiver of dissenter's rights under Article 13.

         THE FOLLOWING DISCUSSION OF THE PROVISIONS OF ARTICLE 13 IS NOT INTENDED TO BE A COMPLETE STATEMENT OF ITS PROVISIONS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT SECTION, A COPY OF WHICH IS ATTACHED AS APPENDIX B HERETO.

         Under Section 21 of Article 13, a shareholder of Info Systems electing to exercise dissenter's rights must both:

               (1) prior to the vote on the proposal relating to the Merger, give Info Systems, and Info Systems must actually receive, notice of intent to demand payment for his shares if the proposal relating to the Merger is adopted (the "Written Notice"). The Written Notice must be delivered to the Corporate Secretary, at Info Systems, 7500 East Independence Boulevard, Charlotte, North Carolina 28227; and

               (2)  not vote in favor of the proposal relating to the Merger.

         The Written Notice must be made by or for the holder of record of Info Systems Common Stock registered in his name. Accordingly, the Written Notice should be executed by or for such shareholder of record, fully and correctly, as such shareholder's name appears on the stock transfer books of Info Systems. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the Written Notice should be made in such capacity, and if the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such Written Notice should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the Written Notice for a shareholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand he is acting as agent for the record owner. A beneficial owner of Info Systems Common Stock may submit a Written Notice exercising dissenter's rights as to shares held in his behalf if he dissents with respect to all shares of which he is the beneficial owner and he submits to Info Systems the record shareholder's written consent to the dissent no later than the time the beneficial owner submits his Written Notice, provided that, with respect to shares of Info Systems Common Stock held by the ESOP, the trustees of the ESOP will make the determination as to whether and to what extent dissenter's rights are exercised.

         Within ten days after the approval of the Merger, Info Systems must send, by registered or certified mail, return receipt requested, a written dissenters' notice (the "Dissenters' Notice") to all holders of Info Systems Common Stock who submit a Written Notice and do not vote in favor of the Merger at the Special Meeting. The Dissenters' Notice will state to what extent transfer of the shares will be restricted, where a demand for payment must be sent, supply a form for demanding payment, set a date by which Info Systems must receive the payment demand (which date may not be fewer than thirty nor more than sixty days after the date the Dissenters' Notice is mailed), and be accompanied by a copy of Article 13 of the NCBCA.

         Upon the approval of the Merger or upon receipt of a Dissenter's Notice, Info Systems will offer to pay (the "Offer of Payment") to each Dissenting Shareholder who complied with the Dissenters' Notice an amount estimated by Info Systems to be the fair value of the shares held by such Dissenting Shareholder, plus interest accrued from the Effective Time to the date of payment. The Offer of Payment will be accompanied by Info Systems' Balance Sheet as of June 30, 1996, Statements of Income and Cash Flows for the fiscal year ended June 30, 1996, the latest available interim financial statements, a statement of Info Systems' estimate of the fair value of the Info Systems Common Stock held by such Dissenting Shareholder, an explanation of how the amount of accrued interest was calculated, a statement of the Dissenting Shareholder's right to make a Payment Demand (as defined and described below) and a copy of Article 13. Info Systems will pay such offered amount to any Dissenting Shareholder who agrees in writing to accept such payment in full satisfaction of his demand.

         A Dissenting Shareholder who believes that the amount offered by Info Systems for his shares of Info Systems Common Stock is less than the fair value of such shares or that the interest is incorrectly calculated or a Dissenting Shareholder who accepted the Offer of Payment but did not receive payment from Info Systems within 30 days after his or her written acceptance of the offer of payment, may reject the Offer of Payment and notify Info Systems in writing of his own estimate of the fair value of his shares of Info Systems Common Stock plus the interest due, and demand payment of his estimate (a "Payment Demand"). A Dissenting Shareholder must notify Info Systems of a Payment Demand within 30 days after his or her written acceptance of the offer of payment such Dissenting Shareholder shall be deemed to have withdrawn the Written Notice and demand for payment. If Info Systems fails to pay a Dissenting Shareholder who accepts the Offer of Payment, then such Dissenting Shareholder must notify Info Systems of a Payment Demand within thirty days after Info Systems fails to make such payment or such Dissenting Shareholder shall be deemed to have withdrawn the Written Notice and demand for payment.

         If a Dissenting Shareholder notifies Info Systems of his Payment Demand and Info Systems and the Dissenting Shareholder are unable to agree on the fair value of the Info Systems Common Stock, the Dissenting Shareholder may petition a court and commence a proceeding to determine the fair value of the Info Systems Common Stock and accrued interest (a "Valuation Proceeding"). Once Info Systems is served with a petition relating to a Valuation Proceeding, Info Systems must pay the Dissenting Shareholder the amount of the Offer of Payment. If the Dissenting Shareholder does not commence a Valuation Proceeding within sixty days of the Payment Demand, such Dissenting Shareholder has an additional thirty days to accept in writing Info Systems' Offer of Payment or withdraw the Written Notice and resume the status of a nondissenting shareholder. A Dissenting Shareholder who takes no action within such thirty day period shall be deemed to have withdrawn the Written Notice and demand for payment.

         If a Valuation Proceeding is commenced, the court has the discretion to make all Dissenting Shareholders whose demands remain unsettled parties to the Valuation Proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value.

         The court, in a Valuation Proceeding, shall determine all costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs as it finds equitable. If the court finds that services of counsel for a Dissenting Shareholder were of a substantial benefit to other similarly situated Dissenting Shareholders, the court may, in its discretion, order that all or a portion of the attorneys' fees be paid out of the amounts awarded to the Dissenting Shareholders who were benefitted.

         Although Info Systems believes that the consideration to be paid in the Merger is fair, it cannot make any representation as to the outcome of the appraisal of fair value as determined by a court of North Carolina, and shareholders should recognize that such an appraisal could result in a determination of a lower, higher or equivalent value.

         Any shareholder of Info Systems who has duly demanded an appraisal in compliance with Article 13 will not, after the Effective Time, be entitled to vote his shares for any purpose nor be entitled to the payment of any dividends or other distributions on his shares (other than those payable to shareholders of record as of a date prior to the Effective
   Time).

         If a holder of shares of Info Systems Common Stock withdraws or is deemed to have withdrawn the Written Notice and demand for payment or otherwise waives his dissenter's rights, he is entitled to the consideration with respect to such shares provided for in the Merger Agreement.

         In the event that holders of more than 9.5% of the outstanding shares of Info Systems Common Stock (i) do not vote their shares in favor of the Merger and (ii) each deliver the Written Notice to Info Systems prior to the vote on the Merger at the Special Meeting of Info Systems shareholders, the Merger will not be consummated despite the fact that the Merger may have been otherwise approved by the Info Systems shareholders. If the Merger is not consummated, the shareholders of Info Systems (including all Dissenting Shareholders) will retain their shares of Info Systems Common Stock, and the management of Info Systems will continue to manage and operate the business of Info Systems as if the Merger had not been approved by the shareholders of Info Systems. See "Effect of Failure of Shareholders to Approve Merger Agreement."

   Effect of Failure of Shareholders to Approve Merger

         In the event the shareholders of Info Systems do not approve the Merger at the Special Meeting of Info Systems shareholders, the management of Info Systems, under the guidance of the corporation's Board of Directors, will continue to manage and operate the business of Info Systems in the best interests of the shareholders. Based upon its current operations, Info Systems believes that it has adequate capital resources to sustain operations. However, Info Systems cannot finance significant operating losses that could occur as a result of lower revenues caused by currently unforeseen factors such as a deterioration of the economic environment or increased competitive forces. The Board of Directors will resume its efforts to find another merger opportunity, one or more investors who will provide additional capital or such other means as may be available to enable Info Systems to preserve its business, either alone or in combination with others. There is no assurance that any of such results will be achieved. See "The Merger Agreement--Termination" and"-- Expenses and Termination Fees."

                              THE MERGER AGREEMENT

         The following is a brief summary of the material provisions of the Merger Agreement, a copy of which appears at Appendix A hereto and is incorporated by reference herein and as an exhibit to the Registration Statement. Such summary is qualified in its entirety by reference to the Merger Agreement.

   Effective Time of the Merger

         The Merger Agreement provides that, following the approval of the Merger Agreement by the holders of Info Systems Common Stock and the satisfaction or waiver of all other conditions precedent to the Merger, Acquisition Corp. will be merged with and into Info Systems with Info Systems continuing as the surviving corporation in the Merger. Pursuant to the Merger Agreement, the name of Info Systems will remain "Info Systems of North Carolina, Inc." Subject to the foregoing approval by the shareholders of Info Systems and the satisfaction or waiver of the conditions precedent to the Merger, the Effective Time will be on the date on which duly executed Articles of Merger are filed by Info Systems with the Secretary of State of the State of North Carolina.

   Manner and Basis of Converting Shares

         At the Effective Time, each issued and outstanding share of Info Systems Common Stock (other than shares for which holders have preserved dissenter's rights) will be converted into the right to receive that number of shares of Sykes Common Stock calculated by dividing (i) the quotient arrived at by dividing (A) $23,000,000 by (B) the lesser of (I) the average closing prices of Sykes Common Stock reported on the Nasdaq National Market for the ten consecutive trading days prior to the consummation of the Merger (the "Effective Time") or (II) the closing price of Sykes Common Stock reported on the Nasdaq National Market on the last trading day prior to the Effective Time by (ii) the aggregate number of issued and outstanding shares of Info Systems Common Stock at the Effective Time. Assuming no change in the number of share of Info Systems Common Stock outstanding at the Effective Time, each share of Info Systems Common Stock participating in the Merger would be converted into a right to receive $6.858 of Sykes Common Stock (with cash being paid in lieu of fractional shares of Sykes Common Stock). The actual number of shares of Sykes Common Stock to be received by Info Systems shareholders participating in the Merger will depend upon the application of the foregoing conversion formula at the Effective Time. Assuming the $39.50 closing price of Sykes Common Stock on January 24, 1997 (the last full trading day prior to printing of this Proxy Statement/Prospectus) were used to calculate the foregoing conversion formula, each share of Info Systems Common Stock participating in the Merger would be converted into a right to receive approximately .174 shares of Sykes Common Stock. For a discussion of the dissenter's rights applicable to the Merger, see "Special Factors--Rights of Dissenting Shareholders."

         Pursuant to an Exchange Agent Agreement to be entered into among Sykes, Info Systems and the exchange agent, Firstar Trust Company (the "Exchange Agent"), (a) the Exchange Agent will maintain a sufficient number of certificates representing shares of Sykes Common Stock to satisfy Sykes' obligations under the Merger Agreement and (b) Sykes will deposit with the Exchange Agent, at or prior to the Effective Time, an amount of cash sufficient to satisfy its obligations under the Merger Agreement in respect of fractional shares.

         As soon as practicable following the Effective Time, the Exchange Agent will mail to each record holder of Info Systems Common Stock immediately prior to the Effective Time (other than holders who have preserved dissenter's rights) a letter of transmittal for use in exchanging shares of Info Systems Common Stock for certificates representing shares of Sykes Common Stock and cash in lieu of fractional shares. After the Effective Time, there will be no further registration of transfers on the stock transfer books of Info Systems of shares of Info Systems Common Stock that were outstanding immediately prior to the Effective Time. Any beneficial owner of shares of Info Systems Common Stock, the transfer of which has not been registered on the stock transfer books of Info Systems, may exchange such shares for certificates representing shares of Sykes Common Stock and cash in lieu of fractional shares in accordance with such letter of transmittal.

         No fractional shares of Sykes Common Stock will be issued in the Merger. Each shareholder of Info Systems entitled to a fractional share will receive an amount in cash equal to the product of such fraction multiplied by the lesser of (a) the average of the closing prices for Sykes Common Stock on the Nasdaq National Market for the ten consecutive trading days prior to the Effective Time of the Merger and (b) the closing price for Sykes Common Stock on the Nasdaq National Market on the last trading day prior to the Effective Time of the Merger. No interest will be paid on any cash amounts received by Info Systems shareholders in the Merger.

         Upon the receipt by the Exchange Agent of a letter of transmittal properly executed by an Info Systems shareholder, the Exchange Agent will deliver to such shareholder (a) a certificate representing that number of whole shares of Sykes Common Stock to which such shareholder is entitled and (b) a check for the amount owed to such shareholder in lieu of fractional shares.

         Until exchanged, each share of Info Systems Common Stock will, following the Effective Time, represent solely the right to receive Sykes Common Stock and cash in lieu of fractional interests without interest.
   No dividends or other distributions declared or made after the Effective Time with respect to shares of Sykes Common Stock will be paid to a holder of shares of Info Systems Common Stock unless and until such holder exchanges such shares. Nevertheless, with respect to shares of Sykes Common Stock issued in such an exchange, the record holder of such shares will be paid the amount, without interest, of dividends and other distributions payable with respect to such shares with a record date and payment date after the Effective Time.

   Representations and Warranties

         Info Systems. The Merger Agreement contains various representations and warranties of Info Systems, including, without limitation, representations to the effect that: (a) Info Systems is a duly organized and validly existing North Carolina corporation; (b) Info Systems has the corporate authority subject to approval by the Info Systems shareholders to enter into and perform the Merger Agreement, and the Merger Agreement is a binding and enforceable agreement of Info Systems; (c) Info Systems' authorized capital stock consists solely of common stock, $.01 par value, of which 3,353,741 shares are validly issued and outstanding, and there are no outstanding options or other securities in respect of Info Systems Common Stock; (d) the information supplied by Info Systems for inclusion in this Proxy Statement/Prospectus is not false or misleading in any material respect; (e) Info Systems' execution and performance of the Merger Agreement does not violate any laws or require any consents or result in any default, except as disclosed to Sykes; (f) except as disclosed to Sykes, Info Systems is in compliance with applicable laws and regulations except to the extent that any noncompliance would not have a material adverse effect on Info Systems; (g) except as disclosed to Sykes, the financial statements of Info Systems furnished to Sykes have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present in all material respects the financial position, and the results of operations and the changes in financial position, of Info Systems (interim financial statements being subject to normal year-end adjustments and the absence of footnotes); (h) except as disclosed to Sykes, the accounts receivable of Info Systems, net of reserves, are collectible; (i) except as disclosed to Sykes, since June 30, 1996, there has not been any material adverse change in the financial condition, business, assets, results of operations, liabilities or properties of Info Systems; (j) there are no broker's or finder's fees payable by Info Systems in connection with the Merger, except as disclosed to Sykes; (k) except as disclosed to Sykes and other than liabilities incurred in the ordinary course of business consistent with past practices since November 30, 1996, there are no liabilities of Info Systems required by generally accepted accounting principles to be reflected or reserved against on an Info Systems balance sheet, except as reflected on interim financial statements provided to Sykes or incurred in the ordinary course of business since the date of such financial statements; (l) there is no litigation pending or, to the knowledge of Info Systems, threatened against Info Systems, except as disclosed to Sykes; (m) Info Systems has paid all income and other tax liabilities and timely filed all tax returns, except as disclosed to Sykes; (n) Info Systems has disclosed all employee benefit plans to Sykes and, except as disclosed to Sykes is in compliance in all material respects with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to the extent ERISA is applicable to any of its employee benefits plans, and with all other applicable laws and regulations; (o) Info Systems is in material compliance with all environmental laws; (p) Info Systems has described to Sykes certain of its material contracts and commitments, and except as disclosed to Sykes, Info Systems is not in default under any material contract or commitment; (q) Info Systems has disclosed to Sykes its 50 largest customers and five largest suppliers and does not anticipate any adverse change in such relationships to result from the Merger; (r) Info Systems has disclosed to Sykes its standard warranties for its products and has disclosed warranty claims for the five years preceding the date of the Merger Agreement; (s) Info Systems: (i) has disclosed to Sykes certain trademarks, copyrights, patents and other intellectual property owned or used by Info Systems in its business (the "Intellectual Property Rights");
   (ii) owns or has the right to use the Intellectual Property Rights; (iii) has used its best efforts to enforce a trade secret protection program; and (iv) except as disclosed to Sykes, has no knowledge that its use of the Intellectual Property Rights infringes or may infringe upon the intellectual property rights of any other person or entity; (t) no claims of misappropriation of intellectual property of any other person or entity has been made against Info Systems nor, to the knowledge of Info Systems, is there any basis for any such claims; (u) except as disclosed to Sykes to the best of its knowledge of Info Systems, Info Systems is in compliance in all material respects with all applicable employment laws and has not experienced any material labor difficulty within the last three years and, to the best of its knowledge, any adverse change in relations with employees as a result of Merger announcements; (v) Info Systems has not taken or agreed to take any action that can reasonably be expected to prevent the Merger from qualifying as a reorganization under
   Section 368(a) of the Code or to prevent Sykes from accounting for the Merger as a pooling-of-interests; (w) except as disclosed to Sykes, Info Systems has good and marketable title to all assets of Info Systems; (x) all assets of Info Systems are in substantially good operating condition;
   (y) Info Systems' insurance policies are in full force and effect without any material default thereunder; (z) except as disclosed to Sykes, Info Systems is not subject to any restriction which materially limits the ability of Info Systems to conduct any business in any geographical area;
   (aa) except as disclosed to Sykes, Info Systems does not have any contractual relationship with its affiliates and shareholders or any material interest in any competitor, customer, supplier or person with a material relationship with Info Systems; (bb) Info Systems has a contractual right to all assets and rights necessary for carrying on Info Systems' business as currently conducted; and (cc) the Info Systems' representations, taken as a whole, are not misleading in any material respect.

         Sykes and Acquisition Corp. The Merger Agreement contains various representations and warranties of Sykes and Acquisition Corp. including, without limitation, representations to the effect that: (a) Sykes and Acquisition Corp. are duly organized and validly existing Florida and North Carolina corporations, respectively; (b) Sykes and Acquisition Corp. have the corporate authority to enter into and perform the Merger Agreement, and the Merger Agreement is a binding and enforceable agreement of Sykes and the Acquisition Corp.; (c) the authorized capital stock of Sykes consists of 50,000,000 shares of Sykes Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("Sykes Preferred Stock") of which, as of December 31, 1996, 21,893,818 shares of Sykes Common Stock were validly issued, fully paid, nonassessable and outstanding and no shares of Sykes Preferred Stock were outstanding; (d) the authorized capital stock of Acquisition Corp. consists of 100,000 shares of common stock, $.01 per value, all of which are issued, outstanding and owned by Sykes; (e) the execution and performance of the Merger Agreement by Sykes and Acquisition Corp. does not violate any laws or require any consents, except as disclosed to Info Systems; (f) there is no litigation pending or, to the knowledge of Sykes, threatened against Sykes or Acquisition Corp. relating to the Merger; (g) there are no broker's or finder's fees payable by Sykes in connection with the Merger;
   (h) at the date of the Merger Agreement, the filings by Sykes with the Commission are not false or misleading in any material respect; (i) the information supplied by Sykes for inclusion in this Proxy Statement/Prospectus is not false or misleading in any material respect;
   (j) the financial statements of Sykes included in the filings made by Sykes with the Commission have been prepared in accordance with generally accepted accounting principles consistently applied and, except as disclosed to Info Systems or in filings made by Sykes with the Commission fairly present in all material respects the financial position, the results of operations and the changes in financial position, of Sykes (the unaudited financial statements being subject to normal year-end adjustments and the absence of fully footnoted disclosures); (k) other than liabilities incurred since September 29, 1996 in the ordinary course of business consistent with past practices, there are no undisclosed liabilities of Sykes required by generally accepted accounting principles to be reflected or reserved against on a consolidated balance sheet of Sykes, except as disclosed to Info Systems or in filings with the SEC or to Info Systems, and except as reflected on interim financial statements provided to Info Systems or incurred in the ordinary course of business since the date of such financial statements; (l) since September 29, 1996, there has not been any material adverse change in the financial condition, business, assets, results of operations or prospects of Sykes except as disclosed to Info Systems or in filings made by Sykes with the Commission;
   (m) except as disclosed to Info Systems or filings made by Sykes with the Commission, Sykes is in compliance with applicable laws and regulations except to the extent that any noncompliance would not have a material adverse effect on Sykes; (n) Sykes is in material compliance with environmental laws; and (o) neither Sykes nor any of its affiliates has taken or agreed to take any action that can reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code or to prevent Sykes from accounting for the Merger as a pooling-of-interests.

   No Solicitation of Acquisition Proposals

         The Merger Agreement provides that during the period from January 10, 1997 to the Effective Time, Info Systems will not, and will not permit any officer, director or employee or any agent, advisor or representative of Info Systems to, solicit, initiate or participate in any negotiations with any person or entity other than Sykes and the Acquisition Corp. concerning any Alternative Transaction (as defined below), except to the extent that the Info Systems' Board determines in good faith after consultation with its legal and financial advisors that the failure to engage in such activity would constitute a breach of the fiduciary duties of such directors to the shareholders of Info Systems.

         For purposes of the Merger Agreement, the term "Alternative Transaction" means any merger, consolidation, sale of substantial assets, sale of shares of capital stock or other equity securities or similar transaction involving Info Systems other than the Merger. The Merger Agreement provides that Info Systems will promptly advise Sykes in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any Alternative Transaction.

   Certain Covenants

         Info Systems. Pursuant to the Merger Agreement, Info Systems also has agreed that, during the period from the date of the Merger Agreement until the earlier to occur of the Effective Time and termination of the Merger Agreement, except as permitted or contemplated by the Merger Agreement, or with the written consent of Sykes, it will: (a) operate its business only in the ordinary course consistent with past practices; (b) use its reasonable best efforts to preserve intact its business and organization, retain the services of its officers and employees and maintain its relationships with customers and suppliers, all in accordance with past practices; (c) maintain and service its properties consistent with past practices; (d) not incur any liabilities or guarantee any obligations, whether directly or by way of guaranty, except for liabilities incurred in the ordinary course of business; (e) not (i) grant any increase in compensation to any employee, officer or agent, except in the ordinary course of business; (ii) make any bonus payment to any officer, employee or agent of Info Systems other than in the ordinary course of business consistent with past practices; or (iii) increase the benefits under or make any amendment or modification to any Info Systems benefit or similar plan; (f) not declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock; (g) not redeem, purchase or otherwise acquire any shares of its capital stock; (h) not sell, dispose of or encumber any assets, other than in the ordinary course of its business; (i) not split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (j) not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants or options to acquire, any such shares; (k) not adopt any amendments to its corporate charter or by-laws; (l) not take any action or intentionally omit to take any reasonable action which would result in a material breach of any of the representations and warranties of Info Systems contained in the Merger Agreement; (m) use its reasonable best efforts to satisfy or fulfill all of the conditions precedent to Sykes' obligations to effect the Merger and to obtain all consents required for the Merger; (n) advise Sykes and Acquisition Corp. of the occurrence of any event which causes any representation or warranty of Info Systems in the Merger Agreement to be incomplete or inaccurate in any material respect; (o) not enter into any contract unless terminable on less than thirty days notice without penalty which requires the payment to Info Systems of $75,000 or more or requires the payment by Info Systems of $25,000 or more; (p) not cause, authorize or encourage the ESOP to be amended prior to the Merger; (q) not agree to do any of the foregoing which is prohibited; (r) to duly call and hold a meeting of the Info Systems shareholders to vote on the Merger; (s) to terminate all currently outstanding shareholders agreements with Info Systems; (t) not grant to any person or entity a power of attorney or similar authority to act for Info Systems; and (u) to deliver to Sykes at the closing of the Merger a complete and accurate list of the record holders of Info Systems Common Stock.

         Sykes and Acquisition Corp. Pursuant to the Merger Agreement, Sykes and Acquisition Corp. have agreed that, during the period from the date of the Merger Agreement until the earlier to occur of the Effective Time and termination of the Merger Agreement, except as permitted or contemplated by the Merger Agreement or with the written consent of Info Systems, they will: (a) not take or intentionally omit to take any reasonable action which would result in a material breach of any of their representations and warranties contained in the Merger Agreement; (b) use their reasonable best efforts to satisfy or fulfill all of the conditions precedent to Info Systems' obligations to effect the Merger and to obtain all consents required for the Merger; (c) advise Info Systems of the occurrence of any event which causes any of their representations or warranties in the Merger Agreement to be incomplete or inaccurate in any material respect;
   (d) deliver to Info Systems any document filed by Sykes with the Commission prior to the Closing Date; (e) satisfy, at or prior to the consummation of the transactions contemplated by the Merger Agreement, certain loans made to Info Systems or the ESOP by certain of its current and former employees; and (f) use their reasonable best efforts to cause the Registration Statement to be declared effective as promptly as reasonably practicable.

         In accordance with the Merger Agreement, Sykes and Info Systems have agreed to: (a) provide each other with reasonable access and information with respect to their respective businesses; (b) mutually agree with each other regarding publicity concerning the Merger; (c) make all filings required under applicable law in order to consummate the transactions contemplated by the Merger Agreement; (d) use their respective reasonable efforts to consummate the transactions contemplated by the Merger Agreement; (e) not take, and to use their best efforts to cause their respective affiliates not to take, any action or fail to take any required action that could prevent the Merger from being accounted for as a pooling-of-interest or that would adversely affect the treatment of the Merger as a reorganization under Section 368(a) of the Code; (f) obtain, at or prior to the consummation of the transactions contemplated by the Merger Agreement, full releases of certain guarantees and securities pledges made by certain employees or former employees of Info Systems with respect to certain obligations of Info Systems; and (g) keep the confidential information of the other party confidential. Additionally,
   (a) if the closing of the Merger is postponed, Sykes will publish certain interim financial statements under certain circumstances, (b) if a dispute arises out of the Merger Agreement, the prevailing party will be entitled to recover all reasonable expenses from the other party, and (c) the Merger Agreement does not create any right or cause of action in any person that is not a party to the Merger Agreement.

   Conditions

         The respective obligations of Sykes and Acquisition Corp., on the one hand, and Info Systems, on the other hand, to effect the Merger are subject to the following conditions, among others: (a) the Merger Agreement shall have been approved by a majority of the outstanding shares of Info Systems Common Stock, with holders of no more than 9.5% of the Info Systems Common Stock having not voted in favor of the Merger and delivered to Info Systems a written Notice of intent to exercise dissenter's rights; (b) no order shall have been entered and not withdrawn by any court of competent jurisdiction and no action shall have been instituted or threatened before any court seeking to enjoin or modify, or to obtain damages or a discovery order in respect of, the Merger; (c) the performance in all material respects of all obligations of Info Systems, on the one hand, and Sykes and Acquisition Corp., on the other hand, required to be performed under the Merger Agreement prior to the consummation of the transactions contemplated by the Merger Agreement; (d) the accuracy in all material respects of the representations and warranties of Info Systems, on the one hand, and Sykes and Acquisition Corp., on the other hand, as set forth in the Merger Agreement; (e) the receipt of a certificate of fulfillment of certain conditions executed by an executive officer of Info Systems, on the one hand, and Sykes and Acquisition Corp., on the other hand; (f) receipt of certain legal opinions from the respective parties' attorneys, including certain opinions as to the tax free nature of the Merger; (g) neither Info Systems, on the one hand, nor Sykes, on the other hand, shall have suffered or could reasonably be expected to suffer any material adverse effect on its business, financial condition, assets, results of operations or business prospects; (h) all necessary governmental consents and filings, including pursuant to the HSR Act, will have been obtained or made and the applicable waiting period under the HSR Act will have expired or been terminated; (i) the Registration Statement will not be the subject of any stop order or proceeding seeking a stop order; (j) the shares of Sykes Common Stock to be issued in the Merger will have been authorized for listing on the Nasdaq National Market; (k) the ESOP will have received a written opinion from Interstate/Johnson Lane to the effect that the consideration to be paid in the Merger to the ESOP is fair from a financial point of view; and (l) each of the parties to the Merger Agreement will have received from their respective accountants an opinion dated the closing date to the effect that the Merger will be accounted for as a pooling-of-interests.

         In addition, the Merger Agreement provides that the obligations of Sykes and Acquisition Corp. to consummate the Merger are further conditioned on (a) the holders of no more than 9.5% of the shares of Info Systems Common Stock shall have voted against the Merger and delivered, prior to the vote on the Merger, written notice of such holders' intent to exercise their dissenter's rights, and (b) each affiliate of Info Systems shall have executed an affiliate agreement.

   Termination

         The Merger Agreement may be terminated at any time prior to the Closing Date: (a) by mutual consent of Sykes, Acquisition Corp. and Info Systems; (b) by either Sykes or Info Systems if the Merger is not consummated on or prior to March 31, 1997 (the "Optional Termination Provision"); (c) by either Sykes or Info Systems if there shall have been a breach in any material respect of any representation, warranty, covenant or agreement on the part of the non-terminating party, which breach is not reasonably curable; (d) by Sykes or Info Systems, if the board of directors of Info Systems has determined in good faith, after consultation with its legal and financial advisors, that the consummation of the Merger would constitute a breach of the fiduciary duties of the directors of Info Systems to the shareholders of Info Systems (the "Alternative Transaction Termination Provision"); or (e) by Sykes, if the board of directors of Info Systems has determined in good faith, after consultation with its legal and financial advisors, that the failure to pursue an Alternative Transaction would constitute a breach of their fiduciary duties to the shareholders of Info Systems.

   Expenses and Termination Fees

         Except as discussed below, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses.

         In the event all of the following occur: (a) the Merger Agreement is terminated by Sykes or Info Systems pursuant to the Optional Termination Provision; (b) at the time of such termination, the Merger shall not have been approved by shareholders of Info Systems with holders of no more than 9.5% of the shares of Info Systems Common Stock having not voted in favor of the Merger and having notified Info Systems in writing that they intend to exercise their dissenter's rights; and (c) the Registration Statement shall have been declared effective at least fifteen
   (15) days prior to the date of such termination, then Info Systems is required to reimburse Sykes for the Sykes Merger Expenses (as defined below).

         If Info Systems receives any bona fide offer or proposal for, or any indication of interest in, any Alternative Transaction and thereafter either (a) the Merger Agreement is terminated under circumstances in which Sykes is entitled to reimbursement of the Sykes Merger Expenses as described above or (b) Info Systems or Sykes terminates the Merger Agreement in accordance with the Alternative Transaction Termination Provision, then Info Systems will pay the Termination Fee (as defined below) to Sykes.

         The term "Sykes Merger Expenses" means all reasonable, out-of-pocket expenses incurred by Sykes in connection with the Merger, including all filing fees, provided that the Sykes Merger Expenses may not exceed $400,000. The term "Termination Fee" means the greater of (a) 50% of the amount by which the Alternative Transaction Value (as defined below) exceeds $24,615,093 and (b) the aggregate (not to exceed, for purposes of determining the Termination Fee, $1,500,000) of the Sykes Merger Expenses plus 50% of the amount by which the Alternative Transaction Value exceeds $24,615,093, provided that in no event may the Termination Fee be less than $1,000,000 plus the Sykes Merger Expenses or greater than $2,000,000. The term "Alternative Transaction Value" means, with respect to any Alternative Transaction, the aggregate fair market value of all consideration received or retained by any one or more of Info Systems, its shareholders, affiliates and creditors in connection with such Alternative Transaction.

   Amendment and Waiver

         The Merger Agreement may be amended at any time. Any provision of the Merger Agreement may be waived at any time by the party which is entitled to the benefits thereof.


                             SELECTED FINANCIAL DATA

   Sykes

      The following historical financial data for the periods indicated have been derived from the Consolidated Financial Statements of Sykes. The Balance Sheet Data as of December 31, 1994 and 1995, and the Statement of Operations Data for each of the two years in the period ended July 31, 1994, the five months ended December 31, 1994 and the year ended December 31, 1995, have been derived from the Company's consolidated financial statements for such years, which have been audited by Coopers & Lybrand L.L.P., independent public accountants, and are included elsewhere in this Proxy Statement/Prospectus. The Balance Sheet Data as of July 31, 1991, 1992, 1993 and 1994, and the Statement of Operations Data for the years ended July 31, 1991 and 1992, have been derived from the Company's consolidated financial statements, which are not included in this Proxy Statement/Prospectus. The selected financial data for the nine months ended September 30, 1995 and 1996 have been derived from unaudited consolidated financial statements included elsewhere herein and, in the opinion of management of Sykes, such data for these periods include all adjustments, consisting of only normal recurring adjustments, to present fairly the financial statements for such periods. Interim results are not necessarily indicative of results which may be expected for any other period or the full fiscal year. The information below should be read in conjunction with "Sykes--Management's Discussion and Analysis of Financial Condition and Results of Operations," and Sykes Consolidated Financial Statements and related notes appearing elsewhere in this Proxy Statement/Prospectus. See "Index to Financial Statements."

   Info Systems

         The following historical financial data for the periods indicated have been derived from the Financial Statements of Info Systems. The Balance Sheet Data as of June 30, 1995 and 1996, and the Statement of Operations Data for each of the years in the three year period ended June 30, 1996 have been derived from Info Systems financial statements for such years, which have been audited by KPMG Peat Marwick, L.L.P., independent certified public accountants, and are included elsewhere in this Proxy Statement/Prospectus. The Balance Sheet Data as of June 30, 1994, has been derived from Info Systems financial statements, which have been audited by KPMG Peat Marwick, L.L.P., independent public accountants, and which are not included in this Proxy Statement/Prospectus. The Balance Sheet Data as of June 30, 1992 and 1993, and the Statement of Operations Data for each of the two years ended June 30, 1993 have been derived from Info Systems' financial statements, which have been audited by another accounting firm, and which are not included in this Proxy Statement/Prospectus. The selected financial data for the three months ended September 30, 1995 and 1996 have been derived from unaudited financial statements included elsewhere herein and, in the opinion of management of Info Systems, such data for these periods include all adjustments, consisting of only normal recurring adjustments, to present fairly the financial statements for such periods. Interim results are not necessarily indicative of results which may be expected for any other period or the full fiscal year. The information below should be read in conjunction with "Info Systems--Management's Discussion and Analysis of Financial Condition and Results of Operations," and Info Systems Financial Statements and related notes appearing elsewhere in this Proxy Statement/Prospectus. See "Index to Financial Statements."


   Sykes and Info Systems Combined

         The following pro forma financial data for the periods indicated have been derived from the Consolidated Financial Statements of Sykes and the financial statements of Info Systems which have been recasted to correspond to Sykes' accounting periods, and reflect the consummation of the Merger. The information below should read in conjunction with "Pro Forma Combined Financial Information," appearing elsewhere in this Proxy Statement/Prospectus.

                                                                SYKES
                                                Selected Consolidated Financial Data
                                                (In thousands, except per share data)

                                     Years Ended July 31,             Five Months       Year Ended        Nine Months Ended
                                                                         Ended
                                                                      December 31,     December 31,   October 1,  September 29,
                                1991      1992     1993       1994        1994               1995         1995         1996

    Statement of
     Operations Data:
    Revenues  . . . . . .    $45,375  $ 47,189  $56,912    $55,589       $ 21,613         $  74,595   $  51,315      $  81,008
    Direct salaries and
     related costs  . . .     26,763    27,345   36,487     35,362         14,157            44,592      31,036         45,536
    General and
     administrative(1)  .     15,773    17,434   18,553     18,786          7,243            25,232      16,683         25,413
                             -------   -------  -------    -------        --------           ------      -------       --------
      Income from
       operations . . . .      2,839     2,410    1,872      1,441            213             4,771       3,596         10,059
    Interest and other
     expense  . . . . . .        278       205      164        250            276               728         509            (90)
                             -------   -------  -------     ------         -------          -------      -------       --------
      Income (loss) before
       income taxes . . .      2,561     2,205    1,708      1,191            (63)            4,043       3,087         10,149
    Provision for income
     taxes(2) . . . . . .      1,053       876      988        597            116             1,819       1,319          4,061
                             -------   -------   ------    -------         -------          -------      -------       --------
      Income (loss) before
       cumulative effect
       of account change       1,508     1,329      720        594           (179)            2,224       1,768          6,088

    Cumulative effect of
     change in accounting
     for income taxes . .         --        49       --         --             --                --          --             --
                             -------   -------  -------   --------        --------          -------     --------       --------
      Net income (loss)(2)    $1,508  $  1,378   $  720   $    594        $  (179)       $    2,224     $ 1,768      $   6,088
                             =======   =======  =======   ========        ========         ========     ========       ========
    Net income (loss) per
     share(2) . . . . . .     $ 0.09    $ 0.08   $ 0.04   $   0.04        $ (0.01)       $     0.13     $  0.10         $ 0.32
                              ======    ======   ======   ========        ========        =========     ========       ========
    Weighted average
     shares outstanding .     16,627    16,874   16,874     16,874         16,874            16,874      16,874         19,180

                                           July 31,                               December 31,        October 1,  September 29,
                                1991      1992     1993       1994            1994             1995         1995           1996

    Balance Sheet Data:
    Working capital . . .    $ 4,944  $  6,269  $ 4,463    $ 4,482        $  5,022         $  1,050     $  6,762      $  35,527
    Total assets  . . . .     13,624    17,773   16,624     21,960          28,287           46,151       27,838         84,000
    Total long-term debt,
     less current
     installments . . . .      1,535     2,172      276      3,245           6,987            8,590        6,572            292
    Total shareholders'
     equity . . . . . . .      6,231     7,787    8,678      9,297           8,277           10,864       10,230         55,892


   __________________________
     (1) Includes non-cash compensation expense of $949,960 related to the grant of stock options to an executive officer in 1995. See "Information About Sykes--Management--Executive Compensation." Excluding the effect of such expense, income from operations, income before income taxes and net income in 1995 would have been $5.7 million, $5.0 million, and $2.8 million, respectively, and net income per share would have been $0.17.

     (2) Adjusted as if an affiliate of the Company included in the consolidated financial statements, which was an S corporation for federal income tax purposes, were subject to income taxes for all periods presented, based on the tax laws in effect during the respective periods. See Note 13 of Notes to the Company's Consolidated Financial Statements.

                                  INFO SYSTEMS
                             Selected Financial Data
                      (In thousands, except per share data)
                                                                                                      Three Months Ended
                                                                                                  September 30,    September 30,
                                                                                                        1995             1996
                                   1992         1993          1994          1995        1996       (Unaudited)      (Unaudited)

    Statement of Operations
     Data:
    Revenues  . . . . . . .    $  13,292     $ 14,527     $  17,139    $  28,219   $  24,455         $    6,013       $   7,879
    Cost of hardware and
     certain software sales          692        2,034         5,654       13,865       8,078              1,678           3,796
    Salaries, commissions
     and related benefits .        8,650        9,613         8,406       10,244      11,441              3,158           3,040
    Selling, general and
     administrative . . . .        2,700        2,481         2,413        2,966       3,830                765           1,132
                                 -------     --------      --------      --------     -------          --------        --------
      Income (loss) from
        operations  . . . .        1,250          399           666        1,144       1,106                412             (89)
    Interest and other
     expense (income) . . .        1,013          621          (221)(1)      945         687                153             187
                                 -------      -------       -------      --------    --------          --------        ---------
      Income (loss) before
        income taxes and
        cumulative effect of
        accounting change .          237         (222)          887          199         419                259            (276)

    Provision for (benefit
     of) income taxes . . .          103           77           343           90         192                104            (110)
                                 -------     --------      --------      --------    --------          --------         --------
      Income (loss) before
       cumulative effect of
       accounting change  .          134         (145)          544          109         227                155            (166)
    Cumulative effect of
     change in accounting
     for income taxes . . .           --           --           105           --          --                 --              --
                                 -------    ---------      --------       -------     -------          --------         --------
      Net income (loss) . .      $   134    $    (145)     $    649          109    $    227          $     155       $    (166)
                                 =======    =========      ========       =======     =======          ========         ========
    Net income (loss) per
     share  . . . . . . . .      $  0.04    $   (0.05)     $   0.20     $   0.03    $   0.07          $    0.05       $   (0.05)
                                 =======    =========      ========       =======     =======          ========         ========
    Weighted average shares
     outstanding  . . . . .        3,045        3,190         3,190        3,214       3,176              3,180           3,165
                                 =======    =========      ========       =======     =======          ========         ========

                                                           June 30,                                       September 30,
                                                                                                       1995             1996
                                    1992          1993         1994          1995        1996       (Unaudited)     (Unaudited)

    Balance Sheet Data:
    Working capital
     (deficit)  . . . . . .      $   878      $     6     $    662       $   308    $   (309)        $      371      $     (277)
    Total assets  . . . . .        4,692        4,280        4,998         7,313       8,351              6,198           8,850
    Total long-term debt,
     less current
     installments . . . . .          291        2,474        2,218         1,308       1,113              1,188             889
    Total stockholders'
     equity . . . . . . . .        1,138       (1,735)        (623)          417       1,179                757           1,084
                                 =======      =======     ========      ========    ========           ========       =========

     (1) Includes a $1,000,000 gain for the year ended June 30, 1994 as a result of the asset purchase agreement entered into in April 1993 with Worldwide Chain Store Systems, a subsidiary of IBM, whereby
          Info Systems sold certain equipment and rights related to its automated warehouse business.


                          SYKES & INFO SYSTEMS COMBINED
                   Pro Forma Selected Combined Financial Data
                        (In thousands, except share data)

                                                                   Five Months
                                     Years Ended July 31,             Ended        Year Ended       Nine Months Ended
                                                                   December 31,   December 31,  October 1,  September 29,
                                1991     1992      1993      1994       1994            1995        1995         1996

    Statement of
     Income Data:
    Revenues  . . . . . .    $55,499  $60,508   $71,817  $74,252     $  37,864       $  97,902    $ 67,293     $  100,040
    Direct salaries
     and related
     costs  . . . . . . .     32,238   34,959    46,603   47,766        26,520          61,451      42,693         59,736
    General and
     administrative(1)  .     19,861   22,998    23,299   23,909        10,090          31,935      21,408         30,256
                              ------  -------    ------   ------        ------          ------      ------        -------
      Income from
       operations . . . .      3,400    2,551     1,915    2,577         1,254           4,516       3,192         10,048
    Interest and other
     expense  . . . . . .        310      206       431      531           355             857         598            123
                              ------  -------   -------   -------       -------        -------     -------        -------
      Income before
       income taxes . . .      3,090    2,345     1,484    2,046           899           3,659       2,594          9,925
    Provision for
     income taxes(2)  . .      1,260      964       925      921           501           1,666       1,133          4,006
                               -----  -------   -------   -------      --------        -------     -------        -------
      Income (loss)
       before cumulative
       effect of account
       change(2)  . . . .      1,830    1,381       559    1,125           398           1,993       1,461          5,919

    Cumulative effect of
     change in accounting
     for income taxes . .         --       49        --      105            --              --          --             --
                             -------   ------   -------   -------      --------       --------     -------        -------
      Net income(2) . . .     $1,830  $ 1,430     $ 559  $ 1,230     $     398       $   1,993     $ 1,461      $   5,919
                              ======  =======    ======    ======       =======       ========     =======       ========
    Net income per
     share(2) . . . . . .     $ 0.11    $0.08     $0.03  $  0.07      $   0.02        $   0.11     $  0.08      $    0.30
                              ======  =======    ======   ======        =======        =======     =======       ========
    Weighted average
     shares outstanding .     17,211   17,456    17,456   17,456        17,456          17,456      17,456         19,763


                                           July 31,                          December 31,       October 1,  September 29,
                                1991     1992      1993      1994          1994           1995      1995          1996

    Balance Sheet Data:
    Working capital . . .     $5,812   $7,172    $4,733   $ 5,202     $  6,086         $   987     $ 7,133      $  35,343
    Total assets  . . . .     16,557   22,310    20,978    28,182       36,148          52,971      34,036         92,850
    Total long-term debt,
     less current
     installments . . . .      1,834    2,463     2,940     5,545        8,919           9,584       7,760          1,248
    Total shareholders'
     equity . . . . . . .      7,174    8,948     6,984     8,977        8,740          11,774      10,987         56,976

   __________________________
     (1)  Includes non-cash compensation expense of $949,960 related to the grant of stock options to an executive officer in
          1995.  See "Information About Sykes Management--Executive Compensation."  Excluding the effect of such expense, income from operations, income before income taxes and net income in 1995 would have been $4.0 million, $4.6 million and $2.6 million, respectively, and net income per share would have been $0.15.

     (2)  Adjusted as if an affiliate of the Company included in the consolidated financial statements, which was an S corporation for federal income tax purposes, were subject to income taxes for all periods presented, based on the tax laws in effect during the respective periods.  See Note 13 of Notes to the Company's Consolidated Financial Statements.




                    PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial information gives effect to the combination of Sykes and Info Systems on a pooling-of-interests basis. The pro forma combined statement of operations data assume that the merger took place as of the beginning of each of the periods presented and combine Sykes historical consolidated statement of operations for each of the two years in the period ended July 31, 1994, the five-months ended December 31, 1994, and the year ended December 31, 1995 with Info Systems unaudited statement of operations for each of the two twelve-month periods in the period ending July 31, 1994, the five-month period ended December 31, 1994, and the twelve-month period ended December 31, 1995. The pro forma combined statement of operations data also combine Sykes unaudited consolidated statement of operations for the nine months ended October 1, 1995 and September 29, 1996 with the unaudited statements of operations of Info Systems for the nine months ended September 30, 1995 and 1996, respectively. The pro forma combined balance sheet assumes the merger took place on September 29, 1996 and combines Sykes unaudited consolidated balance sheet at that date with the unaudited balance sheet of Info Systems at September 30, 1996.

     The Pro Forma Consolidated Financial Statements should be read in connection with the Consolidated Financial Statements of Sykes and the Financial Statements of Info Systems and related notes appearing elsewhere herein. See "Index to Financial Statements." The unaudited pro forma financial information presented is for informational purposes only and does not purport to represent what Sykes and Info Systems' financial position or results of operations as of the dates presented would have been had the Merger in fact occurred on such date or at the beginning of the period indicated or to project Sykes and Info Systems' financial position or results of operations for any future date or period.


                        PRO FORMA COMBINED BALANCE SHEET
                                 (in thousands)
                                   (Unaudited)
                                                            Pro Forma
                                       September 30,
                         September 29,     1996
                              1996         Info         Merger       After
                              Sykes       Systems     Adjustments    Merger
   Current Assets

     Cash and short-term
      securities . . .      $20,178        $    8      $   -        $20,186

     Accounts receivable     29,422         4,817          -         34,239
     Prepaid expenses,
      deferred taxes and
      other assets . .        2,006           405          -          2,411
                            -------       -------      --------     -------
     Total current
      assets                 51,606         5,230          -         56,836

     Property and
      equipment, net .       31,429         1,630          -         33,059

     Other assets  . .          965         1,990          -          2,955
                            -------       -------      --------     -------

   Total assets  . . .      $84,000        $8,850          -        $92,850
                            =======       =======       =======     ========
   Current Liabilities

     Accounts payable
      and accrued
      liabilities  . .      $16,057        $4,640      $   -        $20,697

     Current portion -
      long-term debt .           22           868          -            890
                            -------       -------      --------     -------
   Total current
    liabilities  . . .       16,079         5,508          -         21,587
     Deferred revenue
      and other long-
      term liabilities        9,940           696          -         10,636

     Long term debt  .          292           889          -          1,181

     Deferred income
      taxes  . . . . .        1,797           673          -          2,470

   Shareholders' equity

     Common stock  . .          200            32        (26)           206

     Additional paid-in
      capital  . . . .       45,965           827         26         46,818

     Retained earnings        9,660         1,230          -         10,890

     Accumulated foreign
      currency
      translation
      adjustments  . .           67            __          -             67
     Unearned ESOP
      contributions  .            -        (1,005)         -         (1,005)
                            -------       -------      --------     -------

     Total shareholders'
      equity . . . . .       55,892         1,084          -         56,976
                            -------       -------      --------     -------
   Total liabilities
    and shareholders'
    equity . . . . . .      $84,000        $8,850      $   -        $92,850
                            =======       =======      ========     =======


              See Notes to Pro Forma Combined Financial Information

                          SYKES & INFO SYSTEMS COMBINED
                Pro Forma Selected Combined Financial Information
                      (In thousands, except per share data)



                                                              Five Months
                                       Year Ended                Ended           Year Ended          Nine Months Ended
                                  July 31,       July 31,     December 31,      December 31,     October 1,     September 29,
                                    1993           1994           1994              1995           1995             1996

    Statement of Income Data:
    Revenues  . . . . . . . .      $71,817       $74,252      $    37,864      $     97,902     $   67,293       $    100,040
    Direct salaries and
     related costs  . . . . .       46,603        47,766           26,520             61,451         42,693            59,736
    General and
     administrative . . . . .       23,299        23,909           10,090             31,935         21,408            30,256
                                  --------       --------         --------           -------       --------          --------
      Income from operations         1,915         2,577            1,254              4,516          3,192            10,048
    Interest and other
     expense  . . . . . . . .          431           531              355                857            598               123
                                  --------       --------         --------           -------       --------          --------
      Income before income
       taxes  . . . . . . . .        1,484         2,046              899              3,659          2,594             9,925

    Provision for income
     taxes  . . . . . . . . .          925           921              501              1,666          1,133             4,006
                                  --------       --------         --------           -------        -------         ---------
      Income before
       cumulative effect of
       accounting change. . .     $    559       $ 1,125          $   398            $ 1,993        $ 1,461          $  5,919
                                  ========       =======          =======            =======        =======          ========

    Income per share before
    cumulative effect of
    accounting change . . . .     $   0.03       $  0.06         $   0.02           $   0.11      $    0.08        $     0.30
                                  ========       ========         ========          ========      =========          ========
    Weighted average shares
      outstanding . . . . . .       17,456        17,456           17,456             17,456         17,456            19,763


              See Notes to Pro Forma Combined Financial Information



                NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION

   1. The pro forma combined financial information reflects the issuance of 582,278 shares of Sykes Common Stock for an aggregate of 3,353,741 shares of Info Systems Common Stock in connection with the Merger based upon a conversion factor of approximately .174 of a share of Sykes Common Stock for each share of Info Systems Common Stock. The actual number of shares Sykes Common Stock to be issued will be determined at the Effective Time of the Merger.

   2. On a combined basis there were no material transactions between Sykes and Info Systems during any period presented.

   3. The table below sets forth the composition of the unaudited pro forma revenues, income (loss) from operations and net income (loss) for each of the periods shown had the Merger taken place at the beginning of the periods shown:

                                                    Five Months
                            Years Ended July 31,       Ended         Year Ended        Nine Months Ended
                                                    December 31,   December 31,   October 1,   September 29,
                              1993       1994           1994           1995          1995          1996
                                                               (In Thousands)

     Revenues:
     Sykes  . . . . . . .   $56,912       $55,589     $21,613         $74,595       $51,315     $ 81,008
     Info Systems   . . .    14,905        18,663      16,251          23,307        15,978       19,032
                            --------      -------     --------        -------      --------     --------
     Combined   . . . . .   $71,817       $74,252     $37,864         $97,902       $67,293     $100,040
                             ======       =======     =======         =======       =======      =======
    Income (loss) from
      operations:
     Sykes  . . . . . . .   $ 1,872       $ 1,441     $   213         $ 4,771       $ 3,596     $ 10,059

     Info Systems   . . .        43         1,136       1,041            (255)         (404)         (11)
                            --------     --------     --------       --------       --------    ---------
     Combined   . . . . .   $ 1,915       $ 2,577     $ 1,254         $ 4,516       $ 3,192     $ 10,048
                             =======      =======     ========       ========        =======     =======

    Income (loss) before
    cumulative effect of
    accounting change:
     Sykes  . . . . . . .   $   720       $   594    $   (179)        $ 2,224       $ 1,768     $  6,088
     Info Systems   . . .      (161)          636          577           (231)         (307)        (169)
                             -------      -------     --------       --------       --------     --------
     Combined   . . . . .   $   559      $ 1,230      $    398        $ 1,993       $ 1,461     $  5,919
                             =======     ========     ========        =======        =======     =======



                  ADDITIONAL CONSOLIDATED FINANCIAL INFORMATION

       Effective August 1, 1994, the Company changed its fiscal year end from July 31 to December 31. The following table contains selected Statement of Income Data for the years ended December 31, 1993, 1994 and 1995, which have been derived from Note 14 of Notes to the Company's Consolidated Financial Statements. The data for the years ended December 31, 1993 and 1994 have not been derived from the Company's audited consolidated financial statements. The data for the year ended December 31, 1995 have been derived from the Company's consolidated financial statements for such period, which have been audited by Coopers & Lybrand L.L.P., independent public accountants, and are included elsewhere in this Proxy Statement/Prospectus. The data as of and for the nine months ended October 1, 1995 and September 29, 1996, respectively, have been derived from the Company's unaudited financial statements and in the opinion of management include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of such information. The data set forth below should be read in conjunction with the financial statements and notes thereto included in this Proxy Statement/Prospectus and "Sykes--Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                            Years Ended December 31,                    Nine Months Ended
                                                                                 October 1,       September 29,
                                        1993          1994          1995            1995               1996
                                                           (In thousands, except per share data)

     Statement of Income Data:
     Revenues   . . . . . . . . .     $57,281       $53,185        $74,595          $51,315         $81,008
     Direct salaries and related
      costs   . . . . . . . . . .      37,257        33,732         44,592           31,036          45,536
     General and
      administrative(1)   . . . .      18,579        18,304         25,232           16,683          25,413
                                      -------       -------        -------            -------      --------
       Income from operations   .       1,445         1,149          4,771            3,596          10,059
     Interest and other income
      (expense)   . . . . . . . .          52          (488)          (728)            (509)             90
                                      -------       -------       --------          --------        -------
       Income before income taxes       1,497           661          4,043            3,087          10,149

     Provision for income
      taxes(2)  . . . . . . . . .         809           506          1,819            1,319           4,061
                                       -------       -------       -------          --------        --------
       Net income(2)  . . . . . .     $   688       $   155        $ 2,224          $ 1,768         $ 6,088
                                      =======        =======       ========         ========        ========

     Net income per share(2)  . .     $  0.04       $  0.01        $  0.13          $  0.10         $  0.32
                                      =======       =======        =======          =======         ========
     Weighted average shares
      outstanding   . . . . . . .      16,874        16,874         16,874           16,874          19,180

   (1)    Includes non-cash compensation expense of $949,960 related to the grant of stock options to an executive officer in
          1995.  See "Information About Sykes--Management--Executive Compensation."  Excluding the effect of such expense, income from operations, income before income taxes and net income in 1995 would have been $5.7 million, $5.0 million and $2.8 million, respectively, and net income per share would have been $0.17.

   (2)    Adjusted as if an affiliate of the Company included in the consolidated financial statements, which was an S corporation for federal income tax purposes, were subject to income taxes for all periods presented, based on the tax laws in effect during the respective periods.  See Note 13 of Notes to the Company's Consolidated Financial Statements.




                SYKES -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, included elsewhere in this Proxy Statement/Prospectus. Effective August 1, 1994, the Company changed its fiscal year end from July 31 to December 31. The following discussion compares the nine months ended September 29, 1996 to the nine months ended October 1, 1995, the twelve months ended December 31, 1995 ("1995") to the twelve months ended December 31, 1994 ("1994"), and 1994 to the twelve months ended December 31, 1993 ("1993"). See Note 14 of Notes to Consolidated Financial Statements for the corresponding selected consolidated financial data. This Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. Future events and the Company's actual results could differ materially from the results reflected in these forward-looking statements, as a result of certain of the factors set forth below and elsewhere in this Proxy Statement/Prospectus. In compliance with requirements of the Securities and Exchange Commission, the Pro Forma Combined Financial Statements, consisting of restated financial information for periods beginning
   August 1, 1992, have been included elsewhere herein.

   Overview

     The Company derives its revenues from providing information technology support services and information technology development services and solutions. Revenues from information technology support services provided through the IT call centers and the sale of diagnostic software are recognized as services are rendered. These services are billed on a fee per call, rate per minute, time and material or unit basis. Information technology development services and solutions usually are billed on a time and material basis, generally by the hour, and revenues generally are recognized as the services are provided. Revenues from fixed price contracts, generally with terms of less than one year, are recognized using the percentage-of-completion method. Most of the Company's revenues are derived from non-fixed price contracts. The Company has not experienced material losses due to fixed price contracts and does not anticipate a significant increase in revenues derived from such contracts in the future. Revenues from these information technology services have increased significantly from $42.3 million in 1993 to $70.1 million in 1995, and from $47.6 million for the nine months ended October 1, 1995 to $80.6 million for the nine months ended September 29, 1996.

     In 1993, in an effort to capitalize on a trend toward the outsourcing of information technology services, the Company began providing information technology support services through the opening of IT call centers while phasing out its non-information technology services. Revenues from these services decreased $5.2 million from 1993 to 1994 and decreased $5.0 million from 1994 to 1995. The phase-out of these services was substantially completed in 1995.

     Direct salaries and related costs includes direct personnel compensation, statutory and other benefits associated with such personnel and other direct costs associated with providing services to customers. General and administrative expenses include administrative, sales and marketing, occupancy and other indirect costs. General and administrative costs incurred in opening new IT call centers are expenses when incurred. Interest and other income (expense) consists primarily of interest expense and foreign currency transaction gains and losses. Foreign currency transaction gains and losses generally result from exchange rate fluctuations on intercompany transactions.

     Grants from local or state governments for the acquisition of property and equipment are deferred and recognized as income over the corresponding useful lives of the related property and equipment. The deferred grants, net of amortization, totalled $6.8 million at December 31, 1995 and $9.9 million at September 29, 1996.

     The Company's effective tax rate reflects the effects of foreign taxes, net of foreign income not taxed in the United States, nondeductible expenses for income tax purposes and the provision of potential additional income tax liability resulting from a pending Internal Revenue Service examination currently being conducted. The Company believes its reserves for any liability that may result from this examination are adequate. See
   Note 7 of Notes to Consolidated Financial Statements.

   Results of Operations

     The following table sets forth for the periods indicated the percentage of revenues represented by certain items reflected in the Company's statements of income:

                                                         Percentage of Revenues
                                           Years Ended December 31,                       Nine Months Ended
                                                                                   October 1,          September 29,
                                          1993          1994          1995            1995                 1996

    Revenues  . . . . . . . . . . .        100.0%       100.0%        100.0%         100.0%               100.0%

    Direct salaries and related
     costs  . . . . . . . . . . . .         65.1         63.4          59.8           60.5                 56.2
    General and administrative  . .         32.4         34.4          33.8           32.5                 31.4
                                            ----         ----          ----           ----                 ----
    Income from operations  . . . .          2.5          2.2           6.4            7.0                 12.4
    Interest and other income
     (expense)  . . . . . . . . . .          0.1         (1.0)         (1.0)          (1.0)                 0.1
                                            ----         ----          ----           ----                 ----
    Income before income taxes  . .          2.6          1.2           5.4            6.0                 12.5
    Provision for income taxes (1)           1.4          0.9           2.4            2.6                  5.0
                                            ----         ----          ----           ----                 ----
    Net income (1)  . . . . . . . .          1.2%         0.3%          3.0%           3.4%                 7.5%
                                            ====         ====          ====           ====                 ====


(1)  Adjusted as if an affiliate of the Company included in the consolidated financial statements, which was an S corporation for federal income tax purposes, were subject to income taxes for all periods presented, based on the tax laws in effect during the respective periods.  See Note 13 of Notes to the Company's Consolidated Financial Statements.



   Nine Months Ended September 29, 1996 Compared to Nine Months Ended October 1, 1995

     Revenues. Revenues increased $29.7 million, or 57.9%, to $81.0 million in the nine months ended September 29, 1996 from $51.3 million in the comparable 1995 period. These results reflect an increase in revenues of $29.1 million from information technology support services provided through IT call centers and an increase in revenues of $3.8 million from information technology services and solutions, partially offset by a $3.2 million reduction in revenues from non-information technology services that were substantially phased out in 1995.

     The increase in information technology support services revenues was primarily attributable to an increase in the number of IT call centers providing services throughout the period, the addition of several significant customers since September 1995 and the resultant increase in call volumes from clients. During the fourth quarter of 1995, the Company opened two new IT call centers which were fully operational throughout the first nine months of 1996, and opened additional centers in February and September 1996. In addition, the Company has added 32 customers in its information technology support services since the beginning of 1995, giving it 54 customers that utilized these services as of September 29, 1996. The increase in revenues for information technology services and solutions was primarily attributable to the increase in hours billed to customers for professional services when compared to the prior period.

     Direct Salaries and Related Costs. Direct salaries and related costs increased $14.5 million, or 46.7%, to $45.5 million in the first nine months of 1996 from $31.0 million in the first nine months of 1995. As a percentage of revenues, however, direct salaries and related costs decreased to 56.2% in the nine months ended September 29, 1996 from 60.5% in the comparable 1995 period. The increase in the amount of direct salaries and related costs was attributable to the addition of personnel to support revenue growth. The decrease as a percentage of revenues resulted from economies of scale associated with spreading costs over a larger revenue base and the continued change in the Company's mix of business reflecting the growth of information technology support services as a percentage of consolidated results.

     General and Administrative. General and administrative expenses increased 52.3% to $25.4 million in the first nine months of 1996 from $16.7 million in the first nine months of 1995. As a percentage of revenues, general and administrative expenses decreased to 31.4% in the first nine months of 1996 from 32.5% in the comparable 1995 period. The increase in the amount of general and administrative expenses was primarily attributable to the addition of management and administrative personnel to support the Company's growth and depreciation expenses associated with facility and capital equipment expenditures incurred in connection with the IT call centers.

     Interest and Other Income. Interest and other income increased to $90,000 during the first nine months of 1996 from interest and other expense of $509,000 during the first nine months of 1995. As a percentage of revenues, interest and other income increased to 0.1% during the first nine months of 1996 from interest and other expense of 1.0% during the first nine months of 1995. The increase was primarily attributable to an increase in the Company's cash position as a result of the Company's initial public offering completed in April 1996. The Company repaid all amounts outstanding under bank borrowing arrangements and invested the remaining net proceeds of the offering in short term investment grade securities and money market instruments.

     Income Taxes. Income taxes increased $2.8 million, or 207.9%, to $4.1 million during the first nine months of 1996 from $1.3 million during the comparable period of 1995, and increased as a percentage of revenues to 5.0% from 2.6%. This increase is attributable to the significant increase in the amount of income before income taxes and in income before income taxes as a percentage of revenues. However, the Company's marginal tax rate decreased to 40.0% during the first nine months of 1996 primarily as a result of (i) nondeductible expenses being a lower percentage of the larger income before income taxes and (ii) tax-exempt interest income.

     Net Income. As a result of the foregoing, net income increased to $6.0 million in the first nine months of 1996 from $1.8 million in the comparable period of 1995.

   1995 Compared to 1994

     Revenues. Revenues increased $21.4 million, or 40.3%, to $74.6 million in 1995 from $53.2 million in 1994. These results reflect an increase in revenues of $22.4 million from information technology support services provided through IT call centers and an increase in revenues of $4.0 million from information technology services and solutions. These increases were partially offset by a $5.0 million reduction in revenues from the non-information technology services that were substantially phased out in 1995.

     The increase in information technology support services revenues was primarily attributable to an increase in the number of IT call centers providing services throughout the year, the addition of several significant customers and the resultant increase in call volumes from clients. During the fourth quarter of 1995, the Company opened two new IT call centers in addition to the four opened during 1994, all four of which were fully operational throughout 1995. In addition, the Company added 27 customers for its information technology support services during 1995, giving it 49 customers that utilized these services as of December 31, 1995. The increase in revenues for information technology services and solutions was primarily attributable to the increase in hours billed to customers for professional services when compared to the prior year.

     Direct Salaries and Related Costs. Direct salaries and related costs increased 32.2% to $44.6 million in 1995 from $33.7 million in 1994. As a percentage of revenues, however, direct salaries and related costs decreased to 59.8% in 1995 from 63.4% in 1994. The increase in the amount of direct salaries and related costs was attributable to the addition of personnel to support revenue growth. The decrease as a percentage of revenues resulted from economies of scale associated with spreading costs over a larger revenue base.

     General and Administrative. General and administrative expenses increased 37.8% to $25.2 million in 1995 from $18.3 million in 1994. As a percentage of revenues, general and administrative expenses decreased to 33.8% in 1995 from 34.4% in 1994. The increase in the amount of general and administrative expenses was primarily attributable to the addition of management and administrative personnel to support the Company's growth and depreciation expense associated with facility and capital equipment expenditures incurred in connection with the IT call centers. The increase also was attributable to a non-cash compensation expense of $949,960 related to the grant of stock options to an executive officer in 1995. See "Information About Sykes--Management--Executive Compensation." The decrease as a percentage of revenues resulted from economies of scale associated with spreading costs over a larger revenue base.

     Interest and Other Expense. Interest and other expense increased 49.1% to $728,000 in 1995 from $488,000 in 1994, but remained constant as a percentage of revenues. The increase was primarily attributable to an increase in the Company's borrowings and increased rates of interest on such borrowings during 1995. The Company's borrowings increased to $10.2 million at December 31, 1995 from $7.7 million at December 31, 1994, primarily as a result of capital expenditures required for the IT call centers.

     Income Taxes. Income taxes increased $1.3 million, or 259.5%, to $1.8 million during 1995 from $506,000 in 1994, and increased as a percentage of revenues to 2.4% from 0.9%. This increase is attributable to the significant increase in the amount of income before income taxes and in income before income taxes as a percentage of revenues. However, the Company's marginal tax rate decreased to 45.0% in 1995 primarily as a result of nondeductible expenses being a lower percentage of the larger income before income taxes.

     Net Income. As a result of the foregoing, net income increased to $2.2 million in 1995 from $155,000 in 1994.

   1994 Compared to 1993

     Revenues. Revenues decreased $4.1 million, or 7.1%, to $53.2 million in 1994 from $57.3 million in 1993. These results reflect an increase in revenues of $6.6 million from information technology support services provided through IT call centers, a decrease in revenues of $5.5 million from information technology development services and solutions, and a decrease in revenues of $5.2 million from the non-information technology services that were phased out beginning in 1993.

     The increase in information technology support services revenues was primarily attributable to an increase in the number of IT call centers, the addition of new customers and the resultant increase in call volumes from clients. During 1994, the Company opened four new IT call centers, one of which replaced a facility operated throughout 1993. In addition, the Company added 15 customers for its information technology support services during 1994, giving it 22 customers that utilized these services as of December 31, 1994. The decrease in revenues from information technology development services and solutions was primarily attributable to reduced demand from the Company's significant customers during the period.

     Direct Salaries and Related Costs. Direct salaries and related costs decreased 9.5% to $33.7 million in 1994 from $37.3 million in 1993 and, as a percentage of revenues, decreased to 63.4% from 65.1% for the same periods. The decrease in direct salaries and related costs was attributable primarily to the phasing out of the Company's non-information technology services.

     General and Administrative. General and administrative expenses decreased 1.5% to $18.3 million in 1994 from $18.6 million in 1993, but increased as a percentage of revenues to 34.4% in 1994 from 32.4% in 1993. The decrease in the amount of general and administrative expenses was primarily attributable to the reduction of expenses associated with the Company's phasing out of non-information technology services initiated in 1993, partially offset by start-up expenses, administrative support costs and depreciation expense associated with facility and capital equipment expenditures incurred in 1994 in connection with new IT call centers. The increase in general and administrative expenses as a percentage of revenues was primarily the result of decreased revenues in 1994.

     Interest and Other Expense. Interest and other expense increased $540,000 to $488,000 in 1994 from other income of $52,000 in 1993. The increase was primarily attributable to an increase in the levels of borrowings during 1994, increased rates of interest on such borrowings and the recognition of foreign currency transaction losses in 1994. The Company's borrowings increased to $7.7 million at December 31, 1994 from $1.8 million at December 31, 1993, primarily as a result of the funding required to support the addition of IT call centers in 1994.

     Income Taxes. Income taxes decreased $303,000 to $506,000 in 1994 from $809,000 in 1993 as a result of the Company's decreased income before income taxes and higher effective tax rate in 1993 due to the effects of state and foreign taxes.

     Net Income. As a result of the foregoing, net income decreased to $155,000 in 1994 from $688,000 in 1993.

   Quarterly Results

     The following information presents unaudited quarterly operating results for the Company for 1995 and the first three quarters of 1996. The data have been prepared by the Company on a basis consistent with the Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus, and include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation thereof. These operating results are not necessarily indicative of the Company's future performance.


                                                                 Quarter Ended
                                     4/2/95      7/2/95     10/1/95     12/31/95    3/31/96      6/30/96     9/30/96
                                                         (In thousands, except per share data)

    Revenues  . . . . . . . . .      $16,243     $16,832     $18,240      $23,280    $25,955      $26,512     $28,541

    Direct salaries and
     related costs  . . . . . .       10,202      10,112      10,644       13,787     14,797       14,491      16,095

    General and
     administrative (1) . . . .        5,368       5,586       5,807        8,316      8,248        8,615       8,704
                                      -------     -------     -------       ------    -------      -------    --------
    Income from
     operations . . . . . . . .          673       1,134       1,789        1,177      2,910        3,406       3,742

    Interest and other
     income (expense) . . . . .          (70)       (220)       (220)        (218)      (291)         110         271
                                      -------     -------     -------       ------    -------      -------     -------
    Income before
     income taxes . . . . . . .          603         914       1,569          959      2,619        3,516       4,013
    Provision for
     income taxes (2) . . . . .          246         392         682          502      1,063        1,437       1,561
                                      -------     -------     -------      -------    -------      -------     -------
    Net income (2)  . . . . . .       $  357      $  522      $  887       $  457    $ 1,556      $ 2,079     $ 2,452
                                      =======     =======     =======      =======   ========      =======     =======
    Net income per
     share (2)  . . . . . . . .       $ 0.02      $ 0.03      $ 0.05       $ 0.03    $  0.09      $  0.11     $  0.12
                                      =======     =======     =======      =======    =======      =======     =======
    Weighted average
     shares outstanding . . . .       16,874      16,874      16,874       16,874     16,874       18,817      21,023


(1)  Includes non-cash compensation expense of $949,960 related to the grant of stock options to an executive officer in the quarter ended December 31, 1995.  See "Information About Sykes--Management." Excluding the effect of such expense, income from operations, income before income taxes, and net income for the quarter ended December 31, 1995 would have been $2.1 million, $1.9 million and $1.0 million, respectively, and net income per share would have been $0.06.

(2)  Adjusted as if an affiliate of the Company included in the consolidated financial statements, which was an S corporation for federal income tax purposes were subject to income taxes for all periods presented, based on the tax laws in effect during the respective periods.  See Note 13 of Notes to Consolidated Financial Statements.



   Liquidity and Capital Resources

     The Company's primary sources of liquidity are equity offerings, cash flows from operations and available borrowings under its credit facility. The net proceeds to the Company of $39.7 million from its April 1996 initial public offering were used to repay debt and make capital expenditures. In November 1996, the Company received proceeds, net of offering expenses, in excess of $70 million from the sale of approximately
   1.6 million shares of Sykes Common Stock pursuant to a secondary offering. The Company intends to utilize these proceeds and the balance of the funds available from the initial public offering to make additional capital expenditures associated primarily with its technical support services as identified above, and for working capital and general corporate purposes, including possible acquisitions. Pending any such use, the Company will invest the balance of such funds in short-term, investment grade securities or money market instruments.

     In December 1995, the Company entered into a $20.0 million credit facility. This facility consisted of a revolving line of credit of $12.0 million and an $8.0 million term loan maturing in May 1997. In addition, in 1994 the Company obtained a $1.3 million loan to construct one of the IT call centers. The Company used approximately $16.7 million of the net proceeds of its April 1996 initial public offering to repay all amounts outstanding under the Company's bank borrowings, and no bank borrowings are currently outstanding. In December 1996, the Company signed a commitment letter to replace the $20 million credit facility with an unsecured revolving $25 million facility. This new facility accrues borrowings at tiered levels between 125 and 200 basis points above listed Libor pursuant to a defined ratio calculation within the agreement. The facility matures in June 1998 and contains certain covenants associated with tangible net worth, debt and debt funding as defined by the agreement.

     During the first nine months of 1996, the Company had negative cash flow from operations of $2.6 million. This was primarily the result of an increase in the Company's accounts receivable (a significant portion of which was collected immediately subsequent to the end of the quarter) associated with organizational growth from increased revenues and the establishment of new clients, and a decrease in accounts payable, primarily in the second calendar quarter, from the payment of significantly fourth quarter 1995 purchases. The Company has used a portion of its proceeds from its initial public offering, together with $1.7 million received as incentive grants from local and state governmental agencies, to fund $11.2 million of capital expenditures for the nine months ended September 29, 1996. As a result of the Company's continued expansion, it is anticipated that 1996 capital expenditures will total approximately $17.0 million, primarily the result of completing the seventh IT call center (the Company's tenth IT call center) in the United States. Each IT call center requires approximately $2.0 million to construct and approximately $5.0 million of capital expenditures to complete the build-out and equip the center.

     During the third quarter of 1996, the Company increased its European technical support presence and acquired additional sophisticated information technology capabilities to enhance its technical support services through the acquisitions of Datasvar Support AB and Diagsoft, Inc. (the "acquisitions"). The purchase price for the acquisitions was approximately 922,000 shares of the Sykes Common Stock (as adjusted for the three-for-two stock split) and was accounted for using the pooling-of-interests method of accounting.

     During 1995, the Company generated $8.9 million in cash from operations. The cash generated during 1995, together with $3.2 million in net borrowings and $2.6 million received as incentive grants from local and state governmental agencies in connection with additional IT call centers, was used to fund $13.7 million of capital expenditures during 1995. Capital expenditures, which consisted primarily of construction of facilities, information technology, telecommunications equipment and computer systems, and furniture and fixtures, were made to support the continued growth and expansion of the IT call centers. During 1995, the Company opened its sixth and seventh IT call centers and commenced construction of its eighth IT call center, which was opened in January 1996.

     The Company believes that the net proceeds from its secondary offering, combined with available amounts of cash, accessible funds under its credit facilities and cash flows from operations, will be adequate to meet its capital requirements for the foreseeable future.

   Recent Accounting Pronouncements

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation." With respect to stock options granted to employees, SFAS No.123 permits companies to continue using the accounting method promulgated by the Accounting Principles Board Opinion No. 25 ("APB No.25"), "Accounting for Stock Issued to Employees," to measure compensation or to adopt the fair value based method prescribed by SFAS No. 123. If APB No.25's method is continued, pro forma disclosures are required as if SFAS No.123 accounting provisions were followed. Management has determined not to adopt SFAS No.123's accounting recognition provisions. In the opinion of management, SFAS No.123 is not expected to have a material impact on the Company's financial statements.

     SFAS No.121, "Accounting for the Impairment of Long Lived Assets and Long Lived Assets to be Disposed Of," is effective for years beginning after December 15, 1995. This pronouncement requires that long-lived assets and certain intangibles to be held and used by the Company be reviewed for impairment. This pronouncement is not expected to have a material impact on the financial statements of the Company.

        INFO SYSTEMS -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

   Liquidity and Capital Resources

     Info Systems' cash balance in 1995 was $1.25 million compared to $6,500 in 1996, a decrease of $1.24 million. Info Systems expended $2.6 million in 1996 for capital equipment and software development compared to $.8 million in 1995, an increase of $1.8 million. Cash flow from operating activities was insufficient to finance this level of capital expenditure and therefore Info Systems relied on term loans and credit lines to finance the increased working capital requirements. Current credit facilities provide up to $500,000 for the purchase of equipment, up to $2,000,000 for working capital, and up to an additional $1,250,000, as needed, to cover additional requirements. These credit facilities are in addition to existing term loans used to finance Info Systems' ESOP, computer equipment and vehicles.

     Info Systems' cash balance as of September 30, 1995 was $750,000 compared to $8,800 on September 30, 1996, a decrease of $741,200. Info Systems expended $126,000 in the three months ending September 30, 1996 for capital equipment and software development compared to $274,000 in the comparable period in 1995, a decrease of $112,000. Cash flow from operating activities was insufficient to finance this level of capital expenditure and therefore Info Systems relied on credit lines and payables to finance the increased working capital requirements.

     Although management of Info Systems believes that it has adequate capital resources to sustain its current operations, greater access to capital resources might allow Info Systems to enhance its growth opportunities. In addition, Info Systems cannot finance significant operating losses that could occur as a result of lower revenues caused by currently unforeseen factors such as a deterioration of the economic environment or increased competitive forces.

     Under the terms of certain notes payable to a bank, Info Systems is required to comply with certain covenants. Info Systems is not in compliance with all covenants at September 30, 1996, but has obtained a waiver letter from the bank waiving compliance with such covenants through September 30, 1997. Info Systems has two working capital lines of credit with First Union National Bank of North Carolina, one for up to $2,000,000 and one for up to $1,250,000. As of December 31, 1996, the $2,000,000
   line had outstanding borrowings of $0 and the $1,250,000 line had outstanding borrowings of $6,051. Info Systems also has an inventory/equipment line of credit with IBM Credit Corporation for up to $600,000, with an option to finance the purchase of equipment based upon specific customer transactions, $1,410,744 was outstanding to IBM Credit Corporation as of December 31, 1996.


   Results of Operations

   Three Months Ended September 30, 1996 Compared to Three Months Ended September 30, 1995

     Revenues. Revenues increased $1.9 million, or 31.0%, to $7.9 million in the three months ending September 30, 1996 from $6.0 million in the comparable period in 1995. These results reflect an increase in hardware revenues of $2.8 million to $4.8 million in the three months ended
   September 30, 1996 from $2.0 million in the comparable 1995 period. This difference is primarily due to increased sales to Info Systems' retail customers. Services revenue decreased $.5 million, or 22.8%, to $1.7 million from $2.2 million in the same period in 1995. The decrease in services revenue was primarily due to the allocation of programming and consulting resources to development of Info Systems' products rather than to billable projects. Revenues from software licensing fees and commissions from the sale of software decreased $.4 million, or 30.7%, in the three months ended September 30, 1996 to $.9 million from $1.3 million in the comparable 1995 period. The decrease was due primarily to technical problems discovered after the release of FS PRO Marketplace, Info Systems' newest software product, which delayed the schedule for marketing the product. Revenues from maintenance agreements with customers in support of Info Systems' software products were flat at $.3 million for the three months ended September 30, 1996 compared to $.28 million for the comparable 1995 period.

     Cost of Hardware and Certain Software Sales. Cost of revenues increased by $2.1 million, to $3.8 million, in the three months ending September 30, 1996 compared to $1.7 million for the period ending September 30, 1995. This increase was due to additional hardware sales. The margins on hardware increased from 17.57% for the three months ending September 30, 1995 to 22.2% for the comparable period ending September 30, 1996. The increased margins were due to changes in the mix of products sold.

     Salaries, Commissions and Related Benefits. Direct salaries and related costs for the three months ending September 30, 1996 were $3.0 million, a decrease of 3.8% from the comparable three-month period in 1995. The number of employees in Info Systems' operating departments remained relatively flat during these periods and the small decrease was due primarily to employee turnover.

     Selling, General and Administrative Expenses. General and administrative expenses were $1.1 million for the three months ending September 30, 1996, an increase of $.4 million from $.8 million for the three-month period ending September 30, 1995. $162,000, or 44% of the increase, was due to the amortizations of development costs for Info Systems' products which were previously capitalized and depreciation on equipment required to support Info Systems' development efforts. The remainder of the increase was primarily due to increases in costs for network communications and marketing.

     Interest and Employee Benefit Expense. Interest and employee benefit expense was $187,500 for the three months ending September 30, 1996, an increase of 22.8% from $152,700 for the comparable period in 1995. This increase was due primarily to additional borrowings required by Info Systems to fund its continuing product development activities with respect to FS PRO Marketplace.

     Income Taxes. Info Systems' operating loss before taxes for the three-month period ending September 30, 1996 was partially offset by a $110,400 credit for income taxes. This compares to an income tax expense of $103,600 during the three-month period ending September 30, 1995.

     Net Income. Info Systems experienced a loss of $165,600 for the period ending September 30, 1996 compared to net income of $155,300 for the period ending September 30, 1995. This outcome is the result of margins on increased hardware sales being insufficient to offset declines in services revenue and software licensing fees.

   Year Ended June 30, 1996 Compared to Year Ended June 30, 1995

     Revenues. Revenues decreased $3.8 million, or 13.4%, to $24.5 million in 1996 from $28.3 million in 1995. These results reflect a decrease in hardware revenues of $7.1 million, or 43.3%, from $16.4 million in 1995 to $9.3 million in 1996. This difference was due primarily to a large order in 1995 from a single customer which was not duplicated in 1996. Services revenue increased $1.9 million, or 27.3%, to $9.1 million from $7.1 million in 1995. This was due to both an increase in demand for technical services from existing customers and the addition of new customers. Revenues from software licensing fees and commissions from the sale of software increased $1.2 million, or 26.2%, to $4.4 million from $3.2 million in 1995. The increase was due primarily to sales of the new products developed by Info Systems and additional success in selling products previously marketed by Info Systems. Revenues from maintenance agreements with customers in support of Info Systems' software products were $1.15 million for the year ending June 30, 1996, an increase of 12.2%, compared to $1.02 million for the year ending June 30, 1995.

        Cost of Hardware and Center Software Sales. Cost of revenues decreased by $5.8 million to $8.1 million in 1996 compared to $13.9 million in 1995. The decrease was due to a decrease in hardware sales. The margins on hardware decreased to 13.3% in 1996 compared to 15.7% in 1995. The decreased margins were due to changes in this mix of products sold.

        Salaries, Commissions and Related Benefits. Salaries, commissions and related benefits increased 11.7% to $11.4 million in 1996 from $10.2 million in 1995. The increase in salaries, commissions and related benefits was attributable to the addition of personnel to support revenue growth.

        Selling, General and Administrative Expenses. Selling, general administrative expenses increased $.8 million to $3.8 million in 1996 from $3.0 million in 1995. $277,000, or 32% of the increase, was due to the increases in amortizations of development costs for Info Systems' products which were previously capitalized and depreciation on equipment required to support Info Systems' development efforts. The remainder of the increase was due primarily to the addition of management and administrative personnel to support Info Systems' growth.

        Interest and Employee Benefit Expense. Interest and employee benefit expense decreased $.25 million to $.69 million in 1996 from $.95 million in 1995. The decrease was attributable primarily to a $.3 million additional ESOP contribution made in 1995 which was not made in 1996.

        Income Taxes. Although Info Systems' effective tax rate remained mostly constant, income taxes increased $101,600 to $192,200 in 1996 from $90,600 in 1995 as a result of greater pretax income in 1996.

        Net Income. As a result of the foregoing, net income increased to $226,800 in 1996 from $108,700 in 1995.

   Year Ended June 30, 1995 Compared to Year Ended June 30, 1994

        Revenues. Revenues increased $11.1 million, or 64.7%, to $28.2 million in 1995 from $17.1 million in 1994. These results reflect an increase in revenues of $9.9 million from hardware sales. The increase is due to increased volume from the sale of products to Info Systems' retail customers. Services revenue increased by $.9 million, or 14.8%, to $7.1 million from $6.2 million in 1995. The increase was due to strong demand for Info Systems' technical services. Revenues from license fees and commissions from the sale of software increased $.7 million, or 26.92%, to $3.3 million from $2.6 million in 1995. Revenues from maintenance agreements with customers in support of Info Systems' software products remained flat at $1.0 million for the year ending June 30, 1996, compared to $1.0 million for the year ending June 30, 1995.

        Cost of hardware and certain software sales. Cost of revenues increased by $8.2 million to $13.8 million in 1995 compared to $5.6 million in 1994. This increase is due to additional hardware sales. The margins on hardware increased to 15.7% in 1995 from 12.9% in 1994. The increased margins were due to changes in the mix of product sold and additional discounts received from increased sales volume.

        Salaries, Commissions and Related Benefits. Salaries, commissions and related benefits increased 221.8% to $10.2 million in 1995 from $8.4 million in 1994. The increase in direct salaries and related costs was attributable to increases in personnel to support Info Systems' growth.

        Selling, General and Administrative Expenses. Selling general administrative expenses increased $.6 million to $2.9 million in 1995 from $2.4 million in 1994. $112,000, or 20% of the increase, was due to the increases in amortization and depreciation. The remainder of the increase was due primarily to the addition of management and administrative personnel to support Info Systems' growth.

        Interest and Employee Benefit Expense. Interest and employee benefit expense increased by $1.2 million in 1995 to $.9 million from ($.2 million) in 1994. This result was due primarily to extraordinary revenue from the sale of assets of Info Systems in 1994 which reduced interest expense in that year and was also due to an additional contribution to the ESOP in 1995 which was not made in 1994.

        Income Taxes. Income taxes decreased $252,400 to $90,600 in 1995 from $343,000 in 1994 as a result of Info Systems' decreased income before income taxes. Info Systems adopted Statement 109 as of July 1, 1993. The cumulative effect of this change in accounting for income taxes of $104,723 is determined as of July 1, 1993 and is reported separately in the statement of income (loss) for the year ended June 30, 1994.

        Net Income. As a result of the foregoing, net income decreased to $108,700 in 1995 from $648,700 in 1994. This change was primarily due to a non-recurring gain in 1994 of $1,000,000 from an Asset Sale of Info Systems automated warehouse business to WCSS, a subsidiary of IBM.

        New Accounting Pronouncements. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation." With respect to stock options granted to employees, SFAS No. 123 permits companies to continue using the accounting method promulgated by the Accounting Principles Board Opinion No. 25 ("APB No. 25"), Accounting for Stock Issued to Employees," to measure compensation or to adopt the fair value based method prescribed by SFAS No. 123. If APB No. 25's method is continued, pro-forma disclosures are required as if SFAS No. 123 accounting provisions were followed. Info Systems has determined not to adopt SFAS No. 123's accounting recognition provisions. In the opinion of the management, SFAS No. 123 is not expected to have a material impact on the Info Systems' financial statements.

        SFAS No. 121, "Accounting for the Impairment of Long Lived Assets and Long Lived Assets to be Disposed Of," is effective for years beginning after December 15, 1995. This pronouncement requires that long-lived assets and certain intangibles to be held and used by Info Systems be reviewed for impairment. This pronouncement is not expected to have a material impact on the financial statements of the Info Systems

        Subsequent Events. Subsequent to September 30, 1996, options for 170,048 shares were exercised under employee stock options and 30,000 shares were exercised under the directors' stock option plan. All shares were issued at fair market value. Shareholders equity increased $872,209 as a result of the options.

        On December 3, 1996, Info Systems consummated an Asset Purchase Agreement with American MedCare Corporation for the sale of its Info/Cure division. In exchange for cash of $150,000, a note for $1,575,000 (subject to offset or reduction under certain circumstances) and the assumption of certain liabilities including the continuing support obligations under agreements with its customers, American MedCare received certain assets including accounts receivable, a customer list, fixed assets, trademarks, and other intellectual property. The gain on the sale is not expected to be material to Info Systems' operating results.

        In December 1996, Info Systems recorded the remaining ESOP contribution to participants as of the Effective Date. This resulted in a change to income of approximately $1 million as of December 31, 1996.


                             INFORMATION ABOUT SYKES

   General

        Sykes provides a wide array of information technology outsourcing services, including information technology support services and information technology development services and solutions. The Company's services are provided at various stages during the life cycle of computer hardware and software products. Through its state-of-the-art IT call centers, the Company provides information technology support services
   (i) to leading computer hardware and software companies by providing technical product support services to end users of their products and
   (ii) to major companies by providing help desk services to their employees. Through its staff of technical professionals, the Company also provides information technology development services and solutions to large corporations, on a contract or temporary staffing basis, including software design, development, integration and implementation; systems support and maintenance; and documentation, foreign language translation and software localization. The integration of these services provides Sykes customers the opportunity to outsource a broad range of their information technology services needs to the Company. Significant customers of Sykes include Apple, CompuServe, Digital Equipment, Disney, Hewlett Packard, IBM, Monsanto and NationsBank.

        In 1993, in an effort to capitalize on the trend toward outsourcing information technology services, the Company focused its strategic direction exclusively on the information technology services marketplace and broadened its array of services. Pursuant to this strategy, the Company began providing information technology support services by opening IT call centers and began phasing out its non-information technology services, including administrative services provided to a major customer. The phase out was substantially completed in 1995. Recently, revenues from information technology support services have grown rapidly through the opening of four IT call centers in 1994, two in late 1995 and three in 1996. The domestic IT call centers are stand-alone facilities, each modeled after the same prototype. The Company's strategy of locating its domestic IT call centers in smaller communities, typically near a college or university, has enabled the Company to benefit from a relatively low cost structure and a technically proficient, stable work force. The Company estimates that the IT call centers have the capacity to process approximately 90,000 calls per day in the aggregate, up from 7,000 calls per day in January 1994, from users of hardware and software products seeking technical assistance.

        The Company is committed to providing its customers with the highest quality services. To that end, the Company's IT call center in Sterling, Colorado has received ISO 9002 certification, an international standard for quality assurance and consistency in operating procedures. The Company anticipates that many of its existing and potential customers will soon require evidence of ISO 9002 certification prior to outsourcing their technical product support or help desk functions. Consequently, the Company has modeled each IT call center after ISO 9002 procedures to achieve consistency and quality. Additionally, the Company received the 1995 STAR Award in the highest call volume category. This award has been presented annually since 1988 by the Software Support Professionals Association (SSPA) to the software support company that achieves superior customer satisfaction and call metrics.

        Sykes was founded in 1977 in North Carolina and moved its headquarters to Florida in 1993. In March 1996, Sykes changed its state of incorporation from North Carolina to Florida. The Company's executive offices are located at 100 North Tampa Street, Suite 3900, Tampa, Florida 33602, and its telephone number is (813) 274-1000.

   Industry Background

        In today's rapidly changing technological environment, consumers and businesses require a variety of information technology services in order to effectively use and manage their complex information technology systems, including technical support, software development and information systems integration and management. Many companies' computer systems incorporate a variety of hardware and software components which may span a number of technology generations. For example, a company may use client/server systems or mainframe or midrange hardware platforms running a variety of operating systems, software applications and relational databases. Information technology services have become much more important in this environment as information technology departments strive to integrate a company's information processing capabilities into a single system while providing the flexibility to change with technological innovations.

        These technological changes are making it increasingly difficult and expensive for companies to maintain in-house the necessary personnel to handle all of their information technology needs. Hardware and software companies, as well as businesses utilizing their products, are increasingly turning to third party vendors to perform specialized functions and services. Outsourcing of (i) product support functions by leading hardware and software companies, (ii) employee help desk functions by major companies, and (iii) other information technology services such as software design and systems integration and management, is growing rapidly because of the following factors:

        - Increasing need for companies to focus on core competencies rather than non-revenue producing activities;

        - Rapid technological changes requiring personnel with specialized technical expertise;

        - Growing capital requirements for sophisticated technology necessary to provide timely product support and help desk functions;

        - Increasing need to integrate and continually update complex systems incorporating a variety of hardware and software components spanning a number of technology generations;

        - Extensive and ongoing staff training and associated costs required to maintain responsive, up-to-date in-house technical support and information technology services; and

        - Cost savings from converting fixed employee costs to flexible, variable costs.

        Dataquest reports that information technology services are expected to grow from $50.7 billion in 1995 to $79.0 billion in 1999. Of this amount, Dataquest estimates that technical support services, such as the services provided through the Company's IT call centers, will increase from $20.6 billion in 1995 to $31.5 billion in 1999, with the amount of such services outsourced to third party vendors increasing from $2.6 billion to $7.2 billion for the same periods. The increasing cost to provide technical product support is especially evident, as Dataquest now estimates that one in six employees of software companies performs technical support functions, up from one in twelve employees in 1989, and that the cost of technical support now amounts to approximately 4% and 8% of the revenues of hardware and software companies, respectively.

        In the face of rapid technological change, large corporations also find it increasingly difficult and expensive to service all of their own information technology needs through in-house personnel. Gartner Group, an information technology advisory firm, predicts that more than 40% of companies with internal help desks will outsource a portion of this function by 1998, compared with 15% in 1995.

        As the outsourcing of technical product support, help desk and other information technology services has gained acceptance, many companies also are seeking to consolidate the number of vendors which provide them with these services. Accordingly, providers of information technology outsourcing services must offer a wide array of services to maintain a preferred vendor relationship with their customers. Sykes believes its broad range of services will allow it to capitalize on this trend.

   Strategy

        The Company's objective is to continue its growth and to become a leading provider of a wide variety of information technology outsourcing services by being responsive to and providing skilled personnel for its clients' long-term outsourcing needs. The Company's principal strategies for achieving this objective are as follows:

        Rapidly Expand Through Systematic Addition of IT Call Centers. The Company intends to continue to rapidly expand information technology support services revenues through its existing IT call centers and through additional IT call centers. With the addition of three domestic IT call centers between October 1995 and August 1996 and the two IT call centers acquired through the Datasvar acquisition, the Company's IT call centers currently have the capacity to handle up to approximately 18.7 million calls per year. The Company will have the capacity to handle up to approximately 23.4 million calls per year by year end 1996 following the completion late in the third and fourth quarters of 1996 of its two new IT call centers currently under construction. Sykes has systematized the establishment and ongoing operation of its domestic IT call centers by:
   (i) locating the centers in smaller communities, near a college or university, with a relatively low cost structure and a technically proficient, stable work force; (ii) constructing the IT call centers modeled after the same prototype; (iii) utilizing standardized procedures to hire and train technicians; and (iv) maintaining consistently responsive, high quality services through call monitoring and tracking technology and other quality assurance procedures. The Company's systematic approach and procedures are part of its strategy of providing responsive, high quality support at a lower cost than the Company's competitors.

        Position Sykes as a Preferred Vendor. The Company intends to cross-market its expanded array of information technology services to existing customers and to continue to provide consistently high quality services to new and existing customers in order to position the Company as a preferred vendor of outsourced services. Sykes believes that its ability to work in partnership with its customers during the life cycle of their information technology products and systems, from software design and systems implementation, through technical documentation and foreign language translation, to end user technical product support, gives it a competitive advantage to become the provider of choice to its customers. Sykes has expanded the services it provides, such as help desk services, through its existing relationships with Fortune 500 companies, particularly those customers using the Company's services to satisfy all or part of their information technology development services and solutions needs.

        Capitalize on Sophisticated Technology. The Company seeks to establish a competitive advantage by continuing to capitalize on its sophisticated and specialized technological capabilities, including PBX switches, automatic call distributors, call tracking software and computer-telephone integration. These capabilities allow its IT call centers to serve as the transparent extension of the Company's customers, receive telephone calls and data directly from its customers' systems, and report detailed information concerning the status and results of the Company's services on a daily basis. The Company's sophisticated technology and systems, which the Company is able to upgrade periodically because of their open architecture, enable the Company to provide high response rates at a low cost per transaction.

        The Company's strategy is to develop or acquire other technologies that complement its technical product support functions. For example, the Company intends to integrate the capabilities of DiagSoft's diagnostic software with Sykes IT call centers to further enhance the efficiency and quality of the Company's information technology support services. In addition, the Company believes that enhancements to DiagSoft's sophisticated proprietary software will enable it to access and offer information technology support services directly to the home and small business markets.

        Growth Through Strategic Alliances. The Company intends to expand its customer base, geographic presence and the information technology services Sykes provides by forming strategic alliances with other information technology service providers, particularly those who do not provide labor intensive technical support.

   For example, information technology services providers such as systems integrators increasingly are seeking partners to whom they can outsource the help desk requirements of their customers. The Company is actively seeking help desk contracts with such providers and recently was awarded such a contract.

        Growth Through Selective Acquisitions. The Company intends to acquire complementary businesses to increase market share, expand its services and expand its geographic presence. The Company believes it can expand the scope and quality of its information technology support services by acquiring companies with IT call centers in Europe and other international markets which provide quality technical support for leading computer hardware and software companies, as well as companies which enhance its ability to provide such services. The Company also believes that opportunities exist to acquire companies which provide information technology services, especially in geographic markets in which the Company does not currently compete. The information technology services industry is highly fragmented, with in excess of 1,000 firms providing software services in 1995 in the United States, according to Dataquest. Many of these small, local firms may be attractive acquisition candidates because they would enable Sykes to open new or expand existing branch offices. Recently, the Company acquired Datasvar and DiagSoft. See "Information About Sykes--Recent Acquisitions."

   Services

        The Company provides a wide array of information technology outsourcing services, including information technology support services and information technology development services and solutions. The following is a description of Sykes' outsourcing services:

        Technical Product Support. Sykes provides technical product support services by telephone (24 hours a day, 7 days a week) to end users of the products of hardware and software companies through its five stand-alone IT call centers in the United States and three IT call centers in Europe. Consumers of hardware or software products of Sykes customers dial a technical support number listed in their product manuals and are automatically connected to an IT call center technician who is specially trained in the applicable product and acts as a transparent extension of the hardware or software company in diagnosing problems and answering technical questions. The IT call centers also provide technical product support by electronic mail and electronic bulletin boards. The IT call centers in Europe provide support in 14 languages to 22 European countries.

        As a result of its recent acquisition of DiagSoft, the Company also develops and markets proprietary diagnostic software for use by manufacturers, professional service personnel and end users, which serves as a tool for enhancing Sykes' technical product support services. Proprietary products developed and marketed by DiagSoft for use with a variety of operating systems include software used by personal computer manufacturers for quality assurance and pre-installed or bundled software used by professional service personnel and end users for verifying component functionality, troubleshooting, resolving hardware and software conflicts and hardware repairs.

        Help Desk Services. The Company provides help desk services to major companies, at their facilities or through the IT call centers, that have outsourced technical support for their internal information technology systems. Employees of Sykes' customers telephone the help desk number provided to them by their employer for technical assistance. Trained technicians dedicated to a specific customer answer questions and diagnose and resolve technical problems ranging from a simplistic error message to a wide area network failure.

        Software Design, Development, Integration and Implementation. Sykes' professional personnel provide software application design services geared toward the development of a functional and technical blueprint for a client's desired software application. These professionals identify applicable business processes supported by an application and its related functions, determine end user requirements and prepare a comprehensive plan for developing and implementing the application. They also develop custom software necessary to operate a desired application, integrate the application into the customer's existing information processing architecture, test the functionality of the application and assist the customer in training its personnel to use the application.

        Systems Specialization and Maintenance. Sykes' professional personnel provide a variety of services designed to support and maintain client/server systems and mainframe and midrange platforms. These services include systems administration, maintenance and management support, applications enhancement and training services.

        Documentation and Foreign Language Translation. Sykes' professional personnel provide companies with technical writing and editing of product information and technical manuals and foreign language translation and localization of software, technical manuals and product information in a variety of sophisticated multimedia formats. They provide translation and localization for 12 languages in 20 countries.

   Customers

        The Company has customers in the United States, Canada and Europe. The Company's customers include Fortune 500 corporations and leading hardware and software companies. The Company believes its nationally recognized customer base presents opportunities for further marketing of its services. Since Sykes began providing technical product support services in 1993 to computer hardware and software companies, it has retained approximately 94% of customers utilizing these services.

        Approximately 34%, 29%, 16% and 12% of the Company's revenues in 1993, 1994, 1995 and the nine months ended September 29, 1996, respectively, were attributable to one significant customer, IBM. The percentage of the Company's revenues attributable to IBM decreased significantly during the foregoing periods as a result of the combined effect of reductions in revenues derived from IBM coupled with an overall increase in the Company's revenues from all customers. Consequently, the decrease in the Company's revenues attributable to IBM has been offset by an increase in revenues attributable to new customers. As a result, the Company has improved the diversity of its customer base and has decreased its reliance on one significant customer.

        During the first quarter of 1996, IBM instituted a policy that certain information technology services be provided through designated national vendors. The Company has entered into an agreement with such a vendor, Decision Consultants, Inc., under which certain services, previously provided directly to IBM, are being provided indirectly to IBM through this vendor. Although the Company believes its relationship with IBM will not be affected by the change in the method of providing its services to IBM, there can be no assurance that the Company will continue to provide such services. In addition, 17% of the Company's revenues in 1995 and 14% in the first nine months of 1996 were attributable to Apple, which became a customer during 1994. The Company's largest ten customers accounted for approximately 70% and 68%, respectively, of the Company's revenues in 1995 and the nine months ended September 29, 1996. Generally, the Company's contracts are cancelable by each customer at any time or on short-term notice, and customers may unilaterally reduce their use of the Company's services under such contracts without penalty.

        Sykes provided services to approximately 215 customers during 1995. The following is a partial list of these customers.

        Apple                         IBM
        CompuServe                    Monsanto
        Digital Equipment             NationsBank
        Disney                        Silicon Graphics
        First Union                   TCI Telecommunications
        GTE                           3Com
        Hewlett Packard               Visioneer

   Sales and Marketing

        The Company's marketing objective is to develop long-term relationships with existing and potential clients to become the preferred vendor of their information technology outsourcing services. Sykes believes that its significant client base provides excellent opportunities for further marketing of its broad range of capabilities. In order to further enhance its marketing efforts, the Company recently increased its direct sales force from 9 to 30 employees. The Company markets its information technology services through a variety of methods, including client referrals, personal sales calls, advertising in industry publications, attending trade shows, direct mailings to targeted customers, telemarketing and cross selling additional services to existing clients.

        As part of its marketing efforts, the Company invites potential and existing customers to visit the IT call centers, where the Company demonstrates its sophisticated telecommunications and call tracking technology, quality procedures and the knowledge of its technicians. The Company also demonstrates its ability to quickly accommodate a new customer or a significant increase in business from an existing customer by emphasizing its systematic approach to establishing and managing IT call centers.

        DiagSoft products are marketed to hardware manufacturers by a direct sales team of four individuals for use by manufacturers in the manufacturing and quality control processes or for bundling as part of factory-installed software for the end user.

        The Company also emphasizes account development to strengthen its relationships with its customers. Sales representatives and account executives are assigned to a limited number of accounts in order to develop a complete understanding of each customer's particular needs, to form strong customer relationships and encourage cross selling of other services offered by the Company. Account executives also receive incentives for cross selling the Company's services.

        Technical product support services provided through IT call centers generally are billed to the client based on a fee per call, rate per minute or time and material basis. As a result of the significant infrastructure costs required for each IT call center, the Company has recently begun increasing its efforts to obtain contracts requiring a minimum billing amount to facilitate planning and capital needs. Help desk services usually are billed at a flat rate per employee per month, with the per employee charge varying depending on the customer's total number of employees and the complexity of its information systems.

        Information technology development services and solutions engagements generally are billed on a time and material basis. Sykes is expanding its efforts to obtain contracts with customers lasting six months or longer to increase recurring revenues, maximize utilization of professional personnel and enhance long-term relationships. The Company also is attempting to obtain contracts to provide for the management of a customer's entire information technology project, rather than providing professionals to staff a client-managed project, with a view to enhancing profit margins through the provision of value-added management services.

   Quality Assurance

        The Company carefully trains, monitors and supervises its employees to enhance efficiency and quality of its services. The training of new technicians at the IT call centers is conducted in-house through certified trainers or by professionals supplied by the Company's customers. The Company actively recruits highly skilled professionals to staff specific assignment needs of its information technology development services and solutions customers. Generally, employees also receive ongoing training throughout the year to respond to changes in technology.

        An IT call center manager supervises project leaders, team leaders and technicians dedicated to individual customer accounts. Each team leader at the IT call centers monitors approximately ten technicians. A project leader supervises a particular customer's account by monitoring calls and reviewing quality standards. Using the Company's proprietary, sophisticated call tracking software, the project leader monitors the number of calls each technician handles, the duration of each call, time between calls, response time, number of queries resolved after the first call and other statistics important in measuring and enhancing productivity and service levels. Remote and on-site call monitoring systems and on-line performance tracking are used to enhance high quality services. Customers have daily access to a variety of measures of service performance tracked by the Company's technology and can monitor calls directly through the Company's remote call monitoring systems.

        The Company emphasizes a team approach in order to provide high quality, customized solutions to meet its clients' information technology development services and solutions needs. The central role in this team approach is provided by the Company's account executives and recruiters who work together to achieve a successful relationship between the client and the Company's professionals. The team shares information on active and prospective clients, reviews the availability of professionals and discusses general market conditions. Such forums enable the teams to remain informed and knowledgeable on the latest technologies and to identify business development opportunities as they emerge.

        Sykes is committed to providing its customers with the highest quality services. To that end, the Company's IT call center in Sterling, Colorado has received ISO 9002 certification, an international standard for quality assurance and consistency in operating procedures. The Company anticipates that many of its existing and potential customers will soon require evidence of ISO 9002 certification prior to outsourcing their technical product support or help desk functions. Consequently, the Company has modeled each of its IT call centers after ISO 9002 procedures to enhance consistency and quality. Additionally, the Company received the 1995 STAR Award in the highest call volume category. This award has been presented annually since 1988 by the Software Support Professionals Association (SSPA) to the software support company that achieves superior customer satisfaction and call metrics.

   Operations

        IT Call Centers. The Company's strategy in the United States is to locate its IT call centers in smaller communities with similar demographic characteristics, typically near a college or university. The Company believes these characteristics tend to provide a well-educated, technically proficient employee pool from which to attract qualified candidates. These locations also tend to have lower labor and infrastructure costs than large metropolitan areas.

        New IT call centers are established to accommodate anticipated growth in the Company's business or in response to a specific customer need. The Company believes that additional IT call centers will be established in the United States and potentially in Europe and Asia.

        A typical domestic IT call center is approximately 42,000 square feet, has 425 work stations and can handle 12,000 calls per day. The IT call centers employ current technology in PBX switches, call tracking software, telephone-computer integration, interactive voice response and relational database management systems that are integrated into centrally managed local area networks and wide area networks. The Company's sophisticated equipment and technology enable it to serve as the transparent extension of its customers at a low cost per transaction and provide its customers with immediate access to the status and results of the Company's services. Due to its modular, open system architecture, the Company's computer system allows timely system updates and modifications. The Company utilizes sophisticated call tracking software and systems to provide efficient scheduling of personnel to accommodate fluctuations in call volume.

        Automated call distributors and digital switches identify each call by the number dialed and automatically route the call to a technician with the applicable knowledge and training. The technical product support calls are routed directly from the end user to the IT call center or are overflow calls routed from the client's place of business. Sykes IT call center in Amsterdam receives calls from the United Kingdom, Western Europe and parts of Eastern Europe, and the newly acquired IT call centers in Sweden receive calls from Sweden, Norway, Denmark and Finland.

        IT call center systems capture and download to permanent databases a variety of information concerning each call for reporting on a daily basis to customers, including number and duration of calls (which are important for billing purposes), response time and results of the call. Summary data and complete databases are made available to the customer to enable it to monitor the level of service provided by the Company, as well as to determine whether end users of its products are encountering recurring problems that require modification. The databases also provide Sykes customers with considerable marketing information concerning end users, such as whether the user is a home or business user and regional differences in purchasing patterns or usage. The Company maintains tape backups and offsite storage to assure the integrity of its reporting systems and databases.

        The IT call centers are protected by a fire extinguishing system and backup generators and short-term battery backup in the event of a power outage, reduced voltage or power surge. Rerouting of telephone calls to one of the other IT call centers is also available in the event of a telecommunications failure, natural disaster or other emergency. Security measures are imposed to prevent unauthorized access. Software and related data files are backed up daily and stored off site at multiple locations. The Company carries business interruption insurance covering interruptions that might occur as a result of damage to its business. In addition, the Company believes that it has adequate arrangements with its equipment vendors pursuant to which damaged equipment can be replaced promptly. However, there can be no assurance that a natural disaster or other catastrophic event or other occurrence would not have a material adverse effect on the Company.

        Branch Offices.   Sykes' professional personnel are assigned to one
   of the Company's ten branch offices, which are located in metropolitan areas throughout the United States in order to be closer to their major customers. Each branch office is responsible for staffing the professional personnel needs of customers within its geographic region and customers referred from other branch offices based on specialized needs. These offices give Sykes the ability to (i) offer a broad range of professional services on a local basis, and (ii) respond to changing market demands in each geographical area served. The number of professionals assigned to each branch office ranges from 14 to 130.

        Each branch office is staffed with one or more account executives whose goal is to become the client's partner in evaluating and meeting the client's information technology needs. The account executive's primary responsibilities include: client development; understanding and identifying clients' information technology service needs; working closely with recruiters to staff assignments appropriately; setting billing rates for each assignment; and monitoring ongoing assignments. Each account executive is responsible for between four and ten active corporate accounts, some of which may involve several projects with multiple operating units of a particular company. The account executive cultivates and maintains relationships with the client's chief information officer and numerous department and project managers within the client's organization.

        The account executive has responsibility for staffing an assignment on a timely basis. Upon receiving a new assignment, the account executive prepares a proposal with assignment specifications and distributes the proposal to a recruiter who is familiar with the professionals who have the expertise required for the assignment. The account executive reviews the recruiter's recommended candidates, submits the resumes of qualified employees and other available candidates to the client and schedules client interviews of the candidates. Typically, an assignment is staffed within five working days. For certain clients with whom the Company has long-term relationships, account executives are given sole responsibility for staffing assignments with little or no client involvement in the decision.

   Competition

        The industry in which the Company competes is extremely competitive and highly fragmented. While many companies provide information technology services, management believes no one company is dominant.
   There are numerous and varied providers of such services, including firms specializing in call center operations, temporary staffing and personnel placement companies, general management consulting firms, major accounting firms, divisions of large hardware and software companies and niche providers of information technology services, many of whom compete in only certain markets. The Company's competitors include many companies who may possess substantially greater resources, greater name recognition and a more established customer base than the Company. In addition, the services offered by the Company historically have been provided by in-house personnel. The Company's newly acquired DiagSoft subsidiary competes with other developers of software diagnostic tools, many of which have significantly greater financial, technical, marketing and other resources than the Company.

        The Company believes that the most significant competitive factors in the sale of its services include quality and reliability of services, flexibility in tailoring services to customer needs, price, experience, reputation and comprehensive and integrated services. As a result of intense competition, information technology development services and solutions engagements frequently are subject to pricing pressure. Customers also require vendors to be able to provide services in multiple locations. Competition for contracts for many of Sykes' services takes the form of competitive bidding in response to requests for proposals.

   Employees

        As of January 1, 1997, the Company had 3,394 full-time employees, consisting of 30 in sales and marketing, 2,605 customer support technicians at the IT call centers, 551 technical professionals and 208 in management, administration and finance.

        The technical and service nature of the Company's business makes its employees an important corporate asset. While the market for qualified personnel is extremely competitive, the Company believes its relationship with its employees is good. The Company's employees are not represented by any union.

        The Company believes that it gains a competitive advantage by locating its IT call centers in smaller communities in which they become an integral part of the local economy and labor force. The Company believes that personnel located in such communities can be employed at a lower overall cost than employees located in a metropolitan setting. Sykes IT call centers are located in communities near a college or university to provide a well-educated, technically proficient work force. Applicants are interviewed for technical skills as well as interpersonal skills.

        The Company recruits its professional personnel through a continually updated recruiting network. This network includes a seasoned team of technical recruiters, a Company-wide candidate database, Internet/newspaper advertising, candidate referral programs and job fairs. Qualified individuals have generally been available as major companies have increasingly begun downsizing and outsourcing information technology services instead of relying on in-house MIS personnel. However, demand for qualified professionals conversant with certain technologies may outstrip supply as new skills are needed to keep pace with the requirements of customer engagements. Competition for such personnel is intense and employee turnover in this industry is high.

   Intellectual Property

        The Company relies upon a combination of contract provisions and trade secret laws to protect the proprietary technology it uses at its IT call centers. Sykes relies on a combination of copyright, trademark and trade secret laws to protect DiagSoft's proprietary software. The Company attempts to further protect its trade secrets and other proprietary information through agreements with employees and consultants. The Company does not hold any patents and does not have any patent applications pending. There can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate to deter misappropriation of its proprietary rights or third party development of similar proprietary software. Sykes/R/ is a registered servicemark of the Company. DiagSoft holds a number of registered trademarks, including DIAGSOFT/R/, QAPLUS/WIN/R/ and ETSC/R/.

   Facilities

        The Company's principal executive offices are located in Tampa, Florida. This facility currently serves as the headquarters for senior management, the financial and administrative departments and the Tampa branch office. The following table sets forth additional information concerning the Company's facilities:

                                                            Lease
   Properties           Square Feet   General Usage         Expiration

   Tampa, Florida       18,000        Corporate             December 2002
                                       headquarters

                         5,000        Development office    September 1998

   Greeley, Colorado    42,000        IT call center        N/A
   Sterling, Colorado   34,000        IT call center        N/A

   Hays, Kansas         42,000        IT call center        N/A
   Bismarck, North      42,000        IT call center        N/A
    Dakota
   Minot, North Dakota  42,000        IT call center        N/A

   Ponca City, Oklahoma 42,000        IT call center        N/A
   Klamath Falls,       42,000        IT call center        N/A
    Oregon
   Amsterdam, The       23,200        IT call center        November 1997
    Netherlands

   Jarvso, Sweden        9,200        IT call center        December 1997
   Sveg, Sweden          6,600        IT call center        June 1998
   Boulder, Colorado    13,000        Branch office         March 1997

   Boise, Idaho          2,400        Branch office         January 1997
   Overland Park,        2,600        Branch office         July 1999
    Kansas
   Boston,              26,000        Branch office         September 2000
    Massachusetts

   St. Louis, Missouri   5,500        Branch office         September 1998
   Poughkeepsie, New     1,000        Branch office         July 1997
    York
   Cary, North Carolina  9,500        Branch office         December 1999

   Charlotte, North      2,200        Branch office         March 1997
    Carolina
   Irving, Texas         5,500        Branch office         June 1998


        The Company owns each of its domestic IT call centers and anticipates that additional IT call centers will be required due to growth and expansion. Facilities formerly used as the Company's headquarters in Charlotte, North Carolina are leased through October 2004 and are currently subleased to third parties through June 1999. See "Sykes-- Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

   Legal Proceedings

        The Company is not a party to any litigation, nor is it aware of any threatened litigation, that is expected to have a material adverse effect on the Company or its business.


   Management

   Directors and Executive Officers. The Company's Board of Directors is divided into three classes with the members of each class serving three-year terms expiring at the third annual meeting of shareholders after their election. Currently, one vacancy exists on the Board of Directors. The following table sets forth information, as of the date of this Prospectus, regarding the directors and executive officers of the Company.


                                                                    Term as
           Name          Age           Principal Position          Director
                                                                    Expires

   John H. Sykes          60  Chairman of the Board, President       1999
                              and Chief Executive Officer and
                              Director

   David E. Garner        38  Senior Vice President and Director     1998

   John D. Gannett, Jr.   42  Senior Vice President and Director     1997

   Scott J. Bendert       40  Vice President-Finance, Treasurer
                              and Chief Financial Officer

   John L. Crites, Jr.    52  Vice President and General Counsel

   Furman P.              67  Director                               1999
   Bodenheimer, Jr.

   H. Parks Helms         61  Director                               1997

   Gordon H. Loetz        47  Director                               1998

   Ernest J. Milani       67  Director                               1998

   R. James Stroker       50  Director                               1999


        John H. Sykes has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its inception in 1977. Previously, Mr. Sykes was Senior Vice President of CDI Corporation, a publicly-held technical services firm.

        David E. Garner joined the Company in 1984 and, since 1994, has served as Senior Vice President with responsibility for information technology support services for both national and international operations. Prior to becoming Senior Vice President, Mr. Garner held various technical and managerial positions within the Company. In January 1996, Mr. Garner was elected to the Board of Directors of the Company.

        John D. Gannett, Jr. rejoined the Company in 1995 as Senior Vice President with responsibility for information technology development services and solutions. Prior to 1995, Mr. Gannett provided consulting services to the Company under an agreement entered into in 1991. From 1979 to 1991, Mr. Gannett held various management positions within the technical and documentation services areas of the Company. Mr. Gannett has also served as a director of the Company since December 1984.

        Scott J. Bendert joined the Company in 1993 as Chief Financial Officer. In 1994, Mr. Bendert was named Treasurer, and in 1995 was appointed Vice President--Finance. From 1984 to 1993, Mr. Bendert held various management positions with Reflectone, Inc., a publicly-held producer of complex computer simulator trainers and devices, most recently as Corporate Controller.

        John L. Crites, Jr. joined the Company as Vice President and General Counsel on April 1, 1996. Prior thereto and since 1991, Mr. Crites served as Executive Director of the Vivian L. Smith Foundation for Restorative Neurology at Baylor College of Medicine in Houston, Texas.

        Furman P. Bodenheimer, Jr. was elected to the Board of Directors of the Company in 1991 and is a member of the Compensation Committee.
   Mr. Bodenheimer has been President and Chief Executive Officer of Zickgraf Enterprises, Inc. and Nantahala Lumber in Franklin, North Carolina since 1991. Prior thereto and until 1988, Mr. Bodenheimer was President of First Citizens Bank and Vice Chairman of First Citizens Mortgage Company and First Title Insurance Company. From 1988 to 1991, Mr. Bodenheimer was a consultant to financial institutions.

        H. Parks Helms has served as a director since the Company's inception in 1977 and is a member of the Audit Committee. Mr. Helms is the Managing Partner of the law firm of Helms, Cannon, Hamel & Henderson in Charlotte, North Carolina. Mr. Helms has held numerous political appointments and elected positions, including as a member of the North Carolina House of Representatives.

        Gordon H. Loetz was elected to the Board of Directors of the Company in 1993 and is a member of the Audit Committee. In 1982, Mr. Loetz founded Comprehensive Financial Services, a financial investment advisory company, and serves as its President and Chairman of the Board.

        Ernest J. Milani was elected to the Board of Directors of the Company on April 19, 1996 and is a member of the Compensation Committee. From 1970 and until 1996, Mr. Milani held various positions with CDI Corporation, a publicly-held provider of engineering and technical services, most recently as President of CDI Corporation Northeast and CDI Technical Services Ltd., both of which are subsidiaries of CDI
   Corporation.

        R. James Stroker has served as a director of the Company since 1990 and is a member of the Compensation Committee. Mr. Stroker is Judge of the Ninth Judicial Circuit of the State of Florida and has over 21 years of judicial experience. Mr. Stroker also serves on the Board of Directors of the University of Orlando Law School. Mr. Stroker is the son-in-law of Mr. Sykes.

   Executive Compensation. The following table sets forth certain information concerning compensation paid to or earned by the Company's President and Chief Executive Officer and each of the Company's other most highly compensated executive officers who earned more than $100,000 for the year ended December 31, 1995.

                                              Summary Compensation Table

                                               Annual Compensation                    Long-Term Compensation
                                                                                   Securities
                                                                Other Annual       Underlying        All Other
   Name and Principal Position      Salary          Bonus      Compensation(1)     Options(2)     Compensation (3)

   John H. Sykes . . . . . . .     $165,000       $368,578           -                  -                $24,573
     President and Chief
     Executive Officer

   David E. Garner . . . . . .      150,000         79,166           -               762,000               9,321
     Senior Vice President

   John D. Gannett, Jr.  . . .       69,806         25,000           -                  -              175,000(3)
     Senior Vice President(4)

   Scott J. Bendert  . . . . .       89,716         20,000           -                  -                  4,257
     Vice President-Finance,
     Treasurer and Chief
     Financial Officer
   ____________________________________

   (1) Does not include the value of the perquisites provided to certain of the named executive officers which in the aggregate did not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

   (2) See "Information About Sykes--Management--Stock Option Plans" for information concerning options granted in 1996.

   (3)  Represents contributions to the Sykes Enterprises, Incorporated
        Employees' Savings Plan and Trust and excess group term life insurance.

   (4)  Mr. Gannett rejoined the Company in July 1995.  "All Other
        Compensation" consists solely of payments for consulting services and pursuant to severance agreements entered into with Mr. Gannett in 1991.

        The following table sets forth information with respect to grants of options to purchase shares of Sykes Common Stock during 1996 to the executive officers named in the Summary Compensation Table. The amounts shown as potential realizable values on the options are based on assumed annualized rates of appreciation in the price of the Sykes Common Stock of 0%, 5% and 10% over the term of the options, as set forth in rules of the Commission. Actual gains, if any, on stock option exercises are dependent on future performance of the Sykes Common Stock. There can be no assurance that the potential realizable values reflected in this table will be achieved.


                                              Stock Option Grants in 1996
                                                                     Market
                                     % of Total                     Price per                        Potential Realizable
                      Number of       Options                       Share of                        Value at Assumed Annual
                      Securities      Granted                      Underlying                        Rates of Stock Price
                      Underlying    to Employees     Exercise      Security on                  Appreciation for Option Term(1)
                       Options       in Fiscal         Price         Date of      Expiration
   Name               Granted           1996         per Share        Grant          Date          0%       5%            10%

   John D.
    Gannett, Jr.      46,631          7.20%           $12.00      $12.00          4/29/06       $   -       352,064     891,585

                      46,631          7.20%            11.33       12.00          4/29/06         31,243    383,307     922,827

                      46,631          7.20%            10.00       12.00          4/29/06         93,262    445,326     984,847
                     -------          ----             -----       -----          -------        -------  ---------   ---------
                     139,893                                                                     124,505  1,180,697   2,799,259
   Scott J.
     Bendert          45,000          6.90%            12.00       12.00          4/29/06                   339,750     860,400

   John L. Cites,
     Jr.              45,000          6.90%            12.00       12.00          4/29/06                   339,750     860,400


   _________________________________

   (1) The dollar amounts under these columns are the result of calculations at the hypothetical 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's common stock price. The option term is ten years.



        The following table provides certain information concerning aggregate stock option exercises in 1996 and stock option values as of December 31, 1996, for unexercised stock options held by each executive officer of the Company. No stock appreciation rights are outstanding.

          AGGREGATE OPTION EXERCISES LAST YEAR AND YEAR-END OPTION VALUES
                                                                                                 Value of Unexercised
                         Shares                      Number of Unexercised Options            In-The-Money Options
                        Acquired        Value                 at Year End (#)                      at Year End (1)
      Name            On Exercise (#)  Realized        Exercisable       Unexercisable       Exercisable       Unexercisable

    John H. Sykes            -             -                 -                -                   -                  -
    David E. Garner     254,000       $10,532,533            -                508,000             -             $16,747,067
    John D. Gannett,         -             -                 -                136,894             -               3,691,776
    Scott J. Bendert         -             -                 -                 45,000             -               1,147,500
    John L. Cites, Jr.       -             -                 -                 45,000             -               1,147,500

   (1) Based upon the closing sale price of $37.50 per share of Sykes Common
   Stock on December 31, 1996, as reported in the Nasdaq National Market.


   Employment Agreements.

        John H. Sykes. On January 1, 1996, the Company entered into an employment agreement with John H. Sykes, the Company's Chairman of the Board, President and Chief Executive Officer. The employment agreement provides for an initial term of five years with an annual base salary of $300,000. Thereafter, the agreement automatically renews for successive two-year terms unless terminated by either party, with the base salary increasing by at least 30% subsequent to the initial term and at least 15% for any subsequent automatic renewal term. Mr. Sykes is also entitled to a performance bonus up to 100% of his base salary based on the Company's achievement of specified levels of income before income taxes as determined by the Compensation Committee and to participate in such bonus programs and other benefit plans as are generally made available to other executive officers of the Company.

        If the agreement is terminated by the Company for any reason other than Mr. Sykes' death or disability or other than cause (as defined therein), the Company shall pay Mr. Sykes a one-time severance payment equal to two times the total of the full amount of Mr. Sykes annual base salary in effect at the time of such termination plus Mr. Sykes' average annual bonus and other compensation for the prior three years (or such shorter period if the agreement is in effect for less than three years). During the two year period following termination of employment, Mr. Sykes shall not, in any area in which the Company's business is then conducted, directly or indirectly compete with the Company.

        The agreement also provides for a one-time severance payment, in lieu of any other severance payment, equal to three times the total of the full amount of Mr. Sykes' annual base salary then in effect plus Mr. Sykes' average annual bonus and other compensation for the prior five years (or such shorter period of the employment agreement is in effect for less than five years) upon a "change of control" of the Company if (i) Mr. Sykes is terminated from employment prior to the end of the term of the agreement (except if terminated for cause) or (ii) Mr. Sykes elects to terminate his employment with the Company under certain circumstances. A "change of control" shall be deemed to have occurred if (i) any person (other than Mr. Sykes) beneficially owns 20% or more of the outstanding shares of voting capital stock, (ii) the sale or transfer of greater than 50% of the book value of the Company's assets, (iii) the merger, consolidation, share exchange or reorganization of the Company as a result of which the holders of all of the shares of capital stock of the Company as a group would receive less than 50% of the voting power of the capital stock of the surviving corporation, (iv) the adoption of a plan of liquidation or the approval of the dissolution of the Company, (v) the commencement of a tender offer which, if successful, would result in a change of control, or
   (vi) a determination by the Board of Directors in view of then current circumstances or impending events that a change of control has occurred or is imminent.

        David E. Garner. On March 1, 1996, the Company entered into a three-year employment agreement with David E. Garner, providing for an annual base salary of $150,000. The agreement automatically renews for successive one-year terms unless terminated by either party and provides that, if the agreement is terminated for any reason other than death or disability, the Company shall pay Mr. Garner non-compete payments equal to $150,000 per year for three years, payable in accordance with the Company's standard payment practice. Mr. Garner is prohibited from directly or indirectly competing with the Company during such three-year period in any area in which the Company's business is then conducted. The agreement also requires the Company to purchase disability insurance that will pay Mr. Garner $150,000 per year for three years in the event of his disability and life insurance that will pay Mr. Garner's estate $450,000 in the event of his death. Mr. Garner also is entitled to a performance bonus up to 100% of his base salary based upon the Company's achievement of specified levels of income before income taxes and upon his achievement of specified goals as determined by the Compensation Committee, and to participate in such bonus programs and other benefit plans as are generally made available to other executive officers of the Company.

        John D. Gannett, Jr. On March 1, 1996, the Company also entered into a three-year employment agreement with John D. Gannett, Jr. providing for an annual base salary of $150,000. The agreement automatically renews for successive one-year terms unless terminated by either party and provides that, if the agreement is terminated by the Company for any reason other than cause (as defined therein), the Company shall pay Mr. Gannett a non-compete payment equal to $150,000 per year for two years, payable in accordance with the Company's standard payment practices. Mr. Gannett is prohibited from directly or indirectly competing with the Company during such two-year period in any area in which the Company's business is then conducted. The agreement provides that if it is terminated by the Company for cause, during a period of two years following termination of employment, Mr. Gannett will not, in any area in which the Company's business is then conducted, directly or indirectly compete with the Company and the Company shall then be required to pay a severance payment of $125,000. Mr. Gannett also is entitled to a performance bonus up to 100% of his base salary based upon the Company's achievement of specified levels of income before income taxes and upon his achievement of specified goals as determined by the Compensation Committee, and to participate in such bonus programs and other benefit plans as are generally made available to other executive officers of the Company.

        Scott J. Bendert. On March 1, 1996, the Company entered into a two-year employment agreement with Scott J. Bendert, providing for an annual base salary of $110,000. The agreement automatically renews for successive one-year terms unless terminated by either party, and provides that if the agreement is terminated for any reason other than death, disability or cause (as defined therein), the Company shall pay
   Mr. Bendert a severance payment equal to $110,000, payable in accordance with the Company's standard payment practices, in consideration of Mr. Bendert's agreement to refrain from competing directly or indirectly with the Company for a period of one year in any area in which the Company's business is then conducted. The agreement provides that if it is terminated by the Company for cause or by Mr. Bendert, during a period of one year following termination of employment, Mr. Bendert will not, in any area in which the Company's business is then conducted, directly or indirectly compete with the Company and the Company shall not be required to pay the severance payment. Mr. Bendert also is entitled to a performance bonus up to 35% of his base salary based upon the Company's achievement of specified levels of income before income taxes and upon his achievement of specified goals as determined by the Compensation Committee, and to participate in such bonus programs and other benefit plans as are generally made available to other executive officers of the Company.

   Stock Option Plans. The Company maintains two stock option plans to attract, motivate and retain key employees and members of the Board of Directors who are not employees of the Company. These stock option plans have been adopted by Board of Directors and were approved by the shareholders of the Company on March 1, 1996.

        1996 Employee Stock Option Plan. The Company's 1996 Employee Stock Option Plan, as amended (the "Employee Plan"), provides for the grant of incentive or nonqualified stock options to purchase up to 1,750,000 shares of Sykes Common Stock. In April 1996, the executive officers named in the Summary Compensation Table received options to purchase a total of 184,894 shares of Sykes Common Stock as follows: John D. Gannett, Jr., 139,894 shares with an exercise price as follows: (i) 33 1/3% of such shares at $12.00 per share, (ii) 33 1/3% at $11.33 per share, and (iii) 33 1/3% at
   $10.00 per share; and Scott J. Bendert, 45,000 shares with an exercise price of $12.00 per share. Certain other officers and employees of the Company hold options to purchase an additional 416,300 shares of Sykes Common Stock at a range of $12.00 to $46.90 per share. All such options vest ratably over the three-year period following the date of grant, except for 120,000 options granted to key employees of DiagSoft, all of which are immediately exercisable.

        1996 Non-Employee Director Stock Option Plan. The Company's 1996 Non-Employee Director Stock Option Plan (the "Non-Employee Plan") provides for the grant of nonqualified stock options to purchase up to 300,000 shares of Sykes Common Stock to members of the Board of Directors who are not employees of the Company. Each outside director received options to purchase 7,500 shares of Sykes Common Stock at an exercise price of $12.00 per share. Thereafter, on the date on which a new outside director is first elected or appointed, he or she shall automatically be granted options to purchase 5,000 shares of Sykes Common Stock. Each outside director also shall be granted options to purchase 5,000 shares of Sykes Common Stock annually on the day following the annual meeting of shareholders. All options granted will have an exercise price equal to the then fair market value of the Sykes Common Stock. Options shall become exercisable over a period of three years in equal amounts until a director has completed his or her initial term, whereupon all options granted prior to that time shall become exercisable, and subsequent options shall become exercisable one year after the date of grant.
   Options to purchase 37,500 shares of Sykes Common Stock at $12.00 per share are outstanding under the Non-Employee Plan.

   Split Dollar Plan. The Company's Split Dollar Plan (the "Split Dollar Plan") provides for benefits to certain executive officers and key employees upon retirement or death prior to retirement. For each calendar year, each participant contributes at least 2% of his or her compensation during the year but not more than the maximum amount allowable under
   Section 401(k) of the Code. The Company contributes a percentage of each participant's contribution as determined in the Company's discretion at the beginning of each year plus an additional discretionary amount provided that the total of the participant's and the Company's contributions does not exceed the maximum amount allowable under
   Section 401(k) of the Code. Upon the participant's retirement, the participant shall receive his or her contributions to the Split Dollar Plan plus the vested portion of the Company's contributions. Such contributions vest ratably over a ten year period commencing on the participant's third year of service contingent upon the participant's agreement not to divulge confidential information of the Company or compete with the Company. Upon the death of the participant, the beneficiaries of the participant shall receive the death benefit payable under the life insurance policy purchased with the contributions made to the Split Dollar Plan.

   Director Compensation. Directors who are executive officers of the Company receive no compensation as such for service as members of either the Board of Directors or committees thereof. Directors who are not executive officers of the Company receive an annual fee of $5,000, payable in cash or shares of Common Stock based on the fair market value of the Common Stock on the date of payment at the election of each director, plus $1,000 per Board and/or committee meetings attended. The outside directors are also eligible to receive options to purchase Common Stock under the Company's 1996 Non-Employee Director Stock Option Plan. See "Information About Sykes--Management--Stock Option Plans--1996 Non-Employee Director Stock Option Plan."

        Mr. Milani and the Company entered into a one-year consulting agreement on April 1, 1996 providing for an annual fee of $100,000. The agreement requires Mr. Milani to provide certain technical consulting services to the Company as requested by the Company.

   Committees of the Board. The Board of Directors has established committees whose responsibilities are summarized as follows:

        Audit Committee. The Audit Committee is comprised of Messrs. Helms and Loetz and is responsible for reviewing the independence, qualifications and activities of the Company's independent certified accountants and the Company's financial policies, control procedures and accounting staff. The Audit Committee recommends to the Board the appointment of the independent certified public accountants and reviews and approves the Company's financial statements. The Audit Committee is also responsible for the review of transactions between the Company and any Company officer, director or entity in which a Company officer or director has a material interest.

        Compensation Committee. The Compensation Committee is comprised of Messrs. Bodenheimer, Milani and Stroker and is responsible for establishing the compensation of the Company's directors, officers and other managerial personnel, including salaries, bonuses, termination arrangements and other executive officer benefits.

   Compensation Committee Interlocks and Insider Participation. The Company's Compensation Committee was established in connection with the Company's initial public offering in April 1996. The members of the Compensation Committee are Messrs. Bodenheimer, Milani and Stroker. Except for Mr. Sykes, no officer or employee of the Company has participated in deliberations of the Board of Directors concerning executive officer compensation.

        Mr. Milani and the Company entered into a one-year consulting agreement on April 1, 1996 providing for an annual fee of $100,000. The agreement requires Mr. Milani to provide certain technical consulting services to the Company as requested by the Company.

   Principal Shareholders

        The following table sets forth certain information regarding the beneficial ownership of Sykes Common Stock as of January 16, 1997, with respect to: (i) each person known by the Company to own beneficially more than 5% of the Sykes Common Stock; (ii) each of the Company's directors and the executive officers named in the Summary Compensation Table; and
   (iii) all directors and officers of the Company as a group. Except as otherwise noted, each of the shareholders listed below has sole voting and investment power over the shares beneficially owned.

                                Sykes Common
                                   Shares     Percentage   Percentage
                                Beneficially     Before       After
   Name                            Owned         Merger     Merger(1)

   John H. Sykes(2)  . . . .    12,507,767           57.1%       55.6%
   David E. Garner(3)  . . .            __              __          __
   John D. Gannett, Jr.(4) .           750               *           *
   Scott J. Bendert(5) . . .         2,100               *           *
   Furman P. Bodenheimer,
    Jr.(6) . . . . . . . . .         4,500               *           *
   H. Parks Helms(6) . . . .         3,000               *           *
   Gordon H. Loetz(6)  . . .            __              __          --
   Ernest J. Milani(6) . . .           900               *           *
   R. James Stroker(6) . . .           450               *           *
   All directors and
    officers as a
    group (9) persons  . . .    12,519,467           57.2%       55.7%

   *  Less than 1.0%.
   _________________________________________________
   (1) Assumes the issuance of 582,278 shares of Sykes Common Stock in the Merger by calculating the conversion formula set forth in the Merger Agreement based on the $39.50 per share closing price of Sykes Common Stock on January 24, 1997 (the last full trading day prior to printing this Proxy Statement/Prospectus).

   (2) Includes the following shares over which Mr. Sykes retains voting and investment power: (i) 12,236,167 shares owned by Mr. Sykes through Jopar Investments Limited Partnership, a North Carolina limited partnership in which Mr. Sykes is the sole limited partner and the sole shareholder of the limited partnership's sole general partner, and (ii) 271,600 shares owned by various trusts for the benefit of Mr. Sykes' children. Excludes 5,300 shares owned by Mr. Sykes' wife, as to which Mr. Sykes disclaims beneficial ownership. Mr. Sykes' business address is 100 North Tampa Street, Suite 3900, Tampa, Florida 33602.

   (3) Excludes 508,000 shares issuable upon exercise of nonexercisable options.

   (4) Excludes 139,894 shares of Sykes Common Stock issuable upon the exercise of nonexercisable stock options.

   (5) Excludes 45,000 shares of Sykes Common Stock issuable upon the exercise of nonexercisable stock options.

   (6) Excludes 7,500 shares of Sykes Common Stock issuable upon the exercise of nonexercisable stock options.


                         INFORMATION ABOUT INFO SYSTEMS


   General

      Info Systems is in the business of selling, installing, customizing and supporting customer hardware and software products, including its own proprietary software and software products developed by others. Info Systems also provides technical services, including programming, consulting, training, systems design and systems integration. It markets its products and services to customers in three primary industries: manufacturing, distribution and retail.


   Info Systems Products

      Info Systems' trademarked FS PRO Marketplace software integrates the point of sale and back office functions of high volume grocery and drug store chains through personal computer technology and the latest client server technology provided by Microsoft and its Windows NT operating system. Info Systems' FS PRO ChainStore utilizes IBM AS/400 technology and provides back office software for smaller drug chains, hardgoods, apparel and specialty retailers. This system can be integrated into several non-proprietary point of sale systems. Info Systems also provides the IBM 4680/4690 SuperMarket and RADOS Applications as part of the solution mix in the retail industry.

      Info Systems also sells and supports non-proprietary software that provides a complete turnkey manufacturing system for manufacturing customers located mainly in the southeastern United States. This system includes modules which automate production planning, scheduling, customer service, forecasting and accounting. In addition, Info Systems provides data collection, electronic data interchange and systems integration software to manufacturing and distribution customers.

   Marketing and Distribution

      Info Systems has developed strategic relationships with hardware and software vendors including IBM and Microsoft. Info Systems' products and services are marketed through a direct sales force using tradeshows, direct mail, print advertising, telemarketing and user conferences.

   Intellectual Property

      Info Systems owns the copyrights for two products that it has developed for the retail industry, FS PRO Marketplace and FS PRO Chainstore. Info Systems relies on a combination of copyright, trademark and trade secret laws to protect its proprietary software.

   Employees

      As of December 31, 1996, Info Systems had a total of 205 full-time employees and one part-time employee. The technical and service nature of Info Systems' business makes its employees an important corporate asset. The market for qualified personnel is extremely competitive and may serve to limit Info Systems' opportunity to grow. Info Systems recruits its employees through a variety of methods, including through the use of its home page on the world wide web. Info Systems has one full-time recruiter.

      Info Systems believes its relationship with employees is good. Info Systems employees are not represented by a union.

   Backlog

      Info Systems does not accumulate any significant backlog. Instead, Info Systems sells projects as it has the capacity to devote resources to completing them.

   Competition

      The industry in which Info Systems competes is extremely competitive and highly fragmented. Info Systems' competitors include local and national consulting firms and larger retail technology companies, many of which possess substantially greater resources, greater name recognition and a more established customer base than Info Systems. Two examples of competitors of Info Systems are SASI and NCR.

   Research and New Product Development

      Info Systems continues to work to improve its proprietary software to respond to the needs of the marketplace. The current focus of the development resources of Info Systems is in improving its current products.

   Facilities

      Info Systems principal executive offices are located in Charlotte, North Carolina. The following table sets forth additional information concerning Info Systems' facilities:

                                                          Lease
      Properties    Square Feet    General Usage       Expiration


   Charlotte, NC       45,178   Corp. Headquarters    October 1998
   Charlotte, NC        7,412   Office Space          October 1998
   San Diego, CA        2,500   Branch Office         June 2001
   Greenville, SC       4,348   Branch Office         December 1999
   Chattanooga, TN      1,194   Vacant                January 1998
   Chattanooga, TN        400   Sales Office          month-to-month
   Charlotte, NC        1,038   Corp. Apartment       July 1997

      The above facilities are adequate for the current needs of Info Systems and are expected to be adequate to meet the future needs of Info Systems.

   Management

   Directors and Executive Officers. At the closing of the Merger, the directors of Acquisition Corp. automatically will become the directors of Info Systems. In addition, Messrs. Gaughan and Kenney will be elected as directors. Information as of January 20, 1997, with respect to Messrs. Gaughan and Kenney and Ms. Tarlton and Elms follows:

      William J. Gaughan, age 45, was Chairman of the Board of Directors and President of Info Systems from its inception in 1978 until March of 1987. From March 1987 until April 1993 he also served as Chief Operating Officer and a member of the Board of Directors. Since April 1993, he has served as Chairman of the Board and President. In November 1995, he assumed the additional responsibilities of Chief Executive Officer.

      James J. Kenney, age 44, joined Info Systems in 1984, and, since 1992, has been Chief Financial Officer. In 1995 he was named Senior Vice President. Mr. Kenney has also served on the Board of Directors of Info Systems since 1987.

        Melba S. Tarlton, age 43, has served Info Systems since 1978 in an accounting management capacity and is currently Director of Accounting. Ms. Tarlton has also served as Secretary of Info Systems since its inception until 1991 and has served as Treasurer from 1979 until present.

        Karen H. Elms, age 41, joined Info Systems in 1986. From 1995 until January 1997, she served as Vice President of Administration and is currently the Group Executive for Administration. Ms. Elms has also served as Secretary of Info Systems since 1991.

   Executive Compensation. The following table sets forth certain information concerning compensation paid to or earned by Messrs. Gaughan and Kenney during Info Systems' fiscal year ending June 30, 1996.

                           Summary Compensation Table

                                                              Long-Term
                             Annual Compensation            Compensation

                                               Other                   All
   Name and                                   Annual     Securities   Other
   Principal                                  Compen-   Underlying   Compen-
   Position             Salary      Bonus    sation(1)  Options(2)    sation

   William J.
    Gaughan  . . . .
     President and
     Chief Executive
     Officer           $195,000  $65,000        -            --       --

   James J. Kenney .
     Senior Vice
     President         130,000    43,250        -            --       --
   ____________________________________

   (1) Does not include the value of the perquisites provided to the named executive officers which in the aggregate did not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

   (2)   Stock Option Grants in 1996 Fiscal Year

           The following table sets forth information with respect to grants of options to purchase shares of Info Systems Common Stock during fiscal year 1996 to the executive officers named in the Summary Compensation Table. The amounts shown as potential realizable values on the options are based on assumed annualized rates of appreciation in the price of the Common Stock of 5% and 10% over the term of the options, as set forth in rules of the Commission.

                                    Stock Option Grants in 1996 Fiscal Year
                                                                                    Potential Realizable
                                          % of Total                              Value at Assumed Annual
                           Number of       Options                                 Rates of Stock Price
                           Securities      Granted       Exercise                 Appreciation for Option
                           Underlying    to Employees     Price                             Term
                            Options       in Fiscal        per       Expiration
                            Granted          1996         Share         Date              5%         10%


   William J. Gaughan        1,000          .007%         $4.25       8/31/95         $10.00         $20.00
                             1,000          .006%         $4.25       3/29/96         $16.30         $32.60

   James J. Kenney . .       1,000          .007%         $4.25       8/31/95         $10.00         $20.00
                             1,000          .006%         $4.25       3/29/96         $16.30         $32.60

   Karen H. Elms . . .       1,000          .007%         $4.25       8/31/95         $10.00         $20.00
                             1,000          .006%         $4.25       3/29/96         $16.30         $32.60

   Melba S. Tarlton  .       1,000          .007%         $4.25       8/31/95         $10.00         $20.00
                             1,000          .006%         $4.25       3/29/96         $16.30         $32.60


   Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

      The following table sets forth certain information concerning option holdings for the year ended June 30, 1996 with respect to each of Info Systems' executive officers.


                           Shares Acquired to
            Name                Exercise          Value Realized

   William J. Gaughan            2,000                   0

   James J. Kenney               2,000                   0

   Melba s. Tarlton              2,000                   0

   Karen H. Elms                 2,000                   0

   No unexercised options were held by Info Systems' executive officers as of June 30, 1996.

   Employment Contracts

      Info Systems' executive officers have entered into employment agreements with Info Systems that are effective upon the closing of the Merger. For a description of the employment agreements, see "Special Factors - Interests of Certain Persons in the Merger - Employment Agreements."

   Certain Relationships and Related Transactions

        William Gaughan and Melba Tarlton, the treasurer of Info Systems, pledged personal property as collateral for certain promissory notes executed by Info Systems in favor of First Union National Bank of North Carolina on August 20, 1992 and November 21, 1996. In exchange for the use of the collateral securing the November 21, 1996 note, Info Systems pays $1,500 per month to each of Gaughan and Tarlton. The Merger Agreement provides that Gaughan's and Tarlton's collateral will be released at or prior to closing the Merger. Info Systems had committed to provide continuing health insurance coverage for its three founders (William J. Gaughan, Eustace T. Little and Melba S. Tarlton) upon the termination of their employment with the company and through age 65. In lieu of such continuing coverage, the founders will receive from Info Systems lump sum payments upon the consummation of the Merger in the following amounts: William J. Gaughan, $68,100; Eustace T. Little, $30,600; and Melba S. Tarlton, $77,400.

   Seasonal Fluctuations

      Info Systems' business is not subject to any significant seasonal fluctuations.

   Working Capital Practices

      Info Systems has two working capital lines of credit with First Union National Bank of North Carolina, one for up to $2,000,000 and one for up to $1,250,000. As of December 31, 1996, the $2,000,000 line had outstanding borrowings of $0 and the $1,250,000 line had outstanding borrowings of $6,051. Info Systems also has an inventory/equipment line of credit with IBM Credit Corporation for up to $600,000, with an option to finance purchases of equipment, based upon specific customer transactions. $1,410,744 was outstanding to IBM Credit Corporation as of December 31, 1996.

   Litigation

      Info Systems is not a party to any litigation, nor is it aware of any threatened litigation, that is expected to have a material adverse effect on Info Systems or its business.

   Export Sales

      Info Systems has marketed its services and software in Canada, but not otherwise outside of the United States.

   Stock Ownership

      The following table sets forth certain information as of December 31, 1996 with respect to Info Systems Common Stock beneficially owned by each director, by each person beneficially owning more than 5% of the outstanding shares of Info Systems Common Stock and by all executive officers and directors as a group.

                                                                 Ownership
    Shareholder                      Position                   Percentage

   James L. Elder(1)             Former Employee                   6.94%
   William J. Gaughan(2)         Director, President, and CEO     11.42
   James J. Kenney(3)            Director, Senior Vice             4.86
                                 President
   J. Alex McMillan              Director                          0.39
   James A. Moncure, II(4)       Former Employee                  12.02
   Edward C. Ruff                Director                          0.89
   John Singleton                Director                          0.60
   Melba S. Tarlton(5)           Treasurer                         7.34

   All Executive Officers and
     Directors as a Group (6)                                     26.53%


   (1) Includes 8,179.32 shares owned by the ESOP and allocated to Elder's individual ESOP account, as to which Elder will have the power to direct the vote on the Merger.
   (2) Excludes 1,000 shares owned by Gaughan's wife and 828.2 shares allocated to her individual ESOP account, as to which Gaughan disclaims beneficial ownership. Includes 4,924.11 shares owned by the ESOP and allocated to Gaughan's individual ESOP account, as to which Gaughan will have the power to direct the vote on the Merger.
   (3) Includes 17,321.67 shares owned by the ESOP and allocated to Kenney's individual ESOP account, as to which Kenney will have the power to direct the vote on the Merger.
   (4) Includes 18,433.88 shares owned by the ESOP and allocated to Moncure's individual ESOP account, as to which Moncure will have the power to direct the vote on the Merger.
   (5) Excludes 5,200 shares owned by Tarlton's husband, as to which Tarlton disclaims beneficial ownership. Includes 2,660.03 shares owned by the ESOP and allocated to Tarlton's individual ESOP account, as to which Tarlton will have the power to direct the vote on the Merger.
   (6) Includes 6,676.13 shares owned by the ESOP and allocated to the individual ESOP account of Ms. Karen H. Elms, as to which Ms. Elms will have the power to direct the vote on the Merger. Also includes the shares allocated to the ESOP accounts of Messrs. Gaughan and Kenney and Ms. Tarlton.

                       DESCRIPTION OF SYKES CAPITAL STOCK

      The authorized capital stock of Sykes consists of 50,000,000 shares of Sykes Common Stock and 10,000,000 shares of Sykes Preferred Stock. As of January 24, 1997, there were 21,893,818 shares of Sykes Common Stock issued and outstanding. No shares of Sykes Preferred Stock are issued and outstanding. As of January 24, 1997, there were approximately 54 holders of record of Sykes Common Stock.

   Sykes Common Stock

      Holders of Sykes Common Stock are entitled to one vote for each share of Sykes Common Stock held by them on all matters properly submitted to a vote of shareholders, subject to Section 607.0721 of the Florida Business Corporation Act (the "FBCA") (described below under "Comparison of Shareholder Rights"). Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected. Sykes Restated Articles of Incorporation and By-laws provide that the Board of Directors shall be divided into three classes, with staggered terms of three years each. Subject to the prior rights of the holders of any shares of Sykes Preferred Stock that are outstanding, and any contractual restrictions on the payment of dividends, the Board of Directors of Sykes may in its discretion declare and pay dividends on the Sykes Common Stock out of earnings or assets of Sykes legally available for the payment thereof. Subject to the prior rights of the holders of any shares of Sykes Preferred Stock that are outstanding, in the event Sykes is liquidated, any amounts remaining after the discharge of outstanding indebtedness will be paid pro rata to the holders of Sykes Common Stock. The terms of the Sykes Common Stock are subject to modification by the affirmative vote of holders of a majority of the shares constituting a quorum at a meeting of shareholders. The outstanding shares of Sykes Common Stock are, and the Sykes Common Stock to be issued in the Merger will be, legally issued, fully paid and nonassessable. Sykes Restated Articles of Incorporation provide that the holders of Sykes Common Stock do not have preemptive rights to subscribe for or purchase additional shares of Sykes Common Stock issued by Sykes.

      The transfer agent for the Sykes Common Stock is Firstar Trust Company.

   Sykes Preferred Stock

      The Board of Directors of Sykes is authorized to issue from time to time, without shareholder authorization, in one or more designated series, shares of Sykes Preferred Stock with such voting, dividend, redemption, conversion and exchange provisions as are provided in the particular series. No dividends or other distributions are to be payable on the Sykes Common Stock unless dividends are paid in full on the Sykes Preferred Stock and all sinking fund obligations for the Sykes Preferred Stock, if any, are fully funded. In the event of a liquidation or dissolution of Sykes, the outstanding shares of Sykes Preferred Stock would have priority over the Sykes Common Stock to receive the amount specified in each particular series out of the remaining assets of Sykes. Sykes has no current intent to issue shares of Sykes Preferred Stock.

   Certain Statutory and Other Provisions

      For a discussion of certain statutory and other provisions impacting the rights of holders of Sykes capital stock, see "Comparison of Shareholder Rights."


                        COMPARISON OF SHAREHOLDER RIGHTS

      The following is a summary of the material differences between the rights of holders of capital stock of Sykes and the rights of holders of capital stock of Info Systems. These differences arise from the various provisions of the Articles of Incorporation and By-laws of Sykes and the Articles of Incorporation, as amended, and By-laws of Info Systems and the relevant sections of the FBCA, which governs Sykes, and the NCBCA, which governs Info Systems.

   Authorized Stock

      The Articles of Incorporation of Sykes authorize the Board of Directors of Sykes to issue up to Fifty Million (50,000,000) shares of Sykes Common Stock, and up to Ten Million (10,000,000) shares of Sykes Preferred Stock in one or more series, and with such voting powers and designations, preferences, limitations and relative rights as may be designated by the Board of Directors of Sykes. As of January 24, 1997, 21,893,818 shares of Sykes Common Stock and no shares of Sykes Preferred Stock were issued and outstanding. The Articles of Incorporation of Info Systems authorizes the Board of Directors of Info Systems to issue up to Ten Million (10,000,000) shares of Info Systems Common Stock and no shares of Preferred Stock. As of January 24, 1997, 3,353,741 shares of Info Systems Common Stock were issued and outstanding.

   Cumulative Voting

      Although both the NCBCA and the FBCA permit a corporation to entitle shareholders to "cumulate" their votes in electing directors, neither Info Systems nor Sykes do so. The NCBCA also provides cumulative voting to shareholders of a private corporation that was incorporated on or after July 1, 1957 and before July 1, 1990, unless such right is denied or limited by amendment to the articles of incorporation. While Info Systems was incorporated during such period, its shareholders adopted an amendment to its Articles of Incorporation denying the right to cumulative voting. To "cumulate" means to multiply the number of votes that a shareholder is entitled to cast by the number of directors to be elected and to allow the shareholder to cast the product for a single candidate for election as a director or distribute the product between two or more candidates.

   Removal of Directors

      The FBCA provides that shareholders may remove a director, with or without cause unless the articles of incorporation provide that a director may only be removed for cause. The FBCA further provides that a director can be removed only if the votes cast to remove the director exceed the votes cast not to remove him (or in the case of a director elected by a voting group, of the votes within the voting group entitled to vote, the votes cast to remove the director exceed the votes cast not to remove him). In addition the FBCA requires that the notice of the meeting of the shareholders to consider the removal of a director must state that the purpose, or one of the purposes, of the meeting is to remove the director.

      Section 4.2 of the Sykes' Articles of Incorporation and Section 4.5 of Sykes' By-laws each provide that a Director may only be removed from office for "cause" upon the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the authorized and outstanding voting stock of Sykes at a special meeting of the shareholders called for that purpose pursuant to a written notice sent at least thirty (30) days prior to such meeting to the director or directors sought to be removed. "Cause" is defined in both the Articles of Incorporation and By-laws as
   (1) misconduct as a director of the Corporation or any subsidiary which involves dishonesty with respect to a substantial or material corporate activity or assets, or (2) conviction of an offense punishable by one or more years of imprisonment (other than minor regulatory infractions and traffic violations which do not materially and adversely affect the Corporation). Any vacancy created by such a removal shall be filled by majority vote of the directors then in office, even though less than a quorum.

      The NCBCA allows shareholders to remove one or more directors with or without cause unless the articles of incorporation provide that removal should occur only with cause. If a director is elected by a voting group of shareholders under the NCBCA, only the shareholders of that voting group may participate in the vote to remove such director. Info Systems' articles of incorporation do not limit the reasons for removal of directors by the stockholders. Removal of a director by the shareholders under the NCBCA can only occur at a meeting if the notice for the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director. Unless otherwise provided in the articles of incorporation or a shareholder adopted bylaw, the NCBCA also provides that the entire board of directors may be removed with or without cause by the affirmative vote of a majority of votes entitled to be cast at any election of directors. Article III of the Info Systems' By-laws provides that a Director may be removed from office with or without cause by the majority vote of the shareholders (or a voting group of the shareholders if the director was elected by that voting group) at a meeting of the shareholders called pursuant to an appropriate written notice which identifies the removal of the director or directors as the purpose, or one of the purposes, of the meeting. The shareholders may elect a new director at the same meeting during which a director is removed. The NCBCA further provides for the judicial removal of directors in an action instituted by the corporation or by shareholders holding at least 10% of the outstanding shares of any class, if the court finds that the director engaged in fraudulent or dishonest conduct, or grossly abused his or her authority or discretion, with respect to the corporation and that removal would be in the best interests of the corporation.

   Special Meetings of Shareholders; Shareholders Action by Written Consent

      Except as discussed below, the shareholders of both Sykes and Info Systems may take actions only at an annual meeting or at a special meeting of the shareholders. A special meeting of the shareholders of Sykes may only be called by the President, the Board of Directors, the Secretary or the holders of not less than thirty-five percent (35%) of the shares entitled to vote at such a meeting. A special meeting of the shareholders of Info Systems may only be called by the President, the Board of Directors, the Secretary or the holders of not less than ten percent (10%) of the shares entitled to vote on any issue at such a meeting.

      The FBCA permits shareholder action without a meeting if consents in writing, setting forth the action so taken, are signed by the holders of the number of outstanding shares necessary to authorize or take such action at a meeting at which all shares were present and voted on the action unless otherwise provided in the articles of incorporation. The NCBCA permits shareholder action without a meeting if consents in writing, setting forth the action so taken, are signed before or after such action by all the shareholders entitled to vote on the action. The Articles of Incorporation and By-laws for Sykes and the By-laws Info Systems provide for action by unanimous written consent. Accordingly, action by the shareholders of both Sykes and Info Systems may be taken only at an annual meeting, at a special meeting (the requirements of which differ as described in the preceding paragraph) or by unanimous written consent. In addition, the By-laws of Sykes provide for certain procedures that must be complied with in order to call a special meeting of shareholders. See below,"Other Defensive Measures."

   Vacancies on the Board of Directors

      The FBCA and the NCBCA each provides that, unless otherwise provided by the articles of incorporation, vacancies on the board may be filled by the majority vote of either the remaining directors (even when less than a quorum is present) or the shareholders. Whenever a voting group is entitled to elect a director and that office becomes vacant, the FBCA and the NCBCA each provides that the vacancy may be filled by the majority vote of either the stockholders in that voting group or the remaining directors elected by such voting group. Under the FBCA, If no director elected by the voting group remains in office, such a vacancy may be filled by the majority vote of the other directors, unless otherwise provided in the articles of incorporation.

      The Articles of Incorporation and By-laws of Sykes both provide that all vacancies created on the Board of Sykes, including a vacancy resulting from the removal of a director by shareholder vote, shall be filled only by the affirmative vote of a majority of directors then in office, even though less than a quorum. Any director so elected will serve until the next election of the class for which such director is chosen and until his successor is duly elected. Article III of Info Systems' By-laws addresses vacancies on its Board of Directors and provides that the vacancy will be filled by the first to act of either the majority of the remaining directors (even though less than a quorum) or the shareholders. If the vacant office was held by a director elected by a voting group of shareholders, the By-laws of both Sykes and Info Systems provide that the vacancy may only be filled by the majority vote of the voting group or the remaining directors who were elected by that same voting group.

   Amendments to Articles of Incorporation

      Under the FBCA, a corporation's board may adopt certain minor amendments to its articles of incorporation without the approval of the shareholders. In order to materially amend the articles, however, the FBCA requires a recommendation by the board of directors and, unless either the articles of incorporation or the board of directors conditions its recommendation on a greater vote, approval of the amendment must be by each of (a) a majority of the votes entitled to be cast on the amendment by each voting group with respect to which the amendment creates dissenter's rights; and (b) a majority of the votes cast by every other voting group entitled to vote on the amendment.

      Section 7.1 of the Sykes Articles of Incorporation requires the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding voting stock to amend or repeal any provision of the Articles of Incorporation which is inconsistent with the purpose or intent of certain specific provisions: Article 4 (classification/ election, removal, number and legal standard of conduct of Directors),
   Article 5 (requirements for special meeting of shareholders, shareholder action by unanimous written consent), Article 6 (indemnification of Executive Officers and Directors) and Article 7 (amendment or repeal of Articles of Incorporation or By-Laws). Additionally, any such proposed amendment, repeal or adoption must be contained in the written notice of the meeting at which it is to be considered.

      Under the NCBCA, a corporation's board of directors may adopt certain minor amendments to its articles of incorporation without the approval of the shareholders. In order to materially amend the articles, however, the NCBCA requires the recommendation of the board (unless the board of directors determines that due to a conflict of interest or other special circumstance, disclosed to shareholders, it should make no recommendation) and, unless the articles, the bylaws or the board of directors require a greater vote or a vote by voting groups, the approval by: (1) a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights; and (2) a majority of shares representing a quorum present at a meeting (or, if the proposed amendment would alter a quorum or voting requirement, such amendment can not be approved by less than the quorum or vote currently prescribed in the articles) held by every other voting group entitled to vote on the amendment.

   Amendment to By-laws

      Under the FBCA a corporation's by-laws may be amended or repealed by its board of directors unless either the articles of incorporation reserves that right (either generally or with respect to a particular by-law) to the shareholders or the shareholders in amending or repealing a particular by-law or the by-laws generally, have expressly provided that the board of directors may not amend or repeal the particular by-law or the by-laws in general. The FBCA provides that a corporation's by-laws may be amended or repealed by its shareholders even if they may also be amended or repealed by its board of directors.

      Sykes' Articles of Incorporation do not reserve the right to amend or repeal its By-laws to the shareholders. The Sykes' By-laws authorize the shareholders and the Board of Directors to amend or repeal the By-laws except when (1) the FBCA or a particular by-law reserves that right exclusively to the shareholders, or (2) the shareholders in amending or repealing a particular by-law or the by-laws generally, have expressly provided that the board of directors may not amend or repeal the particular by-law or the by-laws in general. Notwithstanding the foregoing, Section 10 of the Sykes By-laws (which provides for indemnification of the Directors and the Executive Officers) cannot be amended or repealed if such an action would diminish the rights of indemnification provided prior to such amendment or repeal. Further,
   Section 4.5 of the Sykes By-laws (which requires the affirmative vote of not less than 66 2/3% of the authorized and outstanding voting stock to remove a Director) may be amended only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of Sykes capital stock.

      The FBCA and Sykes' Articles of Incorporation and By-laws each authorize the shareholders to adopt or amend a by-law that fixes a greater quorum or voting requirement for shareholders than otherwise required by the FBCA so long as the adoption or amendment of a by-law that adds, changes, or deletes a greater quorum or voting requirement for shareholders meets the same quorum requirement and is adopted by the same vote and voting groups required to take action under the quorum and voting requirement then in effect or proposed to be adopted, whichever is greater. The FBCA also provides that the board of directors may not adopt, amend or repeal a by-law that fixes a greater quorum or voting requirement for shareholders.

      The FBCA provides that a by-law that fixes a greater quorum or voting requirement for the board of directors may be amended or repealed by (1) the shareholders if originally adopted by the shareholders or the board of directors, or (2) by the board of directors only if the board of directors originally adopted the by-law (such an action by the board, including the adoption of such a by-law, must meet the same quorum and vote requirements then in effect or proposed to be adopted, whichever is greater). The FBCA also provides that if the shareholders adopt or amend a by-law that fixes a greater quorum or voting requirement they can also provide that it can only be amended or repealed by a specified vote of the shareholders or the board of directors.

      The Info Systems' By-laws state that, unless otherwise provided by its Articles of Incorporation or By-laws, the By-laws may be amended or repealed, and new By-laws may be adopted, by its Board of Directors. The Info Systems' Articles of Incorporation do not address any aspect of its
   By-laws including their amendment or repeal.   Under the NCBCA a
   corporation's by-laws may be amended or repealed by its board of directors, except to the extent provided in the NCBCA or in the articles of incorporation or a by-law adopted by the shareholders, and except that a by-law adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the board of directors if neither the articles of incorporation nor a by-law adopted by the shareholders authorizes the board of directors to adopt, amend or repeal that particular by-law or the by-laws generally. The NCBCA provides that a corporation's by-laws may be amended or repealed by its shareholders even if such by-laws also may be amended or repealed by its board of directors.

      The NCBCA also provides that a corporation's articles of incorporation or a by-law adopted by the shareholders may provide for a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than otherwise required by the NCBCA so long as any such by-law is approved by a quorum and vote sufficient to amend the articles of incorporation for that purpose. Any provision in the articles of incorporation or bylaws prescribing the quorum or vote required for the shareholders for any purpose may be amended only by complying with such quorum or vote requirement.

      The NCBCA authorizes the board of directors or shareholders of a corporation to adopt a by-law fixing a greater quorum or voting requirement for the board of directors than the requirement provided by the NCBCA, subject to limitations on the ability of the board of directors to readopt, amend or repeal a by-law adopted, amended or repealed by the shareholder. The NCBCA also allows the shareholders to reduce the quorum requirement, so long as such requirement is not less than one third of the number of directors.

   Dissenter's Rights

      Under both the FBCA and NCBCA, a shareholder in certain circumstances is entitled to receive payment of the fair value of the shareholder's stock if such shareholder dissents from a proposed merger, consolidation or sale of all or substantially all of a corporation's property and certain other transactions on which such shareholders are entitled to vote.

      Under the NCBCA, dissenter's rights may be made applicable by:

      (1) Consummation of a plan of merger to which the corporation (other than a parent corporation merger with a 90% - 100% owned subsidiary) is a party if such plan is subject to shareholder approval and the dissenters' shares are not then redeemable at a price less than the cash to be received from the corporation in exchange;

      (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if such shares are not then redeemable at a price less than the cash to be received from the corporation in exchange;

      (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation (other than in the ordinary course of business or to a wholly owned subsidiary), but not a sale pursuant to a court order or pursuant to a plan of sale in which the net sale proceeds will be distributed in cash to the shareholders within one year of the sale;

      (4) An amendment to the articles of incorporation that materially and adversely affects the rights in respect to a dissenter's shares because it (i) alters or abolishes a preferential right of the shares, (ii) creates, alters or abolishes a right in respect of redemption of the shares, (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities, (iv) excludes or limits the right of shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by a shareholder to a fraction of a share if the fractional share so created is to be acquired for cash; or (vi) changes the corporation into a nonprofit or cooperative organization; and

      (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles, bylaws or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      Neither Info Systems' articles of incorporation nor its bylaws contain provisions on dissenter's rights.

      The FBCA provides that, unless the corporation's articles of incorporation otherwise provide, holders of shares that are either held of record by at least two thousand (2,000) shareholders or registered on a national securities exchange are not eligible for dissenter's rights with respect to (1) a plan of merger or share exchange, or (2) a proposed sale or exchange of property. Sykes' Articles of Incorporation do not provide dissenter's rights under these circumstances. Accordingly the FBCA provides dissenter's rights to Sykes' shareholders only with regard to (1) the approval of a "control share" acquisition by the corporation (see below, "Takeover Statutes and Related Provisions") and (2) an amendment to the Articles of Incorporation, if the shareholder is entitled to vote on the amendment and such amendment would adversely affect certain enumerated rights associated with his shares (eg., preemptive rights; voting rights; dividend preference; liquidation preference; making cumulative dividend rights noncumulative; abolishing or altering rights to a sinking fund for redemption; etc.).

      Under the FBCA a shareholder seeking to assert his dissenter's rights to a corporate action submitted to a voice vote must (1) deliver to the corporation before the vote is taken a written notice of his intent to demand payment for his shares if the proposed action is adopted, and (2) not vote his shares in favor of the proposed action. Within twenty (20) days after the corporation has given written notice (which must take place within ten (10) days of the authorization) of the shareholder authorization the dissenting shareholder must file with the corporation a notice of such election, stating his name and address, the number, classes and series of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder failing to file such an election to dissent within this time period will be bound by the terms of the proposed corporate action. For additional information in respect of dissenters' rights under the NCBCA "Special Factors--Rights of Dissenting Shareholders."

   Dividends

      Under the NCBCA and the FBCA, subject to restrictions contained in a corporation's articles of incorporation, the board of directors of a corporation may authorize distributions and a corporation may make distributions to its shareholders unless after such distribution the corporation would not be able to pay its debts as they become due or, if the distribution is to one class or series, its total assets after the distribution will be less than the sum of its total liabilities, plus the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Under the Articles of Incorporation of Sykes dividends may be declared on common shares, subject to the rights of preferred shareholders. The Articles of Incorporation of Info Systems provide for only a single class (voting common) of stock and accordingly do not address dividends in terms of preferred shareholders.

   Liability of Directors; Indemnification

      Under the FBCA, a director must discharge his duties in good faith, with the care of an ordinarily prudent person in a like position under similar circumstances. As authorized by the FBCA, the Articles of Incorporation of Sykes allow a director, in discharging his duties, to consider factors that the director deems relevant, including the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate, and the economy of the state and the nation. The FBCA also provides that a director of Sykes is not liable to the corporation, its shareholders or any person asserting rights on behalf of Sykes or its shareholders for liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the circumstances under which indemnification by Sykes would not be provided.

      Sykes' Articles of Incorporation and By-laws as well as the FBCA provide for indemnification by the corporation of its directors and
   officers.   Sykes' Articles of Incorporation and By-laws state that only its Directors and "Executive Officers" (as defined in SEC Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended) are indemnified against liabilities which they (the "indemnified person") incur in a proceeding in which the indemnified person was a party because he or she was or is a director or officer. However indemnification will not be required if liability was incurred because the director or officer breached or failed to perform a duty that he or she owes or owed to the corporation and the breach or failure constitutes a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest, a violation of criminal law (unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful), a transaction from which the director or officer derived an improper personal benefit or willful misconduct. The FBCA also mandates indemnification by the corporation of a director, officer, employee or agent under certain circumstances, even when such indemnification is not authorized by the corporation's articles of incorporation or by-laws.

      In accordance with the NCBCA, Info Systems may indemnify a director against liability in a proceeding if (1) the director conducted himself or herself in good faith; (2) the director reasonably believed (i) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interests, or (ii) in all other cases, that his or her conduct was at least not opposed to its best interests (or, if the conduct is in relation to an employee benefit plan, that his or her conduct was in the best interests of the participants in and beneficiaries of the plan); and (3) in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Under the NCBCA, a corporation may not indemnify a director (1) in connection with a proceeding in which the director is adjudged to be liable to the corporation, or (2) in connection with any other proceeding by or in the right of the corporation in which the director is adjudged liable on the basis that personal benefit was improperly received by him or her. The NCBCA also provides that, unless limited by its articles of incorporation, a corporation must indemnify a director, for reasonable expenses, who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she is a party because he or she is a director.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted with respect to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

      In addition to the indemnification provisions of the NCBCA, the articles of incorporation and by-laws of Info Systems provide for the indemnification of directors to the fullest extent permitted by the NCBCA.

   Takeover Statutes and Related Provisions

      North Carolina: Info Systems, as a corporation whose securities are not registered under Section 12 of the Securities Act of 1933, is not subject to the anti-takeover provisions of the North Carolina Control Share Acquisition Act or the North Carolina Shareholder Protection Act.

      Florida: Sykes is subject to several anti-takeover provisions under FBCA that apply to a publicly held corporation organized under Florida law unless the corporation has elected to opt out of such provisions in its Articles of Incorporation or (depending on the provision in question) its Bylaws. Sykes has not elected to opt out of these provisions. The FBCA contains a provision that confers voting rights to shares of a publicly held Florida corporation which are acquired in a "control share acquisition" only to the extent granted by the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the person or group acquiring the control shares). A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power:
   (1) one-fifth (1/5) or more but less than one-third (1/3) of such voting power; (2) one-third (1/3) or more but less than a majority of such voting power; and (3) a majority or more of such voting power. In addition, shareholders demanding a special meeting to determine "control share" voting rights must deliver to Sykes a written agreement to pay the costs incurred by Sykes in holding a special meeting, including the cost of preparing and mailing the notice of meeting and the proxy materials for the solicitation by Sykes of proxies for use at such meeting, in the event such shareholders are unsuccessful in their proxy solicitation. These statutory voting restrictions are not applicable to certain control share acquisitions as set forth in the FBCA (eg., when the board of directors approves the control share acquisition; when the acquisition is pursuant to a gift, intestate succession or a testamentary transfer; etc.).

      The FBCA also contains a provision that prohibits Sykes and other publicly held Florida corporations from engaging in a broad range of business combinations or other extraordinary corporate transactions ("Affiliated Transactions") with an "interested shareholder" unless (1) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder, (2) the interested shareholder has owned at least 80% of Sykes outstanding voting shares for at least five (5) years, or (3) the transaction is approved by the holders of two-thirds (2/3's) of Sykes voting shares other than those owned by the interested shareholder. Subject to certain limited exceptions, an "interested shareholder" is defined as a person who, together with affiliates and associates, beneficially owns (as defined in FBCA Section 607.0901(1)(e)) more than 10% of the publicly held corporation's outstanding voting shares.

   Other Defensive Measures

      Sykes' Board of Directors is divided into three (3) classes, with staggered terms of three (3) years each. Each year the term of one class expires. In addition, Section 3.2(b) of Sykes' By-laws establishes a procedure which shareholders seeking to call a special meeting of shareholders must satisfy. This procedure requires notice to Sykes, the receipt by Sykes of written demands for a special meeting from owners of thirty-five percent (35%) or more of the issued and outstanding shares of Sykes Common Stock, a review of the validity of such demands by an independent inspector appointed by the Board of Directors of Sykes and the fixing of the record and meeting dates by the Board of Directors of Sykes.

      The By-laws of Sykes also authorize the Board of Directors of Sykes, in their discretion, to postpone shareholder meetings, including, within certain limits, special meetings of shareholders. Additionally, the President or the Board of Directors (acting by resolution) may adjourn a shareholder meeting at any time prior to the transaction of business at such meeting. The By-laws of Sykes also contain strict time deadlines and procedures applicable to the shareholders seeking to nominate a person for election as director or to otherwise seeking to bring business before any meeting of the shareholders.

      All provisions described in this subsection, particularly when combined with the provisions in the Articles of Incorporation governing the removal of directors, (see above, "Removal of Directors") may make it more difficult for a dissident shareholder to gain control of the Sykes Board of Directors and, therefore, may discourage the waging of proxy contests for control.

      The Articles of Incorporation and the By-laws of Info Systems do not contain additional defensive provisions.

   Inspection of Stockholder List

      The FBCA allows any stockholder to inspect the stockholder list for a purpose reasonably related to such person's interest as a stockholder. The NCBCA allows any stockholder to inspect and copy the stockholder list if (i) the stockholder's demand to inspect or copy is made in good faith and for a proper purpose, spelled out with particularity, and (ii) the stockholder list is directly related to such purpose.

   Loans to Directors, Officers and Employees

               Under the FBCA, a corporation may make loans to or guarantee the obligations of its directors, officers or other employees and those of its subsidiaries when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Under the NCBCA, a corporation may lend money or credit to its officers, employees or agents. Additionally, the NCBCA allows a corporation to lend money to, or guarantee the obligations of, directors only if (i) approved by a majority of votes of all outstanding shares entitled to vote (excluding shares owned by the director) or (ii) if the board determines the loan or guaranty is in the corporation's best interest and either approves the specific loan or guarantee or a general plan authorizing loans and guarantees.

   Dissolution

               While the FBCA allows a Florida corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions, Sykes has not done so and therefore only the approval of a majority of Sykes' stock entitled to vote thereon is required to approve any proposed dissolution of the corporation.

      While the NCBCA allows a North Carolina corporation to include in its articles of incorporation, in a bylaw adopted by shareholders, or in the board of directors' dissolution proposal a supermajority voting requirement in connection with dissolutions, Info Systems has not done so and therefore only the approval of a majority of Info Systems' stockholders voting thereon (assuming the presence of a quorum and no supermajority voting requirement in the directors' dissolution proposal) is required to approve any proposed dissolution of the corporation.


                              INDEPENDENT AUDITORS

      Representatives of KPMG Peat Marwick, L.L.P., Info Systems' independent auditors, are expected to be present at the Special Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.


                                  LEGAL MATTERS

      The validity of the securities to be issued in connection with the Merger will be passed upon for Sykes by Foley & Lardner, 100 North Tampa Street, Suite 2700, Tampa, Florida 33602.

                                     EXPERTS

      The Consolidated Financial Statements of Sykes Enterprises,
   Incorporated at December 31, 1995 and 1994, and for the year ended
   December 31, 1995, the five months ended December 31, 1994 and each of the two years in the period ended July 31, 1994, appearing in this Proxy Statement/Prospectus have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their reports thereon appearing elsewhere herein and are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The Financial Statements of Info Systems of North Carolina,
   Inc. at June 30, 1995 and 1996, and for each of the years in the three year period ended June 30, 1996, appearing in this Proxy Statement/Prospectus have been audited by KPMG Peat Marwick L.L.P., independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                              By Order of the Board of Directors of

                              INFO SYSTEMS OF NORTH CAROLINA, INC.



                              Secretary
                              _______________, 1997

                          INDEX TO FINANCIAL STATEMENTS

   Sykes Enterprises, Incorporated                                       Page


   Report of Independent Accountants . . . . . . . . . . . . . . .        F-2

        Consolidated Balance Sheets  . . . . . . . . . . . . . . .        F-3

        Consolidated Statements of Operations  . . . . . . . . . .        F-4

        Consolidated Statements of Shareholders' Equity  . . . . .        F-5

        Consolidated Statements of Cash Flows  . . . . . . . . . .        F-6

        Notes to Consolidated Financial Statements . . . . . . . . .      F-7


   Info Systems of North Carolina, Inc.


   Independent Auditors' Report . . . . . . . . . . . . . . . . . .      F-18

        Balance Sheets . . . . . . . . . . . . . . . . . . . . . .       F-19

        Statements of Operations . . . . . . . . . . . . . . . . .       F-21

        Statements of Stockholders' Equity . . . . . . . . . . . .       F-22

        Statements of Cash Flows . . . . . . . . . . . . . . . . .       F-23

        Notes to Financial Statements  . . . . . . . . . . . . . .       F-25

                        REPORT OF INDEPENDENT ACCOUNTANTS





   To the Board of Directors
     of Sykes Enterprises, Incorporated

        We have audited the accompanying consolidated balance sheets of Sykes Enterprises, Incorporated as of December 31, 1994 and 1995 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended July 31, 1993 and 1994, the five months ended December 31, 1994, and the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sykes Enterprises, Incorporated as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for the years ended July 31, 1993 and 1994, the five months ended December 31, 1994, and the year ended December 31, 1995, in conformity with generally accepted accounting principles.


                                      COOPERS & LYBRAND L.L.P.


   Tampa, Florida
   September 16, 1996, except as to certain information in Note 15 for which the date is November 6, 1996

                         SYKES ENTERPRISES, INCORPORATED

                           CONSOLIDATED BALANCE SHEETS

                                         December 31,          September 29,
                                     1994           1995           1996
                                                                (Unaudited)
    ASSETS
    Current assets
      Cash and cash equivalents  $  1,594,398    $  1,752,978   $ 2,140,885
      Temporary investments . .       487,744         849,502    18,037,559

      Receivables, including
       unbilled . . . . . . . .    11,306,634      16,744,039    28,874,106
      Refundable income taxes .       407,627         602,197       548,196
      Prepaid expenses and
       other current assets . .     1,194,890       1,047,955     2,004,851
                                   ----------      ----------    ----------
         Total current assets .    14,991,293      20,996,671    51,605,597

    Property and equipment, net    12,164,226      24,384,987    31,428,722
    Deferred income taxes . . .            --          11,034       159,000
    Deferred charges and other
     assets . . . . . . . . . .     1,131,222         758,651       807,029
                                   ----------      ----------    ----------
              Total assets  . .   $28,286,741     $46,151,343   $84,000,348
                                   ==========      ==========    ==========
    LIABILITIES AND
     SHAREHOLDERS' EQUITY
    Current liabilities
      Current installments of
       long-term debt . . . . .  $    678,445    $  1,566,645   $    22,659

      Accounts payable  . . . .     2,652,265       6,221,965     4,402,452
      Accrued employee
       compensation and
       benefits . . . . . . . .     2,395,148       5,849,096     7,045,296
      Income taxes payable  . .        70,697         186,221     2,087,842
      Deferred income taxes . .     1,974,000       3,366,000       423,955
      Other accrued expenses
       and current liabilities      2,198,769       2,756,561     2,096,739
                                   -----------     ----------    ----------
         Total current
          liabilities . . . . .     9,969,324      19,946,488    16,078,943
    Long-term debt  . . . . . .     6,987,450       8,589,530       292,308
    Deferred income taxes . . .       176,361              --     1,797,510
    Deferred grants . . . . . .     2,876,923       6,751,782     9,939,958

    Commitments and
     contingencies (Note 8)

    Shareholders' equity
      Common stock, $0.01 par
       value, 50,000,000 shares
       authorized; 13,998,408,
       14,121,819 and
       20,026,498 shares issued
       and outstanding  . . . .       139,984         141,218       200,265
      Additional paid-in
       capital  . . . . . . . .       619,809         645,437    45,964,725
      Retained earnings . . . .     7,611,930      10,008,015     9,659,448

      Accumulated foreign
       currency translation
       adjustments  . . . . . .       (95,040)         68,873        67,191
                                   ----------      ----------    -----------
         Total shareholders'
          equity  . . . . . . .     8,276,683      10,863,543    55,891,629
                                   ----------      ----------     ---------
              Total liabilities
              and shareholders'
              equity  . . . . .   $28,286,741     $46,151,343    $84,000,348
                                   ==========      ==========     =========


           See accompanying notes to consolidated financial statements

                                                   SYKES ENTERPRISES, INCORPORATED

                                                CONSOLIDATED STATEMENTS OF OPERATIONS
                                                               Five Months
                                                                  Ended         Year Ended
                                   Years Ended July 31,        December 31,    December 31,         Nine Months Ended
                                                                                               October 1,     September 29,
                                     1993           1994             1994          1995            1995              1996
                                                                                                (Unaudited)    (Unaudited)

    Revenues  . . . . . . .      $56,911,959     $55,589,334      $21,612,513   $74,594,634     $51,314,771     $81,008,314
    Operating expenses
      Direct salaries and
       related costs  . . .       36,487,194      35,362,219       14,157,479    44,592,380      31,036,531      45,535,823
      General and
       administrative . . .       18,552,525      18,785,692        7,242,028    25,231,077      16,682,626      25,413,533
                                  ----------      ----------       ----------    ----------      ----------      ----------
           Total
           operating
           expenses . . . .       55,039,719      54,147,911       21,399,507    69,823,457      47,719,157      70,949,356
                                  ----------      ----------       ----------    ----------      ----------      ----------
    Income from operations         1,872,240       1,441,423          213,006     4,771,177       3,595,614      10,058,958

    Other income (expense)
      Interest  . . . . . .         (83,516)       (134,657)        (192,170)     (726,142)        (470,709)         21,508
      Other . . . . . . . .         (80,372)       (115,127)         (83,662)       (1,652)         (38,418)         68,186
                                  ----------      ----------       ----------    ----------      ----------     -----------
           Total other
           income (expense)        (163,888)       (249,784)        (275,832)     (727,794)        (509,127)         89,694
                                  ----------      ----------       ----------    ----------      ----------     -----------

    Income (loss) before
     income taxes . . . . .        1,708,352       1,191,639         (62,826)     4,043,383       3,086,487      10,148,652
    Provision for income
     taxes
      Current . . . . . . .        1,258,248       (176,906)           63,852       817,044
      Deferred  . . . . . .        (270,507)        758,954            28,821       830,254
                                  ----------     -----------      -----------    ----------      -----------     ----------
           Total provision
           for income taxes          987,741        582,048            92,673     1,647,298       1,195,969       3,993,705
                                  ----------     -----------      -----------    ----------      -----------    -----------
             Net income
             (loss) . . . .          720,611        609,591         (155,499)     2,396,085       1,890,518       6,154,947

    Preferred stock
     dividends  . . . . . .               --             --                --            --               --         47,343
                                  ----------       ---------      -----------    ----------      ----------      ----------

    Net income (loss)
     applicable to common
     shareholders . . . . .      $   720,611     $   609,591     $  (155,499)   $ 2,396,085     $ 1,890,518     $ 6,107,604
                                  ==========      ==========      ===========    ==========      ==========      ==========
    Pro forma income data
     (unaudited):
    Income (loss) before
     income taxes . . . . .      $ 1,708,352     $ 1,191,639      $  (62,826)   $ 4,043,383     $ 3,086,487     $10,148,652
    Pro forma provision for
     income taxes relating
     to S corporation . . .               --          15,000           23,500       172,000         123,000          67,000
    Actual provision for
     income taxes . . . . .          987,741         582,048           92,673     1,647,298       1,195,969       3,993,705
                                  ----------      ----------       ----------    ----------      ----------      ----------
           Total provision
           and pro forma
           provision for
           income taxes . .          987,741         597,048          116,173     1,819,298       1,318,969       4,060,705
                                  ----------      ----------       ----------    ----------      ----------      ----------
    Pro forma net income
     (loss) . . . . . . . .          720,611         594,591        (178,999)     2,224,085       1,767,518       6,087,947
    Preferred stock
     dividends  . . . . . .               --              --               --            --              --          47,343

                                  ----------      ----------        ---------    ----------      ----------      ----------
    Pro forma net income
     (loss) applicable to
     common shareholders  .      $   720,611      $  594,591     $  (178,999)   $ 2,224,085     $ 1,767,518     $ 6,040,604
                                  ==========      ==========      ===========    ==========      ==========      ==========
    Pro forma net income
     (loss) per share . . .      $      0.04     $      0.04     $     (0.01)   $      0.13     $      0.10     $      0.32
                                  ==========      ==========      ===========    ==========      ==========      ==========

    Pro forma weighted
     average common and
     common equivalent
     shares outstanding . .       16,873,981      16,873,981       16,873,981    16,873,981      16,873,981      19,180,394


           See accompanying notes to consolidated financial statements

                         SYKES ENTERPRISES, INCORPORATED

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                                                                                    Accumulated
                                                                                                       Foreign
                                                                         Additional                   Currency
                                                Common Stock             Paid-In       Retained      Translation
                                            Shares           Amount        Capital      Earnings     Adjustments

    Balance at August 1, 1992 . . . .     14,300,166        $143,001       $366,380    $6,437,227       $(3,414)
      Net income  . . . . . . . . . .              -               -              -       720,611              -

    Balance at July 31, 1993  . . . .     14,300,166         143,001        366,380     7,157,838        (3,414)
      Contribution to capital . . . .              -               -        350,000            -               -
      Redemption of common stock  . .       (363,462)         (3,634)       (96,366)           -               -
      Issuance of common stock  . . .         61,704             617           (205)           -               -
      Foreign currency translation
       adjustment . . . . . . . . . .              -               -              -            -        (95,428)

      Net income  . . . . . . . . . .              -               -              -       609,591              -
                                          ----------     -----------    -----------    ----------    -----------
    Balance at July 31, 1994  . . . .     13,998,408         139,984        619,809     7,767,429       (98,842)

      Foreign currency translation
       adjustment . . . . . . . . . .              -               -              -            -          3,802
      Net income (loss) . . . . . . .              -               -              -      (155,499)             -
                                          ----------     -----------    -----------    ----------     ----------
    Balance at December 31, 1994  . .     13,998,408         139,984        619,809     7,611,930       (95,040)
      Issuance of common stock  . . .         41,342             413         26,449            -               -
      Stock dividend  . . . . . . . .         82,069             821           (821)           -               -
      Foreign currency translation
       adjustment . . . . . . . . . .              -               -              -            -          163,913
      Net income  . . . . . . . . . .              -               -              -     2,396,085              -
                                          ----------     -----------   ------------    ----------     ----------
    Balance at December 31, 1995  . .     14,121,819         141,218        645,437    10,008,015          68,873

      Merger with Sykes Realty, Inc.
       (unaudited)  . . . . . . . . .      1,220,000          12,200        253,366      (773,454)             -
      Conversion of redeemable
       preferred stock (unaudited)  .        298,686           2,987      5,373,365    (5,376,352)             -
      Issuance of common stock
       (unaudited)  . . . . . . . . .      2,417,768          24,178     39,712,239             -              -
      Three-for-two stock split
       (unaudited)  . . . . . . . . .      1,968,225          19,682        (19,682)            -              -
      Distribution (unaudited)  . . .              -               -              -      (306,365)             -
      Preferred stock dividends
       (unaudited)  . . . . . . . . .              -               -              -       (47,343)             -
      Foreign currency translation
       adjustment (unaudited) . . . .              -               -              -             -         (1,682)

      Net income (unaudited)  . . . .              -               -              -     6,154,947              -
                                          ----------      ----------     ----------     ---------     ----------
    Balance at September 29, 1996
     (unaudited)  . . . . . . . . . .     20,026,498       $ 200,265   $ 45,964,725    $9,659,448       $ 67,191
                                          ==========      ==========     ==========    ==========     ==========



           See accompanying notes to consolidated financial statements

                                                   SYKES ENTERPRISES, INCORPORATED

                                                CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                Five Months
                                                                  Ended           Year Ended
                                     Years Ended July 31,       December 31,     December 31,          Nine Months Ended
                                                                                                  October 1,     September 29,
                                     1993           1994            1994             1995            1995            1996
                                                                                                  (Unaudited)    (Unaudited)

    Cash flows from operating
     activities
      Net income (loss) . . . .  $   720,611     $   609,591      $  (155,499)    $  2,396,085      $1,890,518   $  6,154,947
      Depreciation and
       amortization . . . . . .    1,076,469       1,430,317          937,351        2,958,053       1,872,187      3,715,338
      Deferred compensation . .           --              --               --          949,960               -              -
      Deferred income taxes . .     (270,507)        758,954           28,821          830,254         332,698      1,151,891
      Loss (gain) on disposal
       of property and
       equipment  . . . . . . .       20,774         109,877           34,949           43,840           1,705         (4,826)
      Change in assets and
       liabilities:
         Receivables, including
          unbilled  . . . . . .    2,111,667        (667,874)      (1,272,499)      (5,323,205)     (1,991,900)   (10,130,067)
         Refundable income
          taxes . . . . . . . .       33,028      (1,245,720)         561,093         (194,570)        278,550         54,001
         Prepaid expenses and
          other current assets       (50,695)       (294,377)        (629,858)         146,935        (941,743)      (956,896)
         Deferred charges and
          other assets  . . . .     (500,410)       (275,518)         146,194           42,941         138,939       (279,905)
         Accounts payable . . .     (411,060)        145,015          930,878        3,569,699         375,060     (1,819,513)
         Accrued employee
          compensation and
          benefits  . . . . . .        5,462         664,662         (190,231)       2,502,987         859,671      1,196,200
         Income taxes payable .      147,359         (23,567)           6,213          192,339        (109,076)    (1,352,207)
         Other accrued expenses
          and current
          liabilities . . . . .      742,762         559,081          587,350          742,127         204,907       (358,284)
                                  ----------      ----------      -----------       ----------      ----------     ----------
            Net cash provided
             by (used for)
             operating
             activities  . . .     3,625,460       1,770,441          984,762        8,857,445       2,911,516     (2,629,321)
                                  ----------      ----------      -----------      -----------     -----------    -----------
    Cash flows for investing
     activities
      Capital expenditures  . .   (1,683,594)     (5,080,358)      (5,293,027)     (13,701,584)     (4,289,299)   (11,206,207)
      Acquisition of businesses     (282,000)       (104,000)              --               --              --             --
      Proceeds from sale of
       property and equipment .      365,502          67,181          211,218           79,936          73,568        168,435
                                  ----------      ----------      -----------      -----------     -----------    -----------
            Net cash used for
             investing
             activities  . . .    (1,600,092)     (5,117,177)      (5,081,809)     (13,621,648)     (4,215,731)   (11,037,772)
                                  ----------      ----------      -----------      -----------     -----------    -----------
    Cash flows from financing
     activities
      Paydowns under revolving
       line of credit
       agreements . . . . . . .  (21,114,409)    (18,563,000)      (8,058,000)     (32,413,539)    (18,953,000)   (20,196,569)
      Borrowings under
       revolving line of credit
       agreements . . . . . . .   19,184,207      19,043,000       10,383,000       30,573,273      20,660,005     19,781,835
      Proceeds from grants  . .       87,461         700,987        1,671,093        2,603,485         397,942      1,708,054
      Proceeds from issuance of
       stock  . . . . . . . . .      (44,479)         32,917              --            26,861          26,861     39,731,599
      Proceeds from issuance of
       long-term debt . . . . .       42,503       3,023,056        1,630,056        5,000,000              --             --
      Subsidiary stock
       redemption . . . . . . .           --        (100,000)              --               --              --             --
      Payment of long-term debt       (6,134)       (652,358)        (258,698)        (669,452)       (709,412)    (9,426,473)
      Dividends paid  . . . . .           --              --               --               --              --       (353,707)
                                  ----------      ----------       ----------       ----------      ----------     ----------
              Net cash provided
              by (used for)
              financing
              activities  . . .   (1,850,851)      3,484,602        5,367,451        5,120,628       1,422,396     31,244,739

    Adjustment for foreign
     currency translation . . .           --         (95,428)           3,802          163,913         164,514         (1,682)
                                  ----------     -----------       ----------       ----------      ----------     ----------
    Net increase (decrease) in
     cash, cash equivalents and
     temporary investments  . .      174,517          42,438        1,274,206          520,338         282,695     17,575,964
    Cash, cash equivalents and
     temporary investments -
     beginning  . . . . . . . .      590,981         765,498          807,936        2,082,142       2,082,142      2,602,480
                                  ----------     -----------       ----------       ----------      ----------     ----------
    Cash, cash equivalents and
     temporary investments -
     ending . . . . . . . . . .  $   765,498    $    807,936      $ 2,082,142      $ 2,602,480     $ 2,364,837   $ 20,178,444
                                  ==========     ===========       ==========       ==========      ==========     ==========

    Supplemental disclosures of
     cash flow information:
      Cash paid during the year
       for:
         Interest . . . . . . .  $   155,495     $   127,606       $   225,657      $  772,368
         Income taxes . . . . .  $ 1,114,991     $   767,535      $      2,411      $  816,090


           See accompanying notes to consolidated financial statements

                         SYKES ENTERPRISES, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   Note 1 - Nature of Business

        Sykes Enterprises, Incorporated and consolidated subsidiaries (the "Company") provide comprehensive information technology outsourcing services including information technology support services, consisting of technical product support and help desk services, and information technology development services and solutions, consisting of software design, development, integration and implementation and documentation, foreign language translation and localization services. The Company's services are provided to a wide variety of industries.

   Note 2 - Summary of Accounting Policies

        Basis of Presentation - On July 16, 1996, the Company acquired all of the stock of Datasvar Support AB (Datasvar) in exchange for 246,819 shares of the Company's voting common stock. In addition, on August 30, 1996, the Company acquired all of the stock of DiagSoft, Inc. (DiagSoft) in exchange for 675,000 shares of the Company's common stock. The acquisitions were accounted for under the pooling-of-interests method of accounting.

        Principles of Consolidation - All significant intercompany transactions and balances have been eliminated from these consolidated financial statements.

        Change in Fiscal Year - The Company changed its fiscal year end from July 31 to December 31 effective August 1, 1994. The consolidated statements of operations, changes in shareholders' equity, and cash flows for the years ended July 31, 1993 and 1994, the five months ended December 31, 1994 and the year ended December 31, 1995 are presented in the accompanying consolidated financial statements. In addition, the historical information related to Datasvar and DiagSoft has been recast to conform to the Company's reporting periods.

        Interim Financial Statements - The unaudited financial statements as of September 29, 1996, and for the nine months ended October 1, 1995 and September 29, 1996, in the opinion of management include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of such information. The results of operations for the nine months ended September 29, 1996 are not necessarily indicative of the results for the full year.

        Recognition of Revenue - The Company primarily recognizes its revenue for information technology support services and information technology development services and solutions as services are performed. Certain of these services are performed under fixed price contracts and revenue is recognized using the percentage-of-completion method of accounting. Adjustments to fixed price contracts and related estimated losses, if any, are recorded in the period when such adjustments or losses are known. Software sales are recognized upon shipment.

        Cash and Cash Equivalents and Temporary Investments - Cash and cash equivalents and temporary investments consist of investments with original maturities of three months or less.

        Shareholder Receivable and Payable - The Company has recorded a receivable from its majority shareholder of approximately $728,000 at December 31, 1994 and a net payable due to its majority shareholder of approximately $671,000 at December 31, 1995. These amounts have been included in receivables, including unbilled and accounts payable at December 31, 1994 and 1995, respectively. A subsidiary of the Company has recorded a loan payable to a shareholder of approximately $127,000 at December 31, 1994 and a net receivable from the shareholder of approximately $25,500 at December 31, 1995. These amounts have been included in long-term debt and current assets at December 31, 1994 and 1995, respectively.

        Property and Equipment - Property and equipment is recorded at cost and depreciated using the straight-line and accelerated methods over the estimated useful lives of the respective assets. Improvements to leased premises are amortized over the shorter of the related lease term or the useful lives of the improvements. Cost and related accumulated depreciation on assets retired or disposed of are removed from the accounts and any gains or losses resulting therefrom are credited or charged to income. Depreciation expense was approximately $933,000, $1,338,000, $847,000 and $3,171,000 for the years ended July 31, 1993 and
   1994, the five months ended December 31, 1994 and the year ended December 31, 1995, respectively.

        Land received from various governmental agencies under grants is recorded at fair value (as determined by an independent appraiser) at date of grant. During the five months ended December 31, 1994 and the year ended December 31, 1995, the Company recorded approximately $400,000 and $1,824,000, respectively, in land acquisitions as a result of such grants. Accordingly, these non-cash transactions have been excluded from the accompanying consolidated statements of cash flows for the five months ended December 31, 1994 and the year ended December 31, 1995.

        Deferred Charges and Other Assets - Deferred charges and other assets consist primarily of long-term deposits, and goodwill and covenants not to compete arising from business acquisitions. These intangible assets are being amortized over periods ranging from two to ten years.

        Income Taxes - Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

        The Company and its consolidated subsidiaries are either taxed as C corporations or have elected to be taxed as an S corporation under the provisions of the Internal Revenue Code through the effective date of the Company's initial public offering (see Note 15). The Company's affiliate which elected to be taxed as an S corporation is not subject to federal and state income taxes at the corporate level. Instead, the taxable income of the S corporation is included in the individual income tax return of the Company's majority shareholder for federal income tax purposes.

        Deferred Grants - Grants for relocation and the acquisition of property and equipment are deferred and recognized in income over the corresponding useful lives of the related property and equipment. There are no significant contingencies associated with the grants that would impact the Company's ability to utilize assets received in connection with the grants.

        Foreign Currency Translation - The assets and liabilities of the Company's foreign subsidiaries whose functional currency is other than the U.S. Dollar are translated at the exchange rates in effect on the reporting date, and income and expenses are translated at the weighted average exchange rate during the period. The net effect of translation gains and losses are not included in determining net income, but are accumulated as a separate component of shareholders' equity. Foreign currency translation gains and losses are included in determining net income. Such gains and losses were not material for any period presented.

        Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

        New Accounting Pronouncements - In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation." With respect to stock options granted to employees, SFAS No. 123 permits companies to continue using the accounting method promulgated by the Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," to measure compensation or to adopt the fair value based method prescribed by SFAS No. 123. If APB No. 25's method is continued, pro forma disclosures are required as if SFAS No. 123 accounting provisions were followed. Management has determined not to adopt SFAS No. 123's accounting recognition provisions. In the opinion of management, SFAS No. 123 is not expected to have a material impact on the Company's financial statements.

        SFAS No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of," is effective for years beginning after December 15, 1995. This statement requires that long-lived assets and certain intangibles to be held and used by the Company be reviewed for impairment. This pronouncement is not expected to have a material impact on the financial statements of the company.

   Note 3 - Concentrations of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. With the exception of approximately $1.8 million of receivables from a significant customer (See Note 12), the Company's credit concentrations are limited due to the wide variety of customers and markets into which the Company's services are sold.

   Note 4 - Receivables

        Receivables consist of the following:

                                                    December 31,
                                             1994                 1995
    Trade accounts receivable . . .         $9,416,121        $15,532,420
    Unbilled accounts receivable  .             935,832           968,331
    Notes receivable from officers
     and related parties  . . . . .             728,237           145,000
    Other . . . . . . . . . . . . .             418,840           302,685
                                             ----------        ----------
                                             11,499,030        16,948,436
    Less allowance for doubtful
     accounts . . . . . . . . . . .             192,396           204,397
                                             ----------        ----------
                                            $11,306,634       $16,744,039
                                             ==========        ==========

   Note 5 - Property and Equipment

        Property and equipment consist of the following:


                                                     December 31,
                                                  1994           1995

    Land  . . . . . . . . . . . . . . . . .       $455,000    $2,240,746
    Buildings and leasehold improvements  .      5,483,208     9,461,812
    Equipment, furniture and fixtures . . .     10,615,904    18,320,509
    Transportation equipment  . . . . . . .        746,149       538,011
    Construction in progress  . . . . . . .             --     1,499,363
                                                ----------    ----------
                                                17,300,261    32,060,441
    Less accumulated depreciation . . . . .      5,136,035     7,675,454
                                                ----------    ----------
                                               $12,164,226   $24,384,987
                                                ==========    ==========

   Note 6 - Long-term Debt

        The Company has a credit facility with NationsBank, N.A. comprised of a $12 million revolving line of credit and a term note issued in the original amount of $8 million. Availability under the line of credit is based upon a maximum of 85% of eligible receivables. Borrowings accrue interest at prime (8.5% at December 31, 1995), and a commitment fee of 1/4 of 1% per annum is payable quarterly on the unused portion. The term note is payable in sixty consecutive monthly installments of $133,333 beginning April 1, 1996, and accrues interest on the outstanding principal balance at a floating rate equal to prime. The credit facility is collateralized by substantially all of the Company's (excluding Sykes Realty, Inc., Datasvar and DiagSoft) accounts receivable, property and equipment, and intangible assets, and is guaranteed in an amount not to exceed $500,000 by the Company's majority shareholder. The agreement contains restrictive covenants regarding, among other things, annual dividend payments (limited to 30% of previous year net income), and the Company's maintenance of tangible net worth, total liabilities and working capital. At December 31, 1995, the Company was in compliance with, or had received waivers or amendments through December 31, 1996 regarding, all restrictive covenants. The loan agreement matures June 1, 1997, at which time if the facility is not renewed, the interest rate associated with the Company's line of credit increases to prime plus one percent, and all outstanding borrowings, including the remaining balance of the term note, become due and payable in twelve consecutive equal installments beginning July 1, 1997. The Company had borrowings under the credit facility of approximately $5,555,000 and $8,165,000 at December 31, 1994 and 1995,
   respectively.

        During 1994, the Company entered into a loan agreement with a bank in the principal amount of $1,300,000. Payments are due in monthly installments of approximately $13,600. Borrowings accrue interest at 9.5% through December 1, 1997, at which time the interest rate is subject to change. At December 31, 1994 and 1995, outstanding amounts under the agreement was approximately $1,300,000 and $1,261,000, respectively.

        Other long-term debt structures consist of capital leases of an automobile and various office equipment with lease periods expiring through August 1997, at an interest rate of 21.95%. The balance of the capital leases was approximately $397,000 and $174,000 at December 31, 1994 and 1995, respectively.

        A bank credit agreement of one of the Company's subsidiaries had a balance of $250,000 at December 31, 1995. There were no amounts outstanding under the credit agreement at December 31, 1994. The credit agreement requires that interest is payable monthly at an interest rate of prime plus 2.0% and expires in 1996. At December 31, 1995, the prime rate was 8.5%.

        A foreign subsidiary of the Company had a bank loan with a balance of approximately $154,000 and $153,000 at December 31, 1994 and 1995, respectively. The loan agreement has an interest rate of the official discount rate plus 5%. Principal and interest are payable semi-annually.

        A foreign subsidiary of the Company had a loan with a governmental economic agency with a balance of approximately $154,000 for both December 31, 1995 and December 31, 1994. The loan agreement has an interest rate of the official discount rate plus 4.25%. Principal and interest are payable semi-annually.

        The following schedule approximates the payments required under the Company's loan agreements reflecting the use of proceeds from the public offering subsequent to year-end as discussed in Note 15:

    Year                                                      Amount
    1996  . . . . . . . . . . . . . . . . . . . . . . .       $321,000
    1997  . . . . . . . . . . . . . . . . . . . . . . .        199,000
    1998  . . . . . . . . . . . . . . . . . . . . . . .         56,000
    1999  . . . . . . . . . . . . . . . . . . . . . . .         56,000
    2000  . . . . . . . . . . . . . . . . . . . . . . .         56,000
    Thereafter  . . . . . . . . . . . . . . . . . . . .         47,000

   Note 7 - Income Taxes

   The components of income (loss) before income taxes are as follows:

                                                   Five Months
                                                      Ended      Year Ended
                           Years Ended July 31,    December 31,  December 31,
                             1993       1994           1994          1995

    Domestic  . . . . .  $1,124,776    $950,880       $(8,655)  $2,438,708
    Foreign . . . . . .     583,576     240,759       (54,171)   1,604,675
                          ---------   ---------      --------    ---------
      Total income (loss)
       before income
       taxes. . . . . .  $1,708,352  $1,191,639      $(62,826)  $4,043,383
                          =========   =========      ========    =========


        Provision for income taxes consists of the following:


                                                    Five Months
                                                       Ended       Year Ended
                            Years Ended July 31,    December 31,  December 31,
                             1993         1994          1994          1995
    Current:
     Federal  . . . . .     $817,475     $(237,881)    $50,209      $292,594
     State  . . . . . .      185,800         7,453      10,381        80,904
     Foreign  . . . . .      254,973        53,522       3,262       443,546
                            --------      --------     -------      --------
      Total current
      provision for
      income taxes  . .    1,258,248      (176,906)     63,852       817,044
                           ---------      --------     -------      --------
    Deferred:
     Federal  . . . . .     (213,014)      770,232      25,249       728,792
     State  . . . . . .      (57,493)      (11,278)      3,572       101,462
     Foreign  . . . . .           --            --          --            --
                           ---------      ---------   --------     ---------
      Total deferred
      provision for
      income taxes  . .     (270,507)      758,954      28,821       830,254
                           ---------      ---------  ---------     ---------

        Total provision
        for income taxes    $987,741      $582,048     $92,673    $1,647,298
                            ========      ========    ========     =========


   The components of the net deferred tax asset (liability) are as follows:

                                                   December 31,
                                               1994            1995
    Current:

    Deferred tax asset:
      Accounts payable  . . . . . . . .        $190,000        $428,000
      Accrued expenses  . . . . . . . .         939,000       1,534,000
      State operating loss carry forward         18,000           1,000
      Other . . . . . . . . . . . . . .         277,000         109,000
                                              ---------       ---------
              Total current deferred tax
               asset  . . . . . . . . .       1,424,000       2,072,000
                                              ---------       ---------
    Deferred tax liability:
      Receivables . . . . . . . . . . .      (3,356,000)     (5,337,000)

      State tax refunds . . . . . . . .         (16,000)        (57,000)
      Property and equipment  . . . . .         (26,000)        (44,000)
                                             ----------      ----------
              Total current deferred tax
               liability  . . . . . . .      (3,398,000)     (5,438,000)
                                             ----------      ----------
                Net current deferred tax
                 liability  . . . . . .     $(1,974,000)    $(3,366,000)
                                             ==========      ==========
    Non-current:

    Deferred tax asset:
      Deferred compensation . . . . . .        $     --        $360,000
      R & D credits . . . . . . . . . .          71,462          25,464
      Bad debt reserve  . . . . . . . .          30,942          48,566
      Accrued expenses  . . . . . . . .              --          87,258
      State operating loss carryforward          38,000          37,000
      Other . . . . . . . . . . . . . .           7,039          34,386
                                              ---------      ----------
              Total non-current deferred
               tax asset  . . . . . . .         147,443         592,674
                                              ---------      ----------
    Deferred tax liability:

      State tax refunds . . . . . . . .         (60,000)             --
      Property and equipment  . . . . .        (237,000)       (344,705)
      Untaxed reserves - foreign  . . .         (24,447)        (97,318)
      Other . . . . . . . . . . . . . .          (2,357)       (139,617)
                                               --------        --------
              Total non-current deferred
               tax liability  . . . . .        (323,804)       (581,640)
                                               --------        --------
                Net non-current deferred
                 tax asset (liability)        $(176,361)        $11,034
                                               ========        ========


        Deferred income taxes applicable to undistributed earnings of foreign subsidiaries that are indefinitely reinvested in foreign operations are immaterial. The Company anticipates that no material tax cost will be incurred on such earnings.

        At December 31, 1995, the Company had state net operating loss carryforwards of approximately $635,000 which expire in 2009.

        In conjunction with the Company's initial public offering (See Note
   15), the Company changed its method of accounting for income taxes from the cash basis to the accrual method. The corresponding adjustment will be included in taxable income over a period not to exceed four years.

        The following summarizes the principal differences between income taxes at the federal statutory rate and the effective income tax amounts reflected in the financial statements:

                                                   Five Months
                                                      Ended      Year Ended
                            Years Ended July 31,   December 31, December 31,
                               1993      1994         1994         1995

    Statutory tax . . . . . $580,542    $405,310      $(20,649)  $1,375,089
    State income taxes,
     net of federal tax
     benefit  . . . . . . .   91,281      36,986        (2,934)     102,169
    Effect of income not
     subject to federal
     and state income tax .     --       (13,000)      (21,000)    (155,000)
    Change in state tax
     rate . . . . . . . . .     --       (67,000)        --            --
    Foreign taxes, net
     of foreign income
     not taxed in U.S . . .   57,000     (26,533)       21,836     (110,306)
    Permanent differences .  234,759     321,551       178,427      366,555
    Tax credits . . . . . .  (50,841)    (57,246)      (43,007)     (90,209)
    Other . . . . . . . . .   75,000     (18,020)      (20,000)     159,000
                            --------    --------       -------   ----------
         Total provision
         for income taxes . $987,741    $582,048       $92,673   $1,647,298
                            ========    ========       =======   ==========

        The Company is currently under examination by the Internal Revenue Service for tax years ended July 31, 1991, 1992, 1993 and 1994. The Company has reviewed various matters that are under consideration and believes that it has adequately provided for any liability that may result from this examination. In the opinion of management, any liability that may arise from prior periods as a result of the examination will not have a material effect on the Company's financial condition or results of operations.

   Note 8 - Commitments and Contingencies

        The Company has pledged certain assets as collateral on mortgage loans made to the Company's majority shareholder. Total loans outstanding at December 31, 1995 was approximately $3,977,000. Subsequent to year-end, an additional mortgage loan of $800,000, net of repayments, was made to the Company's majority shareholder.

        The Company leases certain equipment and buildings under operating leases having terms ranging from one to five years. The building leases contain up to two five year renewal options.

        Rental expense under operating leases for the years ended July 31, 1993 and 1994, the five months ended December 31, 1994, and the year ended December 31, 1995 was approximately $1,991,000, $2,411,000, $716,000, and
   $1,667,000, respectively. Rental expense related to an office building leased from the Company's majority shareholder, net of subleases, was approximately $277,000, $277,000, $45,000 and $104,000 for the years ended
   July 31, 1993 and 1994, the five months ended December 31, 1994 and the year ended December 31, 1995, respectively. In December 1995, the Company signed a ten year operating lease agreement with the Company's majority shareholder to lease a corporate aircraft. The lease expense for 1995 was approximately $51,000.

        The Company has a five year noncancelable sublease agreement with an unrelated tenant for its Charlotte, North Carolina facility. The minimum sublease rental amounts the Company is to receive are approximately $176,000, $181,000, $187,000, and $94,000 for the years ended December 31,
   1996 through 1999, respectively.

        The following is a schedule of future minimum rental payments (without regard to the North Carolina sublease) under operating leases having a remaining noncancelable term in excess of one year subsequent to December 31, 1995:

                                   Related      Non-Related        Total
    Year                            Party          Party           Amount

    1996  . . . . . . . . . . .    $  855,000     $2,430,000   $ 3,285,000
    1997  . . . . . . . . . . .       855,000      2,112,000     2,967,000
    1998  . . . . . . . . . . .       855,000      1,419,000     2,274,000
    1999  . . . . . . . . . . .       855,000        672,000     1,527,000
    2000  . . . . . . . . . . .       855,000        620,000     1,475,000
    Thereafter  . . . . . . . .     3,904,000        431,000     4,335,000
                                   ----------     ----------    ----------
    Minimum payments required .    $8,179,000     $7,684,000   $15,863,000
                                    =========     ==========    ==========

        The Company from time to time is involved in legal actions arising in the ordinary course of business. With respect to these matters, management believes that it has adequate legal defenses and/or provided adequate accruals for related costs such that the ultimate outcome will not have a material adverse effect on the Company's future financial position.

   Note 9 - Employee Benefit Plan

        The Company maintains a 401(k) plan covering defined employees who meet established eligibility requirements. Under the plan provisions, the Company matches 25% of participant contributions to a maximum matching amount of 1% of participant compensation. Company contributions are funded on a bi-weekly basis. The Company contribution was approximately $70,000, $81,000, $105,000 and $95,000 for the years ended July 31, 1993 and 1994, the five months ended December 31, 1994 and the year ended December 31, 1995, respectively. One of the Company's subsidiary maintains a separate 401(k) plan. There have been no contributions made to the plan.

   Note 10 - Stock Options

        In connection with an agreement entered into in 1995, the Company granted options to purchase 762,000 shares of common stock at $4.53 per share to an executive officer. The Company has determined the per share price was $1.25 below fair market value at the date of grant, except that up to one-third are exercisable to the extent that the underlying shares are permitted to be included by the underwriters in an underwritten public offering occurring prior thereto. As a result, the Company has recognized compensation expense of $949,960, which is included in general and administrative expenses in the accompanying consolidated statements of income for the year ended December 31, 1995. The options granted in connection with the agreement become exercisable three years from the date of grant. Options expire if not exercised by the tenth anniversary of their grant date.

   Note 11 - International Operations

        During the year ended July 31, 1994, the Company opened a facility in The Netherlands. During the year ended December 31, 1995, the Company closed its office in Canada. During July of 1996, the Company acquired the stock of a company which has three facilities in Sweden. The acquisition is accounted for under the pooling- of-interests method. The effects of these five offices reflect the international operations of the Company for the periods presented. The revenue, income (loss) before income taxes and total assets of the Company associated with international operations are as follows:

                                                   Five Months
                                                      Ended      Year Ended
                           Years Ended July 31,    December 31, December 31,
                            1993         1994          1994         1995

    Revenue . . . . . .  $3,742,875    $3,780,146   $2,228,422    $8,126,923
    Income (loss)
     before income
     taxes  . . . . . .     583,576       240,759      (54,171)    1,604,675
    Total assets  . . .   1,788,419     2,743,116    3,839,487     6,442,720


   Note 12 - Significant Customers

        Two customers comprise 33% of the Company's revenues for the year ended December 31, 1995. Revenues from one customer amounted to 38%, 30%, 27% and 16% of the Company's revenues for the years ended July 31, 1993 and 1994, the five months ended December 31, 1994 and the year ended December 31, 1995, respectively. Revenues from a new customer amounted to 17% of the Company's revenues for the year ended December 31, 1995.

   Note 13 - Pro Forma Disclosures (Unaudited)

        Pro Forma Income Taxes - An affiliate of the Company had elected to be treated as an S corporation for federal and state income tax purposes. As such, the affiliate's taxable income was reported to and subject to tax to the affiliate's shareholder. Prior to the Company's initial public offering (See Note 15), the Company's affiliate terminated its S corporation election and accordingly became subject to federal and state income taxes. The unaudited pro forma provision for income taxes reported on the consolidated statements of operations shows approximate federal and state income taxes (by applying statutory income tax rates) that would have been incurred if the affiliate had been subject to tax as a C corporation. In addition, the Company will change its method of accounting for income taxes from the cash basis to the accrual method in connection with the offering. The corresponding adjustment will be included in taxable income over a period not to exceed four years.

        Pro Forma Net Income Per Share - In March 1996, the Company was a North Carolina corporation and amended its Articles of Incorporation to authorize the issuance of up to 10,000 shares of $1,000 par value per share preferred stock. At that time, the Company approved a 95-to-1 stock split of all outstanding common stock. Subsequent to the amendment and stock split, the Company changed its state of incorporation from North Carolina to Florida and changed the authorized number of shares of common stock from 100,000 to 50,000,000. As part of the change of state of incorporation, each share of common stock of the North Carolina corporation was exchanged for 88 shares (132 shares as adjusted for a three-for-two stock split, See Note 15 - Subsequent Events) of common stock of the Company. All applicable share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect these events.

        Weighted average common shares outstanding includes the common share equivalents discussed in Note 10 applying the treasury stock method. In addition, the calculation includes certain preferred stock issued subsequent to year-end that was converted to common stock immediately prior to the closing of and sold in the Company's initial public offering. Such shares were deemed outstanding for all periods presented.

        In addition, the Company issued 1,830,000 shares of common stock as a result of the merger involving Sykes Realty, Inc. immediately prior to the offering, which shares were deemed outstanding for all periods presented.

   Note 14 - Selected Financial Data

        Effective August 1, 1994, the Company changed its fiscal year end from July 31 to December 31. Accordingly, the financial statements for December 31, 1994 reflect the Company's results of operations for a five-month period.

        Selected financial data for the twelve months ended December 31, 1993, 1994 and 1995 consists of the following:

                                      Years Ended December 31,
                                1993           1994            1995
                             (Unaudited)    (Unaudited)

    Revenues  . . . . . . . $57,281,442    $53,185,255    $ 74,594,634

    Operating expenses
      Direct salaries and
       related costs  . . .  37,257,184     33,731,677      44,592,380

      General and
       administrative . . .  18,578,986     18,304,452      25,231,077
                             ----------     ----------      ----------
        Total . . . . . . .  55,836,170     52,036,129      69,823,457
                             ----------     ----------      ----------

    Income from operations    1,445,272      1,149,126       4,771,177
    Other income (expense)
      Interest  . . . . . .    (133,506)      (292,943)       (726,142)
      Other . . . . . . . .     185,411       (195,332)         (1,652)
                             ----------     ----------      ----------
        Total other income
         (expense)  . . . .      51,905       (488,275)       (727,794)
                             ----------      ---------      ----------
    Income before income
     taxes  . . . . . . . .   1,497,177        660,851       4,043,383
    Provision for income
     taxes  . . . . . . . .     809,007        467,131       1,647,298
                             ----------      ---------      ----------
    Net income  . . . . . .  $  688,170     $  193,720     $ 2,396,085
                             ==========      =========      ==========
    Pro forma income data
     (unaudited)
    Income before income
     taxes  . . . . . . . .   1,497,177        660,851       4,043,383
    Pro forma provision for
     income taxes relating
     to S corporation . . .         --          39,000         172,000
    Actual provision for
     income taxes . . . . .     809,007        467,131       1,647,298
                             ----------     ----------      ----------
      Total provision and
       pro forma provision
       for income taxes . .     809,007        506,131       1,819,298
                             ----------     ----------      ----------
    Pro forma net income  .     688,170        154,720       2,224,085
                             ==========     ==========      ==========

    Pro forma net income
     per share  . . . . . .  $      .04     $      .01      $     0.13
                             ==========     ==========      ==========
    Pro forma weighted
     average common and
     common equivalent
     shares outstanding . .  16,873,981     16,873,981      16,873,981


   Note 15 - Subsequent Events (Unaudited)

        Preferred Stock - In connection with an agreement entered into in February 1996, the Company's majority shareholder transferred all the newly issued shares of the Company's outstanding preferred stock and all of the outstanding non-voting common stock to a related party. Effective immediately prior to the Company's initial public offering, the preferred stock and non-voting common stock were automatically converted into shares of common stock. These converted shares were included in the shares to be sold in connection with such offering.

        1996 Employee Stock Option Plan - The Company's 1996 Employee Stock Option Plan, as amended, provides for the grant of incentive or nonqualified stock options to purchase up to 1,750,000 shares of common stock. Since April 1996, certain officers and employees of the Company hold options to purchase a total of 601,194 shares of common stock at a range of $10.00 to $46.90 per share. All such options vest ratably over the three-year period following the date of grant, except for 120,000 options granted to key employees of Diagsoft, all of which are immediately exercisable.

        Non-Employee Director Stock Option Plan - The Company's 1996 Non-Employee Director Stock Option Plan provides for the grant of nonqualified stock options to purchase up to 300,000 shares of common stock with an exercise price equal to the fair market value of the Common Stock on the date of grant to members of the Board of Directors who are not employees of the Company. Each outside director was granted options to purchase 7,500 shares of common stock upon at an exercise price of $12.00 per share. Thereafter, on the date on which a new outside director is first elected or appointed, he or she shall automatically be granted options to purchase 5,000 shares of common stock. Each outside director also shall be granted options to purchase 5,000 shares of common stock annually on the day following the annual meeting of shareholders. Options shall become exercisable over a period of three years in equal amounts until a director has completed his or her initial term, whereupon all options granted prior to that time shall become exercisable, and subsequent options shall become exercisable one year after the date of grant. There are options outstanding to purchase 37,500 shares of Common Stock at $12.00 per share under the Non-Employee Director Stock Option Plan.

        Public Offerings - In April 1996, the Company completed its initial public offering for the sale of 3,000,000 shares of common stock. Coincident with such offering, the underwriters of the offering exercised their 15% over-allotment option and accordingly an additional 626,652 shares of the Company's common stock were sold by the Company. The Company received approximately $39.7 million from the sale of the shares, net of underwriting discount and expenses associated with such offering. The net proceeds were used to repay all outstanding indebtedness and make capital expenditures, with the remaining balance held for general corporate and working capital purposes.

        In November 1996, the Company completed a secondary offering for the sale of 1,613,320 shares of common stock, inclusive of the underwriters over-allotment option. The Company received approximately $70.3 million from the sale of the shares, net of underwriting discount and expenses associated with the offering. The net proceeds were held for general corporate and working capital purposes.

        Stock Split - Effective July 28, 1996, the Company's Board of Directors approved a three-for-two stock split of common stock. The par value of the Common Stock remains unchanged. All share and per share amounts have been restated to retroactively reflect the stock split.

                          INDEPENDENT AUDITORS' REPORT



   To the Board of Directors
     of Info Systems of North Carolina, Inc.


        We have audited the accompanying balance sheets of Info Systems of North Carolina, Inc. as of June 30, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Info Systems of North Carolina, Inc. as of June 30, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the three year period ended June 30, 1996, in conformity with generally accepted accounting principles.

        As discussed in notes 2 and 7 to the financial statements, effective July 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", on a prospective basis.


                                           KPMG PEAT MARWICK L.L.P.

   Charlotte, North Carolina
   July 26, 1996

                       INFO SYSTEMS OF NORTH CAROLINA, INC.

                                 BALANCE SHEETS


                                               June 30,          September 30,
                                         1995           1996          1996
             ASSETS (NOTE 5)                                      (Unaudited)

    Current assets

      Cash and cash equivalents . . . $1,248,377         6,404          8,844
      Accounts receivable, less
       reserve for uncollectible
       accounts of $75,000, $75,000
       and $95,799 at June 30, 1995
       and 1996 and September 30,
       1996, respectively (Note 3)  .  3,162,529     2,751,223      3,743,326
      Work in progress  . . . . . . .    453,378       976,720        788,871
      Prepaid expenses  . . . . . . .    122,850       150,407        316,865
      Income taxes receivable . . . .       --         464,805        285,232
      Deferred income taxes (Note 7)      87,055        52,940         52,940

      Inventory . . . . . . . . . . .     26,951       100,058         34,579
                                       ---------     ---------      ---------
         Total current assets . . . .  5,101,140     4,502,557      5,230,657
                                       ---------     ---------      ---------
    Property and equipment, at cost
     (note 3) . . . . . . . . . . . .  3,209,072     3,600,909      3,508,952

      Accumulated depreciation and
       amortization . . . . . . . . . (1,885,257)   (1,882,145)    (1,879,405)
                                       ---------     ---------      ---------
        Property and equipment, net .  1,323,815     1,718,764      1,629,547
                                       ---------     ---------      ---------
    Capitalized software development
     costs, net of accumulated
     amortization of $433,221,
     $677,878 and $687,535 at
     June 30, 1995 and 1996 and
     September 30, 1996, respectively    384,480     1,745,887      1,592,065

    Goodwill, net of accumulated
     amortization of $117,749,
     $224,961 and $251,981 at
     June 30, 1995 and 1996 and
     September 30, 1996, respectively    358,270       244,949        217,930

    Other assets, net of accumulated
     amortization of $222,564,
     $47,717 and $49,243 at
     June 30, 1995 and 1996 and
     September 30, 1996, respectively    145,753       139,385        179,594
                                       ---------      --------       --------
                                      $7,313,458      8,351,542      8,849,793
                                       =========      ========       ========


                 See accompanying notes to financial statements.

                        INFO SYSTEMS OF NORTH CAROLINA, INC.

                                 BALANCE SHEETS

                                               June 30,          September 30,
    LIABILITIES AND STOCKHOLDERS'                                     1996
     EQUITY                               1995          1996      (Unaudited)
    Current liabilities:
      Lines of credit (Notes 3 and
       5) . . . . . . . . . . . . .    $1,664,834     2,183,192     1,836,729
      Current installments of long-
       term debt (Note 5) . . . . .       740,840       839,973       868,274
      Current installments of
       obligations under capital
       leases (Note 4)  . . . . . .        93,170        71,384        76,488
      Account payable and accrued
       liabilities (Note 9) . . . .     1,905,256     1,705,910     2,744,425
      Income taxes payable
       (receivable) . . . . . . . .       348,014        --          (110,425)
      Customer deposits . . . . . .        40,536        10,774        92,597
                                        ---------      --------     ---------
         Total current liabilities      4,792,650     4,811,233     5,508,088
                                        ---------     ---------     ---------
    Long-term debt, excluding
     current installments (Note 5)      1,307,741     1,112,767       888,901
    Deferred maintenance fees . . .       474,205       518,832       628,240

    Obligations under capital
     leases, excluding current
     installments (note 4)  . . . .        84,435        55,704        66,758

    Deferred income taxes (Note 7)        237,457       673,733       673,733
                                        ---------      --------      --------
         Total liabilities  . . . .     6,896,488     7,172,269     7,765,720
                                        ---------      --------     ---------

   Commitments and contingencies
      (Notes 4 and 10)

    Stockholders' equity (Notes 6
     and 9):
      Common stock - $0.01 par
       value, authorized 10,000,000
       shares; issued 3,293,160,
       3,257,488 and 3,257,488
       shares at June 30, 1995
       and 1996 and September 30,
       1996 respectively;
       outstanding 3,173,904,
       3,172,390 and 3,157,959
       shares at June 30, 1995 and
       1996 and September 30, 1996,
       respectively . . . . . . . .         7,935        31,724        31,580
      Additional paid-in capital  .       775,681       867,602       827,291
      Retained earnings . . . . . .     1,193,179     1,396,204     1,230,567
      Unearned ESOP contribution  .    (1,559,825)   (1,116,257)   (1,005,365)
                                        ---------     ---------     ---------
         Total stockholders' equity       416,970     1,179,273     1,084,073
                                        ---------     ---------     ---------
                                      $ 7,313,458     8,351,542     8,849,793
                                        =========     =========     =========



                 See accompanying notes to financial statements.

                                                 INFO SYSTEMS OF NORTH CAROLINA, INC.

                                                      STATEMENTS OF OPERATIONS
                                                                              Three Months Ended
                                           Year Ended June 30,                  September 30,

                                      1994         1995         1996         1995           1996
                                                                         (Unaudited)    (Unaudited)

    Revenues:

      Hardware sales  . . . . .   $ 6,492,708    16,441,140   9,319,488     2,033,136      4,878,915

      Professional services . .     6,211,002     7,130,818   9,058,650     2,286,130      1,763,250

      Software licensing fees .     1,841,540     2,434,586   3,010,656     1,242,596        616,650

      Maintenance fees  . . . .     1,006,202     1,027,641   1,153,760       274,166        294,445

      Commissions . . . . . . .       750,210       817,206   1,395,366        40,238        238,025

      Other . . . . . . . . . .       837,349       367,390     517,065       136,991         87,562
                                   ----------    ----------  ----------    ----------     ----------
                                   17,139,011    28,218,781  24,454,985     6,013,257      7,878,847
                                   ----------    ----------  ----------    ----------     ----------
    Cost of hardware and certain
     software sales . . . . . .     5,654,094    13,865,442   8,077,661     1,677,983      3,796,498
    Salaries, commissions and
     related benefits . . . . .     8,405,476    10,243,202  11,441,761     3,158,921      3,039,061
    Selling, general and
     administrative expenses  .     2,413,020     2,966,332   3,829,279       764,794      1,131,849
                                   ----------    ----------  ----------    ----------     ----------
                                   16,472,590    27,074,976  23,348,701     5,601,698      7,967,408
                                   ----------    ----------  ----------    ----------     ----------
      Operating income (loss) .       666,421     1,143,805   1,106,284       411,559       (88,561)

    Employee benefit
     contribution expense . . .     (506,420)     (798,769)   (506,161)     (121,392)      (127,641)
    Interest expense, net . . .     (273,022)     (145,731)   (181,044)      (31,273)       (59,860)
    Gain on sale of automated
     warehouse operations
     (Note 1) . . . . . . . . .    1,000,000            -           -             -              -
                                   ----------     ---------  ----------    ----------     ----------
      Income (loss) before
      income taxes and
      cumulative effect of
      change in accounting
      principle . . . . . . . .       886,979       199,305     419,079       258,894      (276,061)

    Income taxes (benefit)  . .       343,000        90,631     192,265       103,558      (110,425)
                                   ----------    ----------  ----------    ----------     ----------
      Income (loss) before
      cumulative effect of
      change in accounting
      principle . . . . . . . .       543,979       108,674     226,814       155,336      (165,636)

    Cumulative effect at July 1,
     1993 of change in method of
     accounting for income taxes
     (Notes 2 and 7). . . . . .       104,723            -           -             -              -
                                   ----------    ----------  ----------    ----------     ----------
      Net income (loss) . . . .   $   648,702       108,674     226,814       155,336      (165,637)
                                   ==========    ==========  ==========    ==========     ==========

      Net income (loss) per
       share. . . . . . . . . .          0.20          0.03        0.07          0.05         (0.05)


                 See accompanying notes to financial statements.

                                                 INFO SYSTEMS OF NORTH CAROLINA, INC.

                                                 STATEMENTS OF STOCKHOLDERS' EQUITY

                         Years ended June 30, 1994, 1995 and 1996 and Three Months ended September 30, 1996
                                                                        Notes
                                                     Additional     Receivables                 Unearned
                                           Common      Paid-in          from      Retained        ESOP
                                           Stock       Capital      Stockholder   Earnings    Contribution

    Balance at July 1, 1993 . .      $     7,975         577,846     (10,000)        435,803    (2,746,965)

      Issuance of common stock                 8          12,530          --             --           --
      Repurchase of common stock             (10)         (2,550)         --             --           --
      Receipt for notes
       receivable . . . . . . .               --             --       10,000             --           --
      Earned contribution . . .               --             --           --             --        443,570
      Net income  . . . . . . .               --             --           --         648,702           --
                                      ----------     -----------   ---------       ---------     ---------
    Balance at June 30, 1994  .      $     7,973         587,826          --       1,084,505    (2,303,395)

      Issuance of common stock               205         316,663          --             --            --
      Repurchase of common stock            (208)        (68,180)         --             --            --
      Receipt of common stock .              (35)        (60,628)         --             --            --
      Earned contribution . . .               --              --          --             --        743,570
      Net income  . . . . . . .               --              --          --         108,674           --
                                      ----------     -----------   ---------      ----------     ---------
    Balance at June 30, 1995  .      $     7,935         775,681          --       1,193,179     (1,559,825)

      Issuance of common stock               533         225,992          --            --             --
      Repurchase of common stock            (533)       (134,071)         --            --             --
      Stock split . . . . . . .           23,789              --          --         (23,789)          --
      Earned contribution . . .               --              --          --           --           443,568
      Net income  . . . . . . .               --              --          --         226,814           --
                                      ----------      ----------    --------      ----------     ----------
    Balance June 30, 1996 . . .      $    31,724         867,602          --       1,396,204     (1,116,257)

      Repurchase of common stock
       (Unaudited)  . . . . . .             (144)        (40,311)         --           --               --
      Earned contribution
       (Unaudited)  . . . . . .               --              --          --           --           110,892
      Net loss (Unaudited). . .               --              --          --        (165,637)           --
                                       ---------       ---------    ----------     ---------      ----------
    Balance September 30, 1996
     (Unaudited)  . . . . . . .      $    31,580         827,291          --       1,230,567     (1,005,365)
                                       =========       =========    ==========     =========     ==========


                 See accompanying notes to financial statements.

                                                INFO SYSTEMS OF NORTH CAROLINA, INC.

                                                      STATEMENTS OF CASH FLOWS

                                                                                            Three Months Ended
                                                Years Ended June 30,                            September 30,
                                                1994            1995           1996         1995            1996
                                                                                         (Unaudited)     (Unaudited)

    Cash flows from operating
    activities:
     Net income . . . . . . . . . . . .      $  648,702        108,674        226,814         155,336        (165,636)
     Adjustments to reconcile net
       income to net cash provided by
       operating activities:
      Depreciation and amortization . .         643,207        755,266      1,032,160         195,609         357,239
      Notes receivable  . . . . . . . .       (850,000)        850,000             --              --              --
      (Gain) loss on sale of property
           and equipment  . . . . . . .           4,538         (6,886)         9,215           8,335            (111)
      Decrease (increase) in:
       Accounts receivable  . . . . . .         565,961     (1,255,913)       411,306         692,218        (992,102)
       Work in progress . . . . . . . .       (203,626)       (234,857)      (523,342)        (7,895)         187,848
       Income taxes receivable  . . . .         161,774         31,726       (464,805)             --         179,574
       Prepaid expenses and other
       assets . . . . . . . . . . . . .        (88,055)        (81,179)       (88,187)        (10,625)        (66,227)
      Increase (decrease) in:
       Accounts payable and accrued
       liabilities  . . . . . . . . . .         516,914        150,466       (199,346)       (987,840)      1,038,515
       Income taxes payable . . . . . .              --        348,014       (348,014)       (188,366)       (110,425)
       Deferred income taxes  . . . . .         178,571       (295,549)       470,391              --              --
       Deferred maintenance fees and
       customer deposits  . . . . . . .       (132,059)        (29,729)        14,865         (57,551)        191,231
                                              ---------       ---------     ---------        ---------      ---------
       Net cash provided by (used in)
       operating activities . . . . . .       1,445,927         340,033       541,057        (200,779)        619,906
                                              ---------       ---------     ---------        ---------      ---------
    Cash flows from investing
    activities:
     Purchase of property and equipment       (329,648)       (721,897)      (957,857)       (254,405)       (110,918)
     Proceeds from sale of property and
     equipment  . . . . . . . . . . . .          2,920          20,466         21,272              --              --
     Capitalized software development
     costs  . . . . . . . . . . . . . .       (271,641)        (57,552)    (1,706,054)        (19,806)        (15,486)
                                             ----------     -----------    -----------     -----------     -----------
        Net cash used in investing
        activities  . . . . . . . . . .       (598,369)       (758,983)    (2,642,639)       (274,211)       (126,404)
                                             ----------     -----------    -----------     -----------     -----------
    Cash flows from financing
    activities:
     Proceeds from (repayments of)
     lines of credit, net . . . . . . .       (733,116)      1,664,151        518,358              --        (346,463)
     Repayment of obligations under
     capital leases . . . . . . . . . .       (119,155)        (89,037)       (98,401)        (30,829)        (19,469)
     Proceeds from long-term debt . . .         604,000        279,152        950,000              --              --
     Repayment of long-term debt  . . .       (816,827)     (1,122,071)    (1,045,837)       (179,230)       (195,567)
     Proceeds from issuance of common
     stock  . . . . . . . . . . . . . .              --             --        226,525          80,368              --
     Proceeds from notes receivable
     from shareholders  . . . . . . . .          10,000
     Repurchase of common stock . . . .         (2,560)        (68,388)      (134,604)         (6,240)        (40,455)
     ESOP allocation (unearned
     compensation)  . . . . . . . . . .         443,570        743,570        443,568         110,892         110,892
                                             ----------     -----------    ----------       ---------      ----------
        Net cash provided by (used in)
        financing activities  . . . . .       (614,088)      1,407,377        859,609         (25,039)       (491,062)
                                             ----------     ----------     ----------       ---------      ----------

    Net increase (decrease) in cash . .         233,470        988,427     (1,241,973)       (500,029)          2,440
    Cash and cash equivalents,
    beginning of year . . . . . . . . .          26,480        259,950      1,248,377       1,248,377           6,404
                                              ---------     ----------     ----------       ---------      ----------
    Cash and cash equivalents, end of
    year  . . . . . . . . . . . . . . .      $  259,950      1,248,377          6,404         748,348           8,844
                                              =========     ==========     ==========       =========      ==========

    Supplemental disclosures of cash
    flow information:
     Interest paid  . . . . . . . . . .      $  291,125        226,418        212,753          17,526          38,575
     Income taxes paid  . . . . . . . .      $  119,726         28,810        534,694               0         291,924


                 See accompanying notes to financial statements.

                      INFO SYSTEMS OF NORTH CAROLINA, INC.

                        June 30, 1994, 1995 and 1996 and
            Unaudited three months ended September 30, 1995 and 1996


   Supplemental disclosures of non-cash investing and financing activities:

    Capital lease obligations of $47,884 were incurred during fiscal year 1996 to upgrade computer equipment.

    During fiscal 1996 the Company distributed a dividend of three shares of common stock to all shareholders of common stock of record at August 5, 1995. This transaction resulted in an increase to common stock and a reduction in retained earnings of $23,789.

    During fiscal 1995, the Company acquired the majority of the net liabilities, $13,766, of a personal computer network installation and servicing company for 72,000 shares of common stock valued at $275,220. Due to certain indemnification clauses contained in the related purchase agreement, 8,132 shares of common stock at a value of $34,406 were returned to the Company. Additionally, certain acquired and other employee receivables were repaid to the Company with 6,204 shares of common stock at a value of $26,257. As a result of the acquisition, the Company recognized a deferred tax liability of $102,751 and goodwill of $364,205.

    During 1994, the Company acquired certain assets and assumed certain liabilities of a computer hardware and software sales and service company for $100,151. The Company paid $6,494 in cash and 820 shares of common stock valued at $12,538 and had a remaining contract payable of $81,119. The Company recognized goodwill of $107,780.

                       INFO SYSTEMS OF NORTH CAROLINA, INC.

                          NOTES TO FINANCIAL STATEMENTS

                          June 30, 1994, 1995 and 1996

   (1)  Organization and Business

        Info Systems of North Carolina, Inc. (the Company), a Microsoft Solution Provider and an IBM Business Partner, is engaged in designing, programming, licensing, installing and supporting hardware and software systems to the retail, distribution, manufacturing and medical industries throughout the United States. The Company has long-term marketing rights to and ownership of licensed software in various industry segments.

        In April 1994, the Company entered into an asset purchase agreement, whereby the Company purchased certain assets and assumed certain liabilities of a computer hardware and software sales and service company. The transaction was accounted for under the purchase method effective April 1, 1994. The purchase price of $100,151 was payable in cash and common stock of the Company. Goodwill recorded as a result of the asset purchase was as follows:

                  Purchase Price           $   100,151
                  Fixed Assets acquired        (17,960)
                  Liabilities assumed           25,589
                                            ----------
                  Goodwill                 $   107,780
                                            ==========

        In May 1994, the Company consummated the asset purchase agreement entered into in April 1993 with Worldwide Chain Store Systems (WCSS), a subsidiary of IBM, whereby the Company sold certain equipment and rights related to its automated warehouse business operations. The sales price was $1,000,000 of which the remaining amount payable of $850,000 was paid in fiscal 1995.

        During fiscal 1994, the Company received a monthly fee under the April 1993 asset purchase agreement amounting to $525,000 for the year ended June 30, 1994. During fiscal 1994, WCSS also rented office space from the Company and paid a monthly administrative fee to the Company for accounting support and various expenses incurred on behalf of WCSS by the Company. Such amounts were insignificant for the year ended June 30, 1994.

   (2)  Summary of Significant Accounting Policies

        The unaudited financial statements as of September 30, 1995 and 1996 and for the three months then ended, in the opinion of management include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such information. The results of operations for the three months ended September 30, 1995 and 1996 are not necessarily indicative of the results for the full year.

        (a)  Revenue Recognition

             Professional services revenues represents fees for designing, programming, consulting and other installation services and is recognized as revenue as the related services are performed, or under the percentage of completion method for fixed price contracts. While the Company has a limited number of fixed price contracts, revenue from the sale and installation of software where significant enhancements are required is recognized on the percentage of completion method based on the labor hours incurred to date to total labor hours. Changes in job performance, job conditions, estimated profitability and final contract settlements which may result in revisions to costs and income are recognized in the period in which the revisions are determined.

             Software licensing fees represents revenues under licensing agreements that provide customers with the right to use the Company's software products. Certain agreements also provide for professional services such as installation of the software and customer training. Software licensing fees are recognized as revenue when the related software is delivered. Revenue from the software upgrades is recognized when the upgrade is shipped and billed to the customer. Product warranty is provided for a period of 90 days on software products. Such warranty costs are not significant.

             Under the terms of business partner and remarketing arrangements with International Business Machines (IBM) and other hardware and software vendors, the Company earns commissions for selling and installing hardware and software, as well as for providing other professional services to customers. The Company recognizes revenue when the hardware is shipped by the vendor to the customer and as the related services are performed.

        (b)  Costs of Hardware and Certain Software Sales

             Costs of hardware and certain software sales include those costs incurred related to software licensing fees (primarily royalty and referral expenses) and amounts paid for the purchase of hardware from IBM and other vendors under the Company's remarketing arrangements.

        (c)  Capitalized Software Development Costs

             Certain costs incurred in the internal development of computer software and costs of purchased computer software acquired directly and through business acquisitions, which is to be licensed, are capitalized and are amortized on a straight-line basis over the expected useful life of the individual software products (generally 3 to 5 years). All other internal software research and development costs are expensed in the period in which they are incurred.

             Amortization of capitalized software costs for the years ended June 30, 1994, 1995 and 1996 was $101,434, $211,003 and
             $344,648, respectively.

        (d)  Goodwill

             Goodwill, which represents the excess of the purchase price over the fair market value of net assets required, is amortized on a straight-line basis over three to five years.

        (e)  Customer Deposits

             Customer deposits represent amounts received on licensing agreements and hardware sales agreements prior to delivery of the software and hardware and the portion of licensing fee revenues relating to installations and customer training that has not been completed as of year-end.

        (f)  Deferred Maintenance Fees

             Maintenance fees for ongoing customer support are deferred and recognized on a straight-line basis over the maintenance period (primarily 12 months).

        (g)  Cash and Cash Equivalents

             For the purpose of reporting cash flows, the Company considers all cash and temporary investments (primarily overnight investments) with original maturities of less than three months to be cash and cash equivalents.

        (h)  Inventory

             Inventory consists principally of purchased products held for resale and is valued at the lower of cost (which is based on average cost) or fair value.

        (i)  Property and Equipment

             Property and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes. Maintenance and repairs are expensed as incurred. The Company's cost of property and equipment and useful lives at June 30, 1995 and 1996 are as follow:

                                                              Estimated
                                    June 30,      June 30,      Useful
                                      1995           1996        Life

        Computer equipment         $2,045,435    2,424,842     5 years
        Equipment under capital
         leases                       411,909      396,823     5 years
        Furniture and fixtures        560,939      479,618     5 years
        Vehicles                      138,015      138,015     5 years
        Leasehold improvements         52,774      161,611    5-7 years
                                    ---------    ---------
                                   $3,209,072    3,600,909
                                    =========    =========

        (j)  Income Taxes

             Effective July 1, 1993 the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Statement 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

        (k)  Use of Estimates

             Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

        (l)  Reclassification

             Certain amounts in the prior year's financial statements have been reclassified to conform to the fiscal 1996 presentation.

   (3)  Lines of Credit

        (a) The Company has a $1,500,000 line of credit with a bank that is secured by equipment and various assets and is intended to be used for general working capital purposes and to replace IBM line of credit borrowings over 30 days outstanding. Interest is payable monthly at either the bank's prime rate or LIBOR plus 0.225%, at the Company's option. The line of credit expires November 30, 1996. The outstanding balance at June 30, 1994, 1995 and 1996 was $0, $0 and $1,541,462, respectively. The average borrowings under the line of credit for the years ended June 30, 1994, 1995, and 1996 was $122,665, $22,083 and $793,760,
             respectively. The highest borrowings for the years ended June 30, 1994, 1995, and 1996 was $202,992, $150,000 and $1,500,000,
             respectively. The average interest rate for the years ended June 30, 1995 and 1996 was 8.65%, 8% and 8%, respectively.

        (b) The Company has a $600,000 line of credit with IBM for equipment financing under its remarketing agreement that is due on demand and secured by certain accounts receivable. IBM may approve borrowings above the $600,000 limit. Interest is not accrued for the first 30 days; the rate varies from 1.75% to 3.25% thereafter. The outstanding balances at June 30, 1994, 1995, and 1996 were $683, $1,664,834, and $641,730, respectively.

             The average borrowings under the line of credit for the years ended June 30, 1994, 1995 and 1996 was $451,555, $2,100,474 and
             $449,203, respectively. The highest borrowings for the years ended June 30, 1994, 1995 and 1996 was $1,186,955, $7,808,175
             and $848,138, respectively. The average interest rate for the years ended June 30, 1994, 1995 and 1996 was 8.4%, 8.27% and
             8.56%, respectively.

   (4)  Leases

        The Company is obligated under various capital leases for certain computer, telephone and office equipment. Future payments under such capital leases are as follows:

           Fiscal Year                                       Amount
                1997                                      $   83,368
                1998                                          39,307
                1999                                          22,390
                                                          ----------
                                                             145,065
           Less executory costs and interest
             (at rates ranging from 7.50% to
             12.22%)                                          17,977
                                                          ----------
           Obligations under capital leases                  127,088
           Less - current installments                        71,384
                                                          ----------
           Obligations under capital leases
             excluding current installments               $   55,704
                                                          ==========

        The Company also has several leases for office space and equipment at various locations under one to seven year leases that are accounted for as operating leases. Certain of the leases allow for early termination of the lease at the Company's option on specified dates.

        Future minimum rental payments, excluding the cancelable portion of the leases, under operating leases are as follows:

               Fiscal Year                              Amount
                    1997                              $  855,978
                    1998                                 816,202
                    1999                                 279,522
                    2000                                 198,160
                    2001                                 181,663
                    Thereafter                           202,799
                                                       ---------
                                                      $2,534,324
                                                       =========


        Rent expense under operating leases amounted to approximately $517,000, $491,000 and $651,000 in fiscal years 1994, 1995 and 1996, respectively.

   (5)  Long-term Debt

        Long-term debt at June 30, 1995 and 1996 consists of the following:


                                                     June 30,      June 30,
                                                       1995          1996
    Note payable to a bank, secured by all
    Company assets and trust accounts held by
    certain shareholders, due in monthly
    payments of $25,358, plus interest at
    7.45%, through August 1998 (ESOP debt; see
    note 9)                                        $  967,875      663,585

    Notes payable to a bank, secured by
    equipment and various assets; interest
    payable monthly at LIBOR plus 2.25% (5.5%
    at June 30, 1996); monthly principal
    payments of $5,000 due through December
    31, 1996; principal payments of $35,000
    due from January 31, 1997 through June 30,
    1998                                                   --      645,000

    Notes payable to shareholders, unsecured,
    due in quarterly installments of $34,820,
    plus interest payable monthly at 8.45%,
    through August 1999 (ESOP debt; see note
    9)                                                591,950      452,672

    Note payable to a bank, secured by various
    accounts receivable, due in monthly
    payments of $13,360 including interest at
    the bank's prime rate (8.25% at June 30,
    1996) plus 0.375%, through December 1996          240,520       80,200

    Note payable to a bank, secured by various
    accounts receivable and equipment;
    interest payable monthly at the bank's
    prime rate (8.25% at June 30, 1996) plus
    0.25%; due in monthly principal payments
    of $7,208 through December 1996                   129,750       43,250
    Notes payable to a bank, secured by
    vehicles, due in monthly payments totaling
    $3,143, including interest ranging from
    7.75% to 9.00%; maturing at various dates
    from June 1997 to June 1999                        97,628       68,033

    Note payable to a corporation, unsecured,
    due in monthly payments of $2,083
    through March 1995 plus a final payment of
    $25,000, including interest at 4%, due
    September 1996, and quarterly common stock
    payments of 820 shares, valued at $16.93
    per share in 1995 through March 1995               20,858           --
                                                   ----------   ----------
    Total long-term debt                            2,048,581    1,952,740

    Less current installments                        (740,840)    (839,973)
                                                   ----------   ----------
    Long-term debt, excluding current
    installments                                  $ 1,307,741    1,112,767
                                                   ==========   ==========



        Scheduled principal repayments on notes payable at June 30, 1996 are as follows:

                         Fiscal Year                    Amount
                            1997                   $   839,973
                            1998                       874,425
                            1999                       202,490
                            2000                        35,852
                                                    ----------
                                                   $ 1,952,740
                                                    ==========

        Under the terms of the notes payable to a bank expiring in December 1996, June 1998 and August 1998 and the line of credit with a bank expiring in November 1996, the Company is required to comply with certain covenants, the most restrictive of which require the Company to maintain certain financial and operating ratios, maintain a minimum level of tangible net worth (as defined), limit the Company's annual capital expenditures and prohibit the Company from incurring additional indebtedness. The Company is not in compliance with all covenants at June 30, 1996 but has obtained a waiver letter from the bank.

   (6)  Common Stock and Related Commitments

        Effective July 8, 1995, the Shareholders adopted an amendment to the Articles of Incorporation to increase the authorized number of shares of common stock to 10,000,000.

        On August 5, 1995, the Board of Directors approved a four for one stock split effected in the form of a dividend to shareholders of common stock of record at August 5, 1995. As a result of the split, 2,378,898 additional shares were issued and $23,789 was transferred from retained earnings to common stock. All references in the financial statements to number of shares prior to the stock dividend have been retroactively restated to reflect the increased number of common shares outstanding.

        The Company has a stock option plan which allows qualified employees to purchase common stock at a formula value as established by the Board of Directors. As of June 30, 1996, there were no shares under option. During 1996, options to purchase 6,000 shares at $3.00 per share and 40,000 shares at $4.85 per share expired. No options were granted during 1994, 1995 or 1996. During 1995, options to purchase 2,250 shares at $2.90 per share and 750 shares at $3.20 per share expired. During 1994, options to purchase 3,250 shares at $2.90 per share and 750 shares at $3.20 per share were forfeited or expired.

        In fiscal year 1996, the Company adopted a Nonqualified Stock Purchase and Option Plan, which replaces the plan described above, and a Directors Purchase and Option Plan. Under the terms of these plans, the offering price per share shall not be less than the current fair value of the stock as determined by the Board of Directors based on an annual valuation performed by a third party for the purpose of valuing shares in the Company's ESOP. During 1996, 367,000 options at $4.25 per share were granted; 53,300 options were exercised and 313,700 options were forfeited.

   (7)  Income Taxes

        As discussed in note 2, the Company adopted Statement 109 as of July 1, 1993. The cumulative effect of this change in accounting for income taxes of $104,723 is determined as of July 1, 1993 and is reported separately in the statement of operations for the year ended June 30, 1994.

        Components of income tax expense (benefit) are as follows:

                                       Years ended June 30,
                                   1994            1995          1996
         Current:

              Federal          $  70,000         307,528      (221,490)
              State               18,000          78,652       (56,636)
                                --------        --------      --------
                                  88,000         386,180      (278,126)
                                --------        --------      --------

         Deferred:
              Federal            203,000        (235,386)      374,636
              State               52,000         (60,163)       95,755
                                --------        --------      --------
                                 255,000        (295,549)      470,391
                                --------        --------      --------
              Total           $  343,000          90,631       192,265
                                ========       =========     =========

        Income taxes differed from the amounts computed by applying the U.S. Federal income tax statutory rate of 34% to pretax income as a result of the following:

                                           Years ended June 30,
                                      1994             1995          1996
     Computed "expected"
      tax expense                $    301,573         67,764       142,487
     Increase decrease in
      income taxes
      resulting from:
       State income taxes,
        net of federal
        income tax benefit            46,200          12,203        25,819
       Goodwill amortization              --           6,987         6,987
       Meals and
        entertainment                     --          12,259        21,771

       Other, net                    (4,773)          (8,582)       (4,799)
                                     -------        --------       -------
                                   $ 343,000          90,631       192,265
                                     =======        ========       =======

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1995 and 1996 are presented below.

                                                   1995            1996

    Deferred tax assets:
      Accounts receivable, principally due
      to reserve for uncollectible accounts     $  29,475          29,475
      Insurance claims reserve, principally
      due to accrual for financial statement
      reporting in excess of amount for tax
      purposes                                     24,348          19,231
      Customer deposits, principally, due to
      accrual for financial reporting
      purposes in excess of amount for tax
      purposes                                     15,931           4,234
      Other                                        17,301         --
                                                  -------        --------
         Total gross deferred tax assets           87,055          52,940
         Less valuation allowance                   -               -
                                                  -------        --------
         Net deferred tax assets                   87,055          52,940


    Deferred tax liabilities:
      Capitalized software development
      costs, principally due to differences
      in capitalization for financial
      reporting purposes and tax purposes         148,189         531,307

      Intangible assets, principally due to
      differences in capitalization for
      financial reporting purposes and tax
      purposes                                     71,476          45,246

      Fixed assets, principally due to
      differences in depreciation for
      financial reporting purposes and tax
      purposes                                     12,082          97,180
      Other                                         5,710
                                                 --------        --------
         Total gross deferred tax
         liabilities                              237,457         673,733
                                                 --------        --------
         Net deferred tax liability           $   150,402         620,793
                                                 ========        ========


        A valuation allowance has not been recorded against the deferred tax assets as the Company anticipates the reversal of existing temporary differences will provide sufficient taxable income to realize the deferred tax assets. There has been no change in the valuation allowance since the beginning of the year, in either 1995 or 1996.

   (8)  Disclosures about Fair Value of Financial Instruments

        The Company is required under SFAS No. 107, Disclosures about Fair Value of Financial Instruments, to disclose in its financial statements the fair value of all financial instruments, including assets and liabilities both on - and off - balance sheet, for which it is practicable to estimate such fair value. Fair value methods, assumptions, and estimates for the Company are set forth below:

        - Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities: The carrying amount approximates fair value because of the short maturity of these instruments.

        - Capital lease obligations and long term debt: Fair value is estimated based on discounting future cash flows of each instrument at current interest rates for similar instruments of comparable maturities.

        Based on the methods and assumptions noted above, the estimated fair values of those financial instruments for which carrying value does not approximate fair value at June 30, 1995 and 1996 are as follows:

                                    1995                     1996
                            Carrying     Fair        Carrying       Fair
                            Amount       Value       Amount        Value

    Capital lease
      obligations           177,605      177,857     127,088     126,263
    Long-term debt        2,048,581    2,022,928   1,952,740   1,966,739


   (9)  Employee Benefit Plans

        All eligible employees, based on age and length of service requirements, are covered under a 401(K) profit sharing plan. The plan provides for certain Company contributions to be made at the discretion of the Board of Directors. Company contributions accrued for at June 30, 1995 and 1996 were approximately $48,000 and $50,000, respectively.

        Effective June 30, 1992, the Company established an Employee Stock Ownership Plan (ESOP) which will invest primarily in common stock of the Company. Full time employees who have completed 6 months of service and have reached age 20-1/2 are eligible for participation. The participants' ESOP accounts vest beginning after completion of two years of service at a rate of 20% per year of service. In August
        1992, the ESOP purchased 249,350 shares of the Company's common stock. In connection with the stock purchase, the Company made a cash contribution of $1,000,00 to the ESOP and entered into notes payable (ESOP debt) of $3,105,000. The Company is obligated to make annual contributions to the ESOP sufficient to enable the ESOP to service the ESOP debt. The unearned compensation recorded for future contributions required by the Company is reflected in the accompanying balance sheet under the caption unearned ESOP contribution. See note 5 for payment terms of the ESOP debt. The
        ESOP debt is secured by unallocated shares held by the ESOP trustees. As the ESOP debt is repaid, common stock is allocated to the ESOP based on the proportion of the loan repayment to total principal and interest payments required over the remaining loan term. Company contributions used for debt service were $443,570, $743,570 and $443,568 for the years ended June 30, 1994, 1995 and 1996, respectively. These Company contributions and funding of the ESOP debt resulted in an allocation to the ESOP of 107,773, 180,668 and 107,773 shares for the years ended June 30, 1994, 1995 and 1996, respectively. Interest incurred by the Company on these loans was $193,393, $154,678 and $107,856 for the years ended June 30, 1994,
        1995 and 1996, respectively. Additional costs related to the ESOP were $17,850, $13,113 and $13,016 for the years ended June 30, 1994,
        1995 and 1996, respectively.

   (10) Commitments and Contingencies

        The Company markets, licenses and supports two software packages under license and distributorship agreements. Both agreements require the Company to pay agreed-upon royalties on each sale of a software package as well as certain minimum royalties over various terms of the agreements. Royalty expenses amounted to approximately $84,000, $270,000 and $24,000 in fiscal 1994, 1995 and 1996, respectively.

        The Company is involved in various lawsuits arising in the normal course of business. Management believes that such matters will not have a material effect on the financial condition of the Company

                                   APPENDIX A

   MERGER AGREEMENT DATED AS OF JANUARY 10, 1997 AMONG SYKES ENTERPRISES, INCORPORATED, INFO SYSTEMS OF NORTH CAROLINA, INC. AND ISNC ACQUISITION CORP.




                                MERGER AGREEMENT

                          Dated as of January 10, 1997

                                  By and Among

                        SYKES ENTERPRISES, INCORPORATED,

                      INFO SYSTEMS OF NORTH CAROLINA, INC.

                                       and

                              ISNC ACQUISITION CO.






                                TABLE OF CONTENTS


                                                                         Page

   ARTICLE I - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .  1
        1.1     Defined Terms  . . . . . . . . . . . . . . . . . . . . . .  1
        1.2     Other Defined Terms  . . . . . . . . . . . . . . . . . . .  8
        1.3     Definition of "Ordinary Course".   . . . . . . . . . . . .  8

   ARTICLE II - THE MERGER . . . . . . . . . . . . . . . . . . . . . . . .  9
        2.1     Merger and Surviving Corporation . . . . . . . . . . . . .  9
        2.2     Articles of Incorporation  . . . . . . . . . . . . . . . .  9
        2.3     Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . .  9
        2.4     Directors  . . . . . . . . . . . . . . . . . . . . . . . .  9
        2.5     Officers . . . . . . . . . . . . . . . . . . . . . . . . .  9
        2.6     Effective Time . . . . . . . . . . . . . . . . . . . . . .  9
        2.7     Effect of Merger . . . . . . . . . . . . . . . . . . . . .  9
        2.8     Further Assistance . . . . . . . . . . . . . . . . . . . . 10
        2.9     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . 10

   ARTICLE III - CONVERSION OF SHARES  . . . . . . . . . . . . . . . . . . 10
        3.1     ISI Common Stock . . . . . . . . . . . . . . . . . . . . . 10
        3.2     Newco Common Stock . . . . . . . . . . . . . . . . . . . . 10
        3.3     Dissenting Shares  . . . . . . . . . . . . . . . . . . . . 11
        3.4     Exchange of Certificates . . . . . . . . . . . . . . . . . 11
        3.5     Fractional Shares and Dividends  . . . . . . . . . . . . . 13

   ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF ISI  . . . . . . . . . . 13
        4.1     Corporate Organization.    . . . . . . . . . . . . . . . . 14
        4.2     Capitalization.    . . . . . . . . . . . . . . . . . . . . 14
        4.3     Authority  . . . . . . . . . . . . . . . . . . . . . . . . 14
        4.4     ISI Affiliates . . . . . . . . . . . . . . . . . . . . . . 14
        4.5     ISI's Consents and Approvals; No Violations.   . . . . . . 15
        4.6     Work in Progress . . . . . . . . . . . . . . . . . . . . . 15
        4.7     Financial Statements.    . . . . . . . . . . . . . . . . . 15
        4.8     Undisclosed Liabilities.   . . . . . . . . . . . . . . . . 16
        4.9     Taxes.   . . . . . . . . . . . . . . . . . . . . . . . . . 16
        4.10    Real and Personal Property.    . . . . . . . . . . . . . . 16
        4.11    Absence of Changes.    . . . . . . . . . . . . . . . . . . 17
        4.12    Intellectual Property. . . . . . . . . . . . . . . . . . . 19
        4.13    Leases.  . . . . . . . . . . . . . . . . . . . . . . . . . 22
        4.14    Bank Accounts; Investments; Powers of Attorney.  . . . . . 23
        4.15    Material Contracts and Customers.  . . . . . . . . . . . . 23
        4.16    Related Transactions.  . . . . . . . . . . . . . . . . . . 25
        4.17    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . 26
        4.18    Labor Matters. . . . . . . . . . . . . . . . . . . . . . . 26
        4.19    Employee Benefit Plans.  . . . . . . . . . . . . . . . . . 27
        4.20    Litigation.    . . . . . . . . . . . . . . . . . . . . . . 29
        4.21    Compliance with Laws.    . . . . . . . . . . . . . . . . . 29
        4.22    Environmental Matters.   . . . . . . . . . . . . . . . . . 29
        4.23    Books and Records.   . . . . . . . . . . . . . . . . . . . 30
        4.24    Copies of Documents.   . . . . . . . . . . . . . . . . . . 30
        4.25    Adequacy of Assets.    . . . . . . . . . . . . . . . . . . 30
        4.26    Pooling-of-Interests; Tax Free Reorganization. . . . . . . 31
        4.27    Accounts Receivable.   . . . . . . . . . . . . . . . . . . 31
        4.28    Brokers and Finders.   . . . . . . . . . . . . . . . . . . 31
        4.29    Restrictive Covenants.   . . . . . . . . . . . . . . . . . 31
        4.30    Product Liabilities and Warranties.    . . . . . . . . . . 31
        4.31    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . 32

   ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SEi AND NEWCO . . . . . . 32
        5.      Representations and Warranties of SEi and Newco  . . . . . 32
        5.1     Corporate Organization.    . . . . . . . . . . . . . . . . 32
        5.2     Capitalization of SEi and Newco.   . . . . . . . . . . . . 32
        5.3     Authority  . . . . . . . . . . . . . . . . . . . . . . . . 33
        5.4     SEi's Consents and Approvals of SEi and Newco;
                No Violations  . . . . . . . . . . . . . . . . . . . . . . 33
        5.5     Litigation.    . . . . . . . . . . . . . . . . . . . . . . 33
        5.6     Brokers and Finders.   . . . . . . . . . . . . . . . . . . 34
        5.7     SEi Information.   . . . . . . . . . . . . . . . . . . . . 34
        5.8     Pooling-of-Interests; Tax Free Reorganization.   . . . . . 34
        5.9     Disclosure.    . . . . . . . . . . . . . . . . . . . . . . 34
        5.10    Financial Statements . . . . . . . . . . . . . . . . . . . 34
        5.11    Undisclosed Liabilities.   . . . . . . . . . . . . . . . . 35
        5.12    Absence of Changes . . . . . . . . . . . . . . . . . . . . 35
        5.13    Compliance with Laws . . . . . . . . . . . . . . . . . . . 35
        5.14    Environmental Matters.   . . . . . . . . . . . . . . . . . 35

   ARTICLE VI - COVENANTS PENDING THE CLOSING  . . . . . . . . . . . . . . 36
        6.1     Certain Covenants of ISI Pending the Closing.    . . . . . 36
        6.2     Certain Covenants of SEi and Newco Pending the Closing.    38

   ARTICLE VII - OTHER COVENANTS . . . . . . . . . . . . . . . . . . . . . 39
        7.1     Filings.   . . . . . . . . . . . . . . . . . . . . . . . . 39
        7.2     Announcements.   . . . . . . . . . . . . . . . . . . . . . 39
        7.3.    Costs and Expenses; Termination Fee.   . . . . . . . . . . 39
        7.4.    Further Assurances.    . . . . . . . . . . . . . . . . . . 40
        7.5     Exclusive Dealing  . . . . . . . . . . . . . . . . . . . . 40
        7.6     Accounting Matters; Publication of Financials  . . . . . . 41
        7.7     Registration of ISI Merger Shares. . . . . . . . . . . . . 41
        7.8     Affiliate Agreements.    . . . . . . . . . . . . . . . . . 42
        7.9     Shareholders Meeting.  . . . . . . . . . . . . . . . . . . 42
        7.10    Employment Agreements. . . . . . . . . . . . . . . . . . . 43
        7.11    Releases.  . . . . . . . . . . . . . . . . . . . . . . . . 43
        7.12    Opinion of Accountants.  . . . . . . . . . . . . . . . . . 43
        7.13    ISI Record Holders . . . . . . . . . . . . . . . . . . . . 43
        7.14    Confidentiality  . . . . . . . . . . . . . . . . . . . . . 43
        7.15    Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . 44
        7.16    Life Insurance . . . . . . . . . . . . . . . . . . . . . . 45
        7.17    Termination of Shareholders' Agreements  . . . . . . . . . 45

   ARTICLE VIII - CONDITIONS TO THE OBLIGATION OF SEi AND NEWCO  . . . . . 45
        8.      Conditions to the Obligation of SEi and Newco  . . . . . . 45
        8.1     Truth of Representations and Warranties  . . . . . . . . . 45
        8.2     Performance  . . . . . . . . . . . . . . . . . . . . . . . 45
        8.3     No Material Adverse Effect . . . . . . . . . . . . . . . . 45
        8.4     Closing Deliveries . . . . . . . . . . . . . . . . . . . . 45
        8.5     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . 46
        8.6     Absence of Litigation  . . . . . . . . . . . . . . . . . . 46
        8.7     Governmental Approvals . . . . . . . . . . . . . . . . . . 46
        8.8     ISI Shareholder Approval; Dissenting Shareholders.   . . . 47
        8.9     Opinion of Accountants.    . . . . . . . . . . . . . . . . 47
        8.10    Registration Statement; Listing.   . . . . . . . . . . . . 47
        8.11    Affiliate Agreements.    . . . . . . . . . . . . . . . . . 47
        8.12    Tax Free Reorganization. . . . . . . . . . . . . . . . . . 47
        8.13    Fairness Opinion.    . . . . . . . . . . . . . . . . . . . 47

   ARTICLE IX - CONDITIONS TO THE OBLIGATION OF ISI  . . . . . . . . . . . 47
        9.      Conditions to the Obligation . . . . . . . . . . . . . . . 47
        9.1     Truth of Representations and Warranties  . . . . . . . . . 48
        9.2     Performance  . . . . . . . . . . . . . . . . . . . . . . . 48
        9.3     Closing Deliveries . . . . . . . . . . . . . . . . . . . . 48
        9.4     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . 48
        9.5     Absence of Litigation  . . . . . . . . . . . . . . . . . . 49
        9.6     Governmental Approvals . . . . . . . . . . . . . . . . . . 49
        9.7     ISI Shareholder Approval . . . . . . . . . . . . . . . . . 49
        9.8     Opinion of Accountants.    . . . . . . . . . . . . . . . . 49
        9.9     Registration Statement; Listing.   . . . . . . . . . . . . 49
        9.10    Tax Free Reorganization.   . . . . . . . . . . . . . . . . 49
        9.11    Fairness Opinion . . . . . . . . . . . . . . . . . . . . . 49
        9.12    No Material Adverse Effect . . . . . . . . . . . . . . . . 49

   ARTICLE X - TERMINATION AND ABANDONMENT . . . . . . . . . . . . . . . . 50
        10.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . 50
        10.2    Procedure and Effect of Termination  . . . . . . . . . . . 50

   ARTICLE XI - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . 51
        11.1    Prevailing Party . . . . . . . . . . . . . . . . . . . . . 51
        11.2    Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . 51
        11.3    Governing Law  . . . . . . . . . . . . . . . . . . . . . . 51
        11.4    Captions . . . . . . . . . . . . . . . . . . . . . . . . . 51
        11.5    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . 51
        11.6    Counterparts . . . . . . . . . . . . . . . . . . . . . . . 52
        11.7    Entire Agreement . . . . . . . . . . . . . . . . . . . . . 52
        11.8    Severability . . . . . . . . . . . . . . . . . . . . . . . 52
        11.9    No Third Party Beneficiaries . . . . . . . . . . . . . . . 53
        11.10   Assignment . . . . . . . . . . . . . . . . . . . . . . . . 53
        11.11   Amendment and Modification . . . . . . . . . . . . . . . . 53
        11.12   Waiver of Compliance . . . . . . . . . . . . . . . . . . . 53
        11.13   No Survival of Representations and Warranties  . . . . . . 53


   EXHIBITS TO MERGER AGREEMENT

   Exhibit A      Articles of Merger
   Exhibit B      Exchange Agent Agreement
   Exhibit C      Letter of Transmittal
   Exhibit D      Affiliate Agreement
   Exhibit E      Opinion of ISI Counsel
   Exhibit F      Opinion of SEi Counsel


                                MERGER AGREEMENT


        THIS MERGER AGREEMENT (this "Agreement") is made and entered into as of the 10th day of January, 1997 by and among SYKES ENTERPRISES, INCORPORATED, a Florida corporation ("SEi"), INFO SYSTEMS OF NORTH CAROLINA, INC., a North Carolina corporation ("ISI"), and ISNC ACQUISITION CO., a North Carolina corporation ("Newco").

                                   WITNESSETH

        A. The board of directors of each of SEi, ISI and Newco deem it advisable and in the best interests of their respective shareholders to effect the Merger (as defined below), upon the terms and subject to the conditions set forth herein.

        B. For federal income tax purposes, the parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        C. For accounting purposes, the parties intend that the Merger shall be accounted for as a "pooling-of-interests."

        NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties set forth herein, and intending to be legally bound, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        1.1 Defined Terms. The terms defined in this Article I shall have the following respective meanings for all purposes of this Agreement (including in the Disclosure Schedule), with the definitions being equally applicable to both the singular and plural forms of the terms defined:

        "Affiliate" means, with respect to any Person, an officer, director or beneficial owner of five percent (5%) or more of the issued and outstanding shares of any class of capital stock of such Person.

        "Alternative Transaction" means any merger, consolidation, sale of substantial assets, sale of shares of capital stock or other equity securities or similar transaction involving ISI, other than the Merger.

        "Alternative Transaction Excess" means, with respect to any Alternative Transaction, the excess of (i) the Alternative Transaction Value over (ii) Twenty-four Million Six Hundred Fifteen Thousand Ninety-three Dollars ($24,615,093).

        "Alternative Transaction Value" means, with respect to any Alternative Transaction, the aggregate fair market value (as of the date of consummation of such Alternative Transaction) of all consideration, including, without limitation, cash, securities, property, the assumption or discharge of any liability or obligation of ISI and any other form of consideration (whether absolute or contingent), received or retained, or to be received or retained, by one or more of ISI, ISI shareholders, ISI Affiliates and creditors of ISI in connection with such Alternative Transaction.

        "Articles of Merger" means the articles of merger in the form attached hereto as Exhibit A which will be executed and filed with the Secretary of State of the State of North Carolina in accordance with applicable provisions of the NCBCA to effectuate the Merger as provided for in this Agreement.

        "Average Closing Price" means the average of the closing prices for SEi Common Stock as reported on NASDAQ (as published in the Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the ten (10) consecutive full trading days in which such shares are traded on NASDAQ, ending on the last such trading day prior to the Closing Date.

        "Business Day" means any day on which banks are open for business in Charlotte, North Carolina.

        "Closing Date" means the date on which the Closing actually occurs.

        "Closing Price" means the closing price for SEi Common Stock as reported on NASDAQ (as published in the Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) on the last full trading day prior to the Closing Date in which such shares are traded on NASDAQ.

        "Contamination" means the uncontained, illegal or improper presence of Hazardous Substances at the Leased Real Property, at any level which requires remediation under any applicable Environmental, Health and Safety Laws.

        "Copyrights" means United States and foreign copyrights, whether registered or unregistered and pending applications to register the same.

        "Disclosure Schedule" means the disclosure schedule executed by the parties hereto as of the date hereof, without any amendment thereto after the date hereof.

        "Effective Time" means the date and time when the Merger shall become effective pursuant to the provisions of Section 2.6 hereof.

        "Employee Plan" means any plan described in Section 3(3) of ERISA and also shall mean any pension, retirement, profit sharing, savings, thrift, stock bonus, stock option, stock purchase, restricted stock purchase, stock ownership, stock appreciation right, phantom stock, deferred compensation, supplemental retirement, deferred bonus, severance, change of control, parachute, health, medical, dental, vision, prescription drugs, fitness, dependent care, educational assistance, group legal services, life insurance, accidental death, accidental dismemberment, sick pay, short-term or long-term disability, Code Section 125 or other cafeteria plan, supplemental unemployment income, training, apprenticeship, scholarship, tuition reimbursement, employee assistance, employee discount, subsidized cafeteria, fringe benefit, vacation, holiday, employer-sponsored recreational facility or other employee or retiree pension benefit or welfare benefit plan, policy, contract or arrangement, or other similar fringe or employee benefit plan, program, policy, contract or arrangement, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, covering employees or former employees of ISI.

        "Environmental, Health and Safety Laws" means, with respect to any Person, all applicable Legal Requirements relating to the generation, storage, handling, release, discharge, emission, transportation, treatment or disposal of Hazardous Substances or wastes or to the protection of human health and the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Clean Water Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, and the Hazardous Material Transportation Act, in each case as amended, and the regulations implementing such acts, and the state and local equivalents of such acts and regulations, and common law.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ESOP" means The Info Systems of North Carolina, Inc. Employee Stock Ownership Plan.

        "ESOP Trustees" means William J. Gaughan, James J. Kenney, Edward C. Ruff and Alex McMillan in their capacity as trustees for the ESOP.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" means Firstar Trust Company of Milwaukee, Wisconsin or if it is unable or unwilling to serve as Exchange Agent, such other bank or trust company upon which SEi and ISI may mutually agree.

        "GAAP" means the United States generally accepted accounting principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors as in effect from time to time.

        "Hazardous Substances" means any radioactive materials, asbestos, ureaformaldehyde, hazardous wastes, toxic substances, petroleum, petroleum byproducts or other substance defined or regulated as hazardous or toxic, or as a "pollutant" or "contaminant," in any applicable Legal
   Requirements.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Intellectual Property" means all intellectual property and intellectual property rights, including all Patent Rights, Copyrights, Trademarks, Licenses, Trade Names, Trade Secrets and all other forms of proprietary information.

        "Interim Balance Sheet" means the unaudited balance sheet of ISI dated November 30, 1996 (and any related notes thereto).

        "Interim Balance Sheet Date" means the date of the Interim Balance
   Sheet.

        "ISI Common Stock" means the $.01 par value common stock of ISI.

        "ISI Merger Shares" means the shares of SEi Common Stock issuable pursuant to Section 3.1 hereof in exchange for the outstanding shares of ISI Common Stock

        "Leased Real Property" means all real property and premises currently leased to ISI.

        "Legal Requirements" means all judgments, decrees, injunctions, orders, writs, rulings, laws, ordinances, statutes, rules, regulations, codes and other requirements of all foreign, federal, state and local governmental, administrative and judicial bodies and authorities.

        "Licensed Product" means any product of Intellectual Property which is the subject of a License.

        "Licenses" means all licenses, sublicenses and rights to use any Intellectual Property of another Person.

        "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, the financial condition, assets, results of operations or business prospects of such Person.

        "Merger" means the merger of Newco with and into ISI upon the terms set forth in this Agreement.

        "NASDAQ" means The Nasdaq National Stock Market, Inc.'s National
   Market.

        "NCBCA" means the North Carolina Business Corporation Act.

        "Newco Common Stock" means the $.01 par value common stock of Newco.

        "Optional Termination Date" means March 31, 1997.

        "Participating Corporations" means ISI and Newco.

        "Patent Rights" means all United States and foreign patents, patent applications, continuations, continuations in part, divisions, reissues and patent disclosures.

        "Permitted Encumbrances" means (i) liens for current taxes, assessments or governmental charges which are not delinquent, and (ii) carrier's, warehousemens', landlord's, mechanic's and materialmen's liens arising in the ordinary course of business for sums not yet due and payable.

        "Person" means any individual, partnership, corporation, limited liability company, limited liability partnership, trust, unincorporated organization, association, joint venture or other entity or any foreign, federal, state or local government, agency, political subdivision, instrumentality or division thereof.

        "Return" means all Tax returns, declarations, reports, estimates, information returns and statements of any nature required to be filed by ISI with any Person including, without limitation, Internal Revenue Service Forms 1120, W-2, W-3, 940 and 941 and equivalent state forms with respect to any Tax period ending on or before the Closing Date and, with respect to any Tax period that includes but does not end on the Closing Date, that portion of such Tax period ending on the Closing Date.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "SEi Common Stock" means the $.01 par value common stock of SEi.

        "SEi Filings" means all filings made with the SEC by SEi on or prior to the date hereof, including all exhibits to any such filings.

        "SEi Merger Expenses" means the aggregate amount of all reasonable out-of-pocket fees, costs and expenses (including, without limitation, reasonable legal and accounting fees and expenses) incurred by SEi or Newco or on their behalf in connection with the transactions contemplated hereby, including, without limitation, the Securities Expenses and all reasonable out-of-pocket fees, costs and expenses relating to any of the following: due diligence reviews of ISI and its business, the preparation, negotiation and execution of certain employment agreements and of this Agreement (and all agreements, certificates, instruments and documents delivered pursuant hereto), the organization of Newco, the Closing and any filing required under the HSR Act; provided that for purposes of this Agreement, in no event shall the SEi Merger Expenses exceed Four Hundred Thousand Dollars ($400,000).

        "Software" means computer program code in whatever language or format, including but not limited to object code and source code.

        "Software Contracts" means all contracts, agreements, Licenses and other commitments and arrangements, oral or written, with any Person respecting the ownership, license, acquisition, design, development, distribution, marketing, use or maintenance of computer program code or related technical or user documentation and databases.

        "Surviving Corporation" means ISI as it shall exist immediately after the Merger.

        "Surviving Corporation Common Stock" means the $.01 par value common stock of the Surviving Corporation.

        "Taxes" means all income, gross receipts, profits, franchise, license, transfer, sales, use, ad valorem, customs, payroll, withholding, Social Security, Federal Insurance Contributions Act (FICA), Old Age, Survivors and Disability Insurance (OASDI), employment, unemployment, occupation, property (real or personal), excise and other taxes, withholdings, fees, duties, assessments and charges imposed by any federal, state, local, or foreign taxing authority, including without limitation taxes required to be withheld from employees' and officers' compensation and paid over to taxing authorities, including any interest, additions or penalties (including without limitation the penalties for fraud and for substantial understatement of tax liability).

        "Technical Documentation" means all technical and descriptive materials relating to the acquisition, design, development, use or maintenance of computer code and program documentation including, but not limited to, all user manuals, flow charts, algorithms, programmer's annotations, data dictionaries and databases relating to computer program code whether or not development of such computer code and program documentation is complete.

        "Termination Fee" means the greatest of:

              (a) One Million Dollars ($1,000,000) plus the SEi Merger
   Expenses;

              (b) the sum of (i) fifty percent (50%) of the Alternative Transaction Excess plus (ii) the SEi Merger Expenses; provided, however, that the amount determined pursuant to this paragraph (b) shall in no event exceed One Million Five Hundred Thousand Dollars ($1,500,000); and

              (c) fifty percent (50%) of the Alternative Transaction Excess;

   provided, however, that the Termination Fee shall in no event exceed Two Million Dollars ($2,000,000).

        "Trade Names" means all names used to identify a particular company, business, subsidiary or division thereof.

        "Trade Secrets" means confidential and proprietary ideas, trade secrets, know how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information, including, without limitation, with respect to any Person, any formulae, pattern, device or compilation of information which is used in such Person's business and which derives independent commercial value from not being generally known or readily ascertainable through independent development or reverse engineering by other Persons who can obtain economic value from its disclosure or use.

        "Trademarks" means anything recognizable as a trademark, service mark or trade dress at common law, under the Lanham Act or under the corresponding laws of any foreign country, whether registered or not, which is used to identify the source and quality of goods or services or to distinguish them from those of others, and all registrations and applications for registration, including intent-to-use registrations and applications for registration.

        1.2 Other Defined Terms. Each of the following terms shall have the meaning indicated in the section set forth below opposite such term, with the definitions being equally applicable to both the singular and plural forms of the term defined:

        Term                                         Section
        Affiliate Agreement                          7.8
        Agreement                                    Initial Paragraph
        Audited SEi Financial Statements             5.10
        Closing                                      2.9
        CERCLA                                       4.22(d)
        COBRA                                        4.19(f)
        Code                                         Recital B
        Confidential Information                     7.14(c)
        Contracts                                    4.15(a)
        Controlled Group                             4.19(d)(ii)
        Customers                                    4.15(c)
        Dissenting Shares                            3.3
        Exchange Agent Agreement                     3.4(a)
        Exchange Fund                                3.4(a)
        Financial Statements                         4.7
        ISI                                          Initial Paragraph
        Interim Financial Statements                 4.7
        Investments                                  4.14(b)
        Letter of Transmittal                        3.4(b)
        New Certificates                             3.4(a)
        Newco                                        Initial Paragraph
        Notices                                      12.5
        Permits                                      4.22(e)
        Preferred Stock                              5.2
        Registration Statement                       7.7(a)
        Proxy Statement                              7.9(b)
        Securities Expenses                          7.7(a)
        SEi                                          Initial Paragraph
        SEi Interim Balance Sheet                    5.10
        Unaudited SEi Financial Statements           5.10

        1.3 Definition of "Ordinary Course". For purposes of this Agreement, an activity is deemed to be in the "ordinary course" of a Person's business if such activity is in accordance with such Person's historical and customary practice with respect to such activity.

                                   ARTICLE II

                                   THE MERGER

        2.1 Merger and Surviving Corporation. Upon the terms and subject to the conditions of this Agreement and in accordance with the provisions of the NCBCA, as of the Effective Time, Newco shall be merged with and into ISI, and ISI shall be the surviving corporation and shall continue its corporate existence under the laws of the State of North Carolina. After the Merger, the name of the Surviving Corporation shall be "Info Systems of North Carolina, Inc." As of the Effective Time, the separate existence of Newco shall cease.

        2.2 Articles of Incorporation. The articles of incorporation of ISI immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation.

        2.3 Bylaws. The bylaws of Newco in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

        2.4 Directors. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected and qualified, or until their earlier resignation or removal, or as otherwise provided by law.

        2.5 Officers. The officers of Newco immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected and qualified, or until their earlier resignation or removal, or as otherwise provided by law.

        2.6 Effective Time. The Merger shall become effective as of the time and date of the filing of the Articles of Merger with the Secretary of State of the State of North Carolina in accordance with the provisions of Section 55-10-05 of the NCBCA, or at the time specified in the Articles of Merger, if later than the time of filing. Newco and ISI shall, as soon as practicable after the Closing, cause the Articles of Merger to be filed in accordance with the provisions of Section 55-10-05 of the NCBCA and shall take any and all lawful actions and do any and all things necessary to cause the Merger to become effective. Notwithstanding the foregoing, for accounting purposes the Merger shall be deemed to have occurred at the close of business on the date of the Effective Time.

        2.7 Effect of Merger. As of the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties, of each of the Participating Corporations; and all and singular rights, privileges, powers and franchises of each of the Participating Corporations, and all property, real, personal and mixed, and all debts due to either of the Participating Corporations on whatever account, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, including leasehold interests, shall be thereafter as effectively the property of the Surviving Corporation as they were of the Participating Corporations, and the title to any real estate vested by deed or by otherwise, in either of the Participating Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Participating Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Participating Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

        2.8 Further Assistance. After the Effective Time, the Surviving Corporation may execute and deliver any deed or assignment or other document or certificate which the Surviving Corporation finds reasonably necessary or desirable to carry out the purposes of this Agreement, and ISI and Newco agree that the appropriate officers and directors of the Surviving Corporation are fully authorized in the name of ISI or Newco to execute such documents or certificates.

        2.9 Closing. Subject to the provisions of Articles VIII, IX and XI hereof, the closing of the Merger (the "Closing") shall take place at the offices of Parker, Poe, Adams and Bernstein L.L.P. at 2500 Charlotte Plaza in Charlotte, North Carolina 28244 at 10:00 a.m. local time, on February 28, 1997, or at such other time, date or place as the parties hereto shall mutually agree in writing; provided, however, that the Closing shall be postponed to the Optional Termination Date if (i) such postponement is reasonably necessary in connection with the effort by SEi to account for the Merger as a "pooling-of-interests" or (ii) the Registration Statement is not declared effective by not later than February 14, 1996 or is subject to any stop order or proceeding seeking a stop order

                                   ARTICLE III

                              CONVERSION OF SHARES

        3.1  ISI Common Stock.   As of the Effective Time, each share of ISI
   Common Stock issued and outstanding immediately prior to the Effective Time, and all rights to payment of dividends declared with respect to such ISI Common Stock, shall, solely by virtue of the Merger and without any action by the holder thereof, be converted into that number of shares of SEi Common Stock equal to the quotient arrived at by dividing (i) the quotient arrived at by dividing (A) Twenty-three Million Dollars ($23,000,000) by (B) the lesser of the Average Closing Price or the Closing Price by (ii) the aggregate number of issued and outstanding shares of ISI Common Stock as of the Effective Time. Notwithstanding this conversion, fractional shares shall be treated as provided in Section 3.5 hereof.

        3.2 Newco Common Stock. Each share of Newco Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of Surviving Corporation Common Stock. From and after the Effective Time, each outstanding certificate theretofore representing shares of Newco Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Newco Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to SEi, as the sole shareholder of Newco, a stock certificate representing shares of Surviving Corporation Common Stock to evidence the conversion into Surviving Corporation Common Stock of the certificates which formerly represented shares of Newco Common Stock.

        3.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of ISI Common Stock which are issued and outstanding immediately prior to the Effective Date and which are held by shareholders of ISI who (i) shall not have voted their shares in favor of the Merger; (ii) shall deliver to ISI, prior to the vote on the Merger at the meeting of ISI shareholders at which the proposal of the Merger is submitted to a vote, written notice of their intent to demand payment for their shares if the Merger is effectuated; and (iii) made written demand upon ISI for payment of the value of their shares in the manner and within the time limitations provided in Sections 55-13-21 and 55-13-23 of the NCBCA (the "Dissenting Shares"), shall not be converted into the right to receive the consideration described in Section 3.1 hereof. Instead, the holders' Dissenting Shares shall, as of the Effective Time, be converted into and represent only a right to obtain payment of the fair value of their shares in accordance with the provisions of the NCBCA; provided, however, that if any holder of Dissenting Shares fails to file a petition seeking an appraisal of such shares within the time provided in Section 55-13-28 of the NCBCA, or otherwise fails to establish his entitlement to payment as provided in Sections 55-13-21, 55-13-23 and 55-13-28 of the NCBCA, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares, and such shares shall thereupon be deemed to have been converted into and have become exchangeable for, as of the Effective Time, the right to receive the consideration described in
   Section 3.1 hereof.

        3.4  Exchange of Certificates.

             (a) At or prior to the Effective Time, SEi shall deposit or shall cause to be deposited in trust with the Exchange Agent , pursuant to an Exchange Agent Agreement in substantially the form attached hereto as Exhibit B (the "Exchange Agent Agreement"), an aggregate amount of cash sufficient to satisfy its obligations under Section 3.5 hereof and certificates representing all shares of SEi Common Stock issuable pursuant to Section 3.1 hereof in exchange for outstanding shares of ISI Common Stock (such certificates are hereinafter referred to as the "New Certificates" and the New Certificates and such cash, including any cash deposited pursuant to Section 3.5(c) hereof, are hereinafter referred to as the "Exchange Fund").
             (b) As soon as practicable after the Closing, the Exchange Agent shall mail to each holder of record of shares of ISI Common Stock (other than holders who have satisfied the requirements of Section 55-13-21 of the NCBCA) (i) a letter of transmittal substantially in the form of Exhibit C attached hereto (the "Letter of Transmittal") and (ii) instructions for use in effecting the exchange for New Certificates. Upon delivery of the Letter of Transmittal, duly executed, to the Exchange Agent, the record holder of ISI Common Stock shall be entitled to receive in exchange therefor a New Certificate representing that number of whole shares of SEi Common Stock which such holder has the right to receive pursuant to the provisions of Section 3.1 hereof (and an amount in cash in lieu of any fractional share of SEi Common Stock in accordance with
   Section 3.5 hereof). In the event of a transfer of ownership of ISI Common Stock which is not registered in the transfer records of ISI, a New Certificate representing the proper number of shares of SEi Common Stock may be issued to a transferee if a valid instruction with respect to such ISI Common Stock duly executed by the record holder of such ISI Common Stock is presented to the Exchange Agent accompanied by any and all other documents required to evidence and effect such transfer and by evidence that all related stock transfer taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.4(b), each share of ISI Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive, upon delivery of the Letter of Transmittal, the New Certificate representing shares of SEi Common Stock, as contemplated by this Section 3.4(b), and cash in lieu of any fractional shares of SEi Common Stock as contemplated by Section 3.5 hereof, without interest.

             (c) All shares of SEi Common Stock issued in exchange for shares of ISI Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of ISI Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation or its transfer agent of the shares of ISI Company Stock which were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, instructions or Letters of Transmittal with respect to ISI Common Stock are presented to the Surviving Corporation, such instructions and Letters of Transmittal shall be processed as provided in this Article III.

             (d)  Pending the exchange for New Certificates pursuant to this
   Section 3.4, the Exchange Agent shall, at the written request of an authorized officer of the Surviving Corporation, invest the cash portion of the Exchange Fund in money market obligations consisting of U.S. government and U.S. government agency securities, certificates of deposit and bankers acceptances issued by banks having deposits of $100,000,000 or more which are members of the Federal Reserve System, and/or commercial paper rated at the time of purchase Prime-1 by Moody's Investor's Service, Inc. or A-1 by Standard & Poor's Corporation, such obligations to have maturities no longer than the period for which it is reasonably anticipated by the Surviving Corporation that the funds will not be needed to make payments pursuant to Section 3.5 hereof. The Exchange Agent shall remit to the Surviving Corporation from time to time the net investment income earned as a result of the investments made pursuant to the preceding sentence, provided that the first remittance shall be made not earlier than 30 days after the Effective Time. Any portion of the consideration in the Exchange Fund, including New Certificates, which remains unclaimed by the record holders of ISI Common Stock for six months after the date of its deposit with the Exchange Agent shall be returned to the Surviving Corporation upon demand. Any record holder of ISI Common Stock who has not complied with Section 3.4(b) hereof within such time period shall look only to the Surviving Corporation for the satisfaction of his or her claim for the consideration described in Section 3.1 hereof.

        3.5  Fractional Shares and Dividends.

             (a) No certificate representing fractional shares of SEi Common Stock shall be issued as New Certificates, and such fractional share interests will not entitle the owner thereof to vote or to enjoy any other rights of a shareholder of SEi. In lieu thereof, each holder of shares of ISI Common Stock who would otherwise be entitled to a fraction of a share of SEi Common Stock (after aggregating all fractional shares of SEi Common Stock to be received by such holder) shall be entitled to receive from SEi an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the lesser of the Average Closing Price and the Closing Price. No interest will accrue or be paid on the cash payable pursuant to this Section 3.5.

             (b) No cash payment in lieu of fractional shares shall be made pursuant to this Section 3.5(b), and no dividends or other distributions declared or made after the Effective Time with respect to SEi Common Stock with a record date after the Effective Time shall be paid, to a record holder of ISI Common Stock with respect to the shares of SEi Common Stock represented thereby, until the holder of record of such ISI Common Stock shall deliver a duly executed Letter of Transmittal. Subject to the effect of applicable Legal Requirements, following delivery of such duly executed Letter of Transmittal, there shall be paid to the record holder of the New Certificates representing whole shares of SEi Common Stock issued in exchange therefor, without interest, (i) the amount, if any, of cash payable in lieu of a fractional share of SEi Common Stock to which such holder is entitled pursuant to Section 3.5(a) hereof and (ii) the amount, if any, of dividends or other distributions payable with respect to such whole shares of SEi Common Stock having a record date and a payment date which are after the Effective Time but prior to delivery of such Letter of Transmittal.

             (c) SEi shall deposit in the Exchange Fund such additional amount of cash as is necessary to satisfy its obligations under this
   Section 3.5 with respect to any dividends or distributions declared with respect to SEi Common Stock after the Effective Time but prior to the return to SEi of the consideration contained in the Exchange Fund, with such deposit to occur on or before the payment date of such dividend or distribution.

                                   ARTICLE IV

   REPRESENTATIONS AND WARRANTIES OF ISI

        4.  ISI hereby represents and warrants to SEi and Newco as follows:

        4.1 Corporate Organization. ISI is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. ISI has the full corporate right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently conducted, and ISI is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification or license and in which the failure to be so qualified or licensed could have a Material Adverse Effect on ISI. Section 4.1 of the Disclosure Schedule sets forth a list of all jurisdictions in which ISI is licensed or qualified to do business as a foreign corporation. ISI does not own, of record or beneficially, any capital stock or other equity, ownership or proprietary interest in any Person.

        4.2 Capitalization. The authorized capital stock of ISI consists solely of ISI Common Stock, of which 3,353,741 shares are issued and outstanding. As of the date hereof, each Person listed on Section 4.2 of the Disclosure Schedule is the record owner of the number of shares of ISI Common Stock listed opposite such Person's name on Section 4.2 of the Disclosure Schedule. Section 4.2 of the Disclosure Schedule sets forth whether, according to the records of ISI, each such Person owns such shares of record or beneficially or both. Section 4.2 of the Disclosure
   Schedule identifies all pledgees and other beneficial owners of shares of ISI to the extent reflected on the records of ISI. No shares of ISI Common Stock are held as treasury shares. All issued and outstanding shares of capital stock of ISI have been duly authorized and validly issued, are fully paid and nonassessable, were issued without violation of any preemptive rights and are free of any preemptive rights. Except for this Agreement, as of the date hereof there are, and as of the Closing Date there will be, no options, warrants or other rights, nor any agreements, commitments or arrangements of any kind to which ISI is a party or by which it is bound, relating to the subscription for or the issuance, voting, acquisition, sale, repurchase, transfer or disposition of (i) any capital stock of ISI or securities convertible into or exchangeable for capital stock of ISI, or (ii) any options, warrants or subscription rights relating to any such capital stock or securities of ISI.

        4.3 Authority. ISI has all requisite corporate right, power and authority to execute and deliver this Agreement and (except for requisite approval by the shareholders of ISI) to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by ISI, and the consummation of the transactions contemplated hereby, have been duly and validly authorized and approved by the board of directors of ISI. No other corporate action or proceeding on the part of ISI is necessary to authorize the execution and delivery of this Agreement by ISI. Other than the approval by the shareholders of ISI of the transactions contemplated hereby, no other corporate action or proceeding on the part of ISI is necessary to approve the performance by ISI of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ISI and constitutes the legal, valid and binding obligation of ISI, enforceable against ISI in accordance with its terms.

        4.4 ISI Affiliates. Each Person who is an Affiliate of ISI is listed in Section 4.4 of the Disclosure Schedule.

        4.5 ISI's Consents and Approvals; No Violations. Except as set forth in Section 4.5 of the Disclosure Schedule and except for the requisite approval of the Agreement and the Merger by ISI's shareholders, the execution, delivery and performance by ISI of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not (with or without the giving of notice, the passage of time or both)
   (i) violate or require any consent or approval under ISI's Articles of Incorporation or Bylaws, each as amended, (ii) violate any Legal Requirements applicable to ISI or the ESOP, (iii) violate or require any consent, waiver or approval under, result in a breach, modification or termination of any provisions of, constitute a default under, affect the rights under or enforceability of, result in the imposition of any pledge, security interest or other encumbrance on ISI assets pursuant to, give any Person the right to terminate, modify or renegotiate any provision of, or result in the acceleration of the performance of any provision of, any agreement, indenture, mortgage, deed of trust, lease, license or other instrument to which ISI or the ESOP is party or by which ISI or the ESOP is bound including, without limitation, the contracts and leases required to be described in Sections 4.12(a), 4.13(a), 4.13(b) and 4.15(a) of the Disclosure Schedule, or any material license, permit or certificate held by it, or (iv) require any consent or approval by, notice to, or registration with any Person or any group of Persons under any Legal Requirements applicable to ISI or the ESOP.

        4.6 Work in Progress. The work in progress shown on the books and records of ISI is valued with respect to each category of work in progress consistent with the past practices of ISI and in compliance with GAAP applied on a consistent basis.

        4.7 Financial Statements. Section 4.7 of the Disclosure Schedule contains (i) the audited balance sheets and the related audited income statements, statements of changes in stockholder equity and statements of cash flows (including any related notes thereto) of ISI as of and for the twelve (12) month periods ending June 30, 1994, June 30, 1995 and June 30, 1996, respectively (collectively, the "Financial Statements"), and (ii) the Interim Balance Sheet and the related unaudited income statement and statement of cash flows for the five (5) month period ending on the Interim Balance Sheet Date (including any related notes thereto) (collectively, the "Interim Financial Statements"). Except as set forth on Section 4.7 of the Disclosure Schedule, the Financial Statements (i) are in accordance with the books and records of ISI in all material respects, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods indicated, and (iii) fairly present in all material respects the financial position of ISI as of the respective dates indicated and the results of operations and the changes in financial position of ISI for the respective periods indicated. Except as set forth on Section 4.7 of the Disclosure Schedule, the Interim Financial Statements (i) are in accordance with the books and records of ISI in all material respects, (ii) subject to normal year-end adjustments and the absence of footnotes, have been prepared in accordance with GAAP consistently applied throughout the periods indicated, and (iii) subject to normal year-end adjustments, fairly present in all material respects the financial position of ISI as of the Interim Balance Sheet Date and the results of operations and the changes in financial position of ISI for the five (5) month period ending on the Interim Balance Sheet Date.

        4.8 Undisclosed Liabilities. Except as set forth in Section 4.8 of the Disclosure Schedule, ISI is not subject to any liability or obligation of any kind or nature whatsoever, whether known, unknown, asserted, unasserted, absolute, accrued, contingent or otherwise, required by GAAP to be reflected or reserved against in a balance sheet of ISI, except (i) liabilities reflected or reserved against in the Interim Balance Sheet, and (ii) liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business.

        4.9 Taxes. Except as set forth in Section 4.9 of the Disclosure Schedule, ISI has timely filed all Returns required to be filed by it with respect to any Taxes and has timely paid all Taxes required to be paid by ISI, whether or not shown on any Return. Except as set forth in Section
   4.9 of the Disclosure Schedule: (i) except for liabilities which do not in the aggregate exceed Five Thousand Dollars ($5,000), all liabilities for Taxes of ISI are accurately reflected on the Returns for the periods covered thereby and accurately and completely reflect the facts regarding the income, properties, operations and status of any entity required to be shown thereon; (ii) no Taxing authority is asserting or, to the best knowledge of ISI, threatening to assert any deficiency, assessment or levy with respect to any Taxes and no examinations, audits or, to the best knowledge of ISI, investigations are pending or have occurred during the past five years with respect to any Taxes; (iii) ISI is not currently the subject of an audit or in receipt of a notice that it is being or will be audited by a relevant Taxing authority; (iv) ISI has not agreed to any extension of time of any applicable statute of limitations period with respect to any Tax; (v) ISI has duly withheld from each payment or expenditure the amount of all Taxes required to be withheld therefrom and has timely paid the same together with the employer's share of the same, if any, to the proper tax receiving officers; (vi) there is no, and will not be any, agreement or consent made under Section 341(f) of the Code affecting ISI; (vii) except for Permitted Encumbrances, there are no liens for any Tax on any of the assets of ISI; (viii) there are no tax sharing agreements or similar arrangements to which ISI is now or ever has been a party; (ix) the charges, accruals, and reserves for Taxes due, or accrued but not yet due, relating to the income, properties or operations of ISI for any period prior to or including the Closing Date as reflected on the books of ISI are adequate in all material respects to cover such Taxes;
   (x) all Tax deficiencies which have been proposed or asserted against ISI have been fully paid or finally settled, and no issue has been raised in any examination which, by application of similar principles, can be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined; (xi) ISI has not received any Tax incentive, abatement or other credit with respect to its assets, ISI's business, its employees or otherwise which contains provisions for the repayment of any Tax benefit; and (xii) ISI has incurred liabilities for Taxes only in the ordinary course of business. Neither ISI nor any of its Affiliates is a foreign person within the meaning of Section 1445(b)(2) of the Code.

        4.10 Real and Personal Property. Except for leasehold interests in the Leased Real Property and as set forth in Section 4.10(a) of the Disclosure Schedule, ISI does not lease any real property, and ISI does not own, and has never owned, in whole or in part, any real property.
   Section 4.10(b) of the Disclosure Schedule contains a complete and accurate list of all material fixed assets owned by ISI and used in its business as of November 30, 1996. Except for Permitted Encumbrances and as set forth in Section 4.10(c) of the Disclosure Schedule, ISI has good and marketable title to all the personal property and assets (tangible and intangible) reflected as owned by it on the Interim Balance Sheet or acquired since the Interim Balance Sheet Date (except for properties and assets disposed of since such date in the ordinary course of business), free and clear of all liens, charges, security interests or other encumbrances of any nature whatsoever. Except as set forth on Section 4.10(c) of the Disclosure Schedule, all such assets (i) are now in the possession of ISI, (ii) are not subject to claims by any other Person with a right to possession of all or any part of such assets, (iii) are in substantially good operating condition (ordinary wear and tear excepted),
   (iv) are not, individually or in the aggregate, in need of any repairs which are reasonably likely to cost in any aggregate amount in excess of $25,000, and (v) are located on the Leased Real Property or are currently subject to a valid lease agreement.

        4.11 Absence of Changes. Except as set forth in Section 4.11 of the Disclosure Schedule, since June 30, 1996, ISI has operated only in the ordinary course of business in all material respects and, except as expressly required or permitted by this Agreement, there has not been with respect to ISI:

                  (i) any change or changes in the business, financial condition, properties, results of operations or assets or liabilities of ISI, other than changes in the ordinary course of business and other than changes which, singularly and in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on ISI;

                  (ii) any damage, destruction, loss or other casualty, however arising and whether or not covered by insurance, which, singularly or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on ISI;

                  (iii) any labor dispute or any other event or condition of any similar character which, singularly or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on ISI;

                  (iv) any indebtedness incurred by ISI for borrowed money (except by endorsement for collection or for deposit of negotiable instruments received in the ordinary course of business), or any agreement to incur any such indebtedness;

                  (v) any change in the accounting methods or material change in the practices of ISI or any change in depreciation or amortization policies or rates theretofore adopted;

                  (vi) any amendment or termination of any material contract, agreement, lease, franchise or license to which ISI is or was a party or subject to;

                  (vii) any amendment of the Articles of Incorporation or Bylaws of ISI;

                  (viii) except for Permitted Encumbrances, any mortgage, pledge or other encumbering of any material property or assets of ISI;

                  (ix) any material liability or obligation incurred by ISI (except current liabilities incurred in the ordinary course of business) or any cancellation or compromise by ISI of any material debt or claim, or any termination, waiver or release by ISI of any material right;

                  (x) any sale, transfer, lease, abandonment or other disposal of any machinery, equipment or real property with a fair market value in excess of $10,000 or, except in the ordinary course of business, any sale, transfer, lease, abandonment or other disposal of any material portion of any other properties or assets of ISI (real, personal or mixed, tangible or intangible).

                  (xi) any transfer, disposal or grant of any rights under any Intellectual Property, invention or Licensed Product owned by ISI, or any disposal of or disclosure to any Person other than representatives of SEi of any Trade Secret owned by ISI not theretofore a matter of public knowledge; except, in each case, in the ordinary course of business;

                  (xii)     any bonuses or other increases in the
   compensation of any of ISI's officers, employees, representative, agent or directors; or any agreement by ISI entered into with any officer, employee, representative, agent or director; or any increase or change in benefits under any Employee Plan; except, in each case, in the ordinary course of business;

                  (xiii) any single capital expenditure in excess of $10,000 made or committed for by ISI for any tangible or intangible capital assets, additions or improvements, except in the ordinary course of business;

                  (xiv) any declaration, payment or reservation for payment of any dividend or other distribution in respect of the capital stock or other securities of ISI, or any redemption, purchase or other acquisition, directly or indirectly, of any shares of capital stock or other securities of ISI;

                  (xv) any grant or extension of any power-of-attorney or guaranty in respect of the obligation of any Person;

                  (xvi) to the best knowledge of ISI, the adoption of any applicable Legal Requirement which materially adversely affects ISI or its business;

                  (xvii) any forward purchase commitments involving more than $50,000 in the aggregate or any other material commitments by ISI or any purchase commitments that are not in the ordinary course of business; or

                  (xviii)   any entry by ISI into any binding agreement,
   whether in writing or otherwise, to take any action described in this
   Section 4.11.
        4.12 Intellectual Property.

             (a) Except as otherwise disclosed on Section 4.12(a) of the Disclosure Schedule, Section 4.12(a) of the Disclosure Schedule contains a list and description of Software Contracts (other than those whose term has expired and other than Licenses and sublicenses to others) to which ISI is a party or to which ISI or any of the assets owned, used or held for use by ISI is subject, subdivided under the following categories:

                  (i) all Licenses from third parties (development and/or marketing);

                  (ii) all Licenses from third parties (internal use only) other than Licenses that are (A) available directly to consumers through retail stores or other outlets and (B) are subject to "shrink-wrap" license agreements;

                  (iii) all development contracts, work-for-hire agreements and consulting and employment agreements;

                  (iv) all distributorships, dealerships, franchises and commercial sales representation contracts; and

                  (v)  all maintenance, support or enhancement agreements.

        Except as disclosed in Section 4.12(a) of the Disclosure Schedule, no fees or royalties are payable or will be payable under the Software Contracts described in subparagraphs (i) and (ii) as a result of ISI's use of the licensed Software in the ordinary course of its business, other than fees or royalties due for upgrades.

             (b) ISI owns or has the right to use all Intellectual Property used by it in the conduct of its business, as presently conducted.
   Section 4.12(b) of the Disclosure Schedule contains a list and description of certain Intellectual Property owned or used by, or licensed to, ISI in the conduct of its business, subdivided under the following categories:

                  (i) All Copyright registrations owned by, licensed to or used by ISI, showing in each case, the owner, licensor, if any, and, where registered, the country of registration, registration number, title and date of issuance.

                  (ii) All Software covered by any Software Contract listed under subsections (i) or (ii) of Section 4.12(a) of the Disclosure Schedule, showing in each case, a brief description of the Licensed Product's function and whether the License will remain in effect upon the consummation of the transactions contemplated by this Agreement.

                  (iii) All Software owned by ISI that is currently being used or marketed by ISI, showing in each case, the name of the product, the current release number of the product, the release numbers of all prior releases within the last three (3) years and the date of such releases and the registration number, if any, of all registered Copyrights in such product.

                  (iv) All Trademarks and Trade Names adopted and used by ISI within the two (2) year period immediately preceding the date of this Agreement, showing in each case, the Trademark or Trade Name, its U.S. and foreign registration numbers, if any, the countries of such registration, whether it is registered on the United States Principal or Supplemental Register, its date of registration and the date of its most recent renewal or affidavit of continued use, if any.

                  (v) All Patent Rights owned or used by ISI in its business within the two year period immediately preceding the date of this Agreement, showing in each case the country of registration, the registration number, the title and date of issue.

             (c) Except for the rights and Licenses granted to or by ISI under Software Contracts and as otherwise disclosed in Section 4.12(c) of the Disclosure Schedule, ISI owns all rights, title and interest in the Intellectual Property required to be identified on Section 4.12(b) of the Disclosure Schedule, free and clear of any encumbrance.

             (d) Except as disclosed in Section 4.12(d) of the Disclosure Schedule, (i) all registrations for Copyrights, Patent Rights and Trademarks required to be identified in Section 4.12(b) of the Disclosure Schedule as being owned by ISI are valid and in force and applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind and, to the best knowledge of ISI, there is no reasonable basis for any such challenge; and (ii) ISI has the exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property and, to the best knowledge of ISI, there is no reasonable basis for any such action.

             (e) Except as disclosed in Section 4.12(e) of the Disclosure Schedule, ISI owns the Copyright in all Software required to be disclosed on Section 4.12(b)(iii) of the Disclosure Schedule in each country in which such Software is currently being marketed or used. In no instance has the eligibility of any such Software for protection under applicable copyright law been forfeited to the public domain.

             (f) ISI has promulgated and used its best efforts to enforce a Trade Secret protection program. Except as disclosed in Section 4.12(f) of the Disclosure Schedule, to the best knowledge of ISI, there has been no material violation of such program by any Person. Except as disclosed in Section 4.12(f) of the Disclosure Schedule, the source code and other material proprietary information relating to the Software and all other material Trade Secrets of ISI (i) have at all times been maintained in confidence, and (ii) have not been disclosed to employees, consultants or other third parties except on a "need to know" basis in connection with their respective performance of duties to ISI.

             (g) Except as disclosed in Section 4.12(g) of the Disclosure Schedule, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Software listed on Section 4.12(b)(iii) of the Disclosure Schedule and the Technical Documentation related thereto on behalf of ISI (i) have been employees of ISI at the time they performed such work, (ii) have been party to a "work-for-hire" arrangement or agreement that had the effect of ISI becoming the owner of the Copyright in any tangible materials (A) created by any such parties and delivered to ISI or (B) created by any such parties within the scope of such work and in any Trade Secrets or Patent Rights arising out of such work; or (iii) have executed appropriate instruments of assignment in favor of ISI as assignee that have conveyed to ISI all of such parties' right, title and interest in the Copyright in any tangible materials created by any such parties within the scope of such work or delivered to ISI and in any Trade Secrets or Patent Rights arising out of such work.

             (h) Except as disclosed in Section 4.12(h) of the Disclosure Schedule, all personnel contributing to or participating in the conception and development of the Software required to be listed on
   Section 4.12(b)(iii) of the Disclosure Schedule have been either: (i) employees of ISI in the context of United States Copyright law thereby conferring in ISI the status of sole statutory author and owner of the Copyright in such Software, or (ii) non-employees, consultants, contractors or agents who have executed appropriate instruments of assignment in favor of ISI as assignee that have conveyed to ISI all of such parties' right, title and interest in the Copyright in such Software.

             (i) Except as disclosed in Section 4.12(i) of the Disclosure Schedule, no claims have been asserted by any Person against ISI claiming the ownership of or right to use any of the Intellectual Property required to be disclosed on Section 4.12(b) of the Disclosure Schedule (other than the right to use such Intellectual Property in the manner permitted by Software Contracts listed on Section 4.12(a) to the Disclosure Schedule) nor, to the best knowledge of ISI, is there any reasonable basis for any such claim. To the best knowledge of ISI, the use of such Intellectual Property by ISI has not infringed on the rights of any Person; and, except as disclosed in Section 4.12(i) of the Disclosure Schedule, no claim of infringement or any misuse or misappropriation of any such Intellectual Property of any other Person has been made or asserted against ISI in respect of ISI's business, nor, to the best knowledge of ISI, is there any reasonable basis for any such claim.

             (j) Except as disclosed in Section 4.12(j) of the Disclosure Schedule, the Technical Documentation of ISI that is (i) maintained for its own use, and (ii) in respect of proprietary Software which it has developed and owns, includes the system documentation, statements of principles of operation, flow charts, algorithms and schematics for all Software required to be disclosed on Section 4.12(b)(iii) of the Disclosure Schedule, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a computer programmer of ordinary skill. The Technical Documentation also includes any program (including compilers), "work benches," tools, and higher level (or "proprietary") languages used for the development, maintenance and implementation of such Software.

             (k) Except as disclosed in Section 4.12(k) of the Disclosure Schedule, ISI has the right and license to use, copy, modify and distribute the third party programming and materials contained in the Software and related Technical Documentation required to be disclosed on
   Section 4.12(b)(ii) of the Disclosure Schedule, in the manner in which it is currently using, copying, modifying and distributing such Software and related Technical Documentation, pursuant to the Software Contracts identified as "Licenses from third parties (development and/or marketing)" or "Licenses from third parties (internal use only)" in Section 4.12(a) of the Disclosure Schedule and the continued operation by ISI of its business in the ordinary course will not violate or breach any such Software Contracts.

             (l) ISI has not granted, transferred, or assigned any right or interest in its Software, Technical Documentation or Intellectual Property to any Person, except pursuant to the Software Contracts identified as "distributorships, dealerships, franchises, and commercial sales representation agreements" or "Licenses and sublicenses to others" in
   Section 4.12(a)(iv) and of the Disclosure Schedule. Except as set forth in Section 4.12(l) of the Disclosure Schedule, all Software Contracts identified as "Licenses and sublicenses to others" in Section 4.12(a)(v) of the Disclosure Schedule constitute only end-user agreements, each of which grants the end-user thereunder only the nonexclusive right and license to use identified software products and related user documentation, for internal purposes only. There are no contracts, agreements, Licenses or other commitments and arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software or any Intellectual Property by any independent sales person, distributor, sublicensor or other remarketer or sales organization, except for the Software Contracts identified as "distributorships, dealerships, franchises, and commercial sales representation agreements" in Section 4.12(a) of the Disclosure Schedule.

        4.13 Leases.

             (a) Section 4.13(a) of the Disclosure Schedule contains an accurate and complete list and description of each lease of Leased Real Property.

             (b) Section 4.13(b) of the Disclosure Schedule contains an accurate and complete list and description of the terms of all leases of personalty to which ISI is a party (as lessee or lessor). Such items of personalty are in good operating condition, are in a state of good maintenance and repair and are adequate and suitable for the purpose for which they are presently being used.

             (c)  Each lease required to be set forth in Section 4.13(a) or
   Section 4.13(b) of the Disclosure Schedule is in full force and effect and is binding and enforceable against ISI in accordance with its terms and, to the best knowledge of ISI, is binding and enforceable against each of the other parties thereto in accordance with its terms ; all rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and no waiver, indulgence or postponement of any party's obligations thereunder has been granted by another party thereto; each such lease contains terms and conditions obtained from independent third parties and negotiated in good faith at arms-length; there exists no event of default or event, omission or condition (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or both, would become a default by ISI or, to the best knowledge of ISI, of any other party thereto under each such lease; none of the rights of ISI under each such lease is subject to termination or modification as a result of the transactions contemplated hereby; ISI is in compliance with the terms and conditions of each such lease in all respects; and all of the covenants to be performed by any other party under each such lease have been fully performed.

        4.14 Bank Accounts; Investments; Powers of Attorney.

             (a) Section 4.14(a) of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which ISI maintains safe deposit boxes or accounts of any nature and the names (and limits, if any) of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

             (b) Section 4.14(b) of the Disclosure Schedule set forth a description (including applicable interest rates) of all funds, securities and other instruments in which ISI's excess cash was invested as of the Interim Balance Sheet Date (the "Investments"). All such Investments are investment grade and can be liquidated within one Business Day without being discounted.

             (c) Except as set forth in Section 4.14(c) of the Disclosure Schedule, neither ISI nor, to the best knowledge of ISI, any of its Affiliates beneficially or of record owns any shares of SEi Common Stock.

             (d) ISI has not granted or extended to any Person, nor is ISI otherwise subject to or bound by, any power of attorney which remains in effect.

        4.15 Material Contracts and Customers.

             (a) Section 4.15(a) of the Disclosure Schedule contains a true, complete and correct list of all of the following contracts, agreements or other understandings or arrangements, written or oral, or commitments therefor, to which ISI is a party or bound by or to which ISI or any of the assets owned, used or held for use by ISI is subject (collectively, the "Contracts"):

                  (i) outstanding purchase orders, and other contracts for the sale of goods or services, with respect to which the value of goods that have not yet been delivered or the value of services that have not yet been performed exceeds $50,000;

                  (ii) contracts which have not been fully performed involving the expenditure of more than $50,000 in any instance for the purchase or sale of material, supplies, equipment or services;

                  (iii) contracts which have not been fully performed involving the expenditure of more than $25,000 in any year or more than $100,000 over the remaining term thereof, in each case which are not cancelable without penalty within thirty (30) days;

                  (iv) contracts relating to the leasing (as lessor or lessee) or the conditional purchase or sale by ISI of any property, whether real, personal or mixed;

                  (v) contracts to which ISI is a party or by which any of its assets are bound that require consent by any other Person in connection with the transactions contemplated hereby, either to prevent a breach or continue the effectiveness thereof;

                  (vi) contracts or arrangements with any governmental body, agency or authority;

                  (vii) indentures, mortgages, promissory notes, loan agreements, capital leases, security agreements or other agreements or commitments for the borrowing of money, or the deferred purchase price of assets, or which create a lien or encumbrance on any assets of ISI;

                  (viii) guarantees of the obligations of third parties or agreements to indemnify third parties (other than indemnification provisions provided in the ordinary course to or for the benefit of customers);

                  (ix) agreements which restrict ISI from doing business in any geographic location;

                  (x) contracts or agreements with any of ISI's shareholders or Affiliates;

                  (xi) license agreements (as licensee or licensor) with third parties, other than Software Contracts;

                  (xii)     employment or consulting agreements;

                  (xiii) agreements or contracts with ISI in which another party or parties to the contract or agreement is a distributor, dealer, agent, manufacturer's representative, franchisee or similar representative or, other than with respect to ISI employees, any contract relating to the payment of a commission;

                  (xiv) any contract or agreement for charitable contributions by ISI;

                  (xv) collective bargaining or other agreements with labor unions;

                  (xvi) any other contract or agreement which could reasonably be expected to have a Material Adverse Effect on ISI; or

                  (xvii) any other contract outside the ordinary course of business not otherwise described in this Subsection.

             (b) True and complete copies of each of the Contracts have been made available to SEi by ISI. Except as set forth on Section 4.15(b) of the Disclosure Schedule, each of the Contracts is in full force and effect and there exists no default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder by ISI or, to the best knowledge of ISI, by any other party thereto. ISI has not violated any of the terms or conditions of any Contract in any material respect, and, to the best knowledge of ISI, all of the covenants to be performed by any other party thereto have been fully performed in all material respects. Except as set forth in Section 4.15(b) of the Disclosure Schedule, none of the rights of ISI under the Contracts is subject to termination or modification as a result of the transactions contemplated hereby. Except as set forth in Section 4.15(b) of the Disclosure Schedule, no written notice of termination or nonrenewal has been given under any Contract. All Contracts contain terms and conditions obtained from independent third parties and negotiated in good faith at arms-length. None of the Contracts with suppliers of goods or services to ISI requires the payment of any commission, royalty, fee, brokerage fee or other similar charge except as disclosed on Section 4.15(b) of the Disclosure Schedule. The dollar amounts set forth in this Section 4.15 with respect to the Contracts shall not be deemed to represent any standard of "materiality" with respect to the Contracts or otherwise for any other purpose and shall have no application to any other Section of this Agreement.

             (c) Section 4.15(c) of the Disclosure Schedule identifies the name and location of the fifty (50) largest customers (the "Customers") and the five (5) largest suppliers, in each case measured by volume of dollars generated or paid, of ISI's business for the twelve months ended November 30, 1996. ISI reasonably considers its relationship with each of the Customers and suppliers to be good, and ISI is not aware of any intention of any such Customers or suppliers to terminate or modify any of such relationships, and does not anticipate any adverse change in such relationships to result from the consummation of the transactions contemplated by this Agreement. ISI is not generally required to provide bonding or any other security arrangements in connection with any transactions with its customers or suppliers.

        4.16 Related Transactions.

             (a) Except as set forth in Section 4.16(a) of the Disclosure Schedule, ISI does not have any contractual relationship with, or any obligation or liability owed to or by, any of its shareholders or Affiliates. All such contractual relationships are on terms that are no less favorable to ISI than would be the case with a non-affiliated party.

             (b) Except as set forth in Section 4.16(b) of the Disclosure Schedule, neither ISI nor, to the best knowledge of ISI, any director or officer of ISI has any material interest, direct or indirect, in any Person which (i) is a competitor, customer, subcontractor or supplier of ISI or (ii) has an existing material relationship with, or a material interest in, ISI including, without limitation, lessors of real or personal property and Persons against which rights or options are exercisable by ISI.

        4.17 Insurance. Section 4.17 of the Disclosure Schedule contains an accurate and complete summary (including policy limits, termination dates and premium amounts) of all policies of insurance presently maintained with respect to ISI including, without limitation, "key man" insurance with respect to any employee. Such list includes a description of coverage, the amount of coverage and the name of the insurer or an indication that ISI has self-insured any particular aspect of ISI's business. All such policies are in full force and effect. No notice of cancellation or termination has been received with respect to any such policy and there is, and has been, no material default by ISI with respect to its obligations under any such policy. Except as set forth in Section
   4.17 of the Disclosure Schedule, ISI has not received during the past three (3) years any written notice or other written communication from any insurance company declining to write insurance with respect to ISI's business, or canceling or materially amending any of ISI's insurance policies or proposing to do so. Section 4.17 of the Disclosure Schedule sets forth a summary of information pertaining to property damage, personal injury and products liability claims against ISI during the past five (5) years, all of which are being defended by ISI's insurance carriers and involve no exposure to ISI. Section 4.17 of the Disclosure Schedule sets forth a complete list of any claims that ISI has under any of its insurance policies which have not been fully paid to ISI.

        4.18 Labor Matters.

             (a) Except to the extent set forth in Section 4.18(a) of the Disclosure Schedule, (i) to the best knowledge of ISI, ISI is in compliance in all material respects with all Legal Requirements applicable to ISI or respecting employment and employment practices, terms and conditions of employment wages and hours, and has not and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice charge or complaint against ISI pending before the National Labor Relations Board or any other labor grievance board, authority or tribunal nor, to the best knowledge of ISI, has any such charge or complaint been threatened against ISI; (iii) there is no labor strike, dispute, slowdown, or stoppage pending against or affecting ISI; (iv) ISI is not a party to any collective bargaining agreement or contract with any labor union and no union representation question exists respecting the employees of ISI;
   (v) no grievance nor any arbitration proceeding arising out of or under collective bargaining agreements is pending; (vi) no event has occurred, and ISI will not take any action prior to the Closing, which would require notification to employees under the Worker Adjustment and Retraining Notification Act of 1988 and the regulations promulgated thereunder; (vii) ISI has not experienced any material labor difficulty during the last three (3) years; (viii) to the best knowledge of ISI, no discussions have occurred with ISI employees regarding unionization of such employees or any collective bargaining activity on behalf of such employees; and (ix) there are no other controversies pending between ISI and any of its employees including, without limitation, claims arising under any labor laws, which controversies have had or may have a Material Adverse Effect on ISI. To the best knowledge of ISI, there has not been any adverse change in relations with employees of ISI as a result of any announcement of the transactions contemplated by this Agreement.

             (b) ISI has delivered to SEi pursuant to this Agreement a list setting forth the names of all employees, consultants, officers and directors of ISI, their length of employment, compensation level and other material terms of employment. ISI has delivered to SEi copies of all currently effective written employment agreements, and written summaries of all verbal employment arrangements that are other than at will, to which ISI is a party with any of its employees.

        4.19 Employee Benefit Plans.

             (a) Set forth in Section 4.19(a) of the Disclosure Schedule is an accurate and complete list of all Employee Plans maintained or contributed to by ISI.

             (b) Except as required by Chapter 6 of Title 1 of ERISA and any applicable state continuation or conversion laws and except as set forth in Section 4.19(b) of the Disclosure Schedule, no such Employee Plan that is a welfare plan provides any health or life insurance coverage to any individual for events occurring, or expenses incurred, after termination of employment and no promise has been made nor any liability incurred by ISI for post-retirement and/or post-termination health or life insurance or other benefits.

             (c) Except as set forth in Section 4.19(c) of the Disclosure Schedule, each such Employee Plan is, with respect to form, operation, and administration, in compliance in all material respects with its terms, ERISA, the Code and any other Legal Requirements applicable to ISI and neither ISI nor any such Employee Plan is liable for any fine, excise tax, or loss of income tax deduction with respect to the operation of any such Employee Plan. Except as set forth in Section 4.19(c) of the Disclosure Schedule, each such Employee Plan that is intended to be qualified under
   Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and each trust maintained in connection with such Employee Plan has been determined by the Internal Revenue Service to be tax-exempt under Section 501(a) of the Code, and, to the best knowledge of ISI, no circumstances exist which would cause any Employee Plan to be subject to disqualification or a related trust to lose its tax-exempt status.

             (d) Except as set forth in Section 4.19(d) of the Disclosure Schedule, there has occurred:

                  (i) no prohibited transaction, as defined in Sections 406 and 407 of ERISA or Section 4975 of the Code, and

                  (ii) no breach of any duty imposed by Title I of ERISA, by ISI, any entity related to ISI (within the meaning of Sections 414(b), (c), (m), or (o) of the Code) (the "Controlled Group"), or any director, officer, or employee of ISI or any entity in the Controlled Group, that could have a Material Adverse Effect on ISI.

             (e) All amounts that ISI is required to have contributed to any Employee Plan have been contributed within the time prescribed by applicable law and all benefits, expenses, and other amounts due and payable and all transfers or payments required to be made with respect to any Employee Plan have been paid within the time prescribed by the applicable documents and governing law. Except as set forth in Section 4.19(e) of the Disclosure Schedule, no increase in benefits under or other modifications or amendments to any Employee Plan have been made subsequent to the date on which documents or disclosures have been provided or made available to SEi.

             (f) All required reports and descriptions (including, but not limited to, Form 5500 annual reports, summary annual reports, and summary plan descriptions) with respect to each Employee Plan have been properly filed with the appropriate governmental authority and distributed to participants substantially as required by law, and ISI has substantially performed its obligations under Section 4980B of the Code and Part 6 of Title I of ERISA ("COBRA"). As soon as practicable after the execution of this Agreement, ISI shall provide to SEi a list of qualified beneficiaries receiving (or eligible to elect to receive to the extent the plan administrator has been informed) COBRA continuation coverage and the date and type of their qualifying events; provided, however, that such list shall be delivered to SEi on a blind basis with all names and other clearly identifying criteria eliminated. As soon as practicable after Closing, ISI shall provide to SEi an updated list of all qualified beneficiaries receiving (or eligible to elect to receive) COBRA continuation coverage and the date and type of their qualifying events effective as of the Closing Date.

             (g) ISI has not incurred and does not expect to incur any liability to the PBGC (as defined under Title IV of ERISA), the Internal Revenue Service, the Department of Labor of the United States, or otherwise with respect to any Employee Plan currently or previously maintained or contributed to by ISI or by members of the Controlled Group that has not been satisfied in full, and no condition exists that presents a material risk to ISI or the Controlled Group of incurring such a liability, other than liability for premiums due to the PBGC.

             (h) Except as set forth in Section 4.19(h) of the Disclosure Schedule, neither ISI nor any member of the Controlled Group has at any time sponsored, participated in or contributed to an Employee Plan that is a multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) or a defined benefit plan (as defined in Section 3(35) of ERISA) or any other plan covered under Title IV of ERISA.

             (i) Except as set forth in Section 4.19(i) of the Disclosure Schedule, there are no material claims (other than routine claims for benefits) or lawsuits pending with respect to any Employee Plan.

             (j) Except as set forth in Section 4.19(j) of the Disclosure Schedule, there are no leased employees within the meaning of Sections 414(n) or (o) of the Code, or the regulations thereunder, who perform services for ISI.

             (k) Except as set forth in Section 4.19(k) of the Disclosure Schedule, ISI has previously delivered or made available to SEi true and complete copies of: (i) the plan documents for each Employee Plan identified in Section 4.19(a) of the Disclosure Schedule together with all amendments thereto, including all amendments to be effective at a later date, and (ii) to the extent applicable for each such Employee Plan, the most recent Internal Revenue Service determination letter, summary plan description, annual report (Form 5500 series) and accompanying schedules (or such alternate reports in lieu thereof).

             (l) On or before December 31, 1996, ISI accrued a contribution to the ESOP in the amount of $931,437, which amount is sufficient to retire and discharge the outstanding principal and accrued interest of all of the ESOP's loans from ISI, James L. Elder and James J. Kenney and to release any shares of ISI Common Stock held by the ESOP which are pledged in respect of such loans.

             (m) The Merger does not constitute a "prohibited transaction" under ERISA for which no exemption is available.

        4.20 Litigation. Except as set forth in Section 4.20 of the Disclosure Schedule, there are no claims, actions, suits, or proceedings pending or, to the best knowledge of ISI, threatened against ISI relating to this Agreement or the transactions contemplated hereby or to the business or properties of ISI, at law or in equity or before or by any federal, state, local, or foreign court or other governmental department, commission, board, agency, instrumentality or authority, nor any arbitration proceeding, in each case including, without limitation, any claims relating to environmental matters. ISI is not subject to any adverse judgment, order, writ, injunction or decree of any court or governmental body.

        4.21 Compliance with Laws. Except as set forth in Section 4.21 of the Disclosure Schedule, ISI has conducted its business so as to comply with, and is not in violation of, nor has it received any written notice claiming it is in violation of, any Legal Requirements applicable to ISI, or to its business or any of the property or assets of ISI, except to the extent that such non-compliance or violation has not and could not reasonably be expected to have a Material Adverse Effect on ISI. ISI has all material licenses, permits, certificates of occupancy and authorizations necessary to conduct its business.

        4.22 Environmental Matters. Except as set forth in Section 4.22 of the Disclosure Schedule:

             (a) the conduct of its business materially complies with, and ISI is not in violation in any material respect of, any applicable Environmental, Health and Safety Laws;

             (b) ISI has not received notification from any governmental authority of any violations of any Environmental, Health and Safety Laws nor are there any judicial or administrative writs, injunctions, decrees, orders or judgments outstanding or any lawsuits, claims, proceedings or, to the best knowledge of ISI, investigations pending or, to the best knowledge of ISI, any lawsuits, claims, proceedings or investigations threatened relating to the ownership, use, maintenance or operation of the conduct of ISI's business;

             (c) there are no and have been no environmental conditions (including, without limitation, the release or threatened release of Hazardous Substances) at any location which would give rise to any liability of ISI under any Environmental, Health and Safety Law;

             (d) without limiting the generality of the foregoing, ISI has not (i) received notification from the United States Environmental Protection Agency, or any state or local agency which serves a similar function, that it is a Potentially Responsible Party under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any analogous state or local law or theory for "removal," "remedial" or similar action at any site or (ii) received notification that it is liable for contribution for costs incurred by another Person in taking "removal," "remedial" or similar action at any site; and

             (e) Section 4.22(d) of the Disclosure Schedule sets forth all of the licenses, permits and approvals held by ISI and required by Environmental, Health and Safety Laws for the conduct of ISI's business as now conducted ("Permits"), which constitute all material permits required of ISI by the Environmental, Health and Safety Laws for the conduct of ISI's business. ISI is not presently in material violation of any Permit and there is no proceeding pending or threatened with respect to the revocation or limitation of any Permit.

        4.23 Books and Records. The books, accounts and records of ISI (i) are located at ISI's headquarters at 7500 East Independence Boulevard, Charlotte, North Carolina 28227, (ii) are correct and complete in all material respects, (iii) have been maintained in accordance with good business practice and (iv) constitute all the books, accounts and records necessary to carry on ISI's business in the manner in which it is currently being conducted and has over the preceding twelve (12) months been carried on. Copies of the Certificate or Articles of Incorporation, including all amendments thereto, the Bylaws and the minutes of all shareholder and director meetings of ISI, hereto delivered by ISI to SEi, are complete and correct.

        4.24 Copies of Documents. ISI has delivered or specifically made available to SEi and its advisors true, complete and correct copies of all documents referred to in this Agreement or in any Section of the Disclosure Schedule with the understanding and intention that SEi may and will rely upon the completeness and accuracy thereof.

        4.25 Adequacy of Assets. Except as set forth in Section 4.25 of the Disclosure Schedule, the assets of ISI and the facilities, assets and services to which ISI has a contractual right of use include all rights, properties, assets, facilities and services necessary for the carrying on of ISI's business in the manner in which it is currently being, and has over the immediately preceding twelve (12) months been, carried on, and ISI does not depend in any material respect upon the use of assets owned by, or facilities or services provided by, any shareholder or Affiliate of ISI.

        4.26 Pooling-of-Interests; Tax Free Reorganization. ISI has not taken, or agreed to take, any action that (without giving effect to this Agreement, the transactions contemplated hereby, or any action taken or agreed to be taken by SEi) can reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code or prevent SEi from accounting for the business combination to be effected by the Merger as a "pooling-of-interests." To the best knowledge of ISI, none of ISI's Affiliates has taken, or agreed to take, any action that (without giving effect to this Agreement, the transactions contemplated hereby, or any action taken or agreed to be taken by SEi) can reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code or prevent SEi from accounting from the business combination to be effected by the Merger as a "pooling-of-interest."

        4.27 Accounts Receivable. Section 4.27 of the Disclosure Schedule sets forth a true and correct in all material respects list and aging of all unpaid accounts receivable owing to ISI as of the Interim Balance Sheet Date. Except as disclosed in Section 4.27 of the Disclosure Schedule, the accounts receivable of ISI including, without limitation, those reflected in Section 4.27 of the Disclosure Schedule, constitute or will constitute as of the respective dates thereof, legal, valid, binding and enforceable claims arising from bona fide transactions in the ordinary course of business and, except to the extent reserved against on the Interim Balance Sheet, are or will be as of the respective dates thereof collectible in the ordinary course of business and are not subject to any known counterclaims or set-offs. The reserves for doubtful accounts and allowances with respect to the accounts receivable generated after the Interim Balance Sheet Date and prior to the Closing will be established on the basis of evaluation of specific accounts and age classifications in accordance with GAAP.

        4.28 Brokers and Finders. Except as identified in Section 4.28 of the Disclosure Schedule, no agent, broker, investment banker, Person or firm acting on behalf of ISI or any Affiliate of ISI is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the transactions contemplated hereby.

        4.29 Restrictive Covenants. Except as disclosed in Section 4.29 of the Disclosure Schedule, ISI is not subject to, or a party to, any mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which materially and adversely affects the business practices, operations or condition of ISI or any of its assets or properties, which restricts the ability of ISI to acquire any property or conduct ISI's business in any area or which would prevent consummation of the transactions contemplated by this Agreement, compliance by ISI with the terms, conditions and provisions hereof or the operation of ISI's business by ISI after the date hereof or the Surviving Corporation after the Closing Date on substantially the same basis as heretofore operated by ISI.

        4.30 Product Liabilities and Warranties. There are no express or implied warranties applicable to products or services sold or provided by ISI, except as disclosed on Section 4.30 of the Disclosure Schedule. Except as disclosed on Section 4.30 of the Disclosure Schedule, there is no action, suit, proceeding or claim pending or, to the best knowledge of ISI, threatened against ISI under any warranty, express or implied, and there is no reasonable basis upon which any claim could be made. Section
   4.30 of the Disclosure Schedule also summarizes all product liability claims that have been asserted against ISI during the five (5) years preceding the date of this Agreement.

        4.31 Disclosure. None of the representations or warranties by ISI herein, no statement contained in any certificate, list or other writing furnished to SEi pursuant hereto and no statement contained in any Section of the Disclosure Schedule, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to ISI which materially and adversely affects ISI, its business, or the prospects or financial condition of ISI, which has not been set forth in this Agreement or in a Section of the Disclosure Schedule. None of the information supplied by ISI for inclusion in the Registration Statement, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF SEi AND NEWCO

        5. Representations and Warranties of SEi and Newco. SEi and Newco jointly and severally represent and warrant to ISI as follows:

        5.1 Corporate Organization. SEi is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently conducted. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has all requisite corporate right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently conducted. Since its date of incorporation, Newco has not engaged in any activities of any nature except in connection with or as contemplated by this Agreement.

        5.2 Capitalization of SEi and Newco. As of the date hereof, the authorized capital stock of SEi consists of 50,000,000 shares of SEi Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of the close of business on December 31, 1996, 21,893,818 shares of SEi Common Stock were outstanding and no shares of Preferred Stock were outstanding. All issued and outstanding shares of SEi Common Stock have been, and upon issuance the ISI Merger Shares will be, duly authorized and validly issued, fully paid and nonassessable and free of any preemptive rights with respect thereto. The authorized capital stock of Newco consists of 100,000 shares of common stock, par value $.01 per share, all of which are validly issued, fully paid and nonassessable, free of any preemptive rights and are owned beneficially and of record by SEi.

        5.3  Authority.

             (a) SEi has all requisite corporate right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by SEi, and the consummation of the transactions contemplated hereby, have been duly and validly authorized and approved by the board of directors of SEi. No other corporate action or proceeding on the part of SEi is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.
   This Agreement has been duly and validly executed and delivered by SEi and constitutes the legal, valid and binding obligation of SEi, enforceable against SEi in accordance with its terms.

             (b) Newco has all requisite corporate right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Newco, and the consummation of the transactions contemplated hereby, have been duly and validly authorized and approved by the board of directors and sole shareholder. No other corporate action or proceeding on the part of Newco is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Newco and constitutes the legal, valid and binding obligation of Newco, enforceable against Newco in accordance with its terms.

        5.4 SEi's Consents and Approvals of SEi and Newco; No Violations. Except as set forth on Section 5.4 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by SEi and Newco, and the consummation of the transactions contemplated hereby, does not and will not (with or without the giving of notice, the passage of time or both) (i) violate any Legal Requirements applicable to SEi or Newco, (ii) violate or require any consent or approval under the Articles of Incorporation or Bylaws of SEi or Newco, (iii) violate or require any consent, waiver or approval under, result in a breach, modification or termination of any of the provisions of, constitute a default under, affect the rights under or enforceability of, result in the imposition of any pledge, security interest or other encumbrance on assets of SEi or Newco pursuant to, give any Person the right to terminate, modify or renegotiate any provision of, or result in the acceleration of the performance of any provision of, any agreement, indenture, mortgage, deed of trust, lease, license or other instrument to which SEi or Newco is a party or by which SEi or Newco is bound, or any material license, permit or certificate held by SEi or Newco or (iv) require any consent or approval by, notice to or registration with any Person or any group of Persons under any Legal Requirements applicable to SEi or Newco.

        5.5 Litigation. Except as set forth in Section 5.5 of the Disclosure Schedule, there are no claims, actions, suits, or proceedings pending or, to the best knowledge of SEi and Newco, threatened against SEi or Newco relating to this Agreement or the transactions contemplated hereby, at law or in equity or before or by any federal, state, local or foreign court or other governmental department, commission, board, agency, instrumentality or authority, or any arbitration proceeding, in each case including, without limitation, any claims relating to environmental matters. Neither SEi nor Newco is subject to any judgment, order, writ, injunction or decree of any court or governmental body.

        5.6 Brokers and Finders. No agent, broker, investment banker, Person or firm acting on behalf of SEi or Newco or any Affiliate of SEi or Newco is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the transactions contemplated hereby.

        5.7 SEi Information. SEi has delivered to ISI true and complete copies of the SEi Filings. At the date hereof, the SEi Filings, taken as a whole and considered in the context of the other SEi Filings, do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

        5.8 Pooling-of-Interests; Tax Free Reorganization. Neither SEi nor any of its Affiliates has taken or agreed to take any action that (without giving effect to this Agreement, the transactions contemplated hereby, or any action taken or agreed to be taken by one or more of ISI) can reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code or prevent SEi from accounting for the business combination to be effected by the Merger as a "pooling-of-interests."

        5.9 Disclosure. None of the information supplied by SEi or Newco for inclusion in the Proxy Statement, taken as a whole, at the time of mailing the Proxy Statement to shareholders of ISI and at the time of the meeting of ISI shareholders referred to in Section 7.9 hereof, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        5.10 Financial Statements. The SEi Filings contain (i) the audited consolidated balance sheets of SEi as of December 31, 1994 and December 31, 1995 and the related audited consolidated statements of operations, changes in shareholders' equity and cash flows (including the notes thereto) of SEi for the twelve (12) month periods ending July 31, 1993, July 31, 1994 and December 31, 1995, respectively, and for the five (5) month period ending December 31, 1994 (collectively, the "Audited SEi Financial Statements"), and (ii) the unaudited balance sheet of SEi dated September 29, 1996 (the "SEi Interim Balance Sheet") and the related unaudited consolidated statements of income and cash flows (including the notes thereto) of SEi for the nine (9) month period ending September 29, 1996 (collectively, the "Unaudited SEi Financial Statements"). Except as disclosed in SEi Filings, the Audited SEi Financial Statements (i) are in accordance with the books and records of SEi in all material respects,
   (ii) have been prepared in accordance with GAAP consistently applied throughout the periods indicated, and (iii) fairly present in all material respects the financial position of SEi as of the respective dates indicated and the results of operations and the changes in financial position of SEi for the respective periods indicated. Except as disclosed in SEi Filings, the Unaudited SEi Financial Statements (i) are in accordance with the books and records of SEi in all material respects,
   (ii) subject to normal year end adjustments and the absence of fully footnoted disclosures, have been prepared in accordance with GAAP consistently applied throughout the period indicated, and (iii) subject to normal year end adjustments, fairly present in all material respects the financial position of SEi as of the date indicated and the results of operations and the changes in financial position of SEi for the period indicated.

        5.11 Undisclosed Liabilities. Except as disclosed in SEi Filings and except as set forth in Section 5.11 of the Disclosure Schedule, SEi is not subject to any liability or obligation of any kind or nature whatsoever, whether known, unknown, asserted, unasserted, absolute, accrued, contingent or otherwise, required by GAAP to be reflected or reserved against in a consolidated balance sheet of SEi, except (i) liabilities reflected or reserved against in the SEi Interim Balance Sheet, and (ii) liabilities incurred since September 29, 1996 in the ordinary course of business.

        5.12 Absence of Changes. Except as disclosed in the SEi Filings and except as disclosed in Section 5.12 of the Disclosure Schedule, since September 29, 1996, SEi has not suffered any Material Adverse Effect on SEi.

        5.13 Compliance with Laws. Except as disclosed in SEi Filings and except as set forth in Section 5.13 of the Disclosure Schedule, SEi has conducted its business so as to comply with, and is not in violation of, nor has it received any written notice claiming it is in violation of, any Legal Requirements applicable to SEi, or to its business or any of the property or assets of SEi, except to the extent that such non-compliance or violation has not and could not reasonably be expected to have a Material Adverse Effect on SEi. SEi has all material licenses, permits, certificates of occupancy and authorizations necessary to conduct its business.

        5.14 Environmental Matters. Except as disclosed in SEi Filings and except as set forth in Section 5.14 of the Disclosure Schedule:

             (a) the conduct of its business materially complies with, and SEi is not in violation in any material respect of, any applicable Environmental, Health and Safety Laws;

             (b) SEi has not received notification from any governmental authority of any violations of any Environmental, Health and Safety Laws nor are there any judicial or administrative writs, injunctions, decrees, orders or judgments outstanding or any lawsuits, claims, proceedings or, to the best knowledge of SEi, investigations pending or, to the best knowledge of SEi, any lawsuits, claims, proceedings or investigations threatened relating to the ownership, use, maintenance or operation of the conduct of SEi's business;

             (c) there are no and have been no environmental conditions (including, without limitation, the release or threatened release of Hazardous Substances) at any location which would give rise to any liability of SEi under any Environmental, Health and Safety Law which has had or could reasonably be expected to have a Material Adverse Effect on SEi;

             (d) without limiting the generality of the foregoing, SEi has not (i) received notification from the United States Environmental Protection Agency, or any state or local agency which serves a similar function, that it is a Potentially Responsible Party under the CERCLA or any analogous state or local law or theory for "removal," "remedial" or similar action at any site or (ii) received notification that it is liable for contribution for costs incurred by another Person in taking "removal," "remedial" or similar action at any site; and

             (e) SEi is not presently in material violation of any material permit required to be held by SEi by the Environmental, Health and Safety Laws for the conduct of SEi's business, and there is no proceeding pending or, to the best knowledge of SEi, threatened with respect to the revocation or limitation of any such permit.


                                   ARTICLE VI

                          COVENANTS PENDING THE CLOSING

        6.1 Certain Covenants of ISI Pending the Closing. Except as disclosed in Section 6.1 of the Disclosure Schedule, ISI covenants and agrees that, pending the Closing and prior to the termination of this Agreement, and except as otherwise agreed to herein or in writing by SEi and Newco:

             (a) ISI shall conduct its business solely in the ordinary course;

             (b) ISI shall not take any action, or intentionally omit to take any reasonable action, which would result in a breach of any of the representations and warranties of ISI hereunder in any material respect;

             (c) ISI shall continue to maintain and service the physical assets used by ISI in the conduct of its business consistent with past practices;

             (d) ISI shall use its reasonable best efforts to preserve the businesses and organization of ISI, to keep available the services of ISI's present employees and agents and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations in connection with ISI's business, all in accordance with past practices;

             (e) ISI shall use its reasonable best efforts to cause all of the conditions precedent to the Merger set forth in Article VIII hereof to be satisfied at or prior to the Closing and to obtain, prior to the Closing, all consents of all Persons necessary for the consummation of the transactions contemplated hereby;

             (f) ISI shall promptly disclose to SEi and Newco any information relating to the representations and warranties of ISI which, because of an event occurring after the date hereof, is incomplete or is no longer correct in any material respect;

             (g) ISI shall provide SEi's authorized officers, employees, counsel, accountants and other representatives with full access to, during normal business hours, all of the books and records of ISI, make available to representatives of SEi knowledgeable employees of ISI for reasonable periods of time to answer inquiries of such representatives with respect to SEi's investigation of ISI and permit such representatives of SEi to consult with the officers, employees, accountants, counsel and other representatives of ISI, provided that no such activities unreasonably interfere with the operation of ISI's business, and further provided that interviews with ISI employees shall be after notice thereof to Bill Gaughan or Jim Kenney;

             (h) ISI shall not grant to any Person a power of attorney or similar authority to act for ISI;

             (i) ISI shall not enter into any guarantee of the obligations of any Person;

             (j) ISI shall not amend its Articles or Certificate of Incorporation or Bylaws;

             (k) ISI shall not issue, deliver or sell (or authorize or propose the issuance, delivery or sale of) any shares of its capital stock of any class, or any securities convertible into, or any rights, warrants or options to acquire, any such shares;

             (l) ISI shall not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase or otherwise acquire any shares of its capital stock;

             (m) ISI shall not increase the compensation payable or to become payable to any officer, employee or agent of ISI other than in the ordinary course of ISI's business, nor make any bonus payment or arrangement to or with any officer, employee or agent of ISI other than in the ordinary course of ISI's business nor increase the benefits under nor make any amendment or modification to any Employee Benefit Plan;

             (n) ISI shall not sell, transfer, lease, abandon or otherwise dispose of (or commit to do so) or initiate or solicit any discussions concerning the sale, lease or other disposal of, any assets of ISI, except in the ordinary course of its business;

             (o) ISI shall not, without the consent of an officer of SEi, which consent shall not unreasonably be withheld, enter into any contract or commitment calling for payment to ISI of an aggregate amount of more than $75,000 which is not terminable by ISI on less than thirty (30) days' notice without penalty;

             (p) ISI shall not, without consent of an officer of SEi, which consent shall not unreasonably be withheld, enter into any contract or commitment calling for payment by ISI of an aggregate amount of more than $25,000 which is not terminable by ISI on less than thirty (30) days' notice without penalty;

             (q) ISI shall not incur any liabilities or subject its assets to any lien, security interest or other encumbrance, except in the ordinary course of its business;

             (r) ISI shall not cause, authorize or encourage the ESOP, or its related documentation (including any rules or procedures of the ESOP, ESOP Trustees or the ESOP's plan administrator), to be amended or in any way modified prior to Closing without the express written consent of SEi; and

             (s) ISI shall not enter into any agreement to do any of the actions prohibited in this Section.

        6.2 Certain Covenants of SEi and Newco Pending the Closing. SEi and Newco covenant and agree that, pending the Closing and prior to the termination of this Agreement, and except as otherwise agreed to in writing by ISI:

             (a) SEi and Newco shall not take or intentionally omit to take any action which would result in a breach of any of their representations and warranties hereunder in any material respect;

             (b) SEi and Newco shall use their reasonable best efforts to cause all of the conditions precedent to the Merger set forth in Article IX hereof to be satisfied at or prior to the Closing and to obtain, prior to the Closing, all consents of all Persons necessary for the consummation of the transactions contemplated hereby;

             (c) SEi and Newco shall promptly disclose to ISI any information relating to the representations and warranties of SEi and Newco hereunder which, because of an event occurring after the date hereof, is incomplete or is no longer correct in any material respect;

             (d) SEi and Newco shall provide ISI's officers, employees, counsel, accountants and other representatives with reasonable access to, during normal business hours, the books and records of SEi, make available to representatives of ISI knowledgeable employees of SEi for reasonable periods of time to answer inquiries of such representatives with respect to ISI's investigation of SEi and permit such representatives of ISI to consult with the officers, employees, accountants, counsel and other representatives of SEi, provided that no such activities unreasonably interfere with the operation of SEi's business; and

             (e) SEi will deliver to ISI true and complete copies of any and all other documents filed by SEi with the SEC after the date hereof and on or prior to the Closing Date (other than exhibits which SEi will make available upon request). At the date of filing with the SEC of any such other filed document, such document, taken as a whole and considered in the context of the SEi Filings and any other SEi filings with the SEC, will not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.


                                   ARTICLE VII

                                 OTHER COVENANTS

        7.1 Filings. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made, in accordance with all Legal Requirements applicable to such party, all required filings, submissions and notifications required by such Legal Requirements as necessary to consummate the transactions contemplated hereby and will use its reasonable efforts to take all other actions necessary to consummate the transactions contemplated hereby in accordance with applicable Legal Requirements. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing. Each party's filings with the relevant taxing authorities shall be consistent with the treatment of the Merger as a tax free reorganization under Section 368(a) of the Code.

        7.2 Announcements. Except as expressly otherwise provided in this Agreement, the parties will mutually agree as to the time, form and content before issuing any press releases or otherwise making any public statements or statements to third parties with respect to transactions contemplated hereby and shall not issue any press release or, except as necessary to perform their respective obligations hereunder, discuss the transactions contemplated hereby with any third party prior to reaching mutual agreement with respect thereto, except as may be required by applicable Legal Requirements. Notwithstanding the foregoing, in the event prior to the Closing any party hereto is required by applicable Legal Requirements or the rules of any stock exchange on which such party's securities are traded to make a statement with respect to the transactions contemplated herein, such party may make such statement and shall notify in writing the other parties hereto as to the time, form and content of such statement.

        7.3. Costs and Expenses; Termination Fee.

             (a) Except as otherwise provided in this Section 7.3, whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own costs and expenses (including legal fees and expenses) incurred in connection with due diligence reviews, the preparation, negotiation and execution of this Agreement (and all other agreements, certificates, instruments and documents delivered hereunder), and all other matters relating to the transactions contemplated hereby.

             (b) In the event (i) this Agreement is terminated by SEi or ISI in accordance with Section 10.1(b) hereof and (ii) at the time of such termination, the conditions set forth in Section 8.8 hereof are not satisfied, then ISI shall reimburse SEi and Newco, promptly upon demand therefor, for the SEi Merger Expenses. Such reimbursement shall be in addition to, and not in lieu of, any other rights or remedies available to SEi and Newco. Notwithstanding the foregoing, SEi shall not be entitled to reimbursement of expenses pursuant to this paragraph (b) if (i) this Agreement is terminated by SEi or ISI in accordance with Section 10.1(b) hereof, and (ii) the Registration Statement shall not have been declared effective at least fifteen (15) days prior to the date of such termination by SEi or ISI.

             (c) In the event ISI receives any bona fide offer or proposal for, or any indication of interest in, an Alternative Transaction and thereafter either of the following occurs:

                  (i) This Agreement is terminated under circumstances in which SEi is entitled to reimbursement of expenses pursuant to Section 7.3(b) hereof; or

                  (ii) ISI or SEi elects to terminate this Agreement in accordance with Section 10.1(d) hereof, then, in either case, ISI shall pay to SEi, promptly upon demand therefor, the Termination Fee. If this Agreement is terminated in the circumstances provided in this Section 7.3(c), then the Termination Fee will be liquidated damages to SEi for loss of its bargain hereunder and, notwithstanding Section 7.3(b) hereof, shall be SEi's sole and exclusive remedy in such event.

        7.4. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by a party hereto for such purposes or otherwise to consummate and give effect to the transactions contemplated hereby. If any consent or approval required for the consummation of the transactions contemplated hereby is not obtained prior to Closing, the parties hereto shall cooperate and attempt in good faith to obtain such consent or approval.

        7.5 Exclusive Dealing. During the period from the date of this Agreement to the Effective Time and except as expressly contemplated by this Section, ISI will not, nor will ISI permit any of its directors, officers, employees, representatives or agents to, directly or indirectly, solicit, initiate or participate in any negotiations with any Person other than SEi and Newco, and their respective representatives, agents and Affiliates, concerning any Alternative Transaction. ISI shall immediately notify SEi and Newco of any proposal or offer received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, ISI in respect of an Alternative Transaction and shall, in any such notice to SEi and Newco, indicate the terms and conditions of any proposals or offers or the nature of any requests, discussions or negotiations. Notwithstanding the foregoing, ISI shall not be obligated to perform its obligations set forth in the first sentence of this Section
   7.5 to the extent that the board of directors of ISI determines in good faith, after consultation with its legal and financial advisors, that the failure to engage in such activity would constitute a breach of the fiduciary duties of the directors, in their capacities as such, to the shareholders of ISI under applicable Legal Requirements.

        7.6  Accounting Matters; Publication of Financials.

             (a) The parties hereto agree that SEi intends to treat the Merger as a "pooling- of-interests" for financial accounting purposes as permitted under Accounting Principles Board (APB) Opinion No. 16. Each party hereto shall not take, and shall use its best efforts to cause its Affiliates not to take, from the date hereof through the Closing or at any time after the Closing, any action, or fail to take any required action, that would prevent the Merger from being properly accounted for as a "pooling-of-interests" in accordance with GAAP and all published rules, regulations and policies of the SEC.

             (b) The parties hereto agree that they intend for the transactions contemplated by this Agreement to constitute a tax-free reorganization under Section 368(a) of the Code. Each of the parties hereto shall not take, and shall use its best efforts to cause their respective Affiliates not to take, before or after the Closing, any action, or fail to take any required action, that would adversely affect the treatment of the Merger as a reorganization under Section 368(a) of the Code.

             (c)  In the event that the Closing is postponed pursuant to
   Section 2.9 hereof, SEi shall publish results covering at least 30 days of post-Merger combined operations of SEi and ISI as soon as reasonably practicable; provided, however, that SEi shall not be obligated to publish such results if the postponement (i) related to SEi's effort to account for the Merger as a "pooling-of-interest" and is as a result of any action by ISI or any of its Affiliates; or (ii) relates to the Registration Statement and is a result of any failure of ISI to comply with Section 7.7 hereof, or otherwise to use its best efforts to have the Registration Statement declared effective by February 13, 1997.

        7.7  Registration of ISI Merger Shares.

             (a) SEi shall promptly prepare and file with the SEC a registration statement under the Securities Act on the appropriate form with respect to the ISI Merger Shares (the "Registration Statement") and shall use its reasonable best efforts to cause the Registration Statement to be declared effective as promptly as reasonably practicable. SEi shall take any reasonable action required to be taken to comply with applicable state securities or "blue sky" laws in connection with the issuance of the ISI Merger Shares in the Merger. SEi shall also use its reasonable best efforts to cause the ISI Merger Shares to be approved for listing on NASDAQ, upon official notice of issuance, prior to the Closing Date. SEi shall pay all fees, disbursements and expenses in connection with the Registration Statement including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for SEi and expenses of complying with applicable securities or "blue sky" laws and listing of the shares on NASDAQ (collectively, "Securities Expenses").

             (b) ISI shall supply to SEi or Newco for inclusion in the Registration Statement such information as may be reasonably requested in connection with the preparation and filing of the Registration Statement. ISI shall not supply any information to SEi or Newco for inclusion in the Registration Statement that will, taken as a whole, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        7.8 Affiliate Agreements. ISI shall use its best efforts to cause each Person who is an Affiliate of ISI as of the Closing Date, including each Person listed on Section 4.4 of the Disclosure Schedule, to execute and deliver to SEi an Affiliate Agreement in the form attached hereto as Exhibit D (an "Affiliate Agreement") as soon as practicable and in any event at or prior to the Closing.

        7.9  Shareholders Meeting.

             (a) ISI shall cause a meeting of the ISI shareholders to be duly called and held as soon as reasonably practicable following the effectiveness of the Registration Statement for the purpose of voting on the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger and ISI's board of directors shall recommend approval and adoption of this Agreement, and the transactions contemplated hereby, including the Merger, by ISI's shareholders and shall not refrain from making such recommendation, or otherwise revoke, modify or qualify such recommendation, except and unless where the board of directors of ISI determines in good faith, after consultation with its legal and financial advisors, that to perform its obligations under this sentence would constitute a breach of the fiduciary duties of the directors, in their capacities as such, to the shareholders of ISI under applicable Legal Requirements. ISI shall otherwise comply with all Legal Requirements applicable to calling, holding and conducting such shareholders' meeting.

             (b) ISI shall promptly prepare a proxy statement (the "Proxy Statement") for such meeting in accordance with all applicable Legal Requirements. Except as otherwise mutually agreed, Proxy Statement shall be prepared in substantial compliance with the informational requirements of Schedule 14A of the Exchange Act and the rules and regulations promulgated thereunder to the same extent as if ISI were an Exchange Act reporting company. ISI shall not include in the Proxy Statement any information that, at the time of mailing the Proxy Statement to shareholders of ISI and at the time of such meeting of ISI shareholders, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

             (c) Neither SEi nor Newco shall supply any information to ISI for inclusion in the Proxy Statement that, taken as a whole, at the time of mailing the Proxy Statement to shareholders of ISI and at the time of such meeting of ISI shareholders, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement shall be, in form and substance, reasonably satisfactory to SEi and Newco.

             (d) ISI shall, as soon as reasonably practical following the effectiveness of the Registration Statement, mail the Proxy Statement to its shareholders and shall use its best efforts to solicit proxies from its shareholders.

        7.10 Employment Agreements.   ISI has entered into employment
   agreements with each of the Persons identified in Section 7.10 of the Disclosure Schedule and has delivered true and complete copies of each such employment agreement to SEi and Newco.

        7.11 Releases. At or before the Closing, SEi and ISI shall obtain a full release of the guarantees and the pledges of securities made by the employees or former employees of ISI listed in Section 7.11 of the Disclosure Schedule.

        7.12 Opinion of Accountants. ISI has received an opinion from its accountants, a copy of which has been delivered to SEi, to the effect that the business combination to be effected by the Merger would be properly accounted for as a "pooling-of-interests" in accordance with GAAP and all published rules, regulation and policies of the SEC. ISI shall use its reasonable best efforts to have such opinion updated and rendered on the Closing Date in a form reasonably acceptable to ISI and SEi.

        7.13 ISI Record Holders. ISI shall deliver to SEi at the Closing a complete and accurate list of the names and mailing address of each record holder of ISI Common Stock as of the Closing Date.

        7.14 Confidentiality.

             (a) The parties hereto acknowledge and agree that in connection with the negotiation, execution and performance of this Agreement and the Letter of Intent between SEi and ISI dated December 10, 1996, each of SEi and ISI has been or will be in a position to become acquainted with the other party's Confidential Information (as defined below). ISI and SEi agree that the Confidential Information of the other party is an integral and key part of its assets and that the unauthorized use or disclosure of such Confidential Information would seriously damage such party in its business.

             (b) Each of SEi and ISI agree that, unless acting with the prior written consent of the other party, it shall (i) keep the other party's Confidential Information confidential, (ii) refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidential nature of the other party's Confidential Information, (iii) not, directly or indirectly, use the Confidential Information of the other party for any reason or purpose other than evaluating the transactions contemplated hereby, negotiating the terms of this Agreement and performing its obligations hereunder and (iv) not, directly or indirectly, disclose, publish or otherwise reveal any aspect of the other party's Confidential Information to any Person except as required by law or pursuant to a court order; provided, however, that, prior to any such compelled disclosure, the party whose obligation it is to keep such information confidential shall have given the other party notice of the circumstances relating to such compelled disclosure and an opportunity to seek an appropriate protective order with respect thereto. Notwithstanding the foregoing, each of SEi and ISI may disclose the other party's Confidential Information to their respective officers, directors, employees and advisors who agree to act with respect to such Confidential Information in a manner consistent with this Section and who require such material for the purpose of evaluating the transactions contemplated hereby, negotiating the terms of this Agreement or performing its obligations hereunder.

             (c) As used herein, the term "Confidential Information" means, with respect to any Person, such Person's confidential, proprietary and privileged information relating to customer files, customer lists, price lists, sales methods and techniques, merchandising concepts and plans, business plans, sources of supply and vendors, business relationships with vendors, agents and brokers, promotional materials and information, financial matters, business combinations, personnel matters and processes, computer software and programs, database technologies and systems, designs, know how, inventions, formulas, ideas, plans, devices or materials and other similar matters which are confidential, proprietary or privileged. The parties agree that any information (i) which is or becomes available to the public through no act, omission or fault of, and absent any breach of a covenant or obligation hereunder by, the party whose obligation it is to keep such information confidential or (ii) which the party whose obligation it is to keep such information confidential may have received lawfully from any third party without restrictions as to disclosure thereof shall not constitute "Confidential Information."

             (d) For purposes of this Section only, the term "SEi" shall include all of its Affiliates, and the term "ISI" shall include all of its Affiliates.

        7.15 Loans. At the Closing, SEi shall pay, or shall cause the payment of, each of the loans to ISI identified in Section 7.15 of the Disclosure Schedule.

        7.16 Life Insurance. ISI maintains life insurance policies with respect to certain of its employees. ISI shall, upon the receipt by ISI on or before the Closing Date of a written request by any such employee, transfer to such employee all of ISI's right, title and interest in and to the life insurance policy maintained with respect to such employee, provided that, in consideration therefor, such employee pays to ISI, no later than the thirtieth (30th) day after the Closing Date, an aggregate amount equal to the cash surrender value of such policy as of the date of transfer to the employee.

        7.17 Termination of Shareholders' Agreements.   On or prior to the
   Closing Date, ISI shall take all necessary and appropriate actions to terminate each and all of the currently outstanding shareholders' agreements between ISI, on the one hand, and one or more of the ISI shareholders, on the other hand, such that as of the Effective Time, ISI shall have no contractual obligations to any of its shareholders in respect of or relating to ISI Common Stock, other than the distribution of the Exchange Fund in connection with the Merger.

                                  ARTICLE VIII

                  CONDITIONS TO THE OBLIGATION OF SEi AND NEWCO

        8. Conditions to the Obligation of SEi and Newco. The obligation of SEi and Newco to effect the Merger shall be subject to the satisfaction, at or before the Closing, of each of the following conditions:

        8.1 Truth of Representations and Warranties. The representations and warranties of ISI contained in this Agreement shall be true and correct on the date of this Agreement and, in all material respects, shall be true and correct on the Closing Date with the same effect as though such representations and warranties were made on and at such dates, except for changes expressly permitted or contemplated by this Agreement, and ISI shall have delivered to SEi and Newco on the Closing Date a certificate, dated the Closing Date, to such effect.

        8.2 Performance. Each and all of the agreements, obligations or conditions required by this Agreement to be performed or complied with by ISI at or before the Closing pursuant to the terms hereof shall have been duly performed or complied with in all material respects at or prior to the Closing, and ISI shall have delivered to SEi and Newco a certificate, dated the Closing Date, to such effect.

        8.3 No Material Adverse Effect. Except as disclosed in Section 4.11 of the Disclosure Schedule, since June 30, 1996, ISI has not suffered, and cannot reasonably be expected to suffer, any Material Adverse Effect.

        8.4 Closing Deliveries. ISI shall have furnished to SEi and Newco on the Closing Date the following:

             (a) a copy of the Articles of Incorporation and all amendments thereto and all foreign domestication documents of ISI, certified by the Secretary of State or other appropriate authority in each jurisdiction, together with certificates of existence or good standing, as the case may be, dated not more than fifteen (15) days prior to the Closing, for ISI in each applicable domestic and foreign jurisdiction;

             (b) a copy of the Bylaws of ISI, certified to be true, complete and in effect as of the Closing Date by the Secretary or Assistant Secretary of ISI;

             (c) a copy of the resolutions duly adopted by the board of directors authorizing the consummation of the transactions contemplated by this Agreement, certified to be true, complete and in effect as of the Closing Date by the Secretary or Assistant Secretary of ISI;

             (d) a copy of the resolutions duly adopted by the shareholders of ISI, authorizing the consummation of the transactions contemplated by this Agreement, certified to be true, complete and in effect as of the Closing Date by the Secretary or Assistant Secretary of ISI;

             (e) all requisite consents and approvals, in writing and in form and substance reasonably satisfactory to SEi and Newco, required to be set forth on Section 4.5 of the Disclosure Schedule;

             (f) the list, as of the Closing Date, of the names and mailing address of the record holders of ISI Common Stock; and

             (g) such opinions, assurances, certificates and documents relating to the consummation of the transactions herein contemplated as may be reasonably requested by SEi or Newco.

        8.5 Opinion of Counsel. SEi and Newco shall have received the legal opinion of Robinson, Bradshaw and Hinson, P.A. addressed to SEi and Newco and dated the Closing Date, substantially in the form attached hereto as Exhibit E.

        8.6 Absence of Litigation. No order of any court of competent jurisdiction shall have been entered and not withdrawn prohibiting consummation of the Merger, and no action or proceeding shall have been instituted or threatened before any court, governmental agency or regulatory body seeking to enjoin or modify or to obtain damages or a discovery order in respect of the Merger or any other transaction contemplated by this Agreement.

        8.7 Governmental Approvals. All necessary and appropriate governmental consents, approvals and filings, including those pursuant to the HSR Act shall have been obtained or made and all applicable waiting periods (including any extensions hereof) relating thereto shall have expired or otherwise terminated.

        8.8 ISI Shareholder Approval; Dissenting Shareholders. The Merger and the transactions contemplated by this Agreement shall have been duly approved by the shareholders of ISI in accordance with the NCBCA, with holders of no more than nine and one-half percent (9-1/2%) of the ISI Common Stock having (i) not voted their shares in favor of the Merger and (ii) delivered to ISI, prior to the vote on the Merger at the shareholders' meeting referred to in Section 7.9 hereof, written notice of such holders' intent to demand payment for their shares if the Merger is effectuated.

        8.9 Opinion of Accountants. SEi and Newco shall have received an opinion dated the Closing Date from their accountants in form reasonably satisfactory to SEi and Newco to the effect that the business combination to be effected by the Merger would be properly accounted for as a "pooling-of-interests" in accordance with GAAP and all published rules, regulations and policies of the SEC, and such opinion shall not have been withdrawn or modified in any material respect.

        8.10 Registration Statement; Listing. The Registration Statement shall have been declared effective and shall not be the subject of any stop order or proceeding seeking a stop order, and the ISI Merger Shares shall have been authorized for listing on the NASDAQ, upon official notice of issuance.

        8.11 Affiliate Agreements. Each Person who on the Closing Date is an Affiliate of ISI, including the Persons listed in Section 4.4 of the Disclosure Schedule, shall have executed and delivered an Affiliate Agreement to SEi, and all such Affiliate Agreements shall be in full force and effect.

        8.12 Tax Free Reorganization. SEi shall have received a legal opinion of reputable legal counsel addressed to SEi and dated the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, together with such certifications by shareholders and officers of ISI as may be reasonably required by such counsel in connection with its opinion.

        8.13 Fairness Opinion.   The ESOP Trustees shall have received the
   written opinion of Interstate/Johnson Lane to the effect that the consideration to be paid in the Merger to the ESOP as a shareholder of ISI in exchange for the ISI Common Stock of the ESOP is fair, from a financial point of view, to the ESOP as an ISI shareholder and such opinion shall not have been withdrawn or modified in any material respect.

                                   ARTICLE IX

   CONDITIONS TO THE OBLIGATION OF ISI

        9. Conditions to the Obligation. The obligation of ISI to effect the Merger shall be subject to the satisfaction, at or before the Closing, of each of the following conditions:

        9.1 Truth of Representations and Warranties. The representations and warranties of SEi and Newco contained in this Agreement shall be true and correct on the date of this Agreement and, in all material respects, shall be true and correct on the Closing Date with the same effect as though such representations and warranties were made on and at such dates, except for changes permitted or contemplated by this Agreement, and SEi and Newco shall deliver to ISI on the Closing Date a certificate, dated the Closing Date, to such effect.

        9.2 Performance. Each and all of the agreements, obligations or conditions required by this Agreement to be performed or complied with by SEi or Newco at or before the Closing pursuant to the terms hereof shall have been duly performed or complied with in all material respects at or prior to the Closing, and SEi and Newco shall have delivered to ISI on the Closing Date a certificate, dated the Closing Date, to such effect.

        9.3 Closing Deliveries. SEi and Newco shall furnish ISI on the Closing Date the following documents:

             (a) a copy of the Articles of Incorporation of Newco, certified by the Secretary of State of the State of North Carolina, together with a certificate of existence dated not more than fifteen (15) days prior to the Closing for Newco issued by the Secretary of State of the State of North Carolina;

             (b) a copy of the Articles of Incorporation of SEi, certified by the Secretary of State of the State of Florida, together with a certificate of good standing dated not more than fifteen (15) days prior to the Closing Date for SEi issued by the Secretary of State of the State of Florida.

             (c) a copy of the Bylaws of each of SEi and Newco certified to be true, complete and in effect as of the Closing Date by the Secretary or Assistant Secretary of SEi and Newco, respectively;

             (d) a copy of the resolutions duly adopted by the board of directors and sole shareholder of Newco, respectively, authorizing the consummation of the transactions contemplated by this Agreement, certified to be true, complete and in effect as of the Closing Date by the Secretary or Assistant Secretary of Newco; and

             (e) a copy of the resolutions duly adopted by the board of directors of SEi authorizing the consummation of the transactions contemplated by this Agreement, certified to be true, complete and in effect as of the Closing Date by the Secretary or Assistant Secretary of SEi.

        9.4  Opinion of Counsel.   ISI shall have received the legal opinion
   of one or more legal counsel of SEi addressed to ISI and dated the Closing Date, in the aggregate covering the legal opinions substantially in the form of opinion attached hereto as Exhibit F.

        9.5 Absence of Litigation. No order of any court of competent jurisdiction shall have been entered and not withdrawn prohibiting consummation of the Merger, and no action or proceeding shall have been instituted or threatened before any court, governmental agency or regulatory body seeking to enjoin or modify or to obtain damages or a discovery order in respect of the Merger or any other transaction contemplated by this Agreement.

        9.6  Governmental Approvals.   All necessary and appropriate
   governmental consents, approvals and filings, including those pursuant to the HSR Act shall have been obtained or made and applicable waiting periods (including any extensions hereof) relating thereto shall have expired or otherwise terminated.

        9.7 ISI Shareholder Approval. The Merger and the transactions contemplated by this Agreement shall have been duly approved by the shareholders of ISI in accordance with the NCBCA.

        9.8 Opinion of Accountants. ISI shall have received an opinion dated the Closing Date from ISI's accountants in form reasonably satisfactory to ISI and SEi the effect that the business combination to be effected by the Merger would be properly accounted for as a "pooling-of-interests" in accordance with GAAP and all published rules, regulations and policies of the SEC, and such opinion shall not have been withdrawn or modified in any material respect.

        9.9 Registration Statement; Listing. The Registration Statement shall have been declared effective and shall not be the subject of any stop order or proceeding seeking a stop order, and the ISI Merger Shares shall have been authorized for listing on the NASDAQ.

        9.10 Tax Free Reorganization. ISI shall have received a legal opinion of reputable legal counsel addressed to ISI and dated the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, together with such certifications by shareholders and officers of ISI as may be reasonably required by such counsel in connection with its opinion.

        9.11 Fairness Opinion.   The ESOP Trustees shall have received the
   written opinion of Interstate/Johnson Lane to the effect that the consideration to be paid in the Merger to the ESOP as a shareholder of ISI in exchange for the ISI Common Stock of the ESOP is fair, from a financial point of view, to the ESOP as an ISI shareholder and such opinion shall not have been withdrawn or modified in any material respects.

        9.12 No Material Adverse Effect. Since September 29, 1996, SEi has not suffered, and cannot reasonably be expected to suffer, any Material Adverse Effect.


                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

        10.1 Termination. Notwithstanding any other provision herein contained to the contrary, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date:

             (a)  By written consent of the parties hereto;

             (b) By SEi or ISI if the Merger shall not have been consummated on or before the Optional Termination Date;

             (c) By SEi or ISI if there shall have been a material breach by a non-terminating party of any of the non-terminating party's representations, warranties, covenants or agreements contained herein which is not reasonably curable;

             (d) By SEi or ISI if the board of directors of ISI shall have determined in good faith, after consultation with its legal and financial advisors, that the consummation of the transactions contemplated hereby would constitute a breach of the duties of the ISI directors, in their capacities as such, to the shareholders of ISI under applicable Legal Requirements; or

             (e) By SEi if the board of directors of ISI shall have determined in good faith, after consultation with its legal and financial advisors, that the failure to pursue an Alternative Transaction would constitute a breach of the duties of the ISI directors, in their capacities as such, to the shareholders of ISI under applicable Legal Requirements.

        10.2 Procedure and Effect of Termination. In the event of termination and abandonment of the Merger pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other parties hereto, and this Agreement shall be terminated and the Merger shall be abandoned without further action; provided, however, that Section 7.3 and
   Section 7.14 hereof shall survive such termination and abandonment indefinitely and any termination pursuant to Section 10.1 hereof shall not be deemed a waiver of any rights or remedies otherwise available under this Agreement, by operation of law or otherwise. In addition, in the event of any such termination or abandonment, (a) all filings, applications and other submissions made pursuant to Section 7.1 hereof or prior to the execution of this Agreement in contemplation thereof shall, to the extent practicable, be withdrawn from the agency or other Person to which made, and (b) all Confidential Information of any party hereto, and all copies thereof or notes taken in respect thereto, in the possession of another party or its representatives shall be returned to such other party or destroyed and a certificate of such return or destruction shall be delivered to the party whose Confidential Information has been so returned or destroyed.

                                   ARTICLE XI

                                  MISCELLANEOUS

        11.1 Prevailing Party. In the event of any dispute arising out of this Agreement, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees at trial and all appellate levels.

        11.2 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best knowledge of ISI or SEi, ISI and SEi each confirms that it has made reasonable inquiry under the circumstances as to the matters that are the subject of its representations and warranties.

        11.3 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of North Carolina.

        11.4 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

        11.5 Notices. All notices, requests, demands and other communications (collectively, "Notices") that are required or may be given under this Agreement shall be in writing. All Notices shall be deemed to have been duly given or made: if by hand, immediately upon delivery; if by telecopier or similar device, immediately upon sending, provided notice is sent on a Business Day during the hours of 9:00 a.m. and 5:00 p.m. E.S.T., or E.D.T., as the case may be, but if not, then immediately upon the beginning of the first Business Day after being sent; if by FedEx, Express Mail or any other reputable overnight delivery service, one day after being placed in the exclusive custody and control of said courier; and if mailed by certified mail, return receipt requested, five (5) Business Days after mailing. Notwithstanding the foregoing, with respect to any Notice given or made by telecopier or similar device, such Notice shall not be effective unless and until (i) the telecopier or similar device being used prints a written confirmation of the successful completion of such communication by the party sending the Notice, and (ii) a copy of such Notice is deposited in first class mail to the appropriate address for the party to whom the Notice is sent. In addition, notwithstanding the foregoing, a notice of a change of address by a party hereto shall not be effective until received by the party to whom such notice of a change of address is sent. All Notices are to be given or made to the parties at the following addresses (or to such other address as any party may designate by notice in accordance with the provisions of this section):

        If to SEi and Newco:     Sykes Enterprises, Incorporated
                                 100 N. Tampa Street
                                 Suite 3900
                                 Tampa, Florida  33602-5089
                                 Fax #:  (813) 273-0148
                                 Attn: Scott Bendert

        with a copy to:          Parker Poe Adams & Bernstein L.L.P.
                                 2600 Charlotte Plaza
                                 Charlotte, North Carolina  28244
                                 Fax #:  (704) 334-4706
                                 Attn: Roy L. Smart, Esq.

        If to ISI:               Info Systems of North Carolina, Inc.
                                 7500 E. Independence Boulevard
                                 Charlotte, North Carolina 28227
                                 Fax #:  (704) 567-8958
                                 Attn: William J. Gaughan

        with a copy to:          Robinson, Bradshaw and Hinson, P.A.
                                 1900 Independence Center
                                 101 North Tryon Street
                                 Charlotte, North Carolina  28246
                                 Fax #:  (704) 373-3912
                                 Attn:  Kent J. McCready, Esq.

        11.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

        11.7 Entire Agreement. This Agreement, including the Disclosure Schedule (which is hereby incorporated herein by reference) and the other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including, without limitation, the Letter of Intent dated December 10, 1997 between ISI and SEi.

        11.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        11.9 No Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

        11.10 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

        11.11 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto, at any time prior to the Effective Time with respect to any of the terms contained herein.

        11.12 Waiver of Compliance. Any term or provision of this Agreement may be waived, or the time for its performance may be extended by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement, if, as to any party, it is duly authorized in writing by such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other such breach.

        11.13 No Survival of Representations and Warranties. All of the representations and warranties made herein shall lapse and terminate at the Effective Time.

        IN WITNESS WHEREOF, each of the undersigned has executed this Agreement, or caused this Agreement to be executed in its name by its duly authorized officer, all as of the day and year first above written.

                                 SYKES ENTERPRISES, INCORPORATED


                                 By:
                                 Title:


                                 ISNC ACQUISITION CO.


                                 By:
                                 Title:


                                 INFO SYSTEMS OF NORTH CAROLINA, INC.


                                 By:
                                 Title:



                              DISCLOSURE SCHEDULES


   4.1       Foreign Qualifications
   4.2       Shareholders
   4.4       Affiliates
   4.5       Consents and Approvals
   4.7       Financial Statements
   4.8       Undisclosed Liabilities
   4.9       Taxes
   4.10(a)   Leased Real Property
   4.10(b)   Material Fixed Assets
   4.10(c)   Encumbrances; Condition of Assets
   4.11      Absence of Changes
   4.12(a)   Software Contracts
   4.12(b)   Intellectual Property
   4.12(c)   Intellectual Property Encumbrances
   4.12(d)   Intellectual Property Registrations
   4.12(e)   Software Copyrights
   4.12(f)   Violations of Trade Secret Program
   4.12(g)   Protection of Software and Technical Documentation
   4.12(h)   Protection of Software
   4.12(i)   Intellectual Property Claims
   4.12(j)   Technical Documentation
   4.12(k)   Software and Technical Documentation Rights
   4.12(l)   Software Contracts - End User Agreements
   4.13(a)   Leased Real Property
   4.13(b)   Leases of Personalty
   4.14(a)   Bank Accounts
   4.14(b)   Investments
   4.14(c)   Ownership of SEi Common Stock
   4.15(a)   Contracts
   4.15(b)   Defaults Under Contracts
   4.15(c)   Customer List
   4.16(a)   Related Transactions
   4.16(b)   Business Relationships
   4.17      Insurance
   4.18(a)   Compliance With Employment Laws
   4.19(a)   Employee Plans
   4.19(b)   Welfare Plans
   4.19(c)   Compliance with Laws
   4.19(d)   No Violations
   4.19(e)   Employee Benefit Plan Modifications
   4.19(h)   Multiemployer Plans
   4.19(i)   Claims
   4.19(j)   Leased Employees
   4.19(k)   Employee Plan Copies
   4.20      Litigation
   4.21      Compliance with Laws
   4.22      Environmental Matters
   4.22(d)   Environmental Permits
   4.25      Adequacy of Assets
   4.27      Accounts Receivable
   4.28      Brokers and Finders
   4.29      Restrictive Covenants
   4.30      Product Liabilities and Warranties
   5.4       Consents and Approvals
   5.5       Litigation
   5.11      Undisclosed Liabilities
   5.12      Absence of Changes
   5.13      Compliance with Laws
   5.14      Environmental Matters
   6.1       Conduct of ISI Business
   7.10      Employment Agreements
   7.11      Releases
   7.15      Loans by Shareholders

                                   APPENDIX B

                       TEXT OF CHAPTER 55, ARTICLE 13 OF
                     THE GENERAL STATUTES OF NORTH CAROLINA
                  CONCERNING RIGHTS OF DISSENTING SHAREHOLDERS

   Section 55-13-01. Definitions

   In this Article:

        (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

        (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

        (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (7) "Shareholder" means the record shareholder or the beneficial shareholder.

   Section 55-13-02. Right to dissent.

        (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-
              04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;
          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares.;
          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;
          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
              (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;
          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

   Section 55-13-03. Dissent by nominees and beneficial owners.

        (a) A record shareholder may assert dissenter's rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

        (b) A beneficial shareholder may assert dissenter's rights as to shares held on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenter's rights; and
          (2) He does so with respect to all shares of which he is the beneficial shareholder.

   Section 55-13-20. Notice of dissenter's rights.

        (a) If proposed corporate action creating dissenter's rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenter's rights under this Article and be accompanied by a copy of this Article.

        (b) If corporate action creating dissenter's rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenter's rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

        (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenter's rights under G.S. 55-13-02 unless he voted for such corporate action.

   Section 55-13-21. Notice of intent to demand payment.

        (a) If proposed corporate action creating dissenter's rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenter's rights:

          (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
          (2) Must not vote his shares in favor of the proposed action.

        (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

   Section 55-13-22. Dissenters' notice.

        (a) If proposed corporate action creating dissenter's rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

        (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
          (3) Supply a form for demanding payment;
          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and
          (5) Be accompanied by a copy of this Article.

   Section 55-13-23. Duty to demand payment.

        (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

        (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

   Section 55-13-24. Share restrictions.

        (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

        (b) The person for whom dissenter's rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

   Section 55-13-25. Offer of payment.

        (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment, and shall pay this amount to each dissenter who agrees in writing to accept it in full satisfaction of his demand.

        (b)  The offer of payment must be accompanied by:

          (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of offer of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;
          (2) A statement of the corporation's estimate of the fair value of the shares;
          (3) An explanation of how the interest was calculated;
          (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and
          (5) A copy of this Article.

   Section 55-13-26. Failure to take action.

        (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

   Section 55-13-27: Reserved for future codification purposes.

   Section 55-13-28. Procedure if shareholder dissatisfied with corporation's offer or failure to perform.

        (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate or reject the corporation's offer under G.S. 55-13-25 and demand payment of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;
          (2) The corporation fails to make payment to a dissenter who accepts the corporation's offer under G.S. 55-13-25 within 30 days after the dissenter's acceptance; or
          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation offered payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

   Section 55-13-30. Court action.

        (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the date of his payment demand under G.S. 55-13-28 and petition the court to determine the fair value of the shares and accrued interest. Upon service upon it of the petition filed with the court, the corporation shall pay to the dissenter the amount offered by the corporation under G.S. 55-13-25.

        (a) If the dissenter does not commence the proceeding within the 60-day period, the dissenter shall have an additional 30 days to either (i) accept in writing the amount offered by the corporation under G.S. 55-13-25, upon which the corporation shall pay such amount to the dissenter in full satisfaction of his demand, or (ii) withdraw his demand for payment and resume the status of a nondissenting shareholder. A dissenter who takes no action within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

        (b)  Reserved for future codification purposes.

        (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. However, in a proceeding by a dissenter in a public corporation, there is no right to a trial by jury.

        (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

   Section 55-13-31. Court costs and counsel fees.

        (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

        (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

          (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

        (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 20.  Indemnification of Officers and Directors.

        The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in right of the corporation, no indemnification may be made with respect to any matter as of which such director or officer shall have been adjudged liable, except in certain limited circumstances.

        The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, the Company may enter into Indemnification Agreements with its directors and executive officers in which the Registrant has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.

        The indemnification provided by the Florida Business Corporation Act and the Company's Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

        The Company may obtain a liability insurance policy for its directors and officers as permitted by the Florida Act which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

   Item 21.  Exhibits and Financial Statement Schedules.

        (a)  Exhibits.

        Exhibit
        Number    Exhibit Description

        2.1  -    Articles of Merger between Sykes Enterprises, Incorporated, a North Carolina corporation, and Sykes Enterprises,
                  Incorporated, a Florida corporation, dated March 1, 1996.
                  (1)

        2.2  -    Articles of Merger between Sykes Enterprises, Incorporated and Sykes Realty, Inc. (1)

        2.3  -    Stock Purchase Agreement dated July 1, 1996 among Sykes
                  Enterprises, Incorporated and Johan Holm, Arne Weinz and
                  Norhold Invest AB. (2)

        2.4  -    Stock Purchase Agreement dated August 30, 1996 among Sykes
                  Enterprises, Incorporated and Gordon H. Kraft. (3)

        2.5  -    Merger Agreement dated as of January 10, 1997 among Sykes
                  Enterprises, Incorporated, Info Systems of North Carolina,
                  Inc. and ISNC Acquisition Co. The schedules and Exhibit to this document are not being filed herewith. Sykes
                  Enterprises, Incorporated agrees to furnish supplementally a copy of such schedules to the Securities and Exchange
                  Commission upon request. (4)

        3.1  -    Articles of Incorporation of Sykes Enterprises,
                  Incorporated. (1)

        3.2  -    Bylaws of Sykes Enterprises, Incorporated, as amended. (1)

        4.1  -    Specimen certificate for the Common Stock of Sykes
                  Enterprises, Incorporated. (1)

        5.1  -    Opinion of Foley & Lardner regarding legality.*

        8.1  -    Opinion of Parker, Poe, Adams & Bernstein, L.L.P. regarding tax matters.

        8.2  -    Opinion of Robinson, Bradshaw & Hinson, P.A. regarding tax matters.

       10.1  -    Loan Agreement between NationsBank, N.A. and Sykes
                  Enterprises, Incorporated dated December 29, 1995. (1)

       10.2  -    Employment Agreement dated as of January 1, 1996 between
                  John H. Sykes and Sykes Enterprises, Incorporated. (1)

       10.3  -    Form of Employment Agreement between executive officers and
                  Sykes Enterprises, Incorporated. (1)

       10.4  -    Stock Option Agreement between Sykes Enterprises,
                  Incorporated and David E. Garner dated as of December 31,
                  1995. (1)

       10.5  -    1996 Employee Stock Option Plan. (1)

       10.6  -    1996 Non-Employee Director Stock Option Plan. (1)

       10.7  -    1996 Non-Employee Directors' Fee Plan. (1)

       10.8  -    Form of Split Dollar Plan Documents. (1)

       10.9  -    Form of Split Dollar Agreement. (1)

       10.10 - Form of Indemnity Agreement between directors and executive officers and Sykes Enterprises, Incorporated. (1)

       10.11 - Aircraft Lease Agreement between JHS Leasing of Tampa, Inc. as lessor and Sykes Enterprises, Incorporated as lessee, dated December 1, 1995. (1)

       10.12 - Single Tenant Property Lease Agreement between Sykes Investments as landlord and Sykes Enterprises, Incorporated as tenant dated October 31, 1989, for building in Charlotte, North Carolina. (1)

       10.13 - Tax Indemnification Agreement between Sykes Enterprises, Incorporated and John H. Sykes. (1)

       10.14 -    Consultant Agreement between Sykes Enterprises,
                  Incorporated and E.J. Milani Consulting Corp. dated April 1, 1996. (1)

       10.15 - Registration Rights Agreement among Sykes Enterprises, Incorporated and Johan Holm, Arne Weinz and Norhold Invest AB dated July 16, 1996. (2)

       10.16 - Registration Rights Agreement between Sykes Enterprises, Incorporated and Gordon H. Kraft dated August 30, 1996. (3)

       11.1  -    Statement re computation of per share earnings.*

       21.1  -    List of subsidiaries of Sykes Enterprises, Incorporated.*

       23.1  -    Consent of Foley & Lardner (included in Exhibit (5.1)).

       23.2  -    Consent of Coopers & Lybrand L.L.P.

       23.3  -    Consent of KPMG Peat Marwick L.L.P.

       23.4  -    Consent of Parker, Poe, Adams & Bernstein, L.L.P.*

       23.5  -    Consent of Robinson, Bradshaw & Hinson, P.A.*

       23.6  -    Consent of Interstate/Johnson Lane Corporation*

       24.1  -    Power of Attorney relating to subsequent amendments
                  (included on the signature page of this Registration
                  Statement).

       27.1  -    Financial Data Schedule (for SEC use only).(5)

       99.1  -    Form of Proxy.

       99.2  -    Form of Fairness Opinion of Interstate/Johnson Lane
                  Corporation.

   _______________

          * Previously filed.

   (1) Filed as the same numbered Exhibit to Registration No. 333-2324 and incorporated herein by reference.
   (2) Filed as an Exhibit to the Registrant's Form 8-K dated July 31, 1996 and incorporated herein by reference.
   (3) Filed as an Exhibit to the Registrant's Form 8-K dated September 16, 1996 and incorporated herein by reference.
   (4) Included as Appendix A to the Proxy Statement/Prospectus contained in this Registration Statement.
   (5) Pursuant to Item 601(c)(ii) of Regulation S-K, Registrant is not required to file a Financial Data Schedule as an exhibit to this Registration Statement because the financial statements of Registrant included in this Registration Statement previously have been filed in (i) Registrant's Form S-1 Registration Statement (Registration No. 333-12517), and (ii) Registrant's Form 10-Q for the quarter ended June 30, 1996.

             (b) Financial Statement Schedules

             Report of Independent Auditors

             Schedule II - Valuation and Qualifying Accounts

   Item 22.  Undertakings.

             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned issuer hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the issuer pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the issuer is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Section 210.3-19 at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or
   Section 210.3-19 if such financial statements and information are contained in the periodic reports filed with or furnished to the Commission by the issuer pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

             The undersigned issuer hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

             The undersigned issuer hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

             The undersigned issuer hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

             The undersigned issuer undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, and State of Florida, on this fourth day of March, 1997.

                                 SYKES ENTERPRISES, INCORPORATED



                                 By:  /s/ John H. Sykes
                                      John H. Sykes, Chairman of the Board,
                                       President and Chief Executive Officer



             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Scott Bendert and John Crites and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

           Signature                  Title                      Date



    /s/ John H. Sykes           Chairman of the Board,      March 4, 1997
    John H. Sykes               President, Chief Executive
                                Officer and Director
                                (Principal Executive
                                Officer)


    /s/ Scott J. Bendert        Vice President-Finance,     March 4, 1997
    Scott J. Bendert            Chief Financial Officer
                                and Treasurer (Principal
                                Financial and Accounting
                                Officer)


    /s/ David E. Garner                   Director          March 4, 1997
    David E. Garner



    /s/ John D. Gannett, Jr.              Director          March 4, 1997
    John D. Gannett, Jr.



    /s/ Furman P. Bodenheimer, Jr.        Director          March 4, 1997
    Furman P. Bodenheimer, Jr.


    /s/ H. Parks Helms                    Director          March 4, 1997
    H. Parks Helms


    /s/ Gordon H. Loetz                   Director          March 4, 1997
    Gordon H. Loetz


    /s/ Ernest J. Milani                  Director          March 4, 1997
    Ernest J. Milani


    /s/ R. James Stroker                  Director          March 4, 1997
    R. James Stroker

                        REPORT OF INDEPENDENT ACCOUNTANTS


   To the Board of Directors
     of Sykes Enterprises, Incorporated

               In connection with our audits of the consolidated financial statements of Sykes Enterprises, Incorporated, as of December 31, 1994 and 1995 and for the years ended July 31, 1993 and 1994, the five months ended December 31, 1994, and the year ended December 31, 1995, which consolidated financial statements are included in the Form S-4 Registration Statement, we have also audited the financial statement schedule listed in Item 21 herein.

               In our opinion, these consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present, fairly, in all material respects, the information required to be included therein.


   COOPERS & LYBRAND L.L.P.


   Tampa, Florida
   September 16, 1996

                         SYKES ENTERPRISES, INCORPORATED

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                       Years Ended July 31, 1993 and 1994,
            the Five Months Ended December 31, 1994, and the Year Ended
                               December 31, 1995


                                         Additional
                                          Charge to
                             Beginning    Cost and     Deductions    Ending
                              Balance     Expenses         (1)      Balance

    Year ended July 31,
     1993
      Allowance for
       doubtful accounts  .  $236,780     $133,843     $144,946     $225,677

    Year ended July 31,
     1994
      Allowance for
       doubtful accounts  .   225,677       24,776           --      250,453

    Five months ended
     December 31, 1994
      Allowance for
       doubtful accounts  .   250,453       36,871       94,928      192,396

    Year ended December 31,
     1995
      Allowance for
       doubtful accounts  .   192,396      132,572      120,571      204,397


   __________________________

   (1)  Write-offs and recoveries

                                  EXHIBIT INDEX


   Exhibit
   Number                      Exhibit Description


     2.1 - Articles of Merger between Sykes Enterprises, Incorporated, a North Carolina corporation, and Sykes Enterprises, Incorporated, a Florida corporation, dated March 1, 1996. (1)

     2.2 - Articles of Merger between Sykes Enterprises, Incorporated and Sykes Realty, Inc. (1)

     2.3 - Stock Purchase Agreement dated July 1, 1996 among Sykes Enterprises, Incorporated and Johan Holm, Arne Weinz and Norhold Invest AB. (2)

     2.4 - Stock Purchase Agreement dated August 30, 1996 among Sykes Enterprises, Incorporated and Gordon H. Kraft. (3)

     2.5 - Merger Agreement dated as of January 10, 1997 among Sykes Enterprises, Incorporated, Info Systems of North Carolina, Inc. and ISNC Acquisition Co. The schedules and Exhibit to this document are not being filed herewith. Sykes Enterprises, Incorporated agrees to furnish supplementally a copy of such schedules to the Securities and Exchange Commission upon request. (4)

     3.1 -   Articles of Incorporation of Sykes Enterprises, Incorporated.
             (1)

     3.2 -   Bylaws of Sykes Enterprises, Incorporated, as amended. (1)

     4.1 - Specimen certificate for the Common Stock of Sykes Enterprises, Incorporated. (1)

     5.1 -   Opinion of Foley & Lardner regarding legality.*

     8.1 - Opinion of Parker, Poe, Adams & Bernstein, L.L.P. regarding tax matters.

     8.2 - Opinion of Robinson, Bradshaw & Hinson, P.A. regarding tax matters.

    10.1 - Loan Agreement between NationsBank, N.A. and Sykes Enterprises, Incorporated dated December 29, 1995. (1)

    10.2 - Employment Agreement dated as of January 1, 1996 between John H. Sykes and Sykes Enterprises, Incorporated. (1)

    10.3 - Form of Employment Agreement between executive officers and Sykes Enterprises, Incorporated. (1)

    10.4 - Stock Option Agreement between Sykes Enterprises, Incorporated and David E. Garner dated as of December 31, 1995. (1)

    10.5 -   1996 Employee Stock Option Plan. (1)

    10.6 -   1996 Non-Employee Director Stock Option Plan. (1)

    10.7 -   1996 Non-Employee Directors' Fee Plan. (1)

    10.8 -   Form of Split Dollar Plan Documents. (1)

    10.9 -   Form of Split Dollar Agreement. (1)

   10.10 - Form of Indemnity Agreement between directors and executive officers and Sykes Enterprises, Incorporated. (1)

   10.11 - Aircraft Lease Agreement between JHS Leasing of Tampa, Inc. as lessor and Sykes Enterprises, Incorporated as lessee, dated December 1, 1995. (1)

   10.12 - Single Tenant Property Lease Agreement between Sykes Investments as landlord and Sykes Enterprises, Incorporated as tenant dated October 31, 1989, for building in Charlotte, North Carolina. (1)

   10.13 - Tax Indemnification Agreement between Sykes Enterprises, Incorporated and John H. Sykes. (1)

   10.14 - Consultant Agreement between Sykes Enterprises, Incorporated and E.J. Milani Consulting Corp. dated April 1, 1996. (1)

   10.15 - Registration Rights Agreement among Sykes Enterprises, Incorporated and Johan Holm, Arne Weinz and Norhold Invest AB dated July 16, 1996. (2)

   10.16 - Registration Rights Agreement between Sykes Enterprises, Incorporated and Gordon H. Kraft dated August 30, 1996. (3)

   11.1 -    Statement re computation of per share earnings.*

   21.1 -    List of subsidiaries of Sykes Enterprises, Incorporated.*

   23.1 -    Consent of Foley & Lardner (included in Exhibit (5.1)).

   23.2 -    Consent of Coopers & Lybrand L.L.P.

   23.3 -    Consent of KPMG Peat Marwick L.L.P.

   23.4 -    Consent of Parker, Poe, Adams & Bernstein, L.L.P.*

   23.5 -    Consent of Robinson, Bradshaw & Hinson, P.A.*

   23.6 -    Consent of Interstate/Johnson Lane Corporation*

   24.1 - Power of Attorney relating to subsequent amendments (included on the signature page of this Registration Statement).

   27.1 -    Financial Data Schedule (for SEC use only). (5)

   99.1 -    Form of Proxy.

   99.2 -    Form of Fairness Opinion of Interstate/Johnson Lane Corporation.

   _______________

        *  Previously filed

   (1) Filed as the same numbered Exhibit to Registration No. 333-2324 and incorporated herein by reference.
   (2) Filed as an Exhibit to the Registrant's Form 8-K dated July 31, 1996 and incorporated herein by reference.
   (3) Filed as an Exhibit to the Registrant's Form 8-K dated September 16, 1996 and incorporated herein by reference.
   (4) Included as Appendix A to the Proxy Statement/Prospectus contained in this Registration Statement.
   (5) Pursuant to Item 601(c)(ii) of Regulation S-K, Registrant is not required to file a Financial Data Schedule as an exhibit to this Registration Statement because the financial statements of Registrant included in this Registration Statement previously have been filed in (i) Registrant's Form S-1 Registration Statement (Registration No. 333-12517), and (ii) Registrant's Form 10-Q for the quarter ended June 30, 1996.